Exhibit 99.1
Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
                    , 2023
Dear Danaher Corporation Stockholder:
On September 14, 2022, we announced our intention to separate our Environmental & Applied Solutions businesses to create a separate, publicly traded company, which will occur by means of a spin-off of 80.1% of the outstanding shares of common stock of a newly formed company named Veralto Corporation (“Veralto”) to Danaher stockholders. We believe that the spin-off will position Danaher and Veralto to further grow their respective businesses and enhance long-term value for all of our stockholders, customers and associates. We further believe that Veralto can be more effective as a stand-alone company, with greater focus on both organic growth and inorganic investment opportunities. The principles of the Danaher Business System will remain the foundation of both companies.
Veralto will have outstanding brands and market-leading positions in a broad range of water quality and product quality and innovation related instruments, consumables, software and services. It will be comprised of the businesses included in Danaher’s existing Environmental & Applied Solutions segment, which consists of Danaher’s existing Water Quality and Product Quality & Innovation (previously referred to as Product Identification) businesses. As a stand-alone entity, Veralto will be better positioned to accelerate its growth trajectory, drive margin expansion, and pursue acquisition opportunities. We believe that the separation will support an even more attractive earnings profile for Veralto going forward.
Following the spin-off, Danaher will continue to hold leading positions in areas of biotechnology, life sciences and diagnostics that are exposed to favorable secular and structural growth trends. These positions are comprised of leading brands that share common characteristics including: a high percentage of recurring revenue, an attractive growth and margin profile, and, predominantly, a direct to end customer commercial strategy. Danaher will be well positioned to grow organically, improve profitability, and deploy capital to generate substantial earnings growth.
The spin-off will provide current Danaher stockholders with ownership interests in both Danaher and Veralto, and will be in the form of a pro rata distribution of 80.1% of the outstanding shares of Veralto common stock to holders of Danaher common stock. Each Danaher stockholder will receive [●] share[s] of Veralto common stock for every [●] share[s] of Danaher common stock held at the close of business on [●], 2023, the record date for the distribution. You do not need to take any action to receive shares of Veralto common stock to which you are entitled as a Danaher stockholder. You do not need to pay any consideration or surrender or exchange your shares of Danaher common stock to participate in the spin-off.
The distribution is intended to be tax-free to Danaher stockholders for U.S. federal income tax purposes, except for any cash received by stockholders in lieu of fractional shares. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.
I encourage you to read the attached information statement, which is being provided to all Danaher stockholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about Veralto.
We believe that the spin-off is a positive step for Danaher and Veralto and is in the best interests of Danaher and its stockholders. We remain committed to working on your behalf to continue to build long-term stockholder value.

Sincerely,

Rainer M. Blair
President and Chief Executive Officer
Danaher Corporation

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
                    , 2023
Dear Future Veralto Stockholder:
I am excited for you to get to know our business and look forward to welcoming you as a stockholder of Veralto Corporation (“Veralto”) when we become a separate publicly traded company. We plan to list Veralto on the New York Stock Exchange under the ticker symbol “VLTO”. Veralto is a leader in public health and safety with an attractive operating profile and a proven business system designed to create long-term shareholder value. This strong foundation was born from our rich heritage at Danaher, and we are committed to honoring our legacy of growth, innovation, and continuous improvement by carrying forward the principles of the Danaher Business System as we transition to the Veralto Enterprise System (“VES”).
Veralto stands for our commitment to the highest levels of excellence in pursuit of our unifying purpose: Safeguarding the World’s Most Vital ResourcesTM. We are committed to the advancement of public health and safety and believe we are well positioned to help address some of the world’s most challenging environmental and sustainability issues.
Veralto is comprised of long-established operating companies with leading brands focused on solving global challenges, including water quality, water scarcity, food safety, and labor shortages in our served industries. The breadth of our product offering is complemented by technical applications expertise, digital capabilities, and customer service; all of which help support our customers’ objectives to reduce operating costs, minimize their environmental impact, and support consumer health and safety.
Strong secular trends continue to shape the industries in which we participate and provide opportunities for future growth. These trends include increasing regulatory standards for drinking water and wastewater discharge, growing global demand for safe and affordable water, continued pressure for product safety, along with a heightened focused on sustainability. Given Veralto's history of helping customers navigate significant regulatory, sustainability and product safety challenges, we believe we are well positioned to capitalize on these secular trends.
Veralto’s leadership team is diverse, talented and experienced and includes a balance of Danaher veterans and external hires with public company experience. Our team of 16,000 associates is data driven and results oriented with a growth and continuous improvement mindset. We strive to create and sustain a culture of empowerment and accountability where our associates feel a sense of belonging in an inclusive workplace that is challenging, rewarding and offers the ability to make meaningful, enduring contributions to humanity.
As a separate publicly traded company we see significant opportunities to create future value by executing against three strategic imperatives:
1.Safeguarding the world’s most vital resourcesTM: We seek to have a positive, enduring impact by supporting public health and safety, delivering quality and reliability, and fostering trust and innovation. We believe our performance track record combined with regulatory, environmental and sustainability secular growth drivers position Veralto to play a leading role in helping ensure the vitality of everyday life.
2.Drive operational excellence through the application of VES: Our operating businesses have leveraged DBS (known as VES at Veralto) to continuously improve their operational and financial results across our business for over 20 years. VES is paramount to our results-oriented, growth, innovation, and continuous improvement mindset. In the spirit of continuous improvement, we intend to tailor VES to our culture and portfolio of operating companies to maximize its impact across our enterprise.
3.Execute strategic, disciplined capital allocation: We intend to re-invest the substantial free cash flow we expect from our operations, after taking into account any dividends and debt servicing payments, toward organic growth initiatives and acquisitions that strategically expand the offerings of our businesses and help us address new and emerging challenges impacting our customers.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
I personally invite you to learn more about Veralto by reading the attached information statement. Our team looks forward to earning your trust as we focus on delivering results through customer-inspired ingenuity and continuous improvement that leaves an enduring impact.

Sincerely,

Jennifer L. Honeycutt
President & Chief Executive Officer
Veralto Corporation

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.
PRELIMINARY AND SUBJECT TO COMPLETION, DATED JUNE 30, 2023
INFORMATION STATEMENT
Veralto Corporation
____________
This information statement is being furnished in connection with the distribution by Danaher Corporation (“Danaher”) to its stockholders of 80.1% of the outstanding shares of common stock of Veralto Corporation, a wholly owned subsidiary of Danaher that will hold, directly or indirectly, substantially all of the assets and liabilities associated with Danaher’s existing Environmental & Applied Solutions segment (consisting of Danaher’s existing Water Quality and Product Identification businesses) (“Veralto”). To implement the distribution, Danaher will distribute 80.1% of the shares of Veralto common stock on a pro rata basis to the Danaher stockholders.
For every [●] share[s] of Danaher common stock held of record by you as of the close of business on [●], 2023, the record date for the distribution, you will receive [●] share[s] of Veralto common stock. You will receive cash in lieu of any fractional shares of Veralto common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Danaher common stock “regular-way” after the record date and before the distribution, you also will be selling your right to receive shares of Veralto common stock in connection with the separation. Veralto expects the shares of Veralto common stock to be distributed by Danaher on [●], 2023. We refer to the date of the distribution of the shares of Veralto common stock as the “distribution date.”
The distribution is expected to be tax-free to Danaher stockholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.
No vote of Danaher stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Danaher a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Danaher common stock or take any other action to receive your shares of Veralto common stock.
There is no current trading market for Veralto common stock, although Veralto expects that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and Veralto expects “regular-way” trading of Veralto common stock to begin on the first trading day following the distribution. Veralto has applied to have its common stock authorized for listing on the New York Stock Exchange (the “NYSE”) under the symbol “VLTO.” Following the distribution, Danaher will continue to trade on the NYSE under the symbol “DHR.”
____________
In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 17.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
____________
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is [●], 2023.
A notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to Danaher stockholders on or about [●], 2023. This information statement will be mailed to Danaher’s stockholders who previously elected to receive a paper copy of Danaher’s materials.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Presentation of Information
Unless the context otherwise requires, (i) references in this information statement to “Veralto,” the “Company,” “we,” “us” and “our” refer to Veralto Corporation, a Delaware corporation, and its consolidated subsidiaries after giving effect to the separation, (ii) references in this information statement to the “Environmental & Applied Solutions businesses,” “Water Quality and Product Quality & Innovation businesses” or the Company’s historical business and operations refer to the business and operations of Danaher’s Environmental & Applied Solutions segment (consisting of Danaher’s Water Quality and Product Identification businesses) that will be transferred to the Company in connection with the separation and distribution and (iii) references in this information statement to “Danaher” and “Parent” refer to Danaher Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.
In connection with the separation and distribution, we will enter into a series of transactions with Danaher pursuant to which Danaher will transfer substantially all of the assets and liabilities of its Environmental & Applied Solutions segment to us in exchange for shares of our common stock and a Cash Distribution (as defined herein). As used herein, (i) the “separation” refers to the separation of the Environmental & Applied Solutions businesses from Danaher and the creation of a separate company holding the Environmental & Applied Solutions businesses and (ii) the “distribution” refers to the distribution of 80.1% of the shares of Veralto common stock owned by Danaher to Danaher stockholders as of the record date. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Veralto assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Market, Industry and Other Data
Unless otherwise indicated, information contained in this information statement concerning Veralto’s industry and the markets in which Veralto operates, including its general expectations and market position, market opportunity and market share, is based on information from third-party sources and management estimates. Veralto’s management estimates are derived from publicly available information, Veralto’s knowledge of its industry and assumptions based on such information and knowledge, which Veralto believes to be reasonable. Veralto’s management estimates have not been verified by any independent source. In addition, assumptions and estimates of Veralto and its industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from Veralto’s assumptions and estimates. For additional information, please refer to “Cautionary Statement Concerning Forward-Looking Statements.”
Trademarks, Trade Names and Service Marks
The name and mark, Veralto, and other trademarks, trade names and service marks of the Company appearing in this information statement are Veralto’s property or, as applicable, licensed to Veralto, or, as applicable, are the property of Danaher. The name and mark, Danaher, and other trademarks, trade names and service marks of Danaher appearing in this information statement are the property of Danaher. This information statement also contains additional trade names, trademarks and service marks belonging to other companies. Veralto does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Veralto by, these other parties.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Veralto and why is Danaher separating Veralto’s businesses and distributing Veralto common stock?
Veralto, which is currently a wholly owned subsidiary of Danaher, was formed to hold Danaher’s Environmental & Applied Solutions businesses. The separation of Veralto from Danaher and the distribution of Veralto common stock are intended to provide you with equity investments in two separate, publicly traded companies that will be able to focus on each of their respective business strategies. Danaher and Veralto believe that the separation will result in enhanced long-term performance of each business for the reasons discussed in “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?
Danaher is delivering this document to you because you are a holder of Danaher common stock. If you are a holder of Danaher common stock as of the close of business on [●], 2023, the record date for the distribution, you will be entitled to receive [●] share[s] of Veralto common stock for every [●] share[s] of Danaher common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Danaher and your investment in Veralto after the separation.

How will the separation of Veralto from Danaher work?
To accomplish the separation, Danaher will distribute 80.1% of the outstanding shares of Veralto common stock to Danaher stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares.

Why is the separation of Veralto structured as a distribution?
Danaher believes that a distribution of shares of Veralto common stock to Danaher stockholders that is tax-free for U.S. federal income tax purposes is an efficient way to separate the Environmental & Applied Solutions businesses in a manner that will create long-term value for Danaher and its stockholders.

What is the record date for the distribution?	The record date for the distribution will be [●], 2023.

When will the distribution occur?
It is expected that 80.1% of the shares of Veralto common stock will be distributed by Danaher on [●], 2023, to holders of record of Danaher common stock at the close of business on [●], 2023, the record date for the distribution.

i

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

What do stockholders need to do to participate in the distribution?
Stockholders of Danaher as of the record date for the distribution will not be required to take any action to receive Veralto common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Danaher common stock or take any other action to receive your shares of Veralto common stock. Please do not send in your Danaher stock certificates. The distribution will not affect the number of outstanding Danaher shares or any rights of Danaher stockholders, although it will affect the market value of each outstanding share of Danaher common stock.

How will shares of Veralto common stock be issued?
You will receive shares of Veralto common stock through the same or substantially similar channels that you currently use to hold or trade shares of Danaher common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of shares of Veralto common stock will be documented for you in substantially the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.

If you own shares of Danaher common stock as of the close of business on the record date for the distribution, including shares owned in certificate form, Danaher, with the assistance of Computershare Trust Company, N.A. (“Computershare”), the settlement and distribution agent, will electronically distribute shares of Veralto common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Veralto common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Veralto common stock will I receive in the distribution?
Danaher will distribute to you [●] share[s] of Veralto common stock for every [●] share[s] of Danaher common stock held by you as of the record date for the distribution. Based on approximately [●] shares of Danaher common stock outstanding as of [●], 2023, assuming a distribution of 80.1% of the shares of Veralto common stock and applying the distribution ratio (without accounting for cash to be distributed in lieu of fractional shares), Veralto expects that a total of approximately [●] shares of Veralto common stock will be distributed to Danaher’s stockholders. For additional information on the distribution, please refer to “The Separation and Distribution.”

Will Veralto issue fractional shares of its common stock in the distribution?
No. Veralto will not issue fractional shares of its common stock in the distribution. Fractional shares that Danaher stockholders would otherwise have been entitled to receive will be aggregated into whole shares and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders for U.S. federal income tax purposes as described in “U.S. Federal Income Tax Considerations.”

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

What are the conditions to the distribution?	The distribution is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Danaher in its sole discretion) of the following conditions:

•the transfer of assets and liabilities to Veralto in accordance with the separation and distribution agreement by and between Danaher and Veralto (the “separation agreement”) will have been completed, other than any assets and liabilities intended to transfer after the distribution;
•Danaher will have received (i) a private letter ruling from the IRS with respect to certain aspects of the anticipated non-taxable nature of the transactions (the “Ruling”) and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, regarding the qualification of the distribution and certain related transactions as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);
•the making of a cash distribution of approximately $[●] (the “Cash Distribution”) from Veralto to Danaher as partial consideration for the contribution of assets to Danaher by Veralto in connection with the separation;
•the U.S. Securities and Exchange Commission (the “SEC”) will have declared effective the registration statement on Form 10 of which this information statement forms a part, no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order will be pending before or threatened by the SEC, and this information statement will have been distributed to Danaher stockholders;
•all registrations, consents and filings required under applicable U.S. federal, U.S. state or other securities laws will have been received or made;
•no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;
•the Danaher board of directors will have declared the distribution and approved all related transactions (and such declaration or approval will not have been withdrawn);
•the agreements relating to the separation will have been duly executed and delivered by the parties to those agreements;
•the shares of Veralto common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;
•the financing described under “Description of Certain Indebtedness” will have been completed; and
•no other event or development will have occurred or exist that, in the judgment of Danaher’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

Danaher and Veralto cannot assure you that any or all of these conditions will be met, or that the distribution will be consummated even if all of these conditions are met. Danaher can decline at any time to go forward with the distribution. In addition, each of these conditions may be waived by Danaher (to the extent permitted by applicable law). The fourth, fifth, sixth and seventh conditions listed above may not be waived pursuant to applicable law. If the distribution is completed and the Danaher board of directors waived any such condition, such waiver could have a material adverse effect on Veralto’s business and financial statements, the trading price of Veralto’s common stock, or the ability of Veralto stockholders to sell their shares after the distribution, including, without limitation, as a result of illiquid trading due to the failure of Veralto common stock to be accepted for listing. If Danaher elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, Danaher has informed us that it would issue a press release publicly announcing any such decision. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation and distribution?
The completion and timing of the separation and distribution are dependent upon a number of conditions. It is expected that the shares of Veralto common stock will be distributed by Danaher at 12:01 a.m., Eastern time, on [●], 2023 to the holders of record of shares of Danaher common stock at the close of business on [●], 2023, the record date for the distribution. However, no assurance can be provided as to the timing of the separation or that all conditions to the distribution will be met.

Can Danaher decide to cancel the distribution of Veralto common stock even if all the conditions have been met?
Yes. The distribution is subject to the satisfaction or waiver (to the extent permitted by applicable law) of certain conditions. See “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, Danaher has the right to terminate or modify the distribution, even if all of the conditions are satisfied.

What if I want to sell my Danaher common stock or my Veralto common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of Danaher stock?
Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in Danaher common stock: a “regular-way” market and an “ex-distribution” market. Shares of Danaher common stock that trade in the “regular-way” market will trade with an entitlement to shares of Veralto common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Veralto common stock distributed pursuant to the distribution.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

If you decide to sell any shares of Danaher common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Danaher common stock with or without your entitlement to Veralto common stock pursuant to the distribution.

Where will I be able to trade shares of Veralto common stock?
Veralto intends to apply to list its common stock on the NYSE under the symbol “VLTO.” Veralto anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date and that “regular-way” trading in Veralto common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Veralto common stock up to the distribution date, but your transaction will not settle until after the distribution date. Veralto cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of Danaher common stock?	Danaher common stock will continue to trade on the NYSE after the distribution under the symbol “DHR.”

Will the number of shares of Danaher common stock that I own change as a result of the distribution?	No. The number of shares of Danaher common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my Danaher shares?
Yes. As a result of the distribution, Danaher expects the trading price of shares of Danaher common stock immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the Environmental & Applied Solutions businesses held by Veralto. There can be no assurance that the aggregate market value of the Danaher common stock and the Veralto common stock following the separation will be higher or lower than the market value of Danaher common stock if the separation did not occur. This means, for example, that the combined trading prices of one share of Danaher common stock and [●] shares of Veralto common stock after the distribution (representing the number of shares of Veralto common stock to be received per every one share of Danaher common stock in the distribution) may be equal to, greater than or less than the trading price of one share of Danaher common stock before the distribution.

What are the U.S. federal income tax consequences of the separation and the distribution?
Assuming that the distribution, together with certain related transactions, qualifies as a transaction that is tax-free to Danaher and Danaher’s stockholders, for U.S. federal income tax purposes, under Sections 368(a)(1)(D) and 355 of the Code, Danaher stockholders will not recognize any gain or loss, for U.S. federal income tax purposes (except with respect to any cash received in lieu of fractional shares) or to include any amount in their income, upon the receipt of shares of Veralto’s common stock pursuant to the distribution.

v

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

See “U.S. Federal Income Tax Considerations” for further information regarding the potential U.S. federal income tax considerations to Danaher stockholders of the distribution, together with certain related transactions. You should consult your tax advisor as to the particular tax consequences of the separation and distribution to you.

How will I determine my tax basis in the shares I receive in the distribution?
Assuming that the distribution is tax-free to Danaher stockholders, except for cash received in lieu of fractional shares, for U.S. federal income tax purposes, your aggregate basis in the common shares that you hold in Danaher and the new Veralto common stock received in the distribution (including any fractional share interest in Veralto common stock for which cash is received) immediately following the distribution will equal the aggregate basis in the shares of Danaher common stock held by you immediately before the distribution, allocated between your Danaher common stock and the Veralto common stock (including any fractional share interest in Veralto common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date.

You should consult your tax advisor about the particular tax consequences of the separation and distribution to you, including the application of the tax basis allocation rules and the application of state, local and foreign tax laws.

What will Veralto’s relationship be with Danaher following the separation?
Veralto expects to enter into a separation and distribution agreement with Danaher to effect the separation and provide a framework for Veralto’s relationship with Danaher after the separation and to enter into certain other agreements, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement and a Danaher Business System (“DBS”) license agreement and a stockholder’s and registration rights agreement. These agreements will govern the separation between Veralto and Danaher of the assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) of Danaher and its subsidiaries attributable to periods prior to, at and after Veralto’s separation from Danaher and will govern certain relationships between Veralto and Danaher after the separation. For additional information regarding the separation agreement and other transaction agreements, see “Risk Factors—Risks Related to the Separation and our Relationship With Danaher” and “Certain Relationships and Related Person Transactions.”

What does Danaher intend to do with any shares of Veralto common stock it retains?
Danaher plans to dispose of all of the Veralto common stock that it retains after the distribution, including through (i) one or more subsequent exchanges of Veralto common stock for Danaher debt held by one or more investment banks, (ii) distributions of Veralto common stock to Danaher stockholders as dividends or in exchange for outstanding shares of Danaher common stock and/or (iii) one or more public offerings or private sales, in each case, within the 12-month period following the distribution. Any shares not disposed of by Danaher during such 12-month period will be sold or otherwise disposed of by Danaher consistent with the business reasons for the retention, but in no event later than five years after the distribution.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

Who will manage Veralto after the separation?
Veralto benefits from having in place a management team with an extensive background in the industries in which our Water Quality and Product Quality & Innovation businesses operate. Led by Jennifer L. Honeycutt, who will be Veralto’s President and Chief Executive Officer after the separation, Veralto’s management team possesses deep knowledge of, and extensive experience in, its industry. For more information regarding Veralto’s management, see “Management.”

Are there risks associated with owning Veralto common stock?
Yes. Ownership of Veralto common stock is subject to both general and specific risks, including those relating to Veralto’s businesses, the industries in which it operates, its ongoing contractual relationships with Danaher after the separation and its status as a separate, publicly traded company. Ownership of Veralto common stock is also subject to risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 17. You are encouraged to read that section carefully.

Does Veralto plan to pay dividends?
We have not yet determined the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the board of directors of Veralto (the “Board”). The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, legal requirements and other factors that our Board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends. Please refer to “Dividend Policy.”

What will govern my rights as a Veralto stockholder?
Your rights as a Veralto stockholder will be governed by Delaware law, as well as our amended and restated certificate of incorporation and our amended and restated bylaws. Except with respect to (i) the plurality voting standard for the election of directors, (ii) classified board, (iii) removal of directors, (iv) requirement of stockholder supermajority vote to amend certain provisions of the certificate of incorporation and the bylaws, (v) stockholder’s right to call special meetings, (vi) stockholder action by written consent, (vii) exculpation of officers (in addition to directors) from personal liability for breaches of the fiduciary duty of care other than claims brought by or in the name of Veralto, and (viii) exclusive forum with respect to Securities Act claims, at the time of the distribution, we expect that there will be no other material differences in stockholder rights between Danaher common stock and Veralto common stock. For additional details regarding the Veralto common stock and Veralto stockholder rights, please refer to “Description of Veralto’s Capital Stock.”

Will Veralto incur any indebtedness prior to or at the time of the distribution?
Yes. Veralto anticipates having certain indebtedness upon completion of the separation. For more information, please refer to the sections entitled “Description of Certain Indebtedness” and “Risk Factors—Risks Related to Veralto’s Business.”

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

Who will be the distribution agent, transfer agent, registrar and information agent for the Veralto common stock?	The distribution agent, transfer agent and registrar for the Veralto common stock will be Computershare. For questions relating to the transfer or mechanics of the distribution, you should contact:

Computershare Trust Company, N.A. P.O. Box 43010 Providence, RI 02940-3010 United States 888-909-9922

If your shares are held by a bank, broker or other nominee, you may call the information agent for the distribution, Computershare, toll-free at 888-909-9922.

Where can I find more information about Danaher and Veralto?
Before the distribution, if you have any questions relating to Danaher’s business performance, you should contact:
Danaher Corporation
2200 Pennsylvania Ave. N.W., Suite 800W
Washington, D.C., 20037-1701
Attention: Investor Relations
After the distribution, Veralto stockholders who have any questions relating to Veralto’s business performance should contact Veralto at:
Veralto Corporation
1500 Mittel Blvd.
Wood Dale, Illinois 60191
Attention: Investor Relations
We maintain an Internet website at www.veralto.com. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
INFORMATION STATEMENT SUMMARY
This summary highlights information included elsewhere in this information statement and does not contain all of the information that may be important to you. You should read this entire information statement carefully, including the sections entitled “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements,” “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Combined Financial Statements and the notes thereto (the “Combined Financial Statements”).
Our Company
Veralto’s unifying purpose is Safeguarding the World’s Most Vital Resources. Our diverse group of leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. We are committed to the advancement of public health and safety and believe we are positioned to support our customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events, food and pharmaceutical security, and the impact of an aging workforce. For decades, we have used our scientific expertise and innovative technologies to address complex challenges our customers face across regulated industries – including municipal utilities, food and beverage, pharmaceutical and industrials – where the consequence of failure is high. Through our core offerings in water analytics, water treatment, marking and coding, and packaging and color, customers look to our solutions to help ensure the safety, quality, efficiency and reliability of their products, processes and people globally. Upon the separation, Veralto will be headquartered in Waltham, Massachusetts with a workforce of approximately 16,000 associates strategically located in more than 45 countries.
Veralto operates through two segments – Water Quality (“WQ”) and Product Quality & Innovation (“PQI”). Our businesses within these segments have strong globally recognized brands as a result of our leadership in served markets over several decades. Through WQ, we improve the quality and reliability of water through leading brands including Hach, Trojan Technologies and ChemTreat. Through PQI, we promote consumer trust in products and help enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone. We believe our leading positions result from the strength of our commercial organizations, our legacy of innovation, and our close and long-term connectivity to our customers and knowledge of their workflows, underpinned by our culture of continuous improvement. This has resulted in a large installed base of instruments that drive ongoing consumables and software sales to support our customers. As a result, our business generates recurring sales which represented approximately 59% of total sales during the year ended December 31, 2022. Our business model also supports a strong margin profile with limited capital expenditure requirements and has generated attractive cash flows. We believe these attributes allow us to deliver financial performance that is resilient across economic cycles.
We also believe that Veralto’s history with the Danaher Business System (“DBS”) provides the Company with a strong foundation for competitive differentiation. DBS is a business management system that consists of a philosophy, processes and tools that guide what Danaher does and measure how well Danaher executes, grounded in a culture of continuous improvement. The DBS processes and tools are organized around the areas of Lean, Growth and Leadership, and are rooted in foundational tools known as the DBS Fundamentals, which are relevant to every associate and business function. The DBS Fundamentals are focused on core competencies such as using visual representations of processes to identify inefficiencies, defining and solving problems in a structured way, and continuously improving processes to drive consistent execution.
Members of the team that will serve as Veralto management have served as Danaher leaders and have been integral to the evolution of DBS. For example, Veralto’s President and Chief Executive Officer has practiced and championed DBS in multiple operating companies across multiple geographies and industries since 1999 and has contributed meaningfully to the evolution of DBS over that period. Veralto’s Senior Vice President, Water Quality previously led the Danaher Business System Office, which bears central responsibility for stewardship of the DBS processes and tools and development of DBS practitioners who support the operating companies and train business leaders in the application of DBS. Many of the other Danaher associates who will become Veralto senior leaders have years of experience practicing DBS and deploying it in their particular businesses and functions.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Danaher will license to Veralto the DBS tools and processes as they exist at the separation. Following the separation, Veralto will use and evolve those tools and processes as the Veralto Enterprise System (“VES”). We expect to use VES tools to improve our profitability and cash flows, which support our ability to expand our addressable market and improve our market position through investments in areas such as our commercial organization and research and development (“R&D”), including software and digital solutions. Our cash flows also support acquisitions to enhance our product capabilities and expansion into new and attractive markets, which we have successfully done through the acquisition of approximately 80 businesses over more than two decades.
Our two segments are described below:
Our Water Quality segment provides one of the most comprehensive portfolios of water analytics and differentiated water treatment solutions that enable the reliable delivery of safe drinking water by public and private utilities - from source water to the consumer and back into the water cycle. In addition, we help improve the efficiency of processes and production operations of our customers and ensure that their wastewater discharge meets regulatory standards and corporate targets. Under our Hach, ChemTreat, Trojan Technologies and other globally recognized WQ brands, we provide proprietary precision instrumentation and advanced water treatment technologies that our customers rely on to measure, analyze and treat the world’s water in residential, commercial, municipal, industrial, research and natural resource applications. In addition to instrumentation, our suite of water solutions includes elements used on a recurring basis such as chemical reagents, services and digital solutions. Together, these offerings help promote the quality and reliability of water and optimize our customers’ operations, decision making and regulatory compliance activities.
WQ focuses on what management believes are the most attractive sub-segments of the water value chain helping our customers address some of their most pressing and complex challenges, such as water scarcity, water safety, severe weather events and management of precious natural resources. Our businesses have been at the forefront of delivering breakthrough innovations to our customers. For example, Hach has been a leading player in the field of turbidity testing for over 60 years, pioneering the first regulated method used and introducing multiple new generations of instruments and related products. Today, we have one of the most complete portfolios of solutions allowing our customers to test the broadest range of analytical parameters and the ability to harness their data across installed assets. Increasingly, our customers leverage our digital solutions to support regulatory compliance, automate workflows and allow for remote operations and predictive capabilities to address new challenges posed by changing regulations and an aging and less experienced workforce.
Our key WQ brands provide solutions that our customers rely upon to manage critical operations involving water.
•Hach, the best known of our global brands in the WQ segment, recognized for simple and reliable tests, offers analytical measurement instruments, digital solutions and related consumables that test water quality; it serves over 125,000 customers, including small community water utilities, large public and private water

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
utilities and industrial customers and helps to ensure safe water for more than 3.4 billion people every day - approximately 40% of the global population.
•ChemTreat associates work alongside industrial customers to understand their water challenges and tailor chemical treatment plans and dosing protocols to help optimize customers’ water usage and maximize reuse; our solutions helped customers save over 80 billion gallons of water in 2022.
•Trojan Technologies offers UV and membrane filtration systems for water disinfection and contaminant removal; our systems treat and support the recycling of 12 trillion gallons of water annually and in turn help to improve access to clean water for more than 250 million people every day.
Our Product Quality & Innovation segment provides a broad set of solutions for brand owners and consumer packaged goods companies that enable speed to market as well as traceability and quality control of their products. Our solutions play a central role in helping our customers ensure the quality and safety of their products and build trust with consumers. Under our Videojet, Esko, Linx, X-Rite, Pantone and other globally recognized PQI brands, we provide marking and coding, and packaging and color instrumentation and related consumables. Our customers across consumer, pharmaceutical and industrial sectors utilize our offerings to bring products to market, mark packaging in compliance with industry and regulatory standards and convey the safety of products to customers. Our solutions also enable the effective execution of product recalls, thereby helping to mitigate public health risks. Our software solutions are designed to address higher-value, design-oriented portions of the packaging management value chain, such as digital asset management (“DAM”), marketing resource management (“MRM”) and product information management (“PIM”), that help our customers maximize efficiency of operations while generating an attractive source of recurring sales for us. We estimate that a majority of the top 25 global consumer packaged goods (“CPG”) brands (based on 2022 revenues) and a majority of the top 20 pharmaceutical brands (based on 2022 revenues) use PQI’s solutions, enabling confidence and trust in the brands and products consumers use daily.
Our PQI brands provide brand owners and consumer packaged goods companies with essential solutions that improve their ability to develop, maintain and ensure authenticity of their brands.
•Videojet, our largest operating company within PQI, and Linx offer technologies that mark and code packaged goods and related consumables. Videojet is a leading provider of inline printing solutions for products and packaging with marking and coding systems used by many of the top global consumer brands. Our solutions help ensure transparency, safety, authenticity, tracking and traceability of more than 10 billion codes printed around the world daily.
•Esko facilitates the creation of new packaging designs through design software and imaging systems. Esko’s offerings are used by over 25,000 established and emerging brands and their suppliers in over 140 countries.
•X-Rite serves over 13,000 brands across 140 countries by providing color management solutions that measure the quality and consistency of color and appearance on printed packages and consumer and industrial products.
•Pantone is the preeminent color standard in the design industry leveraged by more than 10 million designers, marketers and others in the creative community, not only to ensure color standardization but also to understand the impact of color on consumers.
In 2022, Veralto generated $4.9 billion in sales derived from a business mix that is highly diversified by geography and end-market. Our business model is highly resilient with approximately 59% of our sales derived from consumables (e.g., reagents, inks and process chemicals), spare parts, services (e.g., maintenance and inspection), and software (including Software-as-a-Service, or “SaaS”, and term-based licenses). We serve a broad range of customers spanning the municipal, industrial, food & beverage (“F&B”) and CPG end markets, many of which are highly regulated. We generated 46% of our 2022 sales from North America, 22% from Western Europe, 3% from other developed markets and 29% from high-growth markets. We define other developed markets as Japan, Australia and New Zealand. We define high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure, which encompass all markets

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
outside of the developed markets and consist of Eastern Europe, the Middle East, Africa, Latin America and Asia Pacific (with the exception of Japan, Australia and New Zealand). Our strategic investments in these markets have scaled our presence in high-growth markets to approximately 5,000 associates with 10 local manufacturing facilities.
Sales Diversification for the Year Ended December 31, 2022
Our History
Veralto was established over the past 25 years through strategic acquisitions in attractive and highly regulated markets. These strategic acquisitions, combined with the application of DBS and investment in innovation and commercial resources, have resulted in compounded sales and earnings growth. In turn, Veralto has grown from approximately $770 million in sales in 2002 to $4.9 billion in sales in 2022 with an operating profit margin of 23%.
Danaher’s acquisition of Hach Company in 1999 solidified our foundation in the attractive water analytics sub-segment of the water industry. We successfully applied DBS to expand our commercial opportunity and bring innovative new products to market, while also optimizing costs to enhance our margin profile. As part of an effort to expand the strategic scope of WQ beyond water measurement, we added water treatment capabilities by acquiring Trojan Technologies in 2004 and ChemTreat in 2007. In addition to approximately 50 acquisitions, we have continued to expand the scope of our leading brands technically and geographically through organic investments in commercial resources and new product innovations, transforming our WQ segment from approximately $485 million in sales in 2002 to $2.9 billion in sales in 2022 with an operating profit margin of 23%.
We entered the product quality and innovation industry through the acquisition of Videojet in 2002. Under Danaher’s ownership, Videojet applied DBS to enhance its profit margins and sales growth through operational improvements, strengthened commercial execution and speed of innovation. Since then, we have expanded the business through acquisitions, most notably EskoArtwork in 2011 and X-Rite in 2012. In total, we have acquired and integrated approximately 30 businesses over the past 20 years, transforming our PQI segment from approximately $285 million in sales in 2002 to approximately $2.0 billion in sales in 2022 with an operating profit margin of 25%.
The history of WQ and PQI charts the evolution of DBS, a cornerstone of our culture and source of our competitive advantage. DBS, and now VES, is a set of tools at the core of our operating model centered around improving commercial execution, product innovation, operations and talent acquisition and management. As long-

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
time practitioners of VES (and its predecessor, DBS), the Veralto team will continue to use these tools to better understand and address the technical problems of the markets we serve and our customers’ evolving needs.
We have made strategic acquisitions in both WQ and PQI to add digital and software capabilities to address our customers’ evolving digitization requirements and offer more comprehensive workflow solutions. Within WQ, a combination of acquisitions of software capabilities together with Hach’s organic development of its Claros software platform, accelerated our ability to streamline workflows across our customers’ enterprises, improving data management, remote operations, asset utilization and maintenance and regulatory compliance reporting. Within PQI, a major milestone was the acquisition of EskoArtwork. Subsequent additional investments have enhanced Esko’s scope to encompass modern cloud-based SaaS offerings, tools which automate and connect the packaging development and production workflows, and systems which accelerate the go-to-market processes for brand owners and consumer packaged goods companies. These enhanced and expanded digital capabilities enable us to better serve and support our customers through solutions that are integrated throughout the customers’ value chain – design to consumer – and by allowing them to leverage data in real time to help maximize up-time and optimize production.
Industry Overview
Water Quality Industry Overview
The global water quality industry is large and growing given the criticality of water management and conservation and the increasingly stringent regulation around water safety. Product and service solutions offered in this industry help customers accurately measure and treat water across a range of parameters, drive water management efficiencies, ensure compliance with regulatory requirements and meet their environmental and sustainability goals.
Management estimates that the global water industry generated over $800 billion in sales during 2022, which includes all aspects of the water value chain. However, Veralto has strategically selected what management believes are some of the most attractive segments of this industry to participate in based on opportunities for growth and our ability to help our customers manage their greatest challenges, such as water scarcity, water safety, severe weather events and management of precious natural resources. Currently, the segments of the water quality industry we participate in include measurement (including environmental testing) and water and wastewater treatment. Geographically, North America and Europe are the most mature regions and we believe high-growth markets present an attractive opportunity given the relative scarcity of drinking water, the rising need for the treatment of sewage and drainage water and increasing regulatory compliance requirements.
We believe continued growth in the global water quality industry will be driven by a variety of factors that we are well positioned to benefit from, including:
•Increasing global demand for safe and affordable water
•Increasing government funding to support water and wastewater infrastructure
•Increasing threats to water access from growing scarcity and frequency of severe weather events
•The need to upgrade and optimize wastewater treatment facilities to cope with rising costs, energy demands and increasing capacity challenges
•Increasing regulatory standards and reporting requirements for drinking water supply and wastewater discharge
•Growing need to detect and destroy emerging water contaminants that are increasingly impacting public health
•Heightened focus on achieving environmental targets and the sustainable use of resources by the public and private sectors

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•Increasing adoption of digitization and demand for automation-based platforms and predictive capabilities by the industry driven by an aging and less experienced workforce and increased compliance requirements
•Growing demand for environmental resource conservation and renewable energy
Product Quality & Innovation Industry Overview
The product quality and innovation industry spans the full design, color, packaging, and marking and coding value chain. Product and service solutions offered in this industry seek to help customers streamline workflows, reduce time to market of new products, and ensure traceability of products throughout the supply chain — from manufacturer to distributor to retailer. The industry is broad and rapidly changing with the adoption of new technologies that digitize customers’ design and operational workflows and help optimize the supply chain.
The segments of the product quality and innovation industry we currently participate in include marking and coding (e.g., lot, date, and bar codes applied at filling plants and stored for supply chain tracking) and packaging and color (e.g., front-end packaging strategy, design, artwork preparation and packaging printing). PQI focuses on the broader horizontal workflow addressing needs across the entire product quality and innovation industry.
We believe continued growth in the global product quality and innovation industry will be driven by a variety of factors that we are well positioned to benefit from, including:
•Increasing regulation and consumer pressure on brands to help ensure product safety and transparency
•Growing regulatory pressure and customer priorities to minimize the environmental impact of packaging
•Labor shortages and the need for greater speed to market driving adoption of digitization, automation, and connected devices
•Changes in brand strategies and the proliferation of smaller brands, leading to faster packaging cycles and more frequent press runs
•Growing need to centralize and control product code management to improve efficiency and product security
Our Competitive Strengths
We believe Veralto has significant competitive strengths driven by our company culture with VES tools at its core and our leadership position across key market segments and geographies. Some of our key competitive strengths are:
•Strategically Positioned with Leading Brands and Technologies in the Most Attractive Parts of our Industries. Many of our operating companies have been leaders in their respective markets for decades and have built strong brand recognition and competitive positions. Our historic focus on product innovation has resulted in differentiated solutions that solve critical customer needs. Moreover, we expect our leading brands and competitive positions will drive future consumable and aftermarket opportunities.
•Global Presence and Reach. We operate globally, with diverse sales channels, manufacturing operations and product development capabilities that help us competitively address local requirements. We have experienced management teams located in key geographies around the world, providing a strong local presence and a deep understanding of our customers’ workflows, needs and challenges. This customer intimacy is reflected in the fact that 75% of Veralto’s sales in 2022 were direct sales to customers.
•Uniquely Positioned to Address Customers’ Regulatory and Sustainability Priorities. We have a long history of helping customers navigate regulatory changes, address sustainability priorities and ensure the safety of consumer products. For instance, our WQ chemical treatment solutions help customers save water and reduce energy consumption and PQI’s package design and pallet optimization software helps customers reduce energy and packaging material consumption and waste. More broadly, several of our

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
businesses help customers understand the impact of climate change and support the advancement of renewable energies, such as solar and wind.
•Superior Execution and Customer Impact Through the Application of VES. Our operating businesses have leveraged DBS to continuously improve operational and financial results across the business for over 20 years. DBS, which will be known as VES under Veralto, supports commercial execution, product innovation, operations and talent acquisition and management. Our use of VES to continuously refine our processes also contributes to our effectiveness in supporting our customers as they seek to optimize their own operations and achieve their ESG objectives. We believe that our ability to use VES to improve across these dimensions will increase customer satisfaction and help us maintain and grow our competitive advantage.
•Leading Track Record of Innovation and Customer-Centric Solutions. Management believes our decades of experience and our customer-centric approach has allowed us to develop high levels of technical know-how, process expertise, and customer intimacy. We leveraged these abilities to innovate solutions to address challenges faced by our customers. For example, in our Hach business, automatic samplers and digitally enabled instrumentation combined with Hach’s Claros SaaS offerings help municipal and industrial water operators optimize their processes, remotely operate, monitor and maintain equipment, comply with regulations, and analyze data to facilitate predictive operations. In our Esko business, our workflow software helps to simplify packaging design for users, reduce the design process timeline and associated labor costs and maximize yield from production runs.
•Durable Business Model with High Recurring Sales. Our businesses typically sell low-cost, high value-add systems that generate attractive aftermarket revenue through the sale of consumables (e.g., chemicals, reagents), spare parts, software and services used in the ongoing operation of our installed systems. Many of our products were launched to help customers comply with new regulations, resulting in sustainable positions in complex workflows with multiple stakeholders. Our business model drives recurring sales which represented approximately 59% of total sales for the year ended December 31, 2022, reducing volatility and cyclicality across our business portfolio. Our businesses are primarily exposed to customers’ operating expense budgets rather than capital expenditure budgets and given the operationally essential nature of our solutions in customers’ workflows, our businesses have a track record of resilient performance across economic cycles.
•Attractive Margins and Cash Flow Profile. We believe our products provide high value, differentiated solutions for customers’ critical workflows, which has helped us achieve attractive operating profit margins. Additionally, VES helps us drive efficiency in our cost structure promoting strong profitability and cash flows from operations. These factors, along with our modest capital expenditure requirements, help us deliver a high free cash flow to net income conversion ratio.
•Experienced Management Team with Extensive Danaher and Sector Experience. Our management team includes long-tenured leaders from Danaher with a proven track record of applying DBS, and now VES, to execute our strategic and operational goals. Our executive officer team has extensive water and product quality and innovation industry experience. Under their leadership, we believe we have positioned our business for organic and inorganic growth and diversified our sales globally.
Our Business Strategy
Our strategy is to maximize stockholder value and advance public health and safety through several key initiatives:
•Sustainable Competitive Advantage Through Innovation and Customer Applications Expertise. We believe our businesses are leaders in attractive segments of the markets they serve, which are generally characterized by significant growth and relative profitability. Our focus on customers’ needs and our associates’ application expertise has guided our innovation, and in turn has helped us maintain and grow our industry position, particularly in areas of public health and safety, resource management, and environmental sustainability. In many end markets, we believe we are a leader in the evolution of

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
technology – for example, the development of enabled and connected instruments, and software-driven products and business models. As our customers face increasingly complex challenges that extend beyond their operations into their enterprises and communities, we seek opportunities to address those challenges with innovative solutions that integrate into existing workflows.
•Drive Operational Excellence Through the Application of VES. VES has helped us deliver what we believe is above market core sales growth and operating profit margins. We will continue to evolve VES to drive continuous improvement in our processes around commercial execution, product innovation, operational improvements, and talent acquisition and management. We believe this focus on operational excellence and understanding customer needs has underpinned our long-term track record of growth and long-term, recurring customer relationships.
•Redeploy Our Free Cash Flow to Grow and Improve Our Businesses. We intend to re-invest the substantial free cash flow we expect from our operations, after taking into account any dividends and debt servicing payments, toward organic growth initiatives and acquisitions that strategically expand the offerings of our businesses and help us address new and emerging challenges impacting our customers. We have identified several attractive areas for investment across our businesses, including R&D, facility improvement and expansion, and organic market expansion. We believe that our management team has considerable skill and experience deploying capital to drive growth, improve our leadership positioning and maximize stockholder value.
•Growth Through Acquisitions. As demonstrated through approximately 80 acquisitions completed as part of Danaher, we have developed an effective acquisition playbook to complement our core organic growth strategy. We plan to build upon our track record of success in acquiring and effectively integrating acquisitions with solutions that expand our capabilities to help customers and communities advance public health and safety. In addition to target identification, target cultivation and transaction execution, our M&A playbook supports the efficient on-boarding of acquisitions. Longer term, we expect the application of VES at acquired businesses to facilitate improved sales growth, profitability and cash flows. Our plan to continue to build upon our track record of success in targeting and effectively integrating acquisitions is an important aspect of our growth strategy. We believe that our free cash flow from operations and leverage profile will enable us to grow through acquisitions after giving effect to any dividend payments and debt servicing obligations.
•Leverage and Expand Our Global Business Presence. Approximately 54% of our sales are generated outside North America, and we have significant operations around the world in key geographic markets. We expect this reach to facilitate our entry into new markets as we leverage existing sales channels, our familiarity with local customer needs and regulations, and the experience of our locally based management teams. We expect to continue prioritizing the development of localized solutions for high-growth markets with local manufacturing and product development capabilities.
•Attract and Retain Talent. We believe that our team of talented associates, united by a customer-centric approach, commitment to advance public health and safety and common culture of employing VES in pursuit of continuous improvement, allows us to maintain a significant competitive advantage. We seek to continue to attract, develop and retain world-class leaders and associates globally and to drive their engagement with our customers and broader workforce. We intend to closely align individual incentives to the objectives of the Company and its stockholders.
The Separation and Distribution
On September 14, 2022, Danaher announced its intention to separate its Environmental & Applied Solutions businesses from the remainder of its businesses.
It is expected that the Danaher board of directors will approve the distribution of 80.1% of Veralto’s issued and outstanding shares of common stock on the basis of [●] share[s] of Veralto common stock for every [●] share[s] of Danaher common stock held as of the close of business on [●], 2023, the record date for the distribution. Danaher has submitted a request for a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that, among

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
other things, the distribution and certain related transactions will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code, or the Code (the “Ruling”).
Danaher’s plan to transfer less than all of the Veralto common stock to its stockholders in the distribution is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for each of Danaher and Veralto. Danaher intends to dispose of all of the Veralto common stock that it retains after the distribution, including through (i) one or more subsequent exchanges of Veralto common stock for Danaher debt held by one or more investment banks, (ii) distributions of Veralto common stock to Danaher stockholders as dividends or in exchange for outstanding shares of Danaher common stock and/or (iii) one or more public offerings or private sales, in each case during the 12-month period following the distribution. To the extent Danaher holds any Veralto common stock at the end of such 12-month period, Danaher will dispose of such stock in one or more transactions (including potentially through secondary transactions) as soon as practical, taking into account market conditions and sound business judgment, but in no event later than five years after the distribution.
Veralto’s Post-Separation Relationship with Danaher
Veralto is a wholly owned subsidiary of Danaher, and all of Veralto’s outstanding shares of common stock are owned by Danaher. Following the separation and distribution, Veralto and Danaher will operate separately, each as a public company.
Prior to the completion of the distribution, Veralto will enter into a separation and distribution agreement with Danaher, which is referred to in this information statement as the “separation agreement.” Veralto will also enter into various other agreements to effect the separation and provide a framework for its relationship with Danaher after the separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, a DBS license agreement and a stockholder’s and registration rights agreement. These agreements will provide for the allocation between Veralto and Danaher of Danaher’s assets, employees, services, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Veralto’s separation from Danaher and will govern certain relationships between Veralto and Danaher after the separation. In exchange for the transfer of the assets and liabilities of Danaher’s Environmental & Applied Solutions businesses to Veralto, Veralto will deliver to Danaher shares of Veralto common stock and a Cash Distribution in the amount of approximately $[●]. For additional information regarding the separation agreement and such other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Veralto’s Relationship With Danaher,” “Certain Relationships and Related Person Transactions” and “The Separation and Distribution.”
Reasons for the Separation
The Danaher board of directors believes that separating Danaher’s Environmental & Applied Solutions businesses from the remainder of Danaher’s businesses is in the best interests of Danaher and its stockholders. The Danaher board of directors considered the following potential benefits of the separation:
•Enhanced strategic and management focus. The separation will allow each of Danaher and Veralto to more effectively pursue its distinct operating priorities and strategies and enable its respective management to focus exclusively on its unique opportunities for long-term growth and profitability;
•More efficient allocation of capital. The separation will permit Veralto to concentrate its financial resources solely on its own operations without having to compete with other Danaher businesses for investment capital. This will provide greater flexibility to invest capital in Veralto’s businesses in a time and manner appropriate for its distinct strategy and business needs;
•Distinct investment identity. The separation will allow investors to separately value each of Danaher and Veralto based on its distinct investment identity. Veralto’s businesses differ from Danaher’s other businesses in several respects, such as the market for products and services, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;
•Direct access to capital markets. The separation will create a separate equity structure that will afford Veralto direct access to the capital markets and facilitate Veralto’s ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock; and
•Alignment of incentives with performance objectives. The separation, and Veralto’s status as a separate publicly traded company, will further enhance Veralto’s ability to attract talent. The separation will permit the Company to offer stock-based incentive compensation to its employees and executives that is more closely aligned with the performance of Veralto’s businesses.
Neither Veralto nor Danaher can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.
The Danaher board of directors also considered the following potentially negative factors in evaluating the separation:
•Loss of joint purchasing power and increased costs. As a current part of Danaher, the Environmental & Applied Solutions businesses benefit from Danaher’s size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate entity, Veralto may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Danaher obtained prior to the separation. Veralto may also incur costs for certain functions previously performed by Danaher, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in Veralto’s historical financial statements, which could cause Veralto’s profitability to decrease.
•Disruptions to the business as a result of the separation. The actions required to separate Veralto’s and Danaher’s respective businesses could disrupt Veralto’s and Danaher’s operations after the separation.
•Increased significance of certain costs and liabilities. Certain costs and liabilities that were otherwise less significant to Danaher as a whole will be more significant for Veralto and Danaher, after the separation, as stand-alone companies.
•One-time costs of the separation. Veralto (and, prior to the separation, Danaher) will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax (including transaction taxes, which will be borne solely by Danaher), legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Veralto personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.
•Inability to realize anticipated benefits of the separation. Veralto may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Veralto’s businesses; (ii) following the separation, Veralto may be more susceptible to market fluctuations and other adverse events than if it were still a part of Danaher; and (iii) following the separation, Veralto’s businesses will be less diversified than Danaher’s businesses prior to the separation.
•Limitations placed upon Veralto as a result of the tax matters agreement. To preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the distribution and certain related transactions, under the tax matters agreement that Veralto will enter into with Danaher, Veralto will be restricted from taking any action that adversely affects the distribution, together with certain related transactions, from being tax-free for U.S. federal income tax purposes. These restrictions may limit Veralto’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its businesses.
While all of the bullets above are considered to be potentially negative factors to Veralto, only the second, third and fourth bullets above are considered to be potentially negative factors to Danaher.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The Danaher board of directors also considered the indebtedness that Veralto would incur in connection with the separation and concluded that although a portion of Veralto’s free cash flow would need to be used to service such indebtedness following the separation, such indebtedness incurred by Veralto would generate proceeds to enable Danaher to reduce its own indebtedness and is not expected to impair Veralto’s ability to implement its strategy and realize the benefits of the separation, As such, the Danaher board did not consider the indebtedness being incurred by Veralto as either a positive or negative factor in approving the separation.
The Danaher board of directors concluded that the potential benefits of the separation to Danaher and its stockholders outweighed the negative factors.
Description of Indebtedness
Veralto intends to enter into certain financing arrangements prior to and/or concurrently with the separation. Additional details regarding such financing arrangements will be provided in subsequent amendments to this information statement. For more information, see “Description of Certain Indebtedness,” “Risk Factors—Risks Related to Veralto’s Businesses” and “Unaudited Pro Forma Combined Financial Statements.”
Risks Associated With Our Businesses and the Separation and Distribution
An investment in Veralto’s common stock is subject to a number of risks, including risks relating to the separation and distribution, the successful implementation of Veralto’s strategy and the ability to grow Veralto’s business. The following list of risk factors is not exhaustive. Please read the information in “Risk Factors” for a more thorough description of these and other risks.
Risks Related to Veralto’s Businesses
•The COVID-19 pandemic has adversely impacted and could in the future continue to adversely impact certain elements of our business and our financial statements.
•We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce the prices we charge.
•Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.
•Our growth can suffer if the markets into which we sell our products and services decline, do not grow as anticipated or experience cyclicality.
•Significant disruptions in, or breaches in security of, our information technology systems or data or violation of data privacy laws can adversely affect our business and financial statements.
•Defects and unanticipated use or inadequate disclosure with respect to our products or services, or allegations thereof, can adversely affect our business and financial statements.
•Climate change, or legal or regulatory measures to address climate change, may negatively affect us.
•Our financial results are subject to fluctuations in the cost and availability of the supplies that we use in, and the labor we need for, our operations.
•Adverse changes in our relationships with, or the financial condition, performance, purchasing patterns or inventory levels of, key distributors and other channel partners can adversely affect our business and financial statements.
•Our success depends on our ability to recruit, retain and motivate talented employees representing diverse backgrounds, experiences and skill sets.
•Our restructuring actions can have long-term adverse effects on our business and financial statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•If we are unable to adequately protect our intellectual property, or if third-parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights. These risks are particularly pronounced in countries in which we do business that do not have levels of protection of intellectual property comparable to the United States.
•Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our business and financial statements.
•We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business that can adversely affect our business and financial statements.
Risks Related to the Separation and Veralto’s Relationship With Danaher
•Veralto has no history of operating as a separate, publicly traded company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
•As a separate, publicly traded company, Veralto may not enjoy the same benefits that it did as a part of Danaher
•The unaudited pro forma Combined Condensed Financial Statements included in this information statement are presented for informational purposes only and may not be an indication of Veralto’s financial condition or results of operations in the future.
•If there is a determination that the separation and/or the distribution, together with certain related transactions, is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying Danaher’s tax opinion, or the Ruling, are incorrect or for any other reason, then Danaher and its stockholders could incur significant U.S. federal income tax liabilities, and we could also incur significant liabilities.
•After the distribution, certain of Veralto’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Danaher. Also, certain of Danaher’s current directors (Linda Filler, Walter G. Lohr, Jr. and John T. Schwieters) are expected to join Veralto’s Board, which may create conflicts of interest or the appearance of conflicts of interest.
•As of the date of this information statement, we expect to have outstanding indebtedness at the closing of the distribution of approximately $[●] [and the ability to incur an additional $[●] million of indebtedness under a revolving credit agreement that we expect to enter into,] and in the future we may incur additional indebtedness. This indebtedness could adversely affect our businesses and our ability to meet our obligations and pay dividends.
•Following the distribution, Veralto will be dependent on Danaher to provide it with certain transition services, which may not be sufficient to meet its needs, and it may have difficulty finding replacement services or be required to pay increased costs to replace these services after its transition services agreement with Danaher expires.
Risks Related to Shares of Veralto Common Stock
•Veralto cannot be certain that an active trading market for its common stock will develop or be sustained after the separation, and following the separation, the price of Veralto common stock may fluctuate significantly, which could cause the value of your investment to decline.
•If Veralto is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of Veralto’s financial reports and the market price of Veralto common stock may be negatively affected.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•The obligations associated with being a public company will require significant resources and management attention.
•Your percentage ownership in Veralto may be diluted in the future.
Corporate Information
Veralto Corporation was incorporated in Delaware on October 26, 2022, for the purpose of holding Danaher’s Environmental & Applied Solutions businesses in connection with the separation and distribution. Prior to the separation, which is expected to occur immediately prior to completion of the distribution, Veralto has had no operations. The address of Veralto’s principal executive offices is 1500 Mittel Blvd., Wood Dale, Illinois 60191. Veralto’s telephone number is 630-860-7300.
Veralto maintains an Internet site at www.veralto.com. Veralto’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.
Reason for Furnishing This Information Statement
This information statement is being furnished solely to provide information to stockholders of Danaher who will receive shares of Veralto common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Veralto’s securities. The information contained in this information statement is believed by Veralto to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Danaher nor Veralto will update the information except as required by federal securities laws or in the normal course of their and our respective disclosure obligations and practices.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
The following unaudited summary financial data reflects the combined assets and results of operations of the Environmental & Applied Solutions segment of Danaher. The Company derived the summary historical and pro forma combined statement of earnings data for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, and combined balance sheet data as of December 31, 2022 and December 31, 2021, as set forth below, from its audited annual Combined Financial Statements, which are included in the “Index to Financial Statements” section of this information statement and from its unaudited combined pro forma financial statements included in the “Unaudited Pro Forma Combined Financial Statements” section of this information statement. The Company’s underlying financial records were derived from the financial records of Danaher for the periods reflected herein. We derived the summary historical and pro forma combined statement of earnings data for the three-month periods ended March 31, 2023 and April 1, 2022 and the combined balance sheet data as of March 31, 2023 from our unaudited Combined Condensed Financial Statements included elsewhere in this information statement. We have prepared the unaudited Combined Condensed Financial Statements on the same basis as the audited Combined Financial Statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. As a result, the historical results may not necessarily reflect the Company’s business and financial statements for future periods or what they would have been had the Company been a separate, stand-alone company during the periods presented.
The summary unaudited pro forma combined financial data presented has been prepared to reflect the separation. The unaudited pro forma combined statement of earnings data presented reflects the financial results as if the separation occurred on January 1, 2022, which was the first day of fiscal 2022. The unaudited pro forma combined balance sheet data reflects the financial position as if the separation occurred on March 31, 2023. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.
The unaudited pro forma Combined Financial Statements are not necessarily indicative of the Company’s results of operations or financial condition had the distribution and its anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had the Company been operating as a separate, publicly traded company during such periods. In addition, they are not necessarily indicative of its future business and financial statements.
This summary historical and pro forma combined financial data should be reviewed in combination with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and the Combined and Combined Condensed Financial Statements and accompanying notes included in this information statement ($ in millions, except per share data).

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

	Three-Month Period Ended			Year Ended December 31
	Pro Forma	Historical		Pro Forma	Historical
	March 31, 2023	March 31, 2023	April 1, 2022	2022	2022	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Selected Statement of Earnings Information:
Sales	$1,227	$1,225	$1,172	$4,879	$4,870	$4,700	$4,348
Cost of sales	(517)	(517)	(524)	(2,110)	(2,110)	(1,987)	(1,838)
Gross profit	710	708	648	2,769	2,760	2,713	2,510
Operating costs:
Selling, general and administrative expenses	(371)	(360)	(360)	(1,474)	(1,431)	(1,428)	(1,340)
Research and development expenses	(56)	(56)	(57)	(217)	(217)	(244)	(219)
Operating profit	283	292	231	1,078	1,112	1,041	951
Nonoperating income (expense), net:
Other income (expense), net	—	—	—	1	1	6	(1)
Interest expense	(42)	—	—	(169)	—	—	—
Earnings before income taxes	241	292	231	910	1,113	1,047	950
Income taxes	(55)	(67)	(51)	(219)	(268)	(186)	(226)
Net earnings	$186	$225	$180	$691	$845	$861	$724
Net earnings as a percent of sales	15%	18%	15%	14%	17%	18%	17%
Net earnings per share:
Basic	$	N/A	N/A	$	N/A	N/A	N/A
Diluted	$	N/A	N/A	$	N/A	N/A	N/A
Weighted average shares outstanding:
Basic		N/A	N/A		N/A	N/A	N/A
Diluted		N/A	N/A		N/A	N/A	N/A

Selected Statement of Cash Flows Information:
Net cash provided by (used in):
Operating activities		$156	$56		$870	$896	$1,001
Investing activities		(9)	(23)		(89)	(97)	(157)
Capital expenditures		(9)	(10)		(34)	(54)	(36)
Financing activities		(147)	(33)		(781)	(799)	(844)

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

	As of March 31, 2023		As of December 31,
	Pro Forma	Historical	Historical
	(unaudited)	(unaudited)	2022	2021
Selected Balance Sheet Information:
Currents assets	$1,492	$1,292	$1,280	$1,205
Current liabilities	1,023	1,026	1,123	1,121
Property, plant and equipment, net	249	249	247	260
Total assets	5,114	4,845	4,825	4,840
Total liabilities	4,463	1,497	1,585	1,639
Long-term debt	2,975	—	—	—
Total equity	651	3,348	3,240	3,201

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
RISK FACTORS
You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this information statement. We have identified the risks and uncertainties described below as material, but they are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, economic conditions, geopolitical events, changes in laws, regulations or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns including pandemics, natural disasters or other disruptions of expected business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business and financial statements, including our results of operations, liquidity and financial condition, and our stock price.
Risks Related to Veralto’s Businesses
Business and Strategic Risks
The COVID-19 pandemic has adversely impacted and could in the future continue to adversely impact certain elements of our business and our financial statements.
Our global operations expose us to risks associated with public health crises, including epidemics and pandemics such as COVID-19. The global spread of COVID-19 led to unprecedented restrictions on, and disruptions in, business and personal activities, including as a result of preventive and precautionary measures that we, other businesses, our communities and governments undertook to mitigate the spread.
The direct impact of COVID-19 and the preventive measures implemented as a result thereof adversely affected certain elements of our Company (including to a different degree our operations, commercial organizations, supply chains and distribution systems). Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of how COVID-19 impacted our business and financial statements in 2022. While the direct impact of COVID-19 and many of the preventive measures moderated in 2022, any resurgence of COVID-19 (or the outbreak of any other epidemic or pandemic) or the reinstatement of similar preventive measures in the future could negatively impact the economies and financial markets of the world and our business and financial statements.
Conditions in the global economy, the particular markets we serve and the financial markets can adversely affect our business and financial statements.
Our business is sensitive to general economic conditions. Slower economic growth in the domestic and/or international markets, inflation, actual or anticipated default on sovereign debt, volatility in the currency and credit markets, high levels of unemployment or underemployment, labor availability constraints, reduced levels of capital expenditures, changes or anticipation of potential changes in government trade, fiscal, tax and monetary policies, changes in capital requirements for financial institutions, government budget negotiation dynamics, sequestration, austerity measures and other challenges that affect economies of the world have in the past adversely affected, and may in the future adversely affect, the Company and its distributors, customers and suppliers, including having the effect of:
•reducing demand for our products and services (in this information statement, references to products and services also includes software), limiting the financing available to our customers and suppliers, increasing order cancellations and resulting in longer sales cycles and slower adoption of new technologies;
•increasing the difficulty in collecting accounts receivable and the risk of excess and obsolete inventories;
•increasing price competition in our served markets;
•supply interruptions, delays or cost increases, which can disrupt our ability to produce or deliver our products and/or increase our costs;

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•increasing the risk of impairment of goodwill and other long-lived assets, and the risk that we may not be able to fully recover the value of other assets such as real estate and tax assets;
•increasing the risk that counterparties to our contractual arrangements will become insolvent or otherwise unable to fulfill their contractual obligations which, in addition to increasing the risks identified above, could result in preference actions against us; and adversely impacting market sizes and growth rates.
If growth in any key economy of the world or in any of the markets we serve slows for a significant period, if there is significant deterioration in any such economy or such markets or if economic improvements do not benefit the markets we serve, our business and financial statements can be adversely affected.
We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce the prices we charge.
Our businesses operate in industries that are intensely competitive and have been subject to increasing consolidation. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors; please refer to “Business—Competition” for additional details. In order to compete effectively, we must retain longstanding relationships with major customers and continue to grow our business by establishing relationships with new customers, continually developing new products and services to maintain and expand our brand recognition and leadership position in various product and service categories and penetrating new markets, including high-growth markets.
Our ability to compete can also be impacted by changing customer preferences and requirements (for example increased demand for products incorporating digital capabilities or more environmentally-friendly products and supplier practices). Cost containment efforts by governments and the private sector are also resulting in increased emphasis on products that reduce costs and improve efficiency and effectiveness. In addition, significant shifts in industry market share have occurred and may in the future occur in connection with product problems, safety alerts and publications about products, reflecting the competitive significance of product quality, product efficacy and quality systems in our industry.
Our failure to compete effectively and/or pricing pressures resulting from competition may adversely impact our business and financial statements, and our expansion into new markets may result in greater-than-expected risks, liabilities and expenses. In addition, the Company’s competitors and customers have from time to time introduced, and may in the future introduce, private label, generic or low-cost products that compete with the Company’s products at lower price points. New, disruptive technologies may emerge that displace the Company’s existing technologies. Competitors’ products can capture significant market share or lead to a decrease in market prices overall, resulting in an adverse effect on the Company’s business and financial statements.
Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.
We generally sell our products and services in industries that are characterized by rapid technological changes, frequent new product introductions and changing industry standards. If we do not develop innovative new and enhanced products and services on a timely basis, our offerings will become obsolete over time and our business and financial statements will suffer. Our success will depend on several factors, including our ability to:
•correctly identify customer needs and preferences and predict future needs and preferences;
•allocate our R&D funding to products and services with higher growth prospects;
•anticipate and respond to our competitors’ development of new products and services and technological innovations;
•differentiate our offerings from our competitors’ offerings and avoid commoditization;
•innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in our served markets;

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•obtain adequate intellectual property rights with respect to key technologies before our competitors do;
•successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively manufacture and deliver sufficient volumes of new products of appropriate quality on time;
•obtain necessary regulatory approvals of appropriate scope; and
•stimulate customer demand for and convince customers to adopt new technologies.
If we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in R&D of products and services that do not lead to significant revenue, which would adversely affect our business and financial statements. Even when we successfully innovate and develop new and enhanced products and services, we often incur substantial costs in doing so, and our profitability may suffer. Competitors may also develop after-market services and parts for our products which may detract from our sales.
Non-U.S. economic, political, legal, compliance, social and business factors can negatively affect our business and financial statements.
In 2022, approximately 57% of our sales were derived from customers outside the U.S. In addition, many of our manufacturing operations, suppliers and employees are located outside the U.S. Since our growth strategy depends in part on our ability to further penetrate markets outside the U.S. and increase the localization of our products and services, we expect to continue to increase our sales and presence outside the U.S., particularly in the high-growth markets. Our non-U.S. business (and particularly our business in high-growth markets) is subject to risks that include:
•public health crises and epidemics, such as COVID-19;
•interruption in the transportation of materials to us and finished goods to our customers;
•differences in terms of sale, including longer payment terms than are typical in the U.S.;
•local product preferences or requirements;
•changes in a country’s or region’s political, legal, social, compliance, business or economic conditions, such as the devaluation of particular currencies;
•trade protection measures, tariffs, embargoes and import or export restrictions and requirements;
•unexpected changes in laws or regulatory requirements, including changes in tax laws;
•capital controls and limitations on ownership and on repatriation of earnings and cash;
•the potential for nationalization of enterprises;
•complex data privacy and cybersecurity requirements;
•limitations on legal rights and our ability to enforce such rights, including differing protection of intellectual property;
•difficulty in staffing and managing widespread operations;
•workforce instability and differing labor or employment regulations;
•difficulties in implementing restructuring actions on a timely or comprehensive basis;
•greater uncertainty, risk, expense and delay in commercializing products in certain foreign jurisdictions, including with respect to product and other regulatory approvals; and

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•remaining uncertainties relating to the impact of the exit of the United Kingdom (“UK”) from the European Union (“EU”) in 2020.
International business risks have in the past negatively affected, and may in the future negatively affect, our business and financial statements.
In 2022, we generated approximately 8% of our sales from China. Accordingly, political, economic, legal, compliance, social and business conditions in China generally can adversely influence our business and financial statements. Additionally, China’s government continues to play a significant role in regulating industry development by imposing sector-specific policies, and it maintains control over China’s economic growth through setting monetary policy and determining treatment of particular industries or companies. Further, considerable uncertainty exists regarding the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the U.S. and China. Uncertainty or adverse changes to conditions in China or the policies of China’s government or its laws and regulations can adversely affect the overall economic growth of China, or of the particular industries in which we participate, and can adversely affect our business and financial statements.
Our growth can suffer if the markets into which we sell our products and services decline, do not grow as anticipated or experience cyclicality.
Our growth depends in part on the growth of the markets which we serve, and visibility into our markets can be limited (particularly for markets into which we sell through distribution). Our quarterly sales and profits depend substantially on the volume and timing of orders received during the quarter, which are difficult to forecast. Any decline or lower than expected growth in our served markets can diminish demand for our products and services and adversely affect our business and financial statements. Certain of our businesses operate in industries that have experienced and may experience periodic, cyclical downturns. In addition, in certain of our businesses demand depends on customers’ capital spending budgets as well as government funding policies, and matters of public policy and government budget dynamics as well as product and economic cycles can affect the spending decisions of these entities. Demand for our products and services is also sensitive to changes in customer order patterns, which may be affected by announced price changes, marketing or promotional programs, new product introductions, the timing of industry trade shows and changes in distributor or customer inventory levels due to distributor or customer management thereof or other factors. Any of these factors could adversely affect our business and financial statements in any given period.
Risks Related to Acquisition, Divestiture and Investment
Any inability to consummate acquisitions at our historical rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our business.
Our ability to grow revenues, earnings and cash flow at or above our historic rates depends in part upon our ability to identify and successfully acquire and integrate businesses at appropriate prices and realize anticipated synergies, and to make appropriate investments that support our long-term strategy. We may not be able to consummate acquisitions at rates similar to the past, which could adversely impact our business. Promising acquisitions and investments are difficult to identify and complete for a number of reasons, including high valuations, competition among prospective buyers or investors, the availability of affordable funding in the capital markets and the need to satisfy applicable closing conditions and obtain applicable antitrust and other regulatory approvals on acceptable terms. In addition, competition for acquisitions and investments has resulted, and may result in, higher purchase prices. Changes in accounting or regulatory requirements or instability in the credit markets could also adversely impact our ability to consummate acquisitions and investments.
Our acquisition of businesses, investments, joint ventures and other strategic relationships can negatively impact our business and financial statements.
As part of our business strategy, we acquire businesses, make investments and enter into joint ventures and other strategic relationships in the ordinary course, and we also, from time to time, complete more significant transactions; please refer to “Management’s Discussion and Analysis of Financial Condition and Results of

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Operations” for additional details. Acquisitions, investments, joint ventures and strategic relationships involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including, but not limited to, the following, any of which can adversely affect our business and our financial statements:
•businesses, technologies, services and products that we acquire or invest in have sometimes under-performed relative to our expectations and the price that we paid, failed to perform in accordance with our anticipated timetable or failed to achieve and/or sustain profitability;
•we may incur or assume significant debt in connection with our acquisitions, investments, joint ventures or strategic relationships, which can also cause a deterioration of our credit ratings, result in increased borrowing costs and interest expense and diminish our future access to the capital markets;
•acquisitions, investments, joint ventures or strategic relationships can cause our financial results to differ from our own or the investment community’s expectations in any given period, or over the long-term;
•pre-closing and post-closing earnings charges can adversely impact our results in any given period, and the impact may be substantially different from period-to-period;
•acquisitions, investments, joint ventures or strategic relationships can create demands on our management, operational resources and financial and internal control systems that we are unable to effectively address;
•we can experience difficulty in integrating cultures, personnel, operations and financial and other controls and systems and retaining key employees and customers, and former employees of our existing businesses or businesses we acquire sometimes compete with us;
•we are not always able to achieve cost savings or other synergies anticipated in connection with acquisitions, investments, joint ventures or strategic relationships;
•we have assumed and may assume unknown liabilities, known contingent liabilities that become realized, known liabilities that prove greater than anticipated, internal control deficiencies or exposure to regulatory sanctions resulting from the acquired company’s or investee’s activities; and the realization of any of these liabilities or deficiencies can increase our expenses, adversely affect our financial position or cause us to fail to meet our public financial reporting obligations;
•in connection with acquisitions and joint ventures, we often enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations, which can have unpredictable financial results;
•as a result of our acquisitions and investments, we have recorded significant goodwill and other assets on our balance sheet and if we are not able to realize the value of these assets, or if the value of our investments declines, we are required to incur impairment charges;
•we may have interests that diverge from those of our joint venture partners or other strategic partners or the companies we invest in, and we are not always able to direct or influence the management and operations of the joint venture, other strategic relationship or investee in the manner we believe is most appropriate, exposing us to additional risk; and
•investing in or making loans to early-stage companies often entails a high degree of risk, including uncertainty regarding the company’s ability to successfully develop new technologies and services, bring these new technologies and services to market and gain market acceptance, maintain adequate capitalization and access to cash or other forms of liquidity, and retain critical management personnel; we do not always achieve the strategic, technological, financial or commercial benefits we anticipate; we may lose our investment or fail to recoup our loan; or our investment may be illiquid for a greater-than-expected period of time.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The indemnification provisions of acquisition agreements by which we have acquired companies may not fully protect us and as a result we may face unexpected liabilities.
Certain of the acquisition agreements by which we have acquired companies require the former owners to indemnify us against certain liabilities related to the operation of the acquired company before we acquired it. In most of these agreements, however, the liability of the former owners is limited and certain former owners may be unable to meet their indemnification responsibilities. In addition, we obtain or receive the benefits of representations and warranties insurance in connection with certain acquisitions. There can be no assurance that these indemnification provisions or insurance coverages will protect us fully or at all, and as a result we may face unexpected liabilities that adversely affect our business and financial statements.
Divestitures or other dispositions could negatively impact our business, and contingent liabilities from businesses that we or our predecessors have disposed of could adversely affect our business and financial statements.
We continually assess the strategic fit of our existing businesses and may divest, spin-off, split-off or otherwise dispose of businesses for strategic, financial or other reasons. Such transactions pose risks and challenges that could negatively impact our business and financial statements. For example, divestitures or other dispositions can dilute the Company’s earnings per share, have other adverse financial, tax and accounting impacts and distract management, and disputes can arise with the new owners of the divested/disposed business. In addition, we have retained responsibility for and/or have agreed to indemnify buyers against some known and unknown contingent liabilities related to a number of businesses we or our predecessors have sold or disposed. The resolution of these contingencies has not had a material effect on our business or financial statements but there can be no assurance that this favorable pattern will continue.
Operational Risks
Significant disruptions in, or breaches in security of, our information technology systems or data or violation of data privacy laws can adversely affect our business and financial statements.
We rely on information technology systems, some of which are provided and/or managed by third-parties, to process, transmit and store electronic information (including sensitive data such as confidential business information and personal data relating to employees, customers and other business partners), and to manage or support a variety of critical business processes and activities (such as receiving and fulfilling orders, billing, collecting and making payments, shipping products, providing services and support to customers and fulfilling contractual obligations). In addition, some of our remote monitoring products and services incorporate software and information technology that house personal data and some products or software we sell to customers connect to our systems for maintenance or other purposes. These systems, products and services (including those we acquire through business acquisitions) can be damaged, disrupted or shut down due to attacks by computer hackers, computer viruses, ransomware, human error or malfeasance (including by employees), power outages, hardware failures, telecommunication or utility failures, catastrophes or other unforeseen events, and in any such circumstances our system redundancy and other disaster recovery planning may be ineffective or inadequate. Attacks can also target hardware, software and information installed, stored or transmitted in our products after such products have been purchased and incorporated into third-party products, facilities or infrastructure. Security breaches of systems provided or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, or security breaches of third-party suppliers we rely on to process, store or transmit electronic information, can result in the misappropriation, destruction or unauthorized disclosure of confidential information or personal data belonging to us or to our employees, partners, customers or suppliers. Like most multinational corporations, our information technology systems and data have been subject to computer viruses, malicious codes, unauthorized access and other cyber-attacks and we expect the sophistication and frequency of such attacks to continue to increase. Unauthorized tampering, adulteration or interference with our products may also adversely affect product functionality and result in loss of data and product recalls or field actions. The attacks, breaches, misappropriations and other disruptions and damage described above can interrupt our operations or the operations of our customers and partners, delay production and shipments, result in theft of our and our customers’ intellectual property and trade secrets, result in disclosure of personal data, damage customer, business partner and employee relationships and our reputation and result in defective products or services, legal claims and proceedings, liability and penalties under privacy and other

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
laws and increased costs for security and remediation, in each case resulting in an adverse effect on our business and financial statements. We cannot guarantee that any processes, procedures and internal controls we have implemented or will implement will prevent cyber intrusions. Our liability insurance may not be sufficient in type or amount to cover us against claims related to security breaches, cyber-attacks and other related breaches.
In addition, our information technology systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving legal and regulatory standards, evolving customer expectations, changes in the techniques used to obtain unauthorized access to data and information systems, and the information technology needs associated with our changing products and services. There can be no assurance that we will be able to successfully maintain, enhance and upgrade our systems as necessary to effectively address these requirements. Further, a greater number of our employees have been working remotely since the beginning of the COVID-19 pandemic, which exposes us to greater cybersecurity and data privacy risks.
Any inability to maintain reliable information technology systems and appropriate controls with respect to global data privacy and security requirements and prevent data breaches can result in adverse regulatory and business consequences and litigation. As a global organization, we are subject to data privacy and security laws, regulations, and customer-imposed controls in numerous jurisdictions as a result of having access to and processing confidential, personal and/or sensitive data in the course of our business. Please see “Business—Regulatory Matters” for additional information. Failure to comply with the requirements of the EU General Data Protection Regulation that became effective in May 2018 (“GDPR”) and the applicable national data protection laws of the EU member states and other states subject to the GDPR may result in fines of up to €20 million or up to 4% of total worldwide annual turnover for the preceding financial year, whichever is higher, and other administrative penalties. Several other countries such as China and Russia have passed, and other countries have passed or are considering passing, laws that require some or all personal data relating to their citizens to be maintained on local servers or impose significant restrictions on data transfer. State privacy laws in California impose some of the same features as the GDPR and have prompted several other states to enact similar laws.
Additionally, a bipartisan bill under consideration in Congress would, if adopted, impose broad privacy requirements at the U.S. federal level and provide enhanced enforcement authority to the FTC. Government investigations and enforcement actions can be costly and interrupt the regular operation of our business, and data breaches or violations of data privacy laws can result in civil and criminal, monetary and non-monetary penalties and damage to customer, business partner and employee relationships and to our reputation, any of which may adversely affect our business and financial statements. In addition, compliance with the varying data privacy regulations across the U.S. and around the world has required significant expenditures and may require additional expenditures, and may require further changes in our products or business models that increase competition or reduce revenue.
Defects and unanticipated use or inadequate disclosure with respect to our products or services, or allegations thereof, can adversely affect our business and financial statements.
Manufacturing or design defects or “bugs” in, unanticipated use of, safety or quality issues (or the perception of such issues) with respect to, “off label” use of, or inadequate disclosure of risks relating to the use of products and services that we make or sell (including items that we source from third-parties) can lead to personal injury, death, property damage and/or regulatory violations that can adversely affect our business and financial statements. These events can lead to recalls or safety alerts, result in the removal of a product or service from the market and result in product liability or similar claims being brought against us. Recalls, removals and product liability and similar claims (regardless of their validity or ultimate outcome) can result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products and services. Any of the above can result in the discontinuation of marketing of such products in one or more countries and give rise to claims for damages from persons who believe they have been injured as a result of product issues, including claims by individuals or groups seeking to represent a class.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
If we suffer loss to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events, our operations could be seriously harmed.
Our facilities, supply chains, distribution systems and information technology systems are subject to catastrophic loss due to fire, flood, cyber-attack, earthquake, hurricane, power shortage or outage, public health crisis (including epidemics and pandemics) and the reaction thereto, war, terrorism, riot, public protest or other natural or man-made disasters, such as the COVID-19 pandemic. If any of these facilities, supply chains or systems were to experience a catastrophic loss, it could disrupt our operations, delay production and shipments, result in defective products or services, diminish demand, damage customer relationships and our reputation and result in legal exposure and significant repair or replacement expenses. The third-party insurance coverage that we maintain varies from time to time in both type and amount depending on cost, availability and our decisions regarding risk retention, and may be unavailable or insufficient to protect us against such losses.
Climate change, legal or regulatory measures to address climate change and any inability on our part to address stakeholder expectations relating to climate change may negatively affect us.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere presents risks to our operations. Physical risk resulting from acute changes (such as hurricane, tornado, wildfire or flooding) or chronic changes (such as droughts, heat waves or sea level changes) in climate patterns can adversely impact our facilities and operations and disrupt our supply chains and distribution systems. Concern over climate change can also result in new or additional legal, regulatory or quasi-regulatory requirements designed to reduce greenhouse gas emissions and/or mitigate the effects of climate change on the environment (such as taxation of, or caps on the use of, carbon-based energy). Any such new or additional requirements may increase the costs associated with, or disrupt, sourcing, manufacturing and distribution of our products, which may adversely affect our business and financial statements. In addition, any failure to adequately address stakeholder expectations with respect to environmental, social and governance (“ESG”) matters may result in the loss of business, adverse reputational impacts, diluted market valuations and challenges in attracting and retaining customers and talented employees. For example, our ability to achieve any ESG goals we may establish is uncertain and subject to numerous risks, including evolving regulatory requirements and stakeholder expectations, our ability to recruit, develop and retain a diverse workforce, the availability of suppliers and other business partners that can meet our ESG expectations, the effects of the organic and inorganic growth of our business, cost considerations and the development and availability of cost-effective technologies or resources that would support any such goals.
The manufacture of many of our products is a highly exacting and complex process, and if we directly or indirectly encounter problems manufacturing products, our business and financial statements could suffer.
The manufacture of many of our products is a highly exacting and complex process. Problems can arise during manufacturing for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials or components, cyber-attacks, natural disasters and environmental factors, and if not discovered before the product is released to market can result in recalls and product liability exposure. An alternative manufacturer is not always available on a timely basis to replace lost production capacity. Any of these manufacturing problems could result in adverse impacts to our business and financial statements.
Our financial results are subject to fluctuations in the cost and availability of the supplies that we use in, and the labor we need for, our operations.
Prices for and availability of the components, raw materials and other commodities we use in our business, as well as for labor, have fluctuated significantly in the past, including during 2022. Please see “Business—Materials” for a discussion of the inputs we use in our business, supply chain and labor availability disruptions and constraints our businesses have faced and are facing, and the adverse impacts that we have incurred and may incur relating thereto. The supply chains for our businesses can be disrupted by supplier capacity constraints, fluctuations in demand, decreased availability of key raw materials or commodities, legislative or regulatory changes, bankruptcy or exiting of the business for other reasons and external events such as natural disasters, pandemic health issues, war, terrorist actions and governmental actions (such as trade protectionism). In addition, some of our businesses purchase certain requirements from sole or limited source suppliers for reasons of quality assurance, cost

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
effectiveness, availability or uniqueness of design. In the event of interruptions in the supply, or increases in the cost, of such supplies, we might not be able to quickly establish or qualify replacement sources of supply. Sustained interruptions in the supply of, or increase in the cost of, key components, raw materials, other commodities and labor can result in production interruptions, delays, extended lead times and inefficiencies and adversely affect our business and financial statements. In addition, due to the highly competitive nature of the industries that we serve, the cost-containment efforts of our customers and the terms of certain contracts we are party to, when supply and labor prices rise we are not always able to pass along cost increases through higher prices for our products. If we are unable to fully recover higher supply and labor costs through price increases or offset these increases through cost reductions, or if there is a time delay between the increase in costs and our ability to recover or offset these costs, our margins and profitability can decline and our business and financial statements can be adversely affected.
Our profitability could also be adversely impacted if we are unable to adjust our purchases to reflect changes in customer demand and market fluctuations, including those caused by seasonality or cyclicality. During a market upturn, suppliers from time to time extend lead times, limit supplies or increase prices. Conversely, in order to secure supplies for the production of products, we sometimes enter into noncancelable purchase commitments with vendors, which can impact our ability to adjust our inventory to reflect declining market demands.
Because we cannot always immediately adapt our production capacity and related cost structures to changing market conditions, at times our manufacturing capacity exceeds or falls short of our production requirements. Any or all of these problems can result in the loss of customers or cost inefficiencies, provide an opportunity for competing products to gain market acceptance and otherwise adversely affect our business and financial statements.
Adverse changes in our relationships with, or the financial condition, performance, purchasing patterns or inventory levels of, key distributors and other channel partners can adversely affect our business and financial statements.
Certain of our businesses sell a significant amount of their products to or through key distributors and other channel partners that have valuable relationships with customers and end-users. Some of these distributors and other partners also sell our competitors’ products or compete with us directly, and if they favor competing products for any reason they may fail to market our products effectively. Adverse changes in our relationships with these distributors and other partners, reduction or discontinuation of their purchases from us or adverse developments in their financial condition, performance or purchasing patterns, can adversely affect our business and financial statements. The levels of inventory maintained by our key distributors and other channel partners, and changes in those levels, also impacts our business and financial statements in any given period. In addition, the consolidation of distributors and customers in certain of our served industries can adversely impact our business and financial statements.
Our success depends on our ability to recruit, retain and motivate talented employees representing diverse backgrounds, experiences and skill sets.
The market for highly skilled workers and leaders in our industries, particularly in the areas of science and technology, is extremely competitive and expectations from qualified talent in many areas of the labor market have evolved and escalated recently. In addition, in 2022 we faced labor availability constraints and labor cost inflation in certain areas of our business. If we are less successful in our recruiting efforts, if we cannot retain and motivate highly skilled workers and key leaders representing diverse backgrounds, experiences and skill sets, or if we experience labor disputes, our business and financial statements may be adversely affected.
Our restructuring actions can have long-term adverse effects on our business and financial statements.
We have implemented significant restructuring activities across our businesses to adjust our cost structure, and we may engage in similar restructuring activities in the future. These restructuring activities and our regular ongoing cost reduction activities could diminish our resources and competitiveness, and delays or failures in implementing planned restructuring activities may diminish the expected operational or financial benefits from such actions. Any of the circumstances described above could adversely impact our business and financial statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Intellectual Property Risks
If we are unable to adequately protect our intellectual property, or if third-parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights. These risks are particularly pronounced in countries in which we do business that do not have levels of protection of intellectual property comparable to the United States.
Many of the markets we serve are technology-driven, and as a result intellectual property rights play a significant role in product development and differentiation. We own numerous patents, trademarks, copyrights, trade secrets and other intellectual property and licenses to intellectual property owned by others, which in aggregate are important to our business. The intellectual property rights that we obtain, however, are not always sufficiently broad and do not always provide us a significant competitive advantage, and patents may not be issued for pending or future patent applications owned by or licensed to us. In addition, the steps that we and our licensors have taken to maintain and protect our intellectual property do not always prevent it from being challenged, invalidated, circumvented, designed-around or becoming subject to compulsory licensing.
In some circumstances, enforcement is not available to us because an infringer has a dominant intellectual property position or for other business reasons. We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third-parties will not otherwise gain access to our trade secrets or other proprietary rights. Our failure to obtain or maintain intellectual property rights that convey competitive advantage and adequately protect our intellectual property, our failure to detect or prevent circumvention or unauthorized use of such property and the cost of enforcing our intellectual property rights each can adversely impact our business and financial statements.
These risks are particularly pronounced in countries in which we do business that do not have levels of protection of corporate proprietary information, intellectual property, technology and other assets comparable to the United States. The risks we encounter in such countries include but are not limited to the following:
•Joint ventures that we participate in can include restrictions that could compromise our control over the intellectual property, technology and proprietary information of the joint venture;
•As we expand our operations globally, increasing amounts of our data, intellectual property and technology is used and stored in countries outside the United States, and regulations in certain countries require data to be stored locally. These factors increase the risk that such data, intellectual property and technology could be stolen or otherwise compromised;
•Certain of our products have been counterfeited and we may encounter additional and/or increased levels of counterfeiting in the future;
•Governmental entities may adopt regulations or other requirements that give them rights to certain of our intellectual property, technology and/or proprietary information, such as through compulsory licensing or ownership restrictions or requirements;
•In certain countries, we do not have the same ability to enforce intellectual property rights as we do in the U.S.;
•Governmental regulations relating to state secrecy or other topics limit our ability to transfer data or technology out of certain jurisdictions; and
•Risks, costs and challenges of operating in a particular jurisdiction can result in a decision to relocate or divert operations to a different jurisdiction, potentially at higher cost.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Any of these risks can adversely impact our business and financial statements. Please refer to “—International economic, political, legal, compliance, social and business factors could negatively affect our financial statements” for a discussion of additional risks relating to our international operations.
Third-parties from time to time claim that we are infringing or misappropriating their intellectual property rights and we could suffer significant litigation expenses, losses or licensing expenses or be prevented from selling products or services.
From time to time, we receive notices from third parties alleging intellectual property infringement or misappropriation of third parties’ intellectual property and cannot be certain that the conduct of our business does not and will not infringe or misappropriate the intellectual property rights of others. Disputes or litigations regarding intellectual property can be costly and time-consuming to defend due to the complexity of many of our technologies and the uncertainty of intellectual property litigation. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. In addition, as a result of such claims of infringement or misappropriation, we could lose our rights to critical technology, be unable to license critical technology or sell critical products and services, be required to pay substantial damages or license fees with respect to the infringed rights, be required to license technology or other intellectual property rights from others, be required to cease marketing, manufacturing or using certain products or be required to redesign, re-engineer or re-brand our products at substantial cost, any of which could adversely impact our business and financial statements. Third-party intellectual property rights may also make it more difficult or expensive for us to meet market demand for particular product or design innovations. When we are required to seek licenses under patents or other intellectual property rights of others, we are not always able to acquire these licenses on acceptable terms, if at all. Even if we successfully defend against claims of infringement or misappropriation, we may incur significant costs and diversion of management attention and resources, which could adversely affect our business and financial statements.
Financial and Tax Risks
We may be required to recognize impairment charges for our goodwill and other intangible assets.
As of March 31, 2023, the net carrying value of our goodwill and other intangible assets totaled approximately $3.0 billion. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of our assets, changes in the structure of our business, divestitures, market capitalization declines, or increases in associated discount rates can impair our goodwill and other intangible assets. In the past, we have recognized impairment charges relating to certain non-goodwill intangible assets, and in the future, we could recognize charges related to the impairment of goodwill or other intangible assets. Any such impairment charges adversely affect our financial statements in the periods recognized.
Foreign currency exchange rates can adversely affect our financial statements.
Sales and purchases in currencies other than the U.S. dollar expose us to fluctuations in foreign currencies relative to the U.S. dollar, which have in the past and may in the future adversely affect our financial statements. Increased strength of the U.S. dollar increases the effective price of our products sold in U.S. dollars into other countries, which can adversely affect sales or require us to lower our prices.
Decreased strength of the U.S. dollar adversely affects the cost of materials, products and services we purchase overseas. Sales and expenses of our non-U.S. businesses are also translated into U.S. dollars for reporting purposes and the strengthening of the U.S. dollar generally results in unfavorable translation effects. In addition, certain of our businesses invoice customers in a currency other than the business’ functional currency, and movements in the invoiced currency relative to the functional currency can also result in unfavorable translation effects. The Company also faces exchange rate risk from its investments in subsidiaries owned and operated in foreign countries.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Changes in our tax rates or exposure to additional income tax liabilities or assessments could affect our profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.
We are subject to income taxes in the U.S. and in numerous non-U.S. jurisdictions. Due to the potential for changes to tax laws and regulations or changes to the interpretation thereof (including regulations and interpretations pertaining to the U.S. Tax Cuts and Jobs Act (“TCJA”)), the ambiguity of tax laws and regulations, the subjectivity of factual interpretations, the complexity of our intercompany arrangements, uncertainties regarding the geographic mix of earnings in any particular period, and other factors, our estimates of effective tax rate and income tax assets and liabilities can be incorrect and our financial statements could be adversely affected. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of additional factors that may adversely affect our effective tax rate and decrease our profitability in any period.
The impact of the factors referenced in the preceding sentence may be substantially different from period-to-period. In addition, the amount of income taxes we pay is subject to ongoing audits by U.S. federal, state and local tax authorities and by non-U.S. tax authorities, such as the audits described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s Combined Financial Statements. If audits result in payments or assessments different from our reserves, our financial results can be adversely affected. Any further changes to the tax system in the United States or in other jurisdictions could also adversely affect our financial statements.
Changes in tax law relating to multinational corporations could adversely affect our tax position.
Legislative bodies and government agencies in the U.S. and other countries as well as the Organisation for Economic Co-operation and Development (“OECD”) have focused on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” for which the OECD has released several components of its comprehensive plan that have been adopted and expanded by many taxing authorities to address perceived tax abuse and inconsistencies between tax jurisdictions. As a result, the tax laws in the United States and other countries in which we do business could change on a prospective or retroactive basis, and any such changes could adversely affect our business and financial statements.
The military conflict between Russia and Ukraine has adversely affected and may further adversely affect our business and financial statements.
The military conflict between Russia and Ukraine has adversely affected and may further adversely affect our business and financial statements. In 2022, the Company suspended the shipment of products to Russia. We incurred a pretax charge of $1 million in the first quarter of 2022 as a result of Russia-related asset impairments and similar items and we may incur additional charges in the future. In 2021, approximately 1% of the Company’s sales were derived from customers based in Russia and a de minimis percentage of sales were derived from customers based in Ukraine, and in 2022 Russia and Ukraine sales accounted for less than 1% of the Company’s sales. The conflict in Ukraine may escalate and/or expand in scope and the broader consequences of this conflict, which have included and/or may in the future include sanctions, embargoes, regional instability, geopolitical shifts and adverse impacts on energy supplies and prices; potential retaliatory action by the Russian government against companies, including the Company, such as nationalization of foreign businesses in Russia. Further, increased tensions between the United States and countries in which we operate cannot be predicted, nor can we predict the conflict’s future impact on the global economy and on our business and financial statements.
The Russia and Ukraine conflict also heightens many other risks disclosed in this information statement, any of which can adversely affect our business and financial statements. Such risks include, but are not limited to, adverse effects on macroeconomic conditions, including increased inflation, constraints on the availability of commodities, supply chain disruption and decreased business spending; disruptions to our or our business partners’ global technology infrastructure, including through cyber-attack or cyber-intrusion; adverse changes in international trade policies and relations; claims, litigation and regulatory enforcement; our ability to implement and execute our business strategy; terrorist activities; our exposure to foreign currency fluctuations; reputational risk; and constraints, volatility, or disruption in the capital markets.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Our defined benefit pension plans and health care costs are subject to financial and other market risks that could adversely affect our financial statements.
Significant changes in market interest rates, decreases in the fair value of plan assets, investment losses on plan assets and changes in discount rates can increase our defined benefit pension plan funding obligations, and upward pressure on the cost of providing health care coverage to current employees and retirees can increase our future funding obligations. Any of these risks can adversely affect our financial statements.
Legal, Regulatory, Compliance and Reputational Risks
Significant developments or changes in national laws or policies to protect or promote domestic interests and/or address foreign competition can have an adverse effect on our business and financial statements.
Significant developments or changes in national laws or policies to protect or promote domestic interests and/or address foreign competition, including laws and policies in areas such as trade, manufacturing, government purchasing, intellectual property and investment/development, can adversely affect our business and financial statements. For example, certain governments have implemented policies to induce “re-shoring” of supply chains, reduce reliance on imported supplies and promote national production. In addition, in recent years the U.S. has increased tariffs on certain imported goods and trade tensions between the U.S. and China escalated, with each country imposing significant, additional tariffs on a wide range of goods imported from the other country.
Our business and financial statements can be impaired by improper conduct by any of our employees, agents or business partners.
There can be no assurance that our internal controls and compliance systems, including our Code of Conduct, always protect us from acts committed by employees, agents or business partners of ours (or of businesses we acquire or partner with) that violate laws, including the laws governing payments to government officials, bribery, fraud, kickbacks and false claims, pricing, sales and marketing practices, conflicts of interest, competition, employment practices and workplace behavior, export and import compliance, economic and trade sanctions, money laundering and data privacy. In particular, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business, and we operate in many parts of the world that have experienced governmental corruption to some degree. Any such improper actions or allegations of such acts could damage our reputation and subject us to civil or criminal investigations and related stockholder lawsuits, could lead to substantial civil and criminal, monetary and non-monetary penalties and could cause us to incur significant legal and investigatory fees. In addition, the government may seek to hold us liable for violations committed by companies in which we invest or that we acquire. We also rely on our suppliers to adhere to Danaher’s Supplier Code of Conduct, and violations of such code of conduct could adversely affect our business and financial statements.
Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our business and financial statements.
In addition to the environmental, health, safety, anticorruption, data privacy and other regulations noted elsewhere in this information statement, our businesses are subject to extensive regulation by U.S. and non-U.S. governmental and self-regulatory entities at the supranational, federal, state, local and other jurisdictional levels, including for example the following:
•We are required to comply with various import laws and export control and economic sanctions laws, which may affect our transactions with certain customers, business partners and other persons and dealings between our employees and between our subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies. In other circumstances, we may be required to obtain an export license before exporting the controlled item. Compliance with the various import laws that apply to our businesses can restrict our access to, and increase the cost of obtaining, certain products and at times can interrupt our supply of imported inventory. In addition, we sell and provide products and technology to third parties, such as agents, representatives

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
and distributors, who may export such items to end-users. If we or any of these third parties do not comply with applicable export or import laws we may incur liability. We have established policies and procedures designed to ensure compliance with the laws and regulations referenced above, but there can be no assurance that the policies and procedures have prevented and will prevent violations of these regulations, and any such violation can adversely affect our business and financial statements.
•We also have agreements to sell products and services to government entities and are subject to various statutes and regulations that apply to companies doing business with government entities (less than 2% of our 2022 sales were made to the U.S. federal government). The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing and other terms and conditions that are not applicable to private contracts. Our agreements with government entities are in some cases subject to termination, reduction or modification at the convenience of the government or in the event of changes in government requirements, reductions in federal spending and other factors, and we may underestimate our costs of performing under the contract. In certain cases, a governmental entity may require us to pay back amounts it has paid to us. Government contracts that have been awarded to us following a bid process can become the subject of a bid protest by a losing bidder, which could result in loss of the contract. We are also subject to investigation and audit for compliance with the requirements governing government contracts.
These are not the only regulations that our businesses must comply with. The regulations we are subject to have tended to become more stringent over time and can be inconsistent across jurisdictions. We, our representatives and the industries in which we operate are at times under review and/or investigation by regulatory authorities. Failure to comply (or any alleged or perceived failure to comply) with the regulations referenced above or any other regulations can result in import detentions, fines, damages, civil and administrative penalties, injunctions, consent decrees, suspensions or losses of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow us to enter into supply contracts, disbarment from selling to certain governmental agencies, integrity oversight and reporting obligations to resolve allegations of non-compliance, disruption of our business, limitation on our ability to manufacture, import, export and sell products and services, loss of customers, significant legal and investigatory fees, disgorgement, individual imprisonment, reputational harm, contractual damages, diminished profits, curtailment or restricting of business operations, criminal prosecution and other monetary and non-monetary penalties. Compliance with these and other regulations can also affect our returns on investment, require us to incur significant expenses or modify our business model or impair our flexibility in modifying product, marketing, pricing or other strategies for growing our business. Our products and operations are also often subject to the rules of industrial standards bodies such as the International Standards Organization, and failure to comply with these rules can result in withdrawal of certifications needed to sell our products and services and otherwise adversely impact our business and financial statements. For additional information regarding these risks, please refer to “Business—Regulatory Matters.”
We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business that can adversely affect our business and financial statements.
We are, or following the distribution, may become, subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business (or related to the business operations of previously owned entities), including claims or counterclaims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, breach of contract claims, competition and sales and trading practices, environmental matters, personal injury, insurance coverage, acquisition or divestiture-related matters, as well as regulatory subpoenas, requests for information, investigations and enforcement. We also from time to time become subject to lawsuits as a result of acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, businesses divested by us or our predecessors. The types of claims made in lawsuits include claims for compensatory damages, consequential damages, punitive damages and/or injunctive relief. The defense of these lawsuits can divert our management’s attention, we from time to time incur significant expenses in defending these lawsuits, and we can be required to pay damage awards or settlements or become subject to equitable remedies that adversely affect our business and financial statements. Moreover, any insurance or indemnification rights that we may have may be insufficient or unavailable to protect us against such losses. Because most contingencies are

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
resolved over long periods of time, new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s strategy in any given period can require us to adjust the loss contingency estimates that we have recorded in our financial statements, record estimates for liabilities or assets previously not susceptible of reasonable estimates or pay cash settlements or judgments. Any of these developments can adversely affect our business and financial statements in any particular period. There can be no assurance that our liabilities in connection with current and future litigation and other legal and regulatory proceedings will not exceed our estimates or adversely affect our financial statements and business. However, based on our experience, information and applicable law as of the date of this information statement, we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with litigation and other legal and regulatory proceedings in excess of our reserves as of the date of this information statement will have a material effect on our business or financial statements.
From time to time, we become aware through our internal audits and other internal control procedures, employees or other parties of possible compliance matters, such as complaints or concerns relating to accounting, internal controls, financial reporting, auditing or ethical matters or relating to compliance with laws. When we become aware of such possible compliance matters, we investigate internally and take what we believe to be appropriate corrective action. Internal investigations can lead to the assertion of claims or the commencement of legal or regulatory proceedings against us and adversely affect our business and financial statements.
Our operations, products and services expose us to the risk of environmental, health and safety liabilities, costs and violations that could adversely affect our business and financial statements.
Our operations, products and services are subject to numerous U.S. federal, state, local and non-U.S. environmental, health and safety laws and regulations concerning, among other things, the health and safety of our employees, the generation, storage, use and transportation of hazardous materials, emissions or discharges of substances into the environment, investigation and remediation of hazardous substances or materials at various sites, chemical constituents in products and end-of-life disposal and take-back programs for products sold. There can be no assurance that our environmental, health and safety compliance program (or the compliance programs of businesses we acquire) have been or will at all times be effective. Failure to comply with any of these laws can result in civil and criminal, monetary and non-monetary penalties and damage to our reputation. In addition, there can be no assurance that our costs of complying with current or future environmental protection and health and safety laws will not exceed our estimates or adversely affect our business or financial statements.
In addition, we from time to time incur costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. We are also from time to time party to personal injury, property damage or other claims brought by private parties alleging injury or damage due to the presence of or exposure to hazardous substances. We can also become subject to additional remedial, compliance or personal injury costs due to future events such as changes in existing laws or regulations, changes in agency direction or enforcement policies, developments in remediation technologies, changes in the conduct of our operations and changes in accounting rules. For additional information regarding these risks, refer to the Combined Financial Statements included in this information statement. There can be no assurance that our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our reputation and financial statements or that we will not be subject to additional claims for personal injury or remediation in the future based on our past, present or future business activities. However, based on the information we have as of the date of this information statement we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with environmental matters in excess of our reserves as of the date of this information statement will have a material effect on our business or financial statements.
Changes in governmental regulations can reduce demand for our products or services or increase our expenses.
We compete in markets in which we and our customers must comply with supranational, federal, state, local and other jurisdictional regulations, such as regulations governing health and safety, the environment and privacy. We develop, configure and market our products and services to meet customer needs created by these regulations. Any significant change in any of these regulations (or in the interpretation or application thereof)

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
can reduce demand for, increase our costs of producing or delay the introduction of new or modified products and services, or restrict our existing activities, products and services.
Risks Related to the Separation and Our Relationship With Danaher
Veralto has no history of operating as a separate, publicly traded company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
The historical information about Veralto in this information statement refers to Veralto’s businesses as operated by and integrated with Danaher. Veralto’s historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Danaher. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that Veralto would have achieved as a separate, publicly traded company during the periods presented or those that Veralto will achieve in the future primarily as a result of the factors described below:
•prior to the separation, Veralto’s businesses have been operated by Danaher as part of its broader corporate organization, rather than as a separate, publicly traded company. Danaher or one of its affiliates performed various corporate functions for Veralto such as legal, treasury, accounting, auditing, human resources, corporate affairs and finance. Veralto’s historical and pro forma financial results reflect allocations of corporate expenses from Danaher for such functions and are likely to be less than the expenses Veralto would have incurred had it operated as a separate publicly traded company. Following the separation, Veralto’s cost related to such functions previously performed by Danaher may therefore increase;
•currently, Veralto’s businesses are integrated with the other businesses of Danaher. Historically, Veralto has shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although Veralto will enter into transition agreements with Danaher, these arrangements will be temporary and may not fully capture the benefits that Veralto has enjoyed as a result of being integrated with Danaher and may result in Veralto paying higher charges than in the past for these services. This could have an adverse effect on Veralto’s business and financial statements following the completion of the separation;
•generally, Veralto’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Danaher. Following the completion of the separation, Veralto may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements;
•after the completion of the separation, the cost of capital for Veralto’s businesses may be higher than Danaher’s cost of capital prior to the separation; and
•Veralto’s historical financial information does not reflect the debt or the associated interest expense that Veralto is expected to incur as part of the separation and distribution.
Other significant changes may occur in Veralto’s cost structure, management, financing and business operations as a result of operating as a company separate from Danaher. For additional information about the past financial performance of Veralto’s businesses and the basis of presentation of the historical Combined Financial Statements and the unaudited pro forma Combined Financial Statements of Veralto’s businesses, please refer to the sections entitled “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited Combined Financial Statements and accompanying notes included elsewhere in this information statement.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
As a separate, publicly traded company, Veralto may not enjoy the same benefits that Veralto did as a part of Danaher.
There is a risk that, by separating from Danaher, Veralto may become more susceptible to market fluctuations and other adverse events than it would have been if it were still a part of the current Danaher organizational structure. As part of Danaher, Veralto has been able to enjoy certain benefits from Danaher’s operating diversity, purchasing power and opportunities to pursue integrated strategies with Danaher’s other businesses. As a separate, publicly traded company, Veralto will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets. Additionally, as part of Danaher, Veralto has been able to leverage the Danaher historical market reputation and performance and brand identity to recruit and retain key personnel to run its business. As a separate, publicly traded company, Veralto will not have the same historical market reputation and performance or brand identity as Danaher and it may be more difficult for us to recruit or retain such key personnel.
The unaudited pro forma Combined Condensed Financial Statements included in this information statement are presented for informational purposes only and may not be an indication of Veralto’s financial condition or results of operations in the future.
The unaudited pro forma Combined Condensed Financial Statements included in this information statement are presented for informational purposes only and are not necessarily indicative of what Veralto’s actual financial condition or results of operations would have been had the separation been completed on the date indicated. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Veralto’s financial condition or results of operations. Accordingly, Veralto’s financial condition and results of operations in the future may not be evident from or consistent with such pro forma financial information.
Future sales or distributions by Danaher or others of Veralto common stock, or the perception that such sales or distributions may occur, could depress the price of Veralto common stock.
Immediately following the distribution, Danaher will own 19.9% of the economic interest and voting power of Veralto outstanding common stock. Subject to the restrictions described in the paragraph below, future sales of these shares in the public market will be subject to the volume and other restrictions of Rule 144 under the Securities Act of 1933 (the “Securities Act”), for so long as Danaher is deemed to be our affiliate, unless the shares to be sold are registered with the Securities and Exchange Commission, or SEC. We are unable to predict with certainty whether or when Danaher will sell a substantial number of shares of our common stock following the distribution. Sales or distributions by Danaher or others of a substantial number of shares after the distribution, or a perception that such sales or distributions could occur, could significantly reduce the market price of Veralto common stock. Upon completion of the distribution, except as otherwise described herein, all shares of Veralto common stock that are being distributed hereby will be freely tradable without restriction, assuming they are not held by Veralto’s affiliates.
Immediately following the distribution, Veralto intends to file a registration statement on Form S-8 registering under the Securities Act the shares of Veralto common stock reserved for issuance under the Veralto 2023 Stock Incentive Plan. If equity securities granted under the Veralto 2023 Stock Incentive Plan are sold or it is perceived that they will be sold in the public market, the trading price of Veralto common stock could decline substantially. These sales also could impede Veralto’s ability to raise future capital.
We expect that any Veralto director, officer or employee who is also a director, officer or employee of Danaher will have limited liability to Veralto or you for breach of fiduciary duty with respect to certain corporate opportunities.
The Veralto amended and restated certificate of incorporation will provide that, Danaher will have no duty to communicate information regarding a corporate opportunity to Veralto or to refrain from engaging in the same or similar activities or lines of business as Veralto, doing business with any client, customer or vendor of Veralto or employing or otherwise engaging any director, officer or employee of Veralto, and that to the fullest extent permitted by law, except as otherwise provided in the Veralto amended and restated certificate of incorporation, no officer, director or employee of Veralto who is also a director, officer or employee of Danaher will be deemed to have breached his or her fiduciary duties, if any, to Veralto solely by reason of Danaher’s engaging in any such

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
activity. The Veralto amended and restated certificate of incorporation will also provide that, for so long as Danaher beneficially owns any shares of Veralto common stock or has one or more directors, officers or employees serving as Veralto’s director, officer or employee, in the event that any of Veralto’s directors, officers or employees who is also a director, officer or employee of Danaher acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Veralto and Danaher, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and Veralto, to the fullest extent permitted by law, renounces any interest or expectancy in such corporate opportunity, and waives any claim that such corporate opportunity constituted a corporate opportunity that should have been presented to Veralto or any of its affiliates, if he or she acts in a manner consistent with the following policy: such corporate opportunity offered to any person who is Veralto’s director, officer or employee and who is also a director, officer or employee of Danaher shall belong to Veralto only if such opportunity is expressly offered to such person solely in his or her capacity as Veralto’s director or officer and otherwise shall belong to Danaher. As such, any director, officer or employee of Veralto who is also a director, officer or employee of Danaher will have limited liability to Veralto or to Veralto’s stockholders for breach of fiduciary duty by reason of not presenting a corporate opportunity to Veralto or any of its affiliates if such person has followed the aforementioned policy with respect to such corporate opportunity.
Veralto’s customers, prospective customers, suppliers or other companies with whom Veralto conducts business may conclude that Veralto’s financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them.
Some of Veralto’s customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that Veralto’s financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them, or may require Veralto to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with Veralto’s financial stability could have a material adverse effect on Veralto’s business and financial statements.
Potential indemnification liabilities to Danaher pursuant to the separation agreement could materially and adversely affect Veralto’s business and financial statements.
The separation agreement, among other things, provides for indemnification obligations (for uncapped amounts) designed to make Veralto financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the separation, as well as any other liabilities it agrees to assume pursuant to the separation agreement. If Veralto is required to indemnify Danaher under the circumstances set forth in the separation agreement, Veralto may be subject to substantial liabilities. Please refer to “Certain Relationships and Related Person Transactions—The Separation Agreement—Release of Claims and Indemnification.”
In connection with Veralto’s separation from Danaher, Danaher will indemnify Veralto for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Veralto against the full amount of such liabilities, or that Danaher’s ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the separation agreement and certain other agreements with Danaher, Danaher will agree to indemnify Veralto for certain liabilities as discussed further in “Certain Relationships and Related Person Transactions.” However, third parties could also seek to hold Veralto responsible for any of the liabilities that Danaher has agreed to retain, and there can be no assurance that the indemnity from Danaher will be sufficient to protect Veralto against the full amount of such liabilities, or that Danaher will be able to fully satisfy its indemnification obligations. In addition, Danaher’s insurance will not necessarily be available to Veralto for liabilities associated with occurrences of indemnified liabilities prior to the separation, and in any event Danaher’s insurers may deny coverage to Veralto for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if Veralto ultimately succeeds in recovering from Danaher or such insurance providers any amounts for which Veralto is held liable, Veralto may be temporarily required to bear these losses. Each of these risks could negatively affect Veralto’s business and financial statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
If there is a determination that the separation and/or the distribution, together with certain related transactions, is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying IRS private letter ruling and/or any tax opinion are incorrect or for any other reason, then Danaher and its stockholders could incur significant U.S. federal income tax liabilities, and we could also incur significant liabilities.
The distribution, along with certain related transactions, is conditioned upon the receipt by Danaher of (i) the Ruling from the IRS substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code. Danaher has submitted a request for the Ruling from the IRS. The Ruling and the opinion of tax counsel would rely on certain facts, assumptions, representations and undertakings from Danaher and Veralto regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, Danaher and its stockholders may not be able to rely on the Ruling or the opinion of tax counsel and could be subject to significant tax liabilities. Notwithstanding the Ruling or opinion of tax counsel, the IRS could determine on audit that the distribution or any of the certain related transactions is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the Ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Danaher or Veralto after the distribution. If the distribution or any of the certain related transactions is determined to be taxable for U.S. federal income tax purposes, Danaher and/or its stockholders could incur significant U.S. federal income tax liabilities, and Veralto could also incur significant liabilities. For a discussion of the tax consequences of the distribution, together with certain related transactions, please refer to “U.S. Federal Income Tax Considerations.”
In addition, under the tax matters agreement between Danaher and Veralto, Veralto will generally be required to indemnify Danaher against taxes and related liabilities incurred by Danaher that result from a breach of any representation made by us, or as a result of us taking or failing to take, as the case may be, certain actions, including in each case those provided in connection with the Ruling from the IRS or opinion of tax counsel, that result in the distribution, together with certain related transactions, failing to meet the requirements of a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code. For a discussion of the tax matters agreement, please refer to “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”
Veralto may be affected by significant restrictions, including on its ability to engage in certain corporate transactions for a two-year period after the distribution in order to avoid triggering significant tax-related liabilities.
To preserve the tax-free treatment for U.S. federal income tax purposes to Danaher and its stockholders of the distribution and certain related transactions, under the tax matters agreement that Veralto will enter into with Danaher, Veralto will generally be restricted from taking any action that prevents the distribution, together with certain related transactions, from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for the two-year period following the distribution, as described in “Certain Relationships and Related Person Transactions—Tax Matters Agreement—Preservation of the Tax-Free Status of Certain Aspects of the Separation,” Veralto will be subject to specific restrictions on its ability to enter into acquisition, merger, liquidation, sale and stock redemption transactions. These restrictions may limit Veralto’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. These restrictions will not limit the acquisition of other businesses by Veralto for cash consideration. In addition, under the tax matters agreement, Veralto may be required to indemnify Danaher against any such tax liabilities as a result of an acquisition of Veralto’s stock or assets, even if Veralto does not participate in or otherwise facilitate the acquisition. Furthermore, Veralto will be subject to specific restrictions on discontinuing the active conduct of its trade or business, issuing or selling its stock or other securities (including securities convertible into Veralto stock but excluding certain compensatory arrangements), and selling its assets outside the ordinary course of business. Such restrictions may reduce Veralto’s strategic and operating flexibility.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
For more information, please refer to “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”
After the distribution, certain of Veralto’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Danaher. Also, certain of Danaher’s current directors are expected to join Veralto’s Board, which may create conflicts of interest or the appearance of conflicts of interest.
Because of their current or former positions with Danaher, certain of Veralto’s expected executive officers and directors own equity interests in Danaher. Continuing ownership of shares of Danaher common stock and equity awards could create, or appear to create, potential conflicts of interest if Veralto and Danaher face decisions that could have implications for both Danaher and Veralto after the separation. In addition, certain of Danaher’s current directors (Linda Filler, Walter G. Lohr, Jr. and John T. Schwieters) are expected to join Veralto’s Board, and this could create, or appear to create, potential conflicts of interest when Veralto and Danaher encounter opportunities or face decisions that could have implications for both companies following the separation or in connection with the allocation of such directors’ time between Danaher and Veralto.
Danaher may compete with Veralto.
Danaher will not be restricted from competing with Veralto. If Danaher in the future decides to engage in the type of business Veralto conducts, it may have a competitive advantage over Veralto, which may cause Veralto’s business and financial statements to be materially adversely affected.
Veralto may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Veralto’s businesses.
Veralto may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others:
•the separation will allow investors to separately value Danaher and Veralto based on their distinct investment identities. Veralto’s businesses differ from Danaher’s other businesses in several respects, such as the market for products, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;
•the separation will allow Veralto and Danaher to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. For example, while Veralto’s management will be enabled to focus exclusively on its businesses, the management of Danaher will be able to grow its businesses. The separate management teams of Veralto and Danaher will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other businesses;
•the separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs;
•the separation will create a separate equity structure that will afford Veralto direct access to the capital markets and facilitate Veralto’s ability to capitalize on its unique growth opportunities; and
•the separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s businesses, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Veralto may not achieve these and other anticipated benefits for a variety of reasons, including, among others:
•as a current part of Danaher, the Environmental & Applied Solutions businesses that will become part of Veralto benefits from Danaher’s size and purchasing power in procuring certain goods and services. After the separation, as a separate entity, Veralto may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Danaher obtained prior to the separation. Veralto may also incur costs for certain functions previously performed by Danaher, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in Veralto’s historical financial statements, which could cause Veralto’s profitability to decrease;
•the actions required to separate Veralto’s and Danaher’s respective businesses could disrupt Veralto’s and Danaher’s operations;
•certain costs and liabilities that were otherwise less significant to Danaher as a whole will be more significant for Veralto and Danaher as separate companies after the separation;
•Veralto (and prior to the separation, Danaher) will incur costs in connection with the transition to being a separate, publicly traded company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Veralto personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;
•Veralto may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Veralto’s businesses; (ii) following the separation, Veralto may be more susceptible to market fluctuations and other adverse events than if it were still a part of Danaher; and (iii) following the separation, Veralto’s businesses will be less diversified than Danaher’s businesses prior to the separation; and
•to preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the distribution, together with certain related transactions, under the tax matters agreement that Veralto will enter into with Danaher, Veralto will be restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit Veralto’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its businesses.
If Veralto fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the businesses, operating results and financial condition of Veralto could be adversely affected.
Veralto may have received better terms from unaffiliated third parties than the terms it will receive in its agreements with Danaher.
The agreements Veralto will enter into with Danaher in connection with the separation, including the separation agreement, transition services agreement, employee matters agreement, tax matters agreement, intellectual property matters agreement, DBS license agreement and stockholder’s and registration rights agreement were prepared in the context of Veralto’s separation from Danaher while Veralto was still a wholly owned subsidiary of Danaher. Accordingly, during the period in which the terms of those agreements were prepared, Veralto did not have a separate or independent board of directors or a management team that was separate from or independent of Danaher. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Danaher and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. For more information, please refer to “Certain Relationships and Related Person Transactions.”

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Veralto or Danaher may fail to perform under various transaction agreements that will be executed as part of the separation or Veralto may fail to have necessary systems and services in place when certain of the transaction agreements expire.
The separation agreement and other agreements to be entered into in connection with the separation will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. Veralto will rely on Danaher after the separation to satisfy its performance and payment obligations under these agreements. If Danaher is unable or unwilling to satisfy its obligations under these agreements, including its indemnification obligations, Veralto could incur operational difficulties or losses. If Veralto does not have in place its own systems and services, or if Veralto does not have agreements with other providers of these services once certain transition services terminate, Veralto may not be able to operate its businesses effectively and its profitability may decline. Veralto is in the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services that Danaher currently provides to Veralto. However, Veralto may not be successful in implementing these systems and services or in transitioning data from Danaher’s systems to Veralto’s.
In addition, Veralto expects this process to be complex, time-consuming and costly. Veralto is also establishing or expanding its own tax, treasury, internal audit, investor relations, corporate governance and listed company compliance and other corporate functions. Veralto expects to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that Danaher historically provided Veralto prior to the separation. Any failure or significant downtime in Veralto’s own financial, administrative or other support systems or in the Danaher financial, administrative or other support systems during the transitional period during which Danaher provides Veralto with support could negatively impact Veralto’s business and financial statements or prevent Veralto from paying its suppliers and employees, executing business combinations and foreign currency transactions or performing administrative or other services on a timely basis, which could negatively affect Veralto’s business and financial statements.
In particular, Veralto’s day-to-day business operations rely on information technology systems. A significant portion of the communications among Veralto’s personnel, customers and suppliers take place on information technology platforms. Veralto expects the transfer of information technology systems from Danaher to Veralto to be complex, time consuming and costly. There is also a risk of data loss in the process of transferring information technology. As a result of Veralto’s reliance on information technology systems, the cost of such information technology integration and transfer and any such loss of key data could have an adverse effect on Veralto’s business and financial statements.
As of the date of this information statement, we expect to have outstanding indebtedness at the closing of the distribution of approximately $[●] and the ability to incur an additional $[●] of indebtedness under a revolving credit agreement that we expect to enter into, and in the future we may incur additional indebtedness. This indebtedness could adversely affect our businesses and our ability to meet our obligations and pay dividends.
As of the date of this information statement, Veralto expects to have outstanding indebtedness at the closing of the separation of approximately $[●], and have the ability to incur an additional $[●] of indebtedness under a revolving credit agreement that we expect to enter into prior to the closing of the separation. See “Description of Certain Indebtedness.” This debt could have important, adverse consequences to Veralto and its investors, including:
•requiring a substantial portion of Veralto’s cash flow from operations to make interest payments;
•making it more difficult to satisfy other obligations;
•increasing the risk of a future credit ratings downgrade of Veralto’s debt, which could increase future debt costs and limit the future availability of debt financing;
•increasing Veralto’s vulnerability to general adverse economic and industry conditions;

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow Veralto’s businesses;
•limiting Veralto’s ability to pay dividends;
•limiting Veralto’s flexibility in planning for, or reacting to, changes in its businesses and industries; and
•limiting Veralto’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase shares of Veralto common stock.
The debt financing will not be available for borrowings until the date on which certain conditions are satisfied, which Veralto expects will be satisfied prior to the completion of the distribution. Veralto anticipates that the instruments governing the debt financing will contain restrictive covenants that will limit Veralto’s ability to engage in activities that may be in Veralto’s long-term interest, including for example EBITDA-based leverage and interest coverage ratios. If Veralto breaches any of these restrictions and cannot obtain a waiver from the lenders on favorable terms, subject to applicable cure periods, the outstanding indebtedness (and any other indebtedness with cross-default provisions) could be declared immediately due and payable, which would adversely affect Veralto’s liquidity and financial statements. In addition, any failure to obtain and maintain credit ratings from independent rating agencies would adversely affect Veralto’s cost of funds and could adversely affect Veralto’s liquidity and access to the capital markets. If Veralto adds new debt, the risks described above could increase. For additional information regarding the debt financing, please refer to “Description of Certain Indebtedness.”
The risks described above will increase with the amount of indebtedness Veralto incurs, and in the future Veralto may incur significant indebtedness in addition to the indebtedness described above. In addition, Veralto’s actual cash requirements in the future may be greater than expected. Veralto’s cash flow from operations may not be sufficient to service Veralto’s outstanding debt or to repay the outstanding debt as it becomes due, and Veralto may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance its debt.
Veralto may not be able to generate sufficient cash to service all of Veralto’s indebtedness and may be forced to take other actions to satisfy its obligations under Veralto’s indebtedness, which may not be successful.
Veralto’s ability to make scheduled payments on or refinance our debt obligations depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond Veralto’s control. Veralto may be unable to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal and interest on its indebtedness.
If Veralto’s cash flows and capital resources are insufficient to fund its debt service obligations, Veralto could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter its dividend policy (if Veralto pays dividends), seek additional debt or equity capital or restructure or refinance its indebtedness. Veralto may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow Veralto to meet its scheduled debt service obligations. The instruments that will govern Veralto’s indebtedness may restrict its ability to dispose of assets and may restrict the use of proceeds from those dispositions. Veralto may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.
In addition, Veralto conducts operations through its subsidiaries. Accordingly, repayment of Veralto’s indebtedness will depend on the generation of cash flow by Veralto’s subsidiaries, including certain international subsidiaries, and their ability to make such cash available to Veralto, by dividend, debt repayment or otherwise. Veralto’s subsidiaries may not have any obligation to pay amounts due on Veralto’s indebtedness or to make funds available for that purpose. Veralto’s subsidiaries may not be able to, or may not be permitted to, make adequate distributions to enable Veralto to make payments in respect of Veralto’s indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit Veralto’s ability to

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
obtain cash from its subsidiaries. In the event that Veralto does not receive distributions from its subsidiaries, Veralto may be unable to make required principal and interest payments on its indebtedness.
Veralto’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, may materially adversely affect its business and financial statements and its ability to satisfy its obligations under its indebtedness or pay dividends on its common stock.
Following the distribution, Veralto will be dependent on Danaher to provide it with certain transition services, which may not be sufficient to meet its needs, and it may have difficulty finding replacement services or be required to pay increased costs to replace these services after its transition services agreement with Danaher expires.
Historically, Danaher has provided, and until Veralto’s separation from Danaher, Danaher will continue to provide, significant corporate and shared services related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. Following Veralto’s separation from Danaher, Veralto expects Danaher to continue to provide many of these services on a transitional basis for a fee. While these services are being provided to Veralto by Danaher, Veralto will be dependent on Danaher for services that are critical to its operation as a separate, publicly traded company, and its operational flexibility to modify or implement changes with respect to such services and the amounts we pay for them will be limited. After the expiration of the transition services agreement, Veralto may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that it will receive from Danaher under the transition services agreement. Although Veralto intends to replace portions of the services currently provided by Danaher following the separation, Veralto may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those it currently has in effect.
Certain entities or assets that are part of Veralto’s separation from Danaher may not be transferred to Veralto prior to the distribution or at all.
Certain entities and assets that are part of Veralto’s separation from Danaher may not be transferred prior to the distribution or at all because the entities or assets, as applicable, are subject to foreign government or third-party approvals that Veralto may not receive prior to the distribution or at all. Such approvals may include, but are not limited to, approvals to merge or demerge, to form new legal entities (including obtaining required registrations and/or licenses or permits) and to transfer assets and/or liabilities. It is currently anticipated that all material transfers will occur without delays that extend beyond the separation, but Veralto cannot offer any assurance that such transfers will not be delayed beyond the separation or assurance that such transfers will ultimately occur at all. To the extent such transfers do not occur prior to the distribution, under the separation agreement, the economic benefits and burdens of owning such assets and/or entities will, to the extent reasonably possible and permitted by applicable law, be provided to the Company.
In the event such transfers do not occur or are significantly delayed because Veralto does not receive the required approvals, Veralto may not realize all of the anticipated benefits of Veralto’s separation from Danaher and Veralto may be dependent on Danaher for transition services for a longer period of time than would otherwise be the case. For additional information, see “Risk Factors—Risks Related to Veralto’s Business” and “—Following the distribution, Veralto will be dependent on Danaher to provide it with certain transition services, which may not be sufficient to meet its needs, and it may have difficulty finding replacement services or be required to pay increased costs to replace these services after its transition services agreement with Danaher expires.”
Risks Related to Shares of Veralto Common Stock
Veralto cannot be certain that an active trading market for its common stock will develop or be sustained after the separation, and following the separation, the price of Veralto common stock may fluctuate significantly, which could cause the value of your investment to decline.
Prior to the completion of the distribution, there has been no public market for Veralto common stock. Veralto cannot guarantee that an active trading market will develop or be sustained for its common stock after the

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
distribution. If an active trading market does not develop, you may have difficulty selling your shares of Veralto common stock at an attractive price, or at all.
Even if a trading market develops, the market price of Veralto common stock may be highly volatile and could be subject to wide fluctuations. Veralto cannot predict the prices at which shares of Veralto common stock may trade after the distribution. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of Veralto common stock regardless of Veralto’s operating performance. In addition, Veralto’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in Veralto’s quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting Veralto’s business, adverse market reaction to any indebtedness Veralto may incur or securities Veralto may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries Veralto participates in or individual scandals, and in response the market price of shares of Veralto common stock could decrease significantly.
In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against Veralto and/or its directors and officers, could result in substantial costs and a diversion of our management’s attention and resources.
If Veralto is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of Veralto’s financial reports and the market price of Veralto common stock may be negatively affected.
As a public company, Veralto will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with Veralto’s second annual report on Form 10-K, Veralto expects it will be required to furnish a report by management on the effectiveness of its internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Veralto’s independent registered public accounting firm will also be required to express an opinion as to the effectiveness of its internal control over financial reporting. At such time, Veralto’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Veralto’s internal control over financial reporting is documented, designed or operating.
The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly, and complicated. If Veralto identifies material weaknesses in its internal control over financial reporting, if Veralto is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that its internal control over financial reporting is effective, or if Veralto’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Veralto’s financial reports and the market price of Veralto common stock could be negatively affected, and Veralto could become subject to investigations by the stock exchange on which its securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.
The obligations associated with being a public company will require significant resources and management attention.
Currently, Veralto is not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Following the effectiveness of the registration statement of which this

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
information statement forms a part, Veralto will be directly subject to such reporting and other obligations under the Exchange Act and the rules of the NYSE. As a separate public company, Veralto is required to, among other things:
•prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws and rules;
•have its own board of directors and committees thereof, which comply with federal securities laws and rules and applicable stock exchange requirements;
•maintain an internal audit function;
•institute its own financial reporting and disclosure compliance functions;
•establish an investor relations function;
•establish internal policies, including those relating to trading in its securities and disclosure controls and procedures; and
•comply with the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the NYSE.
These reporting and other obligations will place significant demands on Veralto’s management and Veralto’s administrative and operational resources, and Veralto expects to face increased legal, accounting, administrative and other costs and expenses relating to these demands that it had not incurred as a part of Danaher. Certain of these functions will be provided on a transitional basis by Danaher pursuant to a transition services agreement. Please refer to “Certain Relationships and Related Person Transactions.” Veralto’s investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from sales-generating activities to compliance activities, which could have an adverse effect on its business and financial statements.
Veralto cannot guarantee the payment of dividends on its common stock, or the timing or amount of any such dividends.
Veralto has not yet determined whether or the extent to which it will pay any dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, to Veralto stockholders will fall within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as Veralto’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in Veralto’s then existing debt arrangements, industry practice, legal requirements and other factors that the Board deems relevant. For more information, please refer to “Dividend Policy.” Veralto’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on its access to the capital markets. Veralto cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if Veralto commences paying dividends.
Your percentage ownership in Veralto may be diluted in the future.
In the future, your percentage ownership in Veralto may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that Veralto will be granting to Veralto’s directors, officers and employees. In addition, following the distribution, Veralto’s employees will have rights to purchase or receive shares of Veralto common stock as a result of the conversion of their Danaher equity awards into Veralto equity awards. The conversion of these Danaher awards into Veralto awards is described in further detail in “Treatment of Outstanding Equity Awards at the Time of the Separation.” As of the date of this information statement, the exact number of shares of Veralto common stock that will be subject to the converted Veralto equity awards is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in Veralto could be diluted as a result of the conversion. It is anticipated that the Veralto compensation committee will grant additional equity awards to Veralto’s employees and directors after the distribution, from time to time, under Veralto’s employee benefits plans. These additional awards will have a dilutive effect on Veralto’s earnings per share, which could adversely affect the market price of Veralto’s common stock.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
In addition, Veralto’s amended and restated certificate of incorporation will authorize Veralto to issue, without the approval of Veralto’s stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Veralto common stock respecting dividends and distributions, as the Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Veralto common stock. For example, Veralto could grant the holders of preferred stock the right to elect some number of Veralto’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that Veralto could assign to holders of preferred stock could affect the residual value of the common stock. Please refer to “Description of Veralto’s Capital Stock.”
Certain provisions in Veralto’s amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of Veralto, which could decrease the trading price of Veralto’s common stock.
Veralto’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Board rather than to attempt an unsolicited takeover not approved by the Board. These provisions include, among others:
•the inability of Veralto’s stockholders to call a special meeting;
•the inability of Veralto’s stockholders to act by written consent;
•rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;
•the right of the Board to issue preferred stock without stockholder approval;
•the division of the Board into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult;
•a provision that stockholders may only remove directors with cause;
•the ability of Veralto’s directors, and not stockholders, to fill vacancies (including those resulting from an enlargement of the Board) on the Board; and
•the requirement that the affirmative vote of stockholders holding at least 66-2/3% of Veralto’s voting stock is required to amend Veralto’s amended and restated bylaws and certain provisions in Veralto’s amended and restated certificate of incorporation.
In addition, because Veralto has not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
of such corporation not owned by the interested stockholder. Danaher and its affiliates have been approved as an interested stockholder of ours and therefore are not subject to Section 203.
Veralto believes these provisions will protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal. These provisions are not intended to make Veralto immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that the Board determines is not in the best interests of Veralto and Veralto’s stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.
Veralto’s amended and restated certificate of incorporation will designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Veralto’s stockholders. Veralto’s amended and restated certificate of incorporation will further designate the federal district courts of the United States of the America as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These forum selection provisions could discourage lawsuits against Veralto and Veralto’s directors, officers, employees and stockholders.
Veralto’s amended and restated certificate of incorporation will provide that, unless Veralto consents otherwise, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Veralto, any action asserting a claim of breach of a fiduciary duty owed by any of Veralto’s directors, officers, employees or stockholders to Veralto or Veralto’s stockholders, any action asserting a claim arising pursuant to any provision of the DGCL or Veralto’s amended and restated certificate of incorporation or bylaws, or any action asserting a claim governed by the internal affairs doctrine. We recognize that this forum selection clause may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Veralto’s amended restated certificate of incorporation will further provide that, unless Veralto consents otherwise, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
These exclusive forum provisions do not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
These forum selection provisions may limit the ability of Veralto’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Veralto or Veralto’s directors or officers, which may discourage such lawsuits against Veralto and Veralto’s directors, officers, employees and stockholders, and such provision may also make it more expensive for Veralto’s stockholders to bring such claims. Alternatively, if a court were to find these exclusive forum provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Veralto may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Veralto’s business and financial statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements included or incorporated by reference in this information statement, in other documents Danaher and Veralto file with or furnish to the SEC, in press releases, webcasts, conference calls, materials delivered to Danaher stockholders and other communications, are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements, including, without limitation, statements regarding: projections of revenue, expenses, profit, profit margins, tax rates, tax provisions, cash flows, pension and benefit obligations and funding requirements, Veralto’s liquidity position or other financial measures; Veralto’s management’s plans and strategies for future operations, including statements relating to anticipated operating performance, cost reductions, restructuring activities, new product and service developments, competitive strengths or market position, acquisitions and the integration thereof, divestitures, spin-offs, split-offs or other distributions, strategic opportunities, securities offerings, stock repurchases, dividends and executive compensation; the effects of the separation or the distribution, if consummated, on Veralto’s business; growth, declines and other trends in markets Veralto sells into; new or modified laws, regulations and accounting pronouncements; future regulatory approvals and the timing thereof; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; future foreign currency exchange rates and fluctuations in those rates; general economic and capital markets conditions; the anticipated timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Veralto intends or believes will or may occur in the future. Terminology such as “believe,” “anticipate,” “will,” “should,” “could,” “intend,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by Veralto’s management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the risks and uncertainties set forth under “Risk Factors.”
Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the information statement, document, press release, webcast, call, materials or other communication in which they are made. Except to the extent required by applicable law, neither Danaher nor Veralto assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
DIVIDEND POLICY
We have not yet determined the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, legal requirements and other factors that our Board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2023:
•on a historical basis; and
•on a pro forma basis to give effect to the Pro Forma Transactions, as defined in “Unaudited Pro Forma Combined Financial Statements.”
The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the separation, distribution and related transactions been completed as of March 31, 2023. In addition, it is not indicative of our future cash and equivalents and capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Combined Condensed Financial Statements and notes thereto included elsewhere in this information statement (amounts in millions, except per share data).

	As of March 31, 2023
	Historical	Pro Forma (unaudited)
Cash and cash equivalents (1)	$—	$
Capitalization:
Total long-term debt	$—	$
Equity:
Common stock ($0.01 par value per share); [●] shares authorized, [●] shares issued and outstanding, pro forma	—
Additional paid-in-capital	—
Net Parent investment (2)	4,276
Accumulated other comprehensive income (loss)	(933)
Noncontrolling interest	5
Total equity	3,348
Total capitalization	$3,348	$
__________________
(1)In connection with the separation, the Company expects to have $[●] in cash and cash equivalents as reflected on the Company’s unaudited pro forma combined balance sheet.
(2)Reflects the impact to Net Parent investment as a result of the anticipated post-distribution capital structure.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma Combined Financial Statements consist of the unaudited pro forma combined statements of earnings for the year ended December 31, 2022 and the three-month period ended March 31, 2023 and an unaudited pro forma combined balance sheet as of March 31, 2023. These unaudited pro forma combined statements were derived from the Company’s historical audited Combined Financial Statements included in this information statement. The unaudited pro forma combined statement of earnings for the three-month period ended March 31, 2023 and the unaudited pro forma combined balance sheet as of March 31, 2023 were derived from our unaudited Combined Condensed Financial Statements included in this information statement. The pro forma adjustments give effect to the separation and the related transactions, as described in the notes to the unaudited pro forma Combined Condensed Financial Statements. The unaudited pro forma combined statements of earnings for the year ended December 31, 2022 and the three-month period ended March 31, 2023 give effect to the separation as if it had occurred on January 1, 2022, the first day of fiscal 2022. The unaudited pro forma combined balance sheet gives effect to the separation as if it had occurred on March 31, 2023, the Company’s latest balance sheet date. References in this section and in the following unaudited pro forma Combined Financial Statements and the Company’s Combined Financial Statements and notes thereto included in this information statement to the “Company” or “Veralto” shall mean the Environmental & Applied Solutions segment of Danaher Corporation.
The unaudited pro forma Combined Financial Statements have been prepared to reflect transaction accounting and autonomous entity adjustments to present the financial condition and results of operations as if the Company was a separate stand-alone entity. In addition, we have provided a presentation of management adjustments that management believes are necessary to enhance an understanding of the pro forma effects of the transaction. The unaudited pro forma Combined Financial Statements have been adjusted to give effect to the following (collectively, the “Pro Forma Transactions”):
•The transfer to us from Parent and Parent affiliates of substantially all of the assets and liabilities of the Environmental & Applied Solutions business pursuant to the separation agreement in consideration for shares of our common stock and the Cash Distribution;
•The anticipated post-separation capital structure, including; (i) the issuance of [●] shares of common stock to Danaher (80.1% of the Veralto shares outstanding as of the separation will be distributed to holders of Danaher common stock in connection with the separation and Danaher will retain 19.9% of the outstanding shares) and (ii) the issuance of approximately $3.0 billion of long-term debt and commercial paper at an estimated weighted-average interest rate of 5.50%, additional details can be found in note (a);
•The impact of the tax matters agreement to be entered into with Danaher in connection with the separation;
•The impact of the transition services agreement to be entered into with Danaher in connection with the separation (see “Certain Relationships and Related Person Transactions”);
•The impact of a commercial sale/license agreement expected to be entered into with Danaher in connection with the separation;
•Transaction and incremental costs expected to be incurred as an autonomous entity and specifically related to the separation;
•Other adjustments described in the notes to the unaudited pro forma Combined Condensed Financial Statements; and
•Management adjustments which consist of reasonably estimated transaction effects expected to occur.
The unaudited pro forma Combined Financial Statements were prepared in accordance with Article 11 of Regulations S-X.
The unaudited pro forma Combined Financial Statements are subject to the assumptions and adjustments described in the accompanying notes. These unaudited pro forma Combined Financial Statements are subject to

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
change as Danaher and the Company finalize the terms of the separation agreement and other agreements and transactions related to the separation.
In connection with the separation, the Company expects to enter into a transition services agreement with Danaher, pursuant to which Danaher will provide the Company with certain specified services on a temporary basis, including various information technology, financial and administrative services. The charges for the transition services generally are expected to allow the Company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit. The adjustment for the transition services agreement is not expected to have a material impact on pro forma net earnings for the year ended December 31, 2022 or the three-month period ended March 31, 2023, since the historical combined statements of earnings for these periods already reflect Danaher’s existing allocations of costs for corporate services. Any incremental costs expected to be incurred from the transition services agreement are reflected as an autonomous entity adjustment.
The unaudited pro forma Combined Financial Statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of the Company’s results of operations or financial condition had the separation and the related transactions been completed on the dates assumed and should not be relied upon as a representation of the Company’s future performance.
The following unaudited pro forma Combined Financial Statements should be read in conjunction with the historical Combined and Combined Condensed Financial Statements for the Company and MD&A and “Description of Certain Indebtedness” included in this information statement.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
VERALTO CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
($ in millions)

	As of March 31, 2023
	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and equivalents	$—	$200	(a)	$—		$200
Trade accounts receivable, less allowance for doubtful accounts of $33	819	—		—		819
Inventories:
Finished goods	148	—		—		148
Work in process	51	—		—		51
Raw materials	150	—		—		150
Total Inventories	349	—		—		349
Prepaid expenses and other current assets	124	—		—		124
Total current assets	1,292	200		—		1,492
Property, plant and equipment, net of accumulated depreciation of $469	249	—		—		249
Other long-term assets	345	55	(c)	14	(j)	414
Goodwill	2,487	—		—		2,487
Other intangible assets, net	472	—		—		472
Total assets	$4,845	$255		$14		$5,114
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$410	$—		$—		$410
Accrued expenses and other liabilities	616	(3)	(b)	—		613
Total current liabilities	1,026	(3)		—		1,023
Long-term debt	—	2,975	(d)	—		2,975
Other long-term liabilities	471	(20)	(b)	14	(j)	465
Parent’s equity:
Net Parent investment	4,276	(4,276)	(e)	—		—
Common stock	—	—	(e)	—		—
Additional paid-in capital	—	1,579	(e)	—		1,579
Retained earnings	—	—		—		—
Accumulated other comprehensive income (loss)	(933)	—		—		(933)
Total Parent’s equity	3,343	(2,697)		—		646
Noncontrolling interests	5	—		—		5
Total equity	3,348	(2,697)		—		651
Total liabilities and equity	$4,845	$255		$14		$5,114

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
VERALTO CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
($ and shares in millions, except per share amounts)

	Three-Month Period Ended March 31, 2023
	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Sales	$1,225	$—		$2	(i)	$1,227
Cost of sales	(517)	—		—		(517)
Gross profit	708	—		2		710
Operating costs:
Selling, general and administrative expenses	(360)	—		(11)	(j)(k)	(371)
Research and development expenses	(56)	—		—		(56)
Operating profit	292	—		(9)		283
Nonoperating income (expense):
Interest expense	—	(42)	(f)	—		(42)
Earnings before income taxes	292	(42)		(9)		241
Income taxes	(67)	10	(g)	2	(l)	(55)
Net earnings	$225	$(32)		$(7)		$186
Net earnings per share:
Basic					(h)	$
Diluted					(h)	$
Average common stock and common equivalent shares outstanding:
Basic					(h)
Diluted					(h)

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
VERALTO CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
($ and shares in millions, except per share amounts)

	Year Ended December 31, 2022
	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Sales	$4,870	$—		$9	(i)	$4,879
Cost of sales	(2,110)	—		—		(2,110)
Gross profit	2,760	—		9		2,769
Operating costs:
Selling, general and administrative expenses	(1,431)	—		(43)	(j)(k)	(1,474)
Research and development expenses	(217)	—		—		(217)
Operating profit	1,112	—		(34)		1,078
Nonoperating income (expense):
Other income (expense), net	1	—		—		1
Interest expense	—	(169)	(f)	—		(169)
Earnings before income taxes	1,113	(169)		(34)		910
Income taxes	(268)	41	(g)	8	(l)	(219)
Net earnings	$845	$(128)		$(26)		$691
Net earnings per share:
Basic					(h)	$
Diluted					(h)	$
Average common stock and common equivalent shares outstanding:
Basic					(h)
Diluted					(h)
See the accompanying notes to unaudited pro forma combined financial information.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
For further information regarding the historical Combined Financial Statements of Veralto, please refer to the Combined and Combined Condensed Financial Statements and the notes thereto in this information statement. The unaudited pro forma combined balance sheet as of March 31, 2023 and unaudited pro forma combined statement of earnings for the year ended December 31, 2022 and the three-month period ended March 31, 2023, include adjustments related to the following:
Transaction Accounting Adjustments:
(a)Reflects a pro forma adjustment to cash calculated as follows (in millions):

Net proceeds from long-term debt and/or commercial paper	$2,975
Unremitted cash held by Veralto at March 31, 2023	348
Less: Distribution of net proceeds from long-term debt and/or commercial paper to Parent	(3,123)
Total pro forma adjustment	$200
In connection with the separation, Parent will transfer to Veralto certain cash balances. The ultimate amount of net cash that Parent will transfer to Veralto will be determined by Parent prior to the date of separation.
(b)Reflects adjustments of $30 million ($23 million, net of tax impact) for certain liabilities related to the Veralto deferred compensation plans which represent the value of Parent common stock interests held by Veralto participants that will be converted into interests in Veralto Corporation common stock in connection with the separation.
(c)Reflects indemnification asset of $55 million associated with Parent’s retention of certain net tax liabilities of Veralto that are subject to joint and several liabilities with Parent in accordance with the tax matters agreement.
(d)Reflects approximately $3.0 billion of estimated proceeds from the long-term debt and/or commercial paper expected to be incurred in connection with the separation, net of approximately $25 million in estimated financing costs. Proceeds from these anticipated borrowings and available cash are expected to be used to fund a dividend payment to Parent of approximately $3.1 billion in connection with the separation. Veralto has classified its anticipated commercial paper borrowings as long-term debt as it expects to have the intent and ability to refinance these anticipated borrowings for at least one year from the balance sheet date by drawing on Veralto’s committed credit facility and/or proceeds from other debt issuances.
(e)Reflects the reclassification of Parent’s net investment (including the adjustments described above) as a result of the anticipated post-separation capital structure. As of the separation date, the net Parent investment in Veralto after reflecting the impact of the dividend payment to Parent (note (d)) will be adjusted to reflect the distribution of Veralto common stock to Parent stockholders. Veralto’s common stock account reflects an adjustment for the par value of the anticipated [●] million outstanding shares of Veralto common stock, par value of $0.01 per share, expected to be issued upon separation. Veralto’s additional paid-in capital account reflects an adjustment related to the reclassification of Parent’s net investment in Veralto. The Company has assumed the number of outstanding shares of Veralto’s common stock based on [●] shares of Danaher common stock outstanding as of [●] and assumed a distribution of at least 80.1% of the outstanding shares of Veralto’s common stock to Danaher’s stockholders, on the basis of [●] share of Veralto’s common stock for every [●] share of Danaher common stock. The actual number of shares issued will not be known until the record date for the spin-off. The Company expects 19.9% of Veralto’s common stock to be owned by Danaher at the time of the spin-off.
(f)Reflects estimated interest expense of $169 million for the year ended December 31, 2022 and $42 million for the three-month period ended March 31, 2023 related to the anticipated borrowings to be incurred in

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
connection with the separation reflecting an estimated average borrowing cost of approximately 5.50% per annum.
(g)Reflects the income tax impact of the transaction pro forma adjustments for the year ended December 31, 2022 and the three-month period ended March 31, 2023. This adjustment was calculated by applying the statutory federal income tax rate of 21.0% and state income tax rate, net of federal benefit, of 3.5% to the pre-tax pro forma adjustments. The applicable tax rates could be impacted (either higher or lower) depending on certain factors subsequent to the separation including the legal entity structure implemented and may be materially different from the pro forma results.
(h)The number of Veralto shares used to compute pro forma basic and diluted earnings per share is based on the number of shares of Veralto common stock assumed to be outstanding, based on the number of Parent common shares used for determination of Parent’s basic and diluted earnings per share on December 31, 2022 and the three-month period ended March 31, 2023, assuming a distribution ratio of [●] share of Veralto common stock for every [●] shares of Parent common stock outstanding. This calculation does not take into account the dilutive effect that will result from the issuance of Veralto stock-based compensation awards in connection with the adjustment and conversion of outstanding Parent stock-based compensation awards held by Veralto employees or the grant of new Veralto stock-based compensation awards. The number of dilutive shares of Veralto common stock underlying Veralto’s stock-based compensation awards issued in connection with the adjustment and conversion of outstanding Parent stock-based compensation awards will not be determined until after the distribution date.
Autonomous Entity Adjustments:
(i)Reflects the impact of a commercial sale/license agreement Veralto and Danaher expect to enter into in connection with the separation. The increase in sales of $2 million and $9 million for the three-month period ended March 31, 2023 and for the year ended December 31, 2022, respectively, reflects the impacts of the commercial pricing in the agreement applied to historical purchases of goods and services by the Parent from Veralto.
(j)Reflects the impact of new lease agreements for corporate offices and the net impact of new compensation agreements for current executives of Veralto and incremental employees of Veralto. The lease adjustment recognizes operating lease assets and liabilities of $14 million based on the estimated present value of the lease payments over the lease term and incremental rent expense of $1 million for the year ended December 31, 2022 and less than $1 million for the three-month period ended March 31, 2023.
As a separate public company, Veralto expects to incur certain additional costs including costs resulting from the separation and establishment of Veralto as a separate company primarily related to incremental full-time employees associated with business support functions that were previously shared with Danaher. Accordingly, the pro forma condensed combined financial statements have been adjusted to depict the Company as an autonomous entity. As a result, for the year ended December 31, 2022 and the three-month period ended March 31, 2023, Veralto expects to incur approximately $42 million and $11 million of expenses, respectively, in addition to Danaher’s corporate costs allocated in the historical combined financial statements related to the incremental full-time employees and the new compensation agreements for current executives of Veralto. The additional resources required by Veralto have been identified based on the anticipated corporate support structure of the Company post-spin. Where additional resource needs were identified, they were addressed through planned or actual external hiring. However, actual additional costs that will be incurred could differ from these estimates and would depend on several factors, including the economic environment and strategic decisions made in areas such as selling and marketing, finance and information technology.
(k)Reflects the impact of the transition services agreement, which results in incremental corporate and administrative costs not included in the Company’s historical Combined Financial Statements. An adjustment of $[●] million to increase selling, general and administrative expense were recorded in the

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Unaudited Pro Forma Combined Statement of Earnings for the year ended December 31, 2022 and $[●] million for the three-month period ended March 31, 2023.
(l)Reflects the income tax impact of the autonomous entity pro forma adjustments for the year ended December 31, 2022 and the three-month period ended March 31, 2023. This adjustment was calculated by applying the statutory federal income tax rate of 21.0% and state income tax rate, net of federal benefit, of 3.5% to the pre-tax pro forma adjustments. The applicable tax rates could be impacted (either higher or lower) depending on certain factors subsequent to the separation including the legal entity structure implemented and may be materially different from the pro forma results.
Management Adjustments:
The Company has elected to present management adjustments to the pro forma financial information and included all adjustments necessary for a fair statement of such information. As a separate public company, Veralto expects to incur incremental costs within certain corporate functions including finance, tax, legal, human resources and other general and administrative related functions. The Company received the benefit of economies of scale as a segment within the Parent, however, in establishing these functions independently, the expenses will be higher than the prior corporate allocation from Parent.
As a separate public company, Veralto expects to incur certain costs in addition to those incurred pursuant to the transition services agreement reflected in the autonomous entity adjustments and described in note (k) above, including costs resulting from recurring and ongoing corporate governance costs, including board of director compensation and expenses, audit and other professional services fees, annual report and proxy statement costs, SEC filing fees, transfer agent fees, consulting and legal fees and stock exchange fees.
The Company expects to incur these costs beginning at the spin-off, with one-time costs expected to be incurred over a period of 12 to 24 months post-separation.
The Company estimated that it would incur approximately $26 million and $6 million of total incremental expenses (including one-time expenses of approximately $[●] million and $[●] million and estimated recurring expenses of $[●] million and $[●] million) for the year ended December 31, 2022 and for the three-month period ended March 31, 2023, respectively.
The Company estimated these additional expenses by assessing the resources and associated one-time and recurring costs each function (e.g., finance, information technology, human resources, etc.) will require to stand up and operate as part of a separate publicly traded company. The Company expects to address any required resources incremental to the services provided by Danaher under the transition services agreement through additional hiring or incremental vendor and other third-party services spend.
The additional expenses have been estimated based on assumptions that our management believes are reasonable. However, actual additional costs that will be incurred could differ from these estimates and would depend on several factors, including the economic environment, results of contractual negotiations with third party vendors, ability to execute on proposed separation plans and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructures. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” to this document may impact actual costs incurred. The Company may also decide to increase or reduce resources or invest more heavily in certain areas in the future, which may result in further differences between management’s estimates and actual costs incurred in the future.
These management adjustments include forward-looking information that is subject to the safe harbor protections of the Exchange Act. The tax effect has been determined by applying the respective statutory tax rates to the aforementioned adjustments in jurisdictions where valuation allowances were not required.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
For the three-month period ended March 31, 2023:

($ in millions except share and per share amounts)	Net income	Basic earnings per share	Diluted earnings per share
Unaudited pro forma combined net earnings*	$186	$	$
Management adjustments	(6)
Tax effect	1
Unaudited pro forma combined net earnings after management adjustments	$181	$	$
Weighted average number of common shares outstanding
Basic
Diluted
_________________
*As shown in the Unaudited Pro Forma Combined Statement of Income

For the year ended December 31, 2022:

($ in millions except share and per share amounts)	Net income	Basic earnings per share	Diluted earnings per share
Unaudited pro forma combined net earnings*	$691	$	$
Management adjustments	(26)
Tax effect	6
Unaudited pro forma combined net earnings after management adjustments	$671	$	$
Weighted average number of common shares outstanding
Basic
Diluted
_________________
*As shown in the Unaudited Pro Forma Combined Statement of Income

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “Veralto” or the “Company” shall mean the businesses comprising Danaher Corporation’s (“Danaher” or “Parent”) Environmental & Applied Solutions segment. Veralto Corporation has engaged in no business activities to date and it has no assets or liabilities of any kind, other than those incident to its formation.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide material information relevant to an assessment of the Company’s financial condition and results of operations, including an evaluation of the amounts and certainty of cash flows from operations and from outside sources. The MD&A is designed to focus specifically on material events and uncertainties known to management that are reasonably likely to cause reported financial information not to be necessarily indicative of future operating results or of future financial condition. This includes descriptions and amounts of matters that have had a material impact on reported operations, as well as matters that are reasonably likely based on management’s assessment to have a material impact on future operations. You should read the following discussion in conjunction with the “Unaudited Pro Forma Combined Financial Statements,” the Company’s Combined Financial Statements and notes thereto and the section entitled “Business” included in this information statement. The Company’s MD&A is divided into the following seven sections:
•Basis of Presentation;
•Overview;
•Results of Operations;
•Financial Instruments and Risk Management;
•Liquidity and Capital Resources;
•Critical Accounting Estimates; and
•New Accounting Standards.
BASIS OF PRESENTATION
The accompanying Combined Financial Statements present the historical financial position, results of operations, changes in Danaher’s equity and cash flows of the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out Combined Financial Statements.
The Company has historically operated as part of Danaher and not as a stand-alone company. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All revenues and costs, as well as assets and liabilities, directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, and sales and marketing expenses from Danaher’s corporate office and from other Danaher businesses to the Company. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Danaher. Related party allocations, including the method for such allocation, are discussed further in Note 14 of the Notes to the audited Combined Financial Statements.
As part of Danaher, the Company is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Company’s “net Parent investment” account. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in the financial statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The Company’s business consists of two segments: Water Quality and Product Quality & Innovation. For additional details regarding these businesses, please refer to the section titled “Business” included in this information statement.
OVERVIEW
General
Refer to “Business” for a discussion of the Company’s strategic objectives and methodologies for delivering long-term stockholder value.
Business Overview
The Company’s unifying purpose is Safeguarding the World’s Most Vital Resources. Our diverse group of associates and leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. The Company is committed to the advancement of public health and safety and believes it is positioned to support its customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events, food and pharmaceutical security, and the impact of an aging workforce. For decades, the Company has used its scientific expertise and innovative technologies to address complex challenges our customers face across regulated industries – including municipal utilities, food and beverage, pharmaceutical and industrials – where the consequence of failure is high. Through its core offerings in water analytics, water treatment, marking and coding, and packaging and color, customers look to the Company’s solutions to help ensure the safety, quality, efficiency, and reliability of their products, processes, and people globally. Upon the separation, Veralto will be headquartered in Waltham, Massachusetts with a workforce of approximately 16,000 associates strategically located in more than 45 countries.
The Company operates through two segments – Water Quality (“WQ”) and Product Quality & Innovation (“PQI”). The Company’s businesses within these segments have strong globally recognized brands as a result of its leadership in served markets over several decades. Through WQ, the Company improves the quality and reliability of water through leading brands including Hach, Trojan Technologies and ChemTreat. Through PQI, the Company promotes consumer trust in products and help enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone. The Company believes its leading positions result from the strength of our commercial organizations, our legacy of innovation, and our close and long-term connectivity to its customers and knowledge of their workflows, underpinned by our culture of continuous improvement. This has resulted in a large installed base of instruments that drive ongoing consumables and software sales to support the Company’s customers. As a result, the Company’s business generates recurring sales which represented approximately 59% of total sales during the year ended December 31, 2022. The Company’s business model also supports a strong margin profile with limited capital expenditure requirements and has generated attractive cash flows. The Company believes these attributes allow it to deliver financial performance that is resilient across economic cycles.
We also believe that Veralto’s history with the Danaher Business System (“DBS”) provides the Company with a strong foundation for competitive differentiation. DBS is a business management system that consists of a philosophy, processes and tools that guide what Danaher does and measure how well Danaher executes, grounded in a culture of continuous improvement. The DBS processes and tools are organized around the areas of Lean, Growth and Leadership, and are rooted in foundational tools known as the DBS Fundamentals, which are relevant to every associate and business function. The DBS Fundamentals are focused on core competencies such as using visual representations of processes to identify inefficiencies, defining and solving problems in a structured way, and continuously improving processes to drive consistent execution.
Members of the team that will serve as Veralto management have served as Danaher leaders and have been integral to the evolution of DBS. For example, Veralto’s President and Chief Executive Officer has practiced and championed DBS in multiple operating companies across multiple geographies and industries since 1999 and has contributed meaningfully to the evolution of DBS over that period. Veralto’s Senior Vice President, Water Quality previously led the Danaher Business System Office, which bears central responsibility for stewardship of the DBS processes and tools and development of DBS practitioners who support the operating companies and train business

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
leaders in the application of DBS. Many of the other Danaher associates who will become Veralto senior leaders have years of experience practicing DBS and deploying it in their particular businesses and functions.
Danaher will license to Veralto the DBS tools and processes as they exist at the separation. Following the separation, Veralto will use and evolve those tools and processes as the Veralto Enterprise System (“VES”). We expect to use VES tools to improve our profitability and cash flows, which support our ability to expand our addressable market and improve our market position through investments in areas such as our commercial organization and research and development (“R&D”), including software and digital solutions. Our cash flows also support acquisitions to enhance our product capabilities and expansion into new and attractive markets, which we have successfully done through the acquisition of approximately 80 businesses over more than two decades.
Business Performance and Outlook
Sales for the three-month period ended March 31, 2023 increased 4.5% as compared to the comparable period of 2022. Core sales increased 6.5% in the three-month period ended March 31, 2023 as compared to the comparable period of 2022 (for the definition of “core sales” refer to “—Non-GAAP Financial Measures” below) and acquisitions, net of divestitures contributed 0.5% to the increase in sales. The impact of currency translation decreased reported sales 2.5%. The Company’s continued investments in sales growth initiatives and the other business-specific factors referenced below contributed to core sales growth.
Geographically, the Company’s sales in the three-month period ended March 31, 2023 in developed markets increased year-over-year by 5% driven by increased sales in North America and Western Europe. For the same period, core sales in developed markets grew at a mid-single digit rate and were driven by the same geographic regions. Sales in high-growth markets increased year-over-year by 2% due primarily to increased sales in Latin America, partially offset by declines in China and by the loss of revenue resulting from the suspension of shipments to Russia that was initiated in the first quarter of 2022. For the same period, core sales in high-growth markets grew at a high-single digit rate and were driven by the same geographic regions. High-growth markets represented approximately 28% of the Company’s total sales during the three-month period ended March 31, 2023.
The Company’s net earnings for the three-month period ended March 31, 2023 totaled $225 million, compared to $180 million for the three-month period ended April 1, 2022. The increase in net earnings during the three-month period ended March 31, 2023 as compared to the comparable period in 2022 was driven by increased revenues, partially offset by the adverse impact of foreign exchange rates during the three-month period ended March 31, 2023 as compared to the comparable period in 2022. Refer to “—Results of Operations” for further discussion of the year-over-year changes in net earnings for the three-month period ended March 31, 2023.
Sales for the year ended December 31, 2022 increased 3.5% as compared to 2021. The impact of currency translation decreased reported sales 4.0% and divestitures, net of acquisitions decreased reported sales by 0.5%. Core sales increased 8.0% in 2022 compared to 2021. The Company’s continued investments in sales growth initiatives and the other business-specific factors referenced below contributed to core sales growth.
Geographically, the Company’s sales for the year ended December 31, 2022 in developed markets increased year-over-year by 5%, as increased sales in North America more than offset the impact of currency translation on sales in Western Europe. For the same period, core sales in developed markets grew at a low-double digit rate and were driven by North America and Western Europe. Sales in high-growth markets were flat in 2022 as compared to 2021, as the impact of currency translation and the loss of revenue resulting from the suspension of sales to Russia offset increased sales in Latin America. For the same period, core sales in high-growth markets grew at a mid-single digit rate, led by Latin America, partially offset by the loss of revenue resulting from the suspension of shipments to Russia. High-growth markets represented approximately 29% of the Company’s total sales in 2022. For additional information regarding the Company’s sales by geographical region, refer to Note 3 to the audited Combined Financial Statements.
The Company’s net earnings for the year ended December 31, 2022 totaled $845 million, compared to $861 million for the year ended December 31, 2021. The decrease in net earnings in 2022 as compared to 2021 was driven by a higher effective tax rate in 2022 driven by lower discrete tax benefits in 2022 compared to 2021,

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
partially offset by increased operating profit driven by the increase in revenues. Refer to “—Results of Operations” for further discussion of the year-over-year changes in net earnings for the year ended December 31, 2022.
For a discussion of the impact of supply chain disruptions, labor availability constraints and increased labor costs on our businesses in 2022, refer to section titled “Business – Materials.” For a discussion of the impact of the Russia-Ukraine conflict on our businesses in 2022, refer to section titled “Business – Russia-Ukraine Conflict.”
The COVID-19 Pandemic
The Company continues to actively monitor the COVID-19 pandemic. While conditions related to the pandemic generally have improved in 2023 compared to 2022, conditions vary by geography. The U.S. announced that the public health emergency related to COVID-19 ended as of May 11, 2023. The Company does not anticipate significant impact from the expiration of the public health emergency.
For additional information on the risks of COVID-19 to the Company’s operations, refer to the section titled “Risk Factors” included in this information statement.
Acquisitions
The Company’s growth strategy contemplates future acquisitions. The Company’s operations and results can be affected by the rate and extent to which appropriate acquisition opportunities are available, acquired businesses are effectively integrated and anticipated synergies or cost savings are achieved.
There were no business acquisitions during the three-month period ended March 31, 2023.
During 2022, the Company acquired three businesses for a total consideration of $55 million in cash, net of cash acquired and recorded goodwill and intangible assets of $38 million and $18 million, respectively. The businesses acquired complement existing units of the Company’s Product Quality & Innovation segment.
During 2021, the Company acquired two businesses for total consideration of $60 million in cash, net of cash acquired and recorded goodwill and intangible assets of $48 million and $12 million, respectively. The businesses acquired complement existing units of both of the Company’s segments.
During 2020, the Company acquired two businesses for total consideration of $121 million in cash, net of cash acquired and recorded goodwill and intangible assets of $111 million and $20 million, respectively. The businesses acquired complement existing units of the Company’s Water Quality segment.
Public Company Expenses
As a result of this offering, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. We will have additional procedures and practices to establish as a separate publicly traded company. As a result, we will incur additional costs, including corporate governance, internal audit, investor relations, stock administration and regulatory compliance costs.
Non-GAAP Financial Measures
In this information statement, references to the non-GAAP financial measure of core sales (also referred to as core revenues or sales/revenues from existing businesses) refer to sales from continuing operations calculated according to GAAP but excluding sales from acquired businesses (as defined below) and the impact of currency translation.
References to sales or operating profit attributable to acquisitions or acquired businesses refer to sales or operating profit, as applicable, from acquired businesses recorded prior to the first anniversary of the acquisition less any sales and operating profit, during the applicable period, attributable to divested product lines not considered discontinued operations. The portion of revenue attributable to currency translation is calculated as the difference between the period-to-period change in revenue (excluding sales from acquired businesses (as defined above, as

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
applicable)) and the period-to-period change in revenue (excluding sales from acquired businesses (as defined above, as applicable)) after applying current period foreign exchange rates to the prior year period.
Core sales growth should be considered in addition to, and not as a replacement for or superior to, sales growth, and may not be comparable to similarly titled measures reported by other companies. Management believes that reporting the non-GAAP financial measure of core sales growth provides useful information to investors by helping identify underlying growth trends in the Company’s business and facilitating comparisons of the Company’s revenue performance with its performance in prior and future periods and to the Company’s peers. Management also uses core sales growth to measure the Company’s operating and financial performance. The Company excludes the effect of currency translation from core sales because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends, and excludes the effect of acquisitions and divestiture-related items because the nature, size, timing and number of acquisitions and divestitures can vary dramatically from period-to-period and between the Company and its peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of each non-GAAP financial measure to its most directly comparable U.S. GAAP financial measure.
Cash Flow, Free Cash Flow and Free Cash Flow to Net Earnings Conversion Ratio
The non-GAAP performance measures free cash flow and free cash flow to net earnings conversion ratio are included in this information statement because they help investors understand Veralto’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures). Additionally, the free cash flow measures are used as a measure of performance in the Parent’s executive compensation program. With respect to the free cash flow measures, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The following table sets forth a reconciliation of cash provided by operating activities, the most directly comparable U.S. GAAP financial measure, to free cash flow and the operating cash flow to net earnings ratio to free cash flow to net earnings ratio.

	Three-Month Period Ended		Year Ended December 31
($ in millions)	March 31, 2023	April 1, 2022	2022	2021	2020
Total Cash Flows:
Total cash provided by operating activities (GAAP)	$156	$56	$870	$896	$1,001
Total cash used in investing activities (GAAP)	$(9)	$(23)	$(89)	$(97)	$(157)
Total cash used in financing activities (GAAP)	$(147)	$(33)	$(781)	$(799)	$(844)

Free Cash Flow:
Total cash provided by operating activities (GAAP)	$156	$56	$870	$896	$1,001
Less: payments for additions to property, plant & equipment (capital expenditures) (GAAP)	(9)	(10)	(34)	(54)	(36)
Plus: proceeds from sales of property, plant & equipment (capital disposals) (GAAP)	—	—	—	—	—
Free cash flow (non-GAAP)	$147	$46	$836	$842	$965

Operating Cash Flow to Net Earnings Ratio (GAAP):
Total cash provided by operating activities (GAAP)	$156	$56	$870	$896	$1,001
Net earnings (GAAP)	$225	$180	$845	$861	$724
Operating cash flow to net earnings conversion ratio	0.69	0.31	1.03	1.04	1.38

Free Cash Flow to Net Earnings Ratio (non-GAAP):
Free cash flow from above (non-GAAP)	$147	$46	$836	$842	$965
Net earnings (GAAP)	$225	$180	$845	$861	$724
Free cash flow to net earnings conversion ratio (non-GAAP)	0.65	0.26	0.99	0.98	1.33
RESULTS OF OPERATIONS
Throughout this discussion, references to sales growth or decline refer to the impact of both price and unit sales and references to productivity improvements generally refer to improved cost efficiencies resulting from the ongoing application of DBS.
The following discussion and analysis of our combined statements of earnings should be read together with our Combined Financial Statements included elsewhere in this information statement, which reflect the results of operations of the business compromising Danaher’s Environmental & Applied Solutions segment to be transferred to us. For more information on the combined basis of preparation, see Note 1 to our audited Combined Financial Statements elsewhere in this information statement.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Sales Growth and Core Sales Growth

	Three-Month Period Ended March 31, 2023 vs. Comparable 2022 Period	2022 vs 2021	2021 vs 2020
Total sales growth (GAAP)	4.5%	3.5%	8.0%
Impact of:
Acquisitions/divestitures	(0.5)%	0.5%	1.5%
Currency exchange rates	2.5%	4.0%	(1.5)%
Core sales growth (non-GAAP)	6.5%	8.0%	8.0%
Three-Month Period Ended March 31, 2023 Compared to the Three-Month Period Ended April 1, 2022
Total sales increased 4.5% on a year-over-year basis for the three-month period ended March 31, 2023 primarily as a result of core sales growth driven by the factors discussed below by segment and by an increase in sales attributable to acquisitions, net of divestitures. The impact of currency translation decreased reported sales by 2.5% on a year-over-year basis for the three-month period ended March 31, 2023, primarily due to the unfavorable impact of the strengthening of the U.S. dollar against most other major currencies in 2023.
Operating profit margins were 23.8% for the three-month period ended March 31, 2023 as compared to 19.7% for the comparable period of 2022. The following factors favorably impacted year-over-year operating profit margin comparisons:
•Higher first quarter 2023 core sales and incremental year-over-year cost savings associated with restructuring and continuing productivity improvement initiatives, net of incremental year-over-year costs associated with sales and marketing growth initiatives - 385 basis points
•The incremental net accretive effect in 2023 of acquired businesses - 15 basis points
•First quarter 2022 impairments of accounts receivable and inventory in Russia - 10 basis points
2022 Compared to 2021
Total sales increased 3.5% on a year-over-year basis in 2022 primarily as a result of core sales growth driven by the factors discussed below by segment, partially offset by a decrease in sales attributable to divestitures, net of acquisitions. The impact of currency translation decreased reported sales by 4.0% on a year-over-year basis in 2022, primarily due to the unfavorable impact of the strengthening of the U.S. dollar against most other major currencies in 2022.
Operating profit margins were 22.8% for the year ended December 31, 2022 as compared to 22.1% in 2021. The following factors impacted year-over-year operating profit margin comparisons.
2022 vs. 2021 operating profit margin comparisons were favorably impacted by:
•Higher 2022 core sales and incrementally lower year-over-year costs associated with various new product development initiatives, net of the impact of product mix, incremental year-over-year costs associated with material, transportation and labor and restructuring and continuing productivity improvement initiatives and incremental year-over-year costs for sales, service and marketing growth investments - 75 basis points
•The incremental net accretive effect in 2022 of acquired businesses and product line dispositions which did not qualify as discontinued operations - 20 basis points

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
2022 vs. 2021 operating profit margin comparisons were unfavorably impacted by:
•Second quarter 2022 impairment charge related to technology and customer relationships in the Water Quality segment - 20 basis points
•2022 impairments of accounts receivable and inventory in Russia - 5 basis points
2021 Compared to 2020
Total sales increased 8.0% on a year-over-year basis in 2021 primarily as a result of an increase in core sales resulting from the factors discussed below by segment, partially offset by a decrease in sales attributable to divestitures, net of acquisitions. The impact of currency translation increased reported sales by 1.5% on a year-over-year basis in 2021 primarily due to the favorable impact of the weakening of the U.S. dollar against most other major currencies in 2021.
Operating profit margins were 22.1% for the year ended December 31, 2021 as compared to 21.9% in 2020. The following factors impacted year-over-year operating profit margin comparisons:
2021 vs. 2020 operating profit margin comparisons were favorably impacted by:
•Impairment charges related to trade names and other intangible assets in 2020 in the Product Quality & Innovation segment - 40 basis points
2021 vs. 2020 operating profit margin comparisons were unfavorably impacted by:
•Incremental year-over-year costs associated with sales, service and marketing growth investments and incremental year-over-year material and labor costs, net of higher 2021 core sales volumes, incremental year-over-year cost savings associated with continuing productivity improvement initiatives and the impact of currency exchange rates in 2021 - 20 basis points
Business Segments
Sales by business segment were as follows ($ in millions):

	Three-Month Period Ended		Year Ended December 31
	March 31, 2023	April 1, 2022	2022	2021	2020
Water Quality	$729	$670	$2,887	$2,669	$2,487
Product Quality & Innovation	496	502	1,983	2,031	1,861
Total	$1,225	$1,172	$4,870	$4,700	$4,348
For information regarding the Company’s sales by geographical region, refer to Note 3 to the audited Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
WATER QUALITY
The Company’s Water Quality segment provides proprietary precision instrumentation, consumables, software, services and advanced water treatment technologies to help measure, analyze and treat the world’s water in residential, commercial, municipal, industrial, research and natural resource applications.
Water Quality Selected Financial Data

	Three-Month Period Ended		Year Ended December 31
($ in millions)	March 31, 2023	April 1, 2022	2022	2021	2020
Sales	$729	$670	$2,887	$2,669	$2,487
Operating profit	168	125	668	584	573
Depreciation	6	6	24	27	28
Amortization	5	6	22	27	27
Operating profit as a % of sales	23.0%	18.7%	23.1%	21.9%	23.0%
Depreciation as a % of sales	0.8%	0.9%	0.8%	1.0%	1.1%
Amortization as a % of sales	0.7%	0.9%	0.8%	1.0%	1.1%
Sales Growth and Core Sales Growth

	Three-Month Period Ended March 31, 2023 vs. Comparable 2022 Period	2022 vs. 2021	2021 vs. 2020
Total sales growth (GAAP)	9.0%	8.0%	7.5%
Impact of:
Acquisitions/divestitures	—%	—%	(1.0)%
Currency exchange rates	2.0%	3.5%	(1.5)%
Core sales growth (non-GAAP)	11.0%	11.5%	5.0%
Three-Month Period Ended March 31, 2023 Compared to Three-Month Period Ended April 1, 2022
For the three-month period ended March 31, 2023, total Water Quality segment sales increased 9.0%, primarily as a result of core sales growth driven by the factors discussed below. Additionally, currency translation decreased reported sales 2.0% for the three-month period ended March 31, 2023.
Price increases in the segment contributed 7.0% to sales growth on a year-over-year basis for the three-month period ended March 31, 2023 as compared to the comparable period in 2022 and are reflected as a component of the change in core sales growth.
Core sales in the Water Quality segment increased year-over-year, driven primarily by the analytical instrumentation product line and to a lesser extent by the chemical treatment solutions product line, partially offset by a slight decline in core sales in the ultraviolet water disinfection business. Year-over-year core sales in the analytical instrumentation product line increased in the three-month period primarily driven by increased core sales in both the municipal and industrial end-markets. Geographically, the increase in core sales was led primarily by North America and to a lesser extent by Western Europe. Core sales in the business’s chemical treatment solutions product line increased during the three-month period as a result of increased core sales across most major end-markets. Geographically, the increase in core sales of chemical treatment solutions was driven by North America. Core sales in the ultraviolet water disinfection business decreased during the three-month period, driven by the completion of several large projects in the prior year resulting in a challenging year-over-year comparison in 2023. Due to the project-based nature of certain of their business, the timing of project completions can impact future year-over-year comparisons. Geographically, the decrease in core sales was led by North America, partially offset by China.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Operating profit margins were 23.0% for the three-month period ended March 31, 2023 as compared to 18.7% for the three-month period ended April 1, 2022. The following factors favorably impacted year-over-year operating profit margin comparisons:
•Higher first quarter 2023 core sales and incremental year-over-year cost savings associated with restructuring and continuing productivity improvement initiatives, net of incremental year-over-year costs associated with sales and marketing growth initiatives - 430 basis points
2022 Compared to 2021
In 2022, total Water Quality segment sales increased 8.0%, primarily as a result of core sales growth, which refers to the impact of both price and unit sales, driven by the factors discussed below. Additionally, the impact of currency translation decreased reported sales 3.5% in 2022.
Price increases in the segment contributed 9.5% to sales growth on a year-over-year basis during 2022 as compared with 2021 and are reflected as a component of the change in core sales growth.
Core sales in the Water Quality segment increased year-over-year, driven primarily by the analytical instrumentation business and to a lesser extent by the chemical treatment solutions business. In addition, the ultraviolet water disinfection business modestly contributed to core growth. Year-over-year core sales in the analytical instrumentation business increased driven primarily by higher core sales in the municipal end-market and to a lesser extent the industrial end-market. Geographically, core sales growth was led by North America and to a lesser extent by Western Europe. Core sales in the chemical treatment solutions business increased as a result of higher core sales across all major end-markets. Geographically, the increase in core sales of chemical treatment solutions was driven primarily by North America and to a lesser extent by Latin America. Core sales in the ultraviolet water disinfection business increased in 2022, driven primarily by the municipal end-market and to a lesser extent by the industrial end-market. Geographically, the increase in core sales was led primarily by North America and to a lesser extent by China.
Operating profit margins were 23.1% for the year ended December 31, 2022 as compared to 21.9% in 2021. The following factors impacted year-over-year operating profit margin comparisons:
2022 vs. 2021 operating profit margin comparisons were favorably impacted by:
•Higher 2022 core sales, incremental year-over-year cost savings associated with continuing productivity improvement initiatives and incrementally lower year-over-year costs associated with various new product development initiatives, net of the impact of product mix, incremental year-over-year costs associated with material, transportation and labor, incremental year-over-year costs for sales, service and marketing growth investments - 155 basis points
2022 vs. 2021 operating profit margin comparisons were unfavorably impacted by:
•Second quarter 2022 impairment charge related to technology and customer relationships - 30 basis points
•The incremental net dilutive effect in 2022 of acquired businesses - 5 basis points
Depreciation as a percentage of sales decreased in 2022 as compared with 2021 primarily as a result of the increase in sales and the impact of currency exchange rates in 2022. Amortization of intangible assets as a percentage of sales decreased in 2022 as compared with 2021 primarily as a result of certain intangible assets becoming fully amortized in 2022 and the impairment of an intangible asset in 2022.
2021 Compared to 2020
In 2021, total Water Quality segment sales increased 7.5%, primarily as a result of core sales growth, which refers to the impact of both price and unit sales, driven by the factors discussed below. Additionally, acquisitions increased reported sales by 1.0% in 2021 and the impact of currency translation increased reported sales 1.5% in 2021, primarily due to the favorable impact of the weakening of the U.S. dollar in 2021 compared to 2020.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Price increases in the segment contributed 1.5% to sales growth on a year-over-year basis during 2021 as compared with 2020 and are reflected as a component of the change in core sales growth.
During 2021, Water Quality core sales increased year-over-year as a result of increased core sales of consumables and equipment, driven in part by the recovery from the decline in equipment demand in 2020 as a result of the COVID-19 pandemic. The year-over-year increase in core sales was driven primarily by the analytical instrumentation business and to a lesser extent by the chemical treatment solutions business. In addition, the ultraviolet water disinfection business modestly contributed to core growth. Year-over-year core sales in the analytical instrumentation business increased driven primarily by demand in both the municipal and industrial end-markets and in both developed and high growth markets. Core sales in the chemical treatment solutions business increased as a result of broad-based demand across most major end-markets, driven primarily by North America. Core sales in the ultraviolet water disinfection business increased in 2021, driven primarily by the municipal end-market followed by the industrial and residential end-markets, in order of significance. Geographically, the increase in core sales was led primarily by North America and to a lesser extent by China, partially offset by modest declines in Western Europe.
Operating profit margins were 21.9% for the year ended December 31, 2021 as compared to 23.0% in 2020. The following factors unfavorably impacted year-over-year operating margin comparisons:
•Incremental year-over-year costs associated with sales, service and marketing growth investments and incremental year-over-year material, transportation and labor costs, net of higher 2021 core sales volumes, incremental year-over-year cost savings associated with continuing productivity improvement initiatives and the impact of currency exchange rates in 2021 - 80 basis points
•The incremental net dilutive effect in 2021 of acquired businesses - 30 basis points
PRODUCT QUALITY & INNOVATION
The Company’s Product Quality & Innovation segment provides instruments, software, services and consumables for various color and appearance management, packaging design and quality management, packaging converting, printing, marking and coding, and traceability applications for consumer, pharmaceutical and industrial products.
Product Quality & Innovation Selected Financial Data

	Three-Month Period Ended		Year Ended December 31
($ in millions)	March 31, 2023	April 1, 2022	2022	2021	2020
Sales	$496	$502	$1,983	$2,031	$1,861
Operating profit	135	117	488	496	419
Depreciation	4	5	16	17	19
Amortization	7	8	28	35	36
Operating profit as a % of sales	27.2%	23.3%	24.6%	24.4%	22.5%
Depreciation as a % of sales	0.8%	1.0%	0.8%	0.8%	1.0%
Amortization as a % of sales	1.4%	1.6%	1.4%	1.7%	1.9%

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Sales Growth and Core Sales Growth

	Three-Month Period Ended March 31, 2023 vs. Comparable 2022 Period	2022 vs. 2021	2021 vs. 2020
Total sales (decline) growth (GAAP)	(1.0)%	(2.5)%	9.0%
Impact of:
Acquisitions/divestitures	(1.0)%	1.0%	4.5%
Currency exchange rates	3.0%	5.0%	(2.0)%
Core sales growth (non-GAAP)	1.0%	3.5%	11.5%
Three-Month Period Ended March 31, 2023 Compared to the Three-Month Period Ended April 1, 2022
For the three-month period ended March 31, 2023, total Product Quality & Innovation segment sales decreased 1.0% year-over-year, primarily due to the impact of currency translation, which decreased reported sales 3.0% for the three-month period due to the unfavorable impact of the strengthening of the U.S. dollar in 2023 compared to 2022. Acquisitions, net of divestitures increased reported sales by 1.0% for the three-month period ended March 31, 2023.
Price increases in the segment contributed 2.5% to sales growth on a year-over-year basis for the three-month period ended March 31, 2023 as compared to the comparable period of 2022 and are reflected as a component of the change in core sales growth.
Core sales in the Product Quality & Innovation segment increased year-over-year and were driven by the packaging and color solutions products and services business. Core sales in the marking and coding business were essentially flat during the three-month period as increased demand in the food and beverage end-market was offset by lower demand in the consumer packaging end-market. Geographically, increased core sales in Western Europe were offset primarily by lower core sales in Russia and to a lesser extent by lower core sales in North America. For the packaging and color solutions products and services business, core sales increased in the three-month period, geographically led by North America and to a lesser extent Western Europe.
Operating profit margins were 27.2% for the three-month period ended March 31, 2023 compared to 23.3% for the three-month period ended April 1, 2022. The following factors favorably impacted year-over-year operating profit margin comparisons:
•Higher first quarter 2023 core sales and incremental year-over-year cost savings associated with restructuring and continuing productivity improvement initiatives, net of incremental year-over-year costs associated with sales and marketing growth initiatives - 335 basis points
•The incremental net accretive effect in 2023 of acquired businesses - 30 basis points
•First quarter 2022 impairments of accounts receivable and inventory in Russia - 25 basis points
2022 Compared to 2021
In 2022, total Product Quality & Innovation segment sales decreased 2.5%, primarily due to the impact of currency translation, which decreased reported sales 5.0% in 2022 due to the unfavorable impact of the strengthening of the U.S. dollar in 2022 compared to 2021. Divestitures, net of acquisitions also decreased reported sales by 1.0% in 2022.
Price increases in the segment contributed 5.0% to sales growth on a year-over-year basis during 2022 as compared with 2021 and is reflected as a component of the change in core sales growth.
Core sales in the Product Quality & Innovation segment increased year-over-year and were primarily driven by the marking and coding business and to a lesser extent by the packaging and color solutions products and services

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
business. Core sales in the marking and coding business increased, led by the food and beverage end-market. Geographically, core sales growth was led primarily by North America, and to a lesser extent by Western Europe and Latin America, partially offset by the core sales decline from the suspension of shipments to Russia beginning in the first quarter of 2022. Year-over-year core sales in the packaging and color solutions products and services business increased, geographically led by Western Europe.
Operating profit margins were 24.6% for the year ended December 31, 2022 as compared to 24.4% in 2021. The following factors impacted year-over-year operating profit margin comparisons.
2022 vs. 2021 operating profit margin comparisons were favorably impacted by:
•The incremental accretive effect in 2022 of 2021 product line dispositions which did not qualify as discontinued operations, net of acquisitions - 55 basis points
2022 vs. 2021 operating profit margin comparisons were unfavorably impacted by:
•Incremental year-over-year costs for material, transportation, labor and restructuring and continuing productivity improvement initiatives and incremental year-over-year costs for sales, service and marketing growth investments, net of higher 2022 core sales and incrementally lower year-over-year costs associated with various new product development initiatives - 30 basis points
•2022 impairments of accounts receivable and inventory in Russia - 5 basis points
Amortization of intangible assets as a percentage of sales decreased in 2022 as compared with 2021 primarily as a result of certain intangible assets becoming fully amortized in 2022.
2021 Compared to 2020
In 2021, total Product Quality & Innovation segment sales increased 9.0%, primarily as a result of core sales growth, which refers to the impact of both price and unit sales, driven by the factors discussed below. Additionally, the impact of currency translation increased reported sales 2.0% in 2021, primarily due to the favorable impact of the weakening of the U.S. dollar in 2021 compared to 2020. Divestitures, net of acquisitions, decreased reported sales by 4.5% in 2021.
Price increases in the segment contributed 2.0% to sales growth on a year-over-year basis during 2021 as compared with 2020 and are reflected as a component of the change in core sales growth.
During 2021, total Product Quality & Innovation core sales increased as a result of increased sales for consumables and equipment, driven in part by the recovery from lower equipment volumes in 2020 resulting from the COVID-19 pandemic. The year-over-year increase in core sales was driven primarily by the marking and coding business and to a lesser extent by the packaging and color solutions products and services business. Core sales in the marking and coding business increased across all major geographies and most major end-markets. Year-over-year core sales in the packaging and color solutions products and services business increased across most major geographies.
Operating profit margins were 24.4% for the year ended December 31, 2021 as compared to 22.5% in 2020. The following factors favorably impacted year-over-year operating margin comparisons:
•Impairment charges related to trade names and other intangible assets in 2020 - 95 basis points
•The incremental accretive effect in 2021 of product line dispositions which did not qualify as discontinued operations net of acquisitions - 50 basis points
•Higher 2021 sales volumes from existing businesses and incremental year-over-year cost savings associated with the continuing productivity improvement initiatives taken in 2021, net of the effect of year-over-year costs associated with various new product development and sales and marketing growth investments and incremental year-over-year material, transportation and labor costs - 45 basis points

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
COST OF SALES AND GROSS PROFIT

	Three-Month Period Ended		Year Ended December 31
($ in millions)	March 31, 2023	April 1, 2022	2022	2021	2020
Sales	$1,225	$1,172	$4,870	$4,700	$4,348
Cost of sales	(517)	(524)	(2,110)	(1,987)	(1,838)
Gross profit	708	648	2,760	2,713	2,510
Gross profit margin	57.8%	55.3%	56.7%	57.7%	57.7%
Three-Month Period Ended March 31, 2023 Compared to the Three-Month Period Ended April 1, 2022
Cost of sales decreased $7 million, or 1.3%, for the three-month period ended March 31, 2023 as compared to the comparable period of 2022, due primarily to lower year-over-year material costs, net of the impact of higher year-over-year sales volumes.
Gross profit margins increased 250 basis points on a year-over-year basis for the three-month period ended March 31, 2023 as compared to the comparable period of 2022, due primarily to the impact of positive pricing actions and to a lesser extent incremental cost savings associated with lower material costs, partially offset by the impact of foreign currency exchange rates.
2022 Compared to 2021
Cost of sales increased $123 million, or 6.2%, during 2022 as compared with 2021, due primarily to higher year-over-year sales volumes and to incremental year-over-year costs associated with material, transportation and labor.
Gross profit margins decreased 100 basis points on a year-over-year basis during 2022 as compared to 2021, due primarily to incremental year-over-year costs associated with material, transportation and labor, the impact of product mix and the impact of currency exchange rates. The gross profit margin decline was partially offset by pricing actions enacted to offset the impact of material, transportation and labor cost increases.
2021 Compared to 2020
Cost of sales increased $149 million, or 8.1%, on a year-over-year basis during 2021 as compared to 2020, due primarily to higher year-over-year sales volumes and to a lesser extent incremental year-over-year material, transportation and labor costs.
Gross profit margins remained consistent on a year-over-year basis for 2021 as compared to 2020, as the increase in year-over-year sales corresponded to the increase in cost of sales.
OPERATING EXPENSES

	Three-Month Period Ended		Year Ended December 31
($ in millions)	March 31, 2023	April 1, 2022	2022	2021	2020
Sales	$1,225	$1,172	$4,870	$4,700	$4,348
Selling, general and administrative (“SG&A”) expenses	(360)	(360)	(1,431)	(1,428)	(1,340)
Research and development expenses	(56)	(57)	(217)	(244)	(219)
SG&A as a % of sales	29.4%	30.7%	29.4%	30.4%	30.8%
R&D as a % of sales	4.6%	4.9%	4.5%	5.2%	5.0%
SG&A expenses as a percentage of sales declined 130 basis points on a year-over-year basis for the three-month period ended March 31, 2023 as compared to the comparable period of 2022. The year-over-year decrease reflects the benefit of increased leverage of the Company’s general and administrative cost base, including amortization

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
expense, resulting from higher year over year sales and lower expenses relating to productivity improvement initiatives and amortization.
SG&A expenses as a percentage of sales declined 100 basis points on a year-over-year basis for 2022 compared to 2021. The year-over-year decrease reflects the benefit of increased leverage of the Company’s general and administrative cost base, including amortization expense, resulting from higher 2022 sales, continuing productivity improvement initiatives and lower amortization expense, partially offset by continued investments in sales and marketing growth initiatives and increased labor costs.
SG&A expenses as a percentage of sales declined 40 basis points on a year-over-year basis for 2021 compared to 2020. The decline was driven by the benefit of increased leverage of the Company’s general and administrative cost base, including amortization expense, resulting from higher 2021 sales volumes, incremental year-over-year cost savings associated with continuing productivity improvement initiatives and to a lesser extent lower year-over-year impairment charges related to a trade name and other intangible assets incurred in 2020. These decreases were partially offset by continued investments in sales and marketing growth initiatives in 2021 and increased labor costs.
R&D expenses as a percentage of sales declined 30 basis points on a year-over-year basis for the three-month period ended March 31, 2023 as compared to the comparable period of 2022 due primarily to the increase in sales.
R&D expenses as a percentage of sales declined 70 basis points on a year-over-year basis in 2022 as compared to 2021 due primarily to the increase in sales, the impact of currency exchange rates and the timing of new product development initiatives.
R&D expenses as a percentage of sales increased 20 basis points on a year-over-year basis in 2021 as compared to 2020 primarily due to an increase in spending growth related to the timing of new product development initiatives.
NONOPERATING INCOME (EXPENSE), NET
Nonoperating income (expense) consists primarily of the non-service cost components of net periodic benefit costs and gains on the sale of product lines. Refer to Note 6 in the audited Combined Financial Statements.
INCOME TAXES
General
Income tax expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in the Company’s Combined Financial Statements. The Company records the tax effect of discrete items and items that are reported net of their tax effects in the period in which they occur.
The Company’s effective tax rate can be affected by changes in the mix of earnings in countries with different statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, accruals related to contingent tax liabilities and period-to-period changes in such accruals, the results of audits and examinations of previously filed tax returns (as discussed below), the expiration of statutes of limitations, the implementation of tax planning strategies, tax rulings, court decisions, settlements with tax authorities and changes in tax laws and regulations, and legislative policy changes (for example, any changes that may result from the OECD’s initiative on Base Erosion and Profit Shifting). For a description of the tax treatment of earnings that are planned to be reinvested indefinitely outside the United States, refer to “Liquidity and Capital Resources” below.
The following table summarizes the Company’s effective tax rate:

	Three-Month Period Ended		Year Ended December 31
	March 31, 2023	April 1, 2022	2022	2021	2020
Effective tax rate	22.9%	22.1%	24.1%	17.8%	23.8%

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Year-Over-Year Changes in the Tax Provision and Effective Tax Rate
The Company’s effective tax rate for the three-month periods ended March 31, 2023 and April 1, 2022 differs from the U.S. federal statutory rate of 21.0% principally due to the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, as well as state taxes, partially offset by net tax benefits primarily related to excess tax benefits from stock-based compensation.
The Company’s effective tax rate for 2022 differs from the U.S. federal statutory rate of 21.0% due principally to the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, state taxes, as well as changes in estimates associated with prior period uncertain tax positions and audit settlements, partially offset by net tax benefits primarily related to excess tax benefits from stock-based compensation.
The Company’s effective tax rate for 2021 differs from the U.S. federal statutory rate of 21.0% due principally to net tax benefits primarily related to the release of reserves for uncertain tax positions from the expiration of statutes of limitation and audit settlements and excess tax benefits from stock-based compensation, partially offset by the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, state taxes and changes in estimates associated with prior period uncertain tax positions.
The Company’s effective tax rate for 2020 differs from the U.S. federal statutory rate of 21.0% due principally to the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, state taxes, as well as changes in estimates associated with prior period uncertain tax positions, partially offset by net tax benefits primarily related to excess tax benefits from stock-based compensation and release of reserves for uncertain tax positions from the expiration of statutes of limitation and audit settlements.
The Company conducts business globally, and the Parent files numerous consolidated and separate income tax returns in the U.S. federal and state and non-U.S. jurisdictions. The non-U.S. countries in which the Company has a significant presence include Belgium, Brazil, Canada, China, Germany, Netherlands and the United Kingdom. Excluding these jurisdictions, the Company believes that a change in the statutory tax rate of any individual non-U.S. country would not have a material effect on the Company’s Combined Financial Statements given the geographic dispersion of the Company’s taxable income.
The Parent and its subsidiaries (including the businesses of the Company) are routinely examined by various domestic and international taxing authorities. The Internal Revenue Service (“IRS”) has completed examinations of certain of the Parent’s federal income tax returns through 2015 and is currently examining certain of the Parent’s federal income tax returns for 2016 through 2018. In addition, the Parent has subsidiaries (including the businesses of the Company) in Belgium, Canada, Germany, India, Italy, Sweden, Switzerland and the United Kingdom and in states and provinces that are currently under audit for years ranging from 2006 through 2021.
As part of Danaher, the amount of income taxes the Company pays is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of its global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted, as necessary. For a discussion of risks related to these and other tax matters, refer to “Risk Factors”.
COMPREHENSIVE INCOME
Comprehensive income increased by $84 million for the three-month period ended March 31, 2023 as compared to the comparable period of 2022, primarily due to increased net earnings and gains from foreign currency translation adjustments in 2023 as compared to 2022. The Company recorded foreign currency translation gains of $21 million for the three-month period ended March 31, 2023, primarily driven by the weakening of the U.S. dollar against the euro in the period, compared to losses of $19 million for the three-month period ended April 1, 2022, primarily driven by the strengthening of the U.S. dollar against the euro in that period. Foreign currency translation adjustments reflect the gain or loss resulting from the impact of the change in currency exchange rates on the Company’s foreign operations as they are translated to the Company’s reporting currency, the U.S. dollar. The

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Company had no pension plan adjustments for the three-month period ended March 31, 2023 compared to a gain of $1 million for the three-month period ended April 1, 2022.
Comprehensive income decreased by $10 million in 2022 as compared to 2021, primarily due to decreased net earnings and higher losses from foreign currency translation adjustments in 2022 as compared to 2021, partially offset by higher gains from pension and postretirement benefit adjustments. The Company recorded foreign currency translation adjustment losses of $100 million for 2022 primarily driven by the strengthening of the U.S. dollar against the euro, Canadian dollar and the British pound in 2022 compared to losses of $88 million for 2021 primarily driven by the strengthening of the U.S. dollar against the euro in 2021. The Company also recorded a gain on pension plan adjustments of $33 million for 2022 compared to a gain of $15 million for 2021.
Comprehensive income decreased by $12 million in 2021 as compared to 2020, primarily driven by losses from foreign currency translation adjustments in 2021 as compared to gains in 2020, partially offset by higher net earnings and higher gains from pension plan adjustments in 2021 compared to 2020. The Company recorded foreign currency translation losses of $88 million in 2021 primarily driven by the strengthening of the U.S. dollar against the euro in 2021 as compared to gains of $84 million for 2020 primarily driven by the weakening of the U.S. dollar against the euro and Swiss franc in 2020. The Company recorded a pension and post retirement plan benefit adjustment gain of $15 million in 2021 compared to a loss of $8 million in 2020.
FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
The Company is exposed to market risk from changes in foreign currency exchange rates and commodity prices as well as credit risk, each of which could impact its Combined Financial Statements. The Company generally addresses its exposure to these risks through its normal operating activities.
Currency Exchange Rate Risk
The Company faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than the Company’s functional currency or the functional currency of its applicable subsidiary. The Company also faces translational exchange rate risk related to the translation of financial statements of its foreign operations into U.S. dollars, the Company’s functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, the Company is exposed to movements in the exchange rates of various currencies against the U.S. dollar. In particular, the Company has more sales in European currencies than it has expenses in those currencies. Therefore, when European currencies strengthen or weaken against the U.S. dollar, operating profits are increased or decreased, respectively. The effect of a change in currency exchange rates on the Company’s net investment in international subsidiaries is reflected in the accumulated other comprehensive income (loss) component of Parent’s equity.
On a year-over-year basis, currency exchange rates negatively impacted reported sales for the three-month period ended March 31, 2023 as compared to the comparable period of 2022, primarily due to the strengthening of the U.S. dollar against most major currencies in 2023. If the currency exchange rates in effect as of March 31, 2023 were to prevail throughout 2023, currency exchange rates would increase full year 2023 sales by approximately 0.5% relative to 2022. Strengthening of the U.S. dollar against other major currencies compared to the exchange rates in effect as of March 31, 2023 would adversely impact the Company’s sales and results of operations on an overall basis. Any weakening of the U.S. dollar against other major currencies compared to the exchange rates in effect as of March 31, 2023 would positively impact the Company’s sales and results of operations.
Currency exchange rates negatively impacted 2022 reported sales on a year-over-year basis primarily due to the strengthening of the U.S. dollar against most major currencies in 2022.
The Company has generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales and net earnings in the Company’s Combined Financial Statements. In addition, the Company has assets and liabilities held in foreign currencies. A

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
10% depreciation in major currencies relative to the U.S. dollar as of March 31, 2023 and December 31, 2022 would have reduced Parent’s equity by approximately $170 million and $176 million, respectively.
Credit Risk
The Company is exposed to potential credit losses in the event of nonperformance by counterparties to its financial instruments. Financial instruments that potentially subject the Company to credit risk consist of receivables from customers.
Concentrations of credit risk arising from receivables from customers are limited due to the diversity of the Company’s customers. The Company’s businesses perform credit evaluations of their customers’ financial conditions as deemed appropriate and also obtain collateral or other security when deemed appropriate.
Commodity Price Risk
For a discussion of risks relating to commodity prices, refer to “Risk Factors—Risks Related to Veralto’s Businesses.”
LIQUIDITY AND CAPITAL RESOURCES
As part of Danaher, the Company is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Company’s net Parent investment. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in its Combined Financial Statements. During the years ended December 31, 2022, 2021 and 2020 and the three-month periods ended March 31, 2023 and April 1, 2022, the Company generated sufficient cash from operating activities to fund its operating and investing activities. Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating and investing activities. The Company continues to generate substantial cash from operating activities and believes that its operating cash flow and other sources of liquidity will, after giving effect to any dividend payments and debt servicing obligations, be sufficient to allow it to continue investing in existing businesses, consummating strategic acquisitions and managing its capital structure on a short and long-term basis.
Overview of Cash Flows and Liquidity
Following is an overview of the Company’s cash flows and liquidity:

	Three-Month Period Ended		Year Ended December 31,
($ in millions)	March 31, 2023	April 1, 2022	2022	2021	2020
Net cash provided by operating activities	$156	$56	$870	$896	$1,001

Cash paid for acquisitions	$—	$(13)	$(55)	$(60)	$(121)
Proceeds from sale of product line	—	—	—	26	—
Payments for additions to property, plant and equipment	(9)	(10)	(34)	(54)	(36)
All other investing activities	—	—	—	(9)	—
Net cash used in investing activities	$(9)	$(23)	$(89)	$(97)	$(157)

Net transfers to Parent	$(147)	$(33)	$(781)	$(800)	$(844)
All other financing activities	—	—	—	1	—
Net cash used in financing activities	$(147)	$(33)	$(781)	$(799)	$(844)

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Three-Month Period Ended March 31, 2023 Compared to the Three-Month Period Ended April 1, 2022
Net cash provided by operating activities increased $100 million for the three-month period ended March 31, 2023 as compared to the comparable period of 2022, primarily due to higher year-over-year net earnings and decreases in cash used for working capital, partially offset by net year-over-year increases in cash outflows related to accrued expenses and other liabilities.
Net cash used in investing activities consisted primarily of cash paid for acquisitions and capital expenditures, and decreased $14 million for the three-month period ended March 31, 2023 as compared to the comparable period of 2022 primarily as a result of lower cash paid for acquisitions during 2023.
Net cash used in financing activities increased $114 million for the three-month period ended March 31, 2023 as compared to the comparable period of 2022 as the Company returned additional cash to Danaher in 2023 as compared to 2022.
Comparison of the Years Ended December 31, 2022 and December 31, 2021
Net cash provided by operating activities decreased $26 million during 2022 as compared to 2021, primarily due to increases in cash used for working capital, the impact of deferred income taxes and lower net earnings, net of year-over-year decreases in cash outflows related to accrued expenses and other liabilities.
Net cash used in investing activities consisted primarily of cash paid for acquisitions and capital expenditures, and decreased $8 million during 2022 as compared to 2021, primarily as a result of lower cash paid for capital expenditures and acquisitions during 2022, largely offset by cash received from the sale of a product line in 2021.
Net cash used in financing activities decreased $18 million from 2022 to 2021 as the Company returned less cash to Danaher in 2022 as compared to 2021.
Comparison of the Years Ended December 31, 2021 and December 31, 2020
Net cash provided by operating activities decreased $105 million during 2021 as compared to 2020. Cash inflows generated from higher net earnings were more than offset by year-over-year increases in cash outflows related to accrued expenses and other liabilities and higher cash used for working capital, which can fluctuate significantly year-over-year due to payment timing of various items during the year.
Net cash used in investing activities consisted primarily of cash paid for acquisitions and capital expenditures, net of proceeds from the sale of product lines and decreased $60 million from 2020 to 2021, primarily as a result of lower cash paid for acquisitions and cash received from the sale of a product line in 2021, offset by higher capital expenditures during 2021.
Net cash used in financing activities decreased $45 million from 2020 to 2021 as the Company returned less cash to Danaher in 2021 as compared to 2020.
Capital Expenditures
Though the relative significance of particular categories of capital investment can change from period to period, capital expenditures are typically made for (in order of significance) replacing equipment, increasing capacity, improving information technology systems and supporting new product development. Capital expenditures totaled $9 million and $10 million for the three-month periods ended March 31, 2023 and April 1, 2022, respectively, and $34 million, $54 million and $36 million for the years ended December 31 2022, 2021 and 2020, respectively.
Contractual Obligations
For a description of the Company’s lease obligations, commitments and litigation and contingencies, refer to Notes 7, 11 and 12 to the audited Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Legal Proceedings
Please refer to Note 12 to the audited Combined Financial Statements included in this information statement for information regarding legal proceedings and contingencies, and for a discussion of risks related to legal proceedings and contingencies, please refer to “Risk Factors—Risks Related to Veralto’s Businesses.”
The Company’s amended and restated certificate of incorporation will require it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of the Company, or by reason of serving at the request of the Company as a director or officer of any other entity, subject to limited exceptions. The Company’s amended and restated by-laws will provide for similar indemnification rights. While the Company will maintain insurance for this type of liability, a significant deductible will apply to this coverage and any such liability could exceed the amount of the insurance coverage.
CRITICAL ACCOUNTING ESTIMATES
Management’s discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s Combined Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates and judgments on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.
The Company believes the following accounting estimates are most critical to an understanding of its financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period-to-period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 1 in the Company’s audited Combined Financial Statements.
Acquired Intangibles—The Company’s business acquisitions typically result in the recognition of goodwill, customer relationships, developed technology and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that the Company may incur. The fair values of acquired intangibles are determined using information available near the acquisition date based on estimates and assumptions that are deemed reasonable by the Company. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted results of the acquired business including earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue, revenue growth rates, royalty rates and technology obsolescence rates. These assumptions are forward-looking and could be affected by future economic and market conditions. The Company engages third-party valuation specialists who review the Company’s critical assumptions and calculations of the fair value of acquired intangible assets in connection with significant acquisitions. In connection with acquisitions during the year ended December 31, 2022, the Company recognized aggregate goodwill of $38 million and intangible assets of $18 million. Refer to Notes 1, 2 and 8 to the audited Combined Financial Statements for a description of the Company’s policies relating to goodwill, acquired intangibles and acquisitions.
In performing its goodwill impairment testing, the Company estimates the fair value of its reporting units primarily using a market-based approach which relies on current trading multiples of forecasted EBITDA for companies operating in businesses similar to each of the Company’s reporting units to calculate an estimated fair value of each reporting unit. In evaluating the estimates derived by the market-based approach, management makes judgments about the relevance and reliability of the multiples by considering factors unique to its reporting units, including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data as well as judgments about the comparability of the market proxies selected. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
As of December 31, 2022, the Company had three reporting units subject to goodwill impairment testing. Reporting units resulting from recent acquisitions generally present the highest risk of impairment. Management believes the impairment risk associated with these reporting units generally decreases as these businesses are integrated into the Company and better positioned for potential future earnings growth. The Company’s annual goodwill impairment analysis in 2022 indicated that in all instances, the fair values of the Company’s reporting units exceeded their carrying values and consequently did not result in an impairment charge. The excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of the Company’s reporting units as of the annual testing date ranged from approximately 145% to approximately 565%. To evaluate the sensitivity of the fair value calculations used in the goodwill impairment test, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit and compared those hypothetical values to the reporting unit carrying values. Based on this hypothetical 10% decrease, the excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of the Company’s reporting units ranged from approximately 120% to approximately 500%.
The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred for finite-lived intangibles requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets. Indefinite-lived intangibles are subject to impairment testing at least annually or more frequently if events or changes in circumstances indicate that potential impairment exists. Determining whether an impairment loss occurred for indefinite-lived intangible assets involves calculating the fair value of the indefinite-lived intangible assets and comparing the fair value to their carrying value. If the fair value is less than the carrying value, the difference is recorded as an impairment loss. Refer to Note 8 to the audited Combined Financial Statements for a description of intangible assets impairment charges recorded during 2022 and 2020.
If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect the Company’s Combined Financial Statements. Historically, the Company’s estimates of goodwill and intangible assets have been materially correct.
Contingent Liabilities—As discussed in Note 12 to the audited Combined Financial Statements, the Company is, from time to time, subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of its business (or related to the business operations of previously owned entities). The Company recognizes a liability for any legal contingency that is known or probable of occurrence and reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims, the cost of both pending and future claims. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors, including those discussed in Note 12 to the audited Combined Financial Statements. If the reserves established by the Company with respect to these contingent liabilities are inadequate, the Company would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s financial statements.
Corporate Allocations—The Company has historically operated as part of Danaher and not as a separate, publicly traded company. Accordingly, certain shared costs have been allocated to the Company and are reflected as expenses in the accompanying financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Company. Refer to Note 14 to the Company’s audited Combined Financial Statements for the year ended December 31, 2022 for a description of the Company’s corporate allocations and related-party transactions.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Income Taxes—For a description of the Company’s income tax accounting policies, refer to Notes 1 and 5 to the audited Combined Financial Statements. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. This requires management to make judgments and estimates regarding: (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. Future changes to tax rates would also impact the amounts of deferred tax assets and liabilities and could have an adverse impact on the Company’s Combined Financial Statements.
The Company provides for unrecognized tax benefits when, based upon the technical merits, it is “more likely than not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Company re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (1) a tax audit is completed; (2) applicable tax laws change, including a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires.
In addition, certain of Danaher’s tax returns are currently under review by tax authorities (refer to “Results of Operations – Income Taxes” and Note 5 to the audited Combined Financial Statements).
An increase of 1.0% in the Company’s 2022 nominal tax rate would have resulted in an additional income tax provision for the year ended December 31, 2022 of $11 million.
NEW ACCOUNTING STANDARDS
For a discussion of the new accounting standards impacting the Company, refer to Note 1 to the audited Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
BUSINESS
Our Company
Veralto’s unifying purpose is Safeguarding the World’s Most Vital Resources. Our diverse group of leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. We are committed to the advancement of public health and safety and believe we are positioned to support our customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events, food and pharmaceutical security, and the impact of an aging workforce. For decades, we have used our scientific expertise and innovative technologies to address complex challenges our customers face across regulated industries – including municipal utilities, food and beverage, pharmaceutical and industrials – where the consequence of failure is high. Through our core offerings in water analytics, water treatment, marking and coding, and packaging and color, customers look to our solutions to help ensure the safety, quality, efficiency and reliability of their products, processes and people globally. Upon the separation, Veralto will be headquartered in Waltham, Massachusetts with a workforce of approximately 16,000 associates strategically located in more than 45 countries.
Veralto operates through two segments – Water Quality (“WQ”) and Product Quality & Innovation (“PQI”). Our businesses within these segments have strong globally recognized brands as a result of our leadership in served markets over several decades. Through WQ, we improve the quality and reliability of water through leading brands including Hach, Trojan Technologies and ChemTreat. Through PQI, we promote consumer trust in products and help enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone. We believe our leading positions result from the strength of our commercial organizations, our legacy of innovation, and our close and long-term connectivity to our customers and knowledge of their workflows, underpinned by our culture of continuous improvement. This has resulted in a large installed base of instruments that drive ongoing consumables and software sales to support our customers. As a result, our business generates recurring sales which represented approximately 59% of total sales during the year ended December 31, 2022. Our business model also supports a strong margin profile with limited capital expenditure requirements and has generated attractive cash flows. We believe these attributes allow us to deliver financial performance that is resilient across economic cycles.
We also believe that Veralto’s history with the Danaher Business System (“DBS”) provides the Company with a strong foundation for competitive differentiation. DBS is a business management system that consists of a philosophy, processes and tools that guide what Danaher does and measure how well Danaher executes, grounded in a culture of continuous improvement. The DBS processes and tools are organized around the areas of Lean, Growth and Leadership, and are rooted in foundational tools known as the DBS Fundamentals, which are relevant to every associate and business function. The DBS Fundamentals are focused on core competencies such as using visual representations of processes to identify inefficiencies, defining and solving problems in a structured way, and continuously improving processes to drive consistent execution.
Members of the team that will serve as Veralto management have served as Danaher leaders and have been integral to the evolution of DBS. For example, Veralto’s President and Chief Executive Officer has practiced and championed DBS in multiple operating companies across multiple geographies and industries since 1999 and has contributed meaningfully to the evolution of DBS over that period. Veralto’s Senior Vice President, Water Quality previously led the Danaher Business System Office, which bears central responsibility for stewardship of the DBS processes and tools and development of DBS practitioners who support the operating companies and train business leaders in the application of DBS. Many of the other Danaher associates who will become Veralto senior leaders have years of experience practicing DBS and deploying it in their particular businesses and functions.
Danaher will license to Veralto the DBS tools and processes as they exist at the separation. Following the separation, Veralto will use and evolve those tools and processes as the Veralto Enterprise System (“VES”). We expect to use VES tools to improve our profitability and cash flows, which support our ability to expand our addressable market and improve our market position through investments in areas such as our commercial organization and research and development (“R&D”), including software and digital solutions. Our cash flows also support acquisitions to enhance our product capabilities and expansion into new and attractive markets, which we have successfully done through the acquisition of approximately 80 businesses over more than two decades.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Our two segments are described below:
Our Water Quality segment provides one of the most comprehensive portfolios of water analytics and differentiated water treatment solutions that enable the reliable delivery of safe drinking water by public and private utilities - from source water to the consumer and back into the water cycle. In addition, we help improve the efficiency of processes and production operations of our customers and ensure that their wastewater discharge meets regulatory standards and corporate targets. Under our Hach, ChemTreat, Trojan Technologies and other globally recognized WQ brands, we provide proprietary precision instrumentation and advanced water treatment technologies that our customers rely on to measure, analyze and treat the world’s water in residential, commercial, municipal, industrial, research and natural resource applications. In addition to instrumentation, our suite of water solutions includes elements used on a recurring basis such as chemical reagents, services and digital solutions. Together, these offerings help promote the quality and reliability of water and optimize our customers’ operations, decision making and regulatory compliance activities.
WQ focuses on what management believes are the most attractive sub-segments of the water value chain helping our customers address some of their most pressing and complex challenges, such as water scarcity, water safety, severe weather events and management of precious natural resources. Our businesses have been at the forefront of delivering breakthrough innovations to our customers. For example, Hach has been a leading player in the field of turbidity testing for over 60 years, pioneering the first regulated method used and introducing multiple new generations of instruments and related products. Today, we have one of the most complete portfolios of solutions allowing our customers to test the broadest range of analytical parameters and the ability to harness their data across installed assets. Increasingly, our customers leverage our digital solutions to support regulatory compliance, automate workflows and allow for remote operations and predictive capabilities to address new challenges posed by changing regulations and an aging and less experienced workforce.
Our key WQ brands provide solutions that our customers rely upon to manage critical operations involving water.
•Hach, the best known of our global brands in the WQ segment, recognized for simple and reliable tests, offers analytical measurement instruments, digital solutions and related consumables that test water quality; it serves over 125,000 customers, including small community water utilities, large public and private water utilities and industrial customers and helps to ensure safe water for more than 3.4 billion people every day - approximately 40% of the global population.
•ChemTreat associates work alongside industrial customers to understand their water challenges and tailor chemical treatment plans and dosing protocols to help optimize customers’ water usage and maximize reuse; our solutions helped customers save over 80 billion gallons of water in 2022.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•Trojan Technologies offers UV and membrane filtration systems for water disinfection and contaminant removal; our systems treat and support the recycling of 12 trillion gallons of water annually and in turn help to improve access to clean water for more than 250 million people every day.
Our Product Quality & Innovation segment provides a broad set of solutions for brand owners and consumer packaged goods companies that enable speed to market as well as traceability and quality control of their products. Our solutions play a central role in helping our customers ensure the quality and safety of their products and build trust with consumers. Under our Videojet, Esko, Linx, X-Rite, Pantone and other globally recognized PQI brands, we provide marking and coding, and packaging and color instrumentation and related consumables. Our customers across consumer, pharmaceutical and industrial sectors utilize our offerings to bring products to market, mark packaging in compliance with industry and regulatory standards and convey the safety of products to customers. Our solutions also enable the effective execution of product recalls, thereby helping to mitigate public health risks. Our software solutions are designed to address higher-value, design-oriented portions of the packaging management value chain, such as digital asset management (“DAM”), marketing resource management (“MRM”) and product information management (“PIM”), that help our customers maximize efficiency of operations while generating an attractive source of recurring sales for us. We estimate that a majority of the top 25 global consumer packaged goods (“CPG”) brands (based on 2022 revenues) and a majority of the top 20 pharmaceutical brands (based on 2022 revenues) use PQI’s solutions, enabling confidence and trust in the brands and products consumers use daily.
Our PQI brands provide brand owners and consumer packaged goods companies with essential solutions that improve their ability to develop, maintain and ensure authenticity of their brands.
•Videojet, our largest operating company within PQI, and Linx offer technologies that mark and code packaged goods and related consumables. Videojet is a leading provider of inline printing solutions for products and packaging with marking and coding systems used by many of the top global consumer brands. Our solutions help ensure transparency, safety, authenticity, tracking and traceability of more than 10 billion codes printed around the world daily.
•Esko facilitates the creation of new packaging designs through design software and imaging systems. Esko’s offerings are used by over 25,000 established and emerging brands and their suppliers in over 140 countries.
•X-Rite serves over 13,000 brands across 140 countries by providing color management solutions that measure the quality and consistency of color and appearance on printed packages and consumer and industrial products.
•Pantone is the preeminent color standard in the design industry leveraged by more than 10 million designers, marketers and others in the creative community, not only to ensure color standardization but also to understand the impact of color on consumers.
In 2022, Veralto generated $4.9 billion in sales derived from a business mix that is highly diversified by geography and end-market. Our business model is highly resilient with approximately 59% of our sales derived from consumables (e.g., reagents, inks and process chemicals), spare parts, services (e.g., maintenance and inspection), and software (including Software-as-a-Service, or “SaaS”, and term-based licenses). We serve a broad range of customers spanning the municipal, industrial, food & beverage (“F&B”) and CPG end markets, many of which are highly regulated. We generated 46% of our 2022 sales from North America, 22% from Western Europe, 3% from other developed markets and 29% from high-growth markets. We define other developed markets as Japan, Australia and New Zealand. We define high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure, which encompass all markets outside of the developed markets and consist of Eastern Europe, the Middle East, Africa, Latin America and Asia Pacific (with the exception of Japan, Australia and New Zealand). Our strategic investments in these markets have scaled our presence in high-growth markets to approximately 5,000 associates with 10 local manufacturing facilities.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Sales Diversification for the Year Ended December 31, 2022
Water Quality Segment Overview
Water is a vital resource and essential to public health, safety, and the development of our economy. As a consequence, the sector is highly regulated. Our customers value reliable solutions that help support compliance with regulations while optimizing operations. Beyond regulatory pressures, the sector faces challenges posed by severe weather events impacting the quality and availability of water and increasing the need to improve the sustainability of processes, necessitating greater system efficiencies and water reuse.
Our WQ segment is comprised of leading global water technology businesses that provide instrumentation, consumables, software, services and treatment systems. We analyze, treat and manage the quality of water for municipal, commercial, industrial and natural resource applications. Our businesses design, manufacture and market:
•Water Measurement and Analytics Solutions: We offer a wide range of analytical instruments, related consumables, software and services that detect and measure chemical, physical, and microbiological parameters. We provide solutions for ultra-pure, potable, industrial, waste, municipal, ground, source and ocean water and address needs in oceanography, meteorology and renewable energy, including wind and solar.
•Water Treatment Solutions: In applied and industrial markets, we provide chemical treatment solutions to address corrosion, scaling and biological growth problems in boiler, cooling water and wastewater applications as well as associated analytical services. In municipal markets and select industrial applications, we provide UV and membrane filtration systems for water disinfection and contaminant removal, consumables and services.
Veralto’s solutions and expertise help improve water analysis and treatment by our customers who support the world’s everyday water needs. WQ businesses operate under a variety of brands, including Hach, ChemTreat,

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Trojan Technologies, McCrometer, OTT HydroMet, Sea-Bird and Aquatic Informatics which address customer requirements throughout the full water value chain. Applications in each step of the value chain include:
•Environmental Management / Water Resources: Our solutions measure and log the quality and quantity of source water to gain insight and continuously monitor organic and nutrient loads and manage water infrastructure and the impact of severe weather events.
•Drinking Water: Our solutions allow customers to select the appropriate pretreatment, optimize filtration, improve control of treatment processes and measure water quality in water distribution systems. For example, Hach provides solutions to measure critical drinking water quality parameters like chlorine and turbidity and provides resources for treatment plant managers to log, track and analyze data from tests run multiple times daily or in real-time for better operational and compliance management.
•Commercial & Industrial Use: Our solutions measure and treat impurities in influent source waters used in utility and industrial processes to meet regulatory standards, increase efficiency, minimize costs and extend equipment life. They also aid customers in minimizing water consumption and applying reuse strategies. For example, ChemTreat offers solutions to water intensive production facilities that span water treatment, performance validation and advanced monitoring and controls resulting in increased water efficiency and improved operational performance of our customers’ capital assets.
•Wastewater: Our solutions measure and treat wastewater to meet regulatory standards, reduce costs, and protect the environment. For example, Trojan Technologies offers UV disinfection systems that rapidly reduce and break down microorganisms in wastewater without creating potentially harmful byproducts, enabling water to safely move to the discharge stage.
•Water Discharge: Our solutions measure and treat process water and municipal water discharge into rivers, oceans, lakes and other bodies of water, helping to ensure the safety of those receiving bodies of water.
The chart below illustrates the positioning of our primary brands across the water value chain.
WQ is a trusted partner to municipalities and industry, helping to ensure the quality of the water supply and achievement of sustainability objectives. Typical users of our products and services include public and private municipal drinking water and wastewater treatment plants, industrial facilities that use and discharge water in operations, third-party testing laboratories and environmental management operations. For instance, a large municipality operating the largest indirect potable reuse project of its kind in the world, relies upon Trojan for systems to treat water used in replenishing aquifers. WQ also helps industrial customers reduce water usage,

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
navigate regulatory compliance needs and improve workflow efficiencies, including energy efficiency. For example, ChemTreat has partnered with a large North American brewer to deliver a water treatment solution that saved over 500 million gallons of water across 10 breweries over the last 7 years in support of the customer’s sustainability goals.
We believe our competitive strength lies in our deep and comprehensive water biology, chemistry and digital application expertise developed over the last 75 years. Leveraging this strength, we work in tandem with regional water authorities, municipal plant operators and industrial customers to help navigate evolving regulatory requirements and facilitate adherence to water standards with simple and reliable water tests. We differentiate ourselves with customers through an industry-leading portfolio of novel pre-packaged tests for the broadest range of water testing parameters, consistency in measurement accuracy, a direct technical sales force, digital and analytic solutions that address full workflow needs, and the speed with which we bring new proprietary technologies to market. With our water treatment systems, we work directly with municipal and industrial customers, delivering solutions to meet customers’ challenges around water purity, scarcity, reuse and energy consumption.
WQ revenue is typically generated through the initial sale of instruments (both laboratory-based and portable for field use), which typically drives recurring revenue from our installed base. Our recurring revenue consists of the sale of consumables that are used with such instruments (e.g., testing kits and reagents), ongoing services (e.g., maintenance and inspection) and complementary software that provides workflow solutions and data analytics to aid in predictive operations, decision making and reporting compliance. We believe we have cultivated a large and loyal installed base with some of our WQ businesses serving customers for up to 40 years.
WQ’s facilities are located in North America, Europe, Latin America, Asia, Australia, Africa and the Middle East.
Product Quality & Innovation Segment Overview
From production quality assurance to marking and coding, from color inspiration and specification to packaging design and pre-production, packaging plays a pivotal role in how businesses innovate in product branding and communicate value and build trust with consumers. Businesses look to improve and maintain consistency (e.g., reduce errors), increase throughput, maintain regulatory compliance across the value chain, address food and drug security challenges, and help mitigate threats to public health. Market trends such as the proliferation of stock keeping units (“SKUs”) or innovations in packaging require our customers to continuously meet brand owners’ specifications quickly and accurately. Given this dynamic, customers seek comprehensive and integrated horizontal workflow solutions (instruments, software, services) which are quick to set up and allow for a maximum degree of automation across the value chain.
Our PQI segment is comprised of leading businesses, providing printers, instruments, software, services and consumables for various color and appearance management, packaging design and quality management, packaging converting, printing, marking and coding, and traceability applications for food and beverage, consumer packaged goods, pharmaceutical, and industrial products. The PQI segment designs, manufactures and markets:
•Marking & Coding Solutions: We offer printers, consumables and processes used to give products unique identities by printing date, lot and bar codes and other information on primary and secondary packaging, and by applying high-quality alphanumeric codes, logos and graphics to a wide range of surfaces at a variety of production line speeds, angles and locations on a product or package. We also offer track-and-trace solutions which enable the traceability of products throughout the supply chain.
•Color & Packaging Solutions: We offer hardware and software for efficient collaboration, three-dimensional virtualization, workflow automation, quality approvals and prepress processes to manage structural design, artwork creation, color and product information for branded packaging and marketing materials. We offer innovative color and appearance solutions through standards, software, measurement devices and related services. We offer flexographic computer-to-plate imaging equipment, solutions for print process control, press control and quality assurance systems for the packaging, labeling and commercial print industries. Cloud-based software offerings in key areas such as digital asset management

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
(“DAM”), marketing resource management (“MRM”), and product information management (“PIM”) also drive recurring revenue streams from software licenses.
PQI’s turnkey solutions are designed to enhance the efficiency and efficacy of the color, packaging, and marking and coding value chain. Our businesses operate under a variety of brands, including Videojet, Esko, Linx, X-Rite, and Pantone. Solutions provided by our businesses address needs throughout the full value chain; applications include:
•Packaging Strategy: Our solutions streamline the packaging development process with tools that help map the process, estimate cost, and manage color.
•Packaging Design: Our solutions help connect all stakeholders to collaborate in design with solutions for artwork and content management, graphical packaging design in two-dimensions and three-dimensions, structural design for packaging displays, DRM, MRM, PIM, pallet optimization, color management, and automated review and approval processes. For example, our Pantone business provides color solutions that enable color-critical decisions through every stage of the workflow for brands and manufacturers.
•Production Preparation: Our solutions provide a range of prepress tools for editing, multi-variant product design, and automated workflow tools to speed up the print production process, eliminate errors, reduce waste and increase throughput. For example, our Esko business addresses needs from packaging strategy to package printing with advanced software and integrated flexographic imaging equipment, offering systems for brand owners to manage the packaging process and make packaging changes or customize packaging efficiently with high accuracy.
•Package Production: Our solutions offer print automation, digital front ends (“DFEs”) for digital presses, flexographic computer-to-plate imaging equipment, automated plate making software, digital printing, and print inspection solutions for quality assurance.
•Inline Marking and Coding: Our solutions give products unique identities by printing date, lot, and bar codes on packaging through printers, consumables, software and services. For example, Videojet – our largest operating company within PQI – is a leading provider of inline printing solutions for products and packaging. Videojet solutions are able to apply variable data such as best-by dates, production dates, lot number and operator information and linear and two-dimensional bar codes onto a wide variety of product packaging, shipping containers and pallet.
•Product Assurance: Our solutions help increase customer confidence in product safety and quality, connecting the retailer (point-of-purchase) all the way back to the production line to help ensure codes applied during production are readable by and compatible with the retailer. We also help ensure consistency between the information on the physical product and the digital shelf and enable a validated approval and audit trail for all packaging related changes.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The chart below illustrates the comprehensive positioning of our most well-known brands across the color, packaging, marking and coding value chain.
We estimate that our PQI businesses support a majority of the top 25 global consumer packaged goods brands (based on 2022 revenues) and a majority of the top 20 pharmaceutical brands (based on 2022 revenues). In addition to these users, other typical users of these products include manufacturers of paints, plastics and textiles, retailers, graphic design firms and packaging printers and converters. Customers in these industries choose suppliers based on a number of factors, including domain experience and customer support, automation and application specialization, speed and accuracy, ease of connection to customers’ existing solutions and systems, equipment reliability and uptime, supply chain efficiency and security, ease of maintenance, service coverage, integrated solutions across the value chain, waste reduction, digital presence and speed of new technology innovation. For example, Videojet solutions are able to reliably and accurately apply a wide range of variable data onto packaging in a high-speed beverage line at rates of over 100,000 codes per hour. Increasingly, customers around the world are also interested in collaborating with us to advance their sustainability initiatives through novel solutions. For example, Esko’s Cape Pack package design and pallet optimization software has helped one of the world’s largest producers of packaged goods, eliminating the need for over 500,000 trucking miles annually – equating to the reduction of CO2 emissions by over 2.0 million pounds.
We believe PQI’s competitive strengths include our speed of product innovation, large service footprint with remotely connected installed base, and digital capabilities valued by customers. Our inline marking and coding solutions allow manufacturers to comply with product safety regulations and give consumers confidence that food, medicine, and other goods are safe for use, while maximizing printer uptime and reducing incidents of coding errors and related product waste. Our expertise in inspiring, virtualizing, formulating, and measuring color and appearance helps users improve the quality and relevance of their products, ensure consistency of brand, and reduce costs through a more efficient package and branding development process. Further, our automation, print process and press control solutions help packaging manufacturers reduce lead time and satisfy their customers’ demands for smaller, more frequent print jobs.
Segment revenue is typically generated through the initial sale of instruments (printers, vision inspection systems, color measurement devices, flexographic computer-to-plate imaging equipment), which helps drive the subsequent sale of consumables used with such instruments (such as ink cartridges and ribbon), ongoing services (such as maintenance and inspection), and software license revenue for services that streamline physical and design workflows and promote shorter, more variable production runs. Increasing regulatory requirements for information on packaging and accelerated digital transformation of packaging design and manufacturing are helping drive demand for PQI’s products.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
PQI facilities are located in North America, Europe, Latin America, Asia, and the Middle East.
Our History
Veralto was established over the past 25 years through strategic acquisitions in attractive and highly regulated markets. These strategic acquisitions, combined with the application of DBS and investment in innovation and commercial resources, have resulted in compounded sales and earnings growth. In turn, Veralto has grown from approximately $770 million in sales in 2002 to $4.9 billion in sales in 2022 with an operating profit margin of 23%.
Danaher’s acquisition of Hach Company in 1999 solidified our foundation in the attractive water analytics sub-segment of the water industry. We successfully applied DBS to expand our commercial opportunity and bring innovative new products to market, while also optimizing costs to enhance our margin profile. As part of an effort to expand the strategic scope of WQ beyond water measurement, we added water treatment capabilities by acquiring Trojan Technologies in 2004 and ChemTreat in 2007. In addition to approximately 50 acquisitions, we have continued to expand the scope of our leading brands technically and geographically through organic investments in commercial resources and new product innovations, transforming our WQ segment from approximately $485 million in sales in 2002 to $2.9 billion in sales in 2022 with an operating profit margin of 23%.
We entered the product quality and innovation industry through the acquisition of Videojet in 2002. Under Danaher’s ownership, Videojet applied DBS to enhance its profit margins and sales growth through operational improvements, strengthened commercial execution and speed of innovation. Since then, we have expanded the business through acquisitions, most notably EskoArtwork in 2011 and X-Rite in 2012. In total, we have acquired and integrated approximately 30 businesses over the past 20 years, transforming our PQI segment from approximately $285 million in sales in 2002 to approximately $2.0 billion in sales in 2022 with an operating profit margin of 25%.
The history of WQ and PQI charts the evolution of DBS, a cornerstone of our culture and source of our competitive advantage. DBS, and now VES, is a set of tools at the core of our operating model centered around improving commercial execution, product innovation, operations and talent acquisition and management. As long-time practitioners of VES (and its predecessor, DBS), the Veralto team will continue to use these tools to better understand and address the technical problems of the markets we serve and our customers’ evolving needs.
We have made strategic acquisitions in both WQ and PQI to add digital and software capabilities to address our customers’ evolving digitization requirements and offer more comprehensive workflow solutions. Within WQ, a combination of acquisitions of software capabilities together with Hach’s organic development of its Claros software platform, accelerated our ability to streamline workflows across our customers’ enterprises, improving data management, remote operations, asset utilization and maintenance and regulatory compliance reporting. Within PQI, a major milestone was the acquisition of EskoArtwork. Subsequent additional investments have enhanced Esko’s scope to encompass modern cloud-based SaaS offerings, tools which automate and connect the packaging development and production workflows, and systems which accelerate the go-to-market processes for brand owners and consumer packaged goods companies. These enhanced and expanded digital capabilities enable us to better serve and support our customers through solutions that are integrated throughout the customers’ value chain – design to consumer – and by allowing them to leverage data in real time to help maximize up-time and optimize production.
Industry Overview
Water Quality Industry Overview
The global water quality industry is large and growing given the criticality of water management and conservation and the increasingly stringent regulation around water safety. Product and service solutions offered in this industry help customers accurately measure and treat water across a range of parameters, drive water management efficiencies, ensure compliance with regulatory requirements and meet their environmental and sustainability goals.
Management estimates that the global water industry generated over $800 billion in sales during 2022, which includes all aspects of the water value chain. However, Veralto has strategically selected what management believes

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
are some of the most attractive segments of this industry to participate in based on opportunities for growth and our ability to help our customers manage their greatest challenges, such as water scarcity, water safety, severe weather events and management of precious natural resources. Currently, the segments of the water quality industry we participate in include measurement (including environmental testing) and water and wastewater treatment. Geographically, North America and Europe are the most mature regions and we believe high-growth markets present an attractive opportunity given the relative scarcity of drinking water, the rising need for the treatment of sewage and drainage water and increasing regulatory compliance requirements.
Water Quality Industry Trends and Growth Drivers
We believe continued growth in the global water quality industry will be driven by a variety of factors that we are well positioned to benefit from, including:
•Increasing global demand for safe and affordable water: Safe drinking water is a fundamental human need; growing global population, rapid urbanization, industrial expansion, agricultural development and growth in infrastructure have increased the need for fresh water worldwide. According to the United Nations (“UN”) and the National Aeronautic & Space Administration (“NASA”), the global population has more than doubled in the last half century, and the lack of freshwater sources has resulted in water scarcity in certain parts of the world. Though 71% of the earth’s surface is covered with water, only 3.5% of the earth’s water is freshwater. As of 2019, 2.2 billion people lack access to safely managed drinking water, according to the World Health Organization (“WHO”), which will need to be addressed with enhanced water testing and treatment.
•Increasing government funding to support water and wastewater infrastructure: On November 15, 2021, the Bipartisan Infrastructure Law was signed, providing $55 billion to the U.S. Environmental Protection Agency (“EPA”) for water infrastructure investments from 2022 to 2026. This includes $35 billion allocated for safe drinking water and $12 billion allocated for wastewater and stormwater management, in an effort to improve the U.S. water utility infrastructure and promote safe drinking water through upgrades and renovation. Water infrastructure funding is also a priority in other developed and developing economies, such as China, where population needs require new and improved systems.
•Increasing threats to water access from growing scarcity and frequency of severe weather events: With an increasing scarcity in high-quality water sources, utilities and drinking water providers may need to rely on a number of processes to meet demand, including treatment of contaminated surface water, aquifer recharge and recovery and reuse. Protecting the quality of surface waters that may be used as drinking water requires wastewater treatment facilities to optimize their performance to improve the quality of effluent water discharged. Also, severe weather events and water shortages are driving the need for more rigorous environmental water monitoring to inform treatment protocols and waterway management as well as policies for longer-term resource management.
•The need to upgrade and optimize wastewater treatment facilities to cope with rising costs, energy demands, and increasing capacity challenges: With increasingly stringent effluent quality standards and growing demand for clean water and reduced energy consumption (the largest expense in running wastewater treatment plants), wastewater treatment plants require technology upgrades to improve operations and optimize energy consumption, reduce operational costs for chemicals and sludge disposal, and streamline plant data management to ensure the continuity of operations and mitigate costly failures. Facility optimization also increases the ability to manage influent water volatility, water scarcity impact and severe weather events.
•Increasing regulatory standards and reporting requirements for drinking water supply and wastewater discharge: Government entities such as the WHO, European Environment Agency (“EEA”), U.S. EPA, Ministry of Ecology and Environment (“MEE”) of China, and Central Pollution Control Board of India (“CPCB”) are playing key roles in establishing standards for contaminant levels in water and improving the quality of water environments to prevent water pollution and exposure to emerging contaminants. Access to safe drinking water and sanitation are internationally recognized human rights as noted in Article 11(1) of

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
the UN’s International Covenant on Economic, Social and Cultural Rights. While many countries have formal drinking water laws and regulations, many high-growth markets lack sufficient human, financial and technical resources to implement and comply with these requirements.
•Growing need to detect and destroy emerging water contaminants that are increasingly impacting public health: Emerging (i.e., newly characterized and regulated) water contaminants that adversely impact public health at extremely low concentrations are a growing concern worldwide. To address this growing threat, customers require new technologies and methods for water treatment to effectively destroy these contaminants. Moreover, increasingly strict contaminant regulations have created new opportunities for novel tests to monitor these contaminants in source and environmental waters.
•Heightened focus on achieving environmental targets and the sustainable use of resources by the public and private sectors: According to the World Resource Institute, by 2030, the world is expected to face a 56% freshwater deficit. Climate change and the pressures of industrialization and economic development compound the freshwater deficit challenge. Recycling and recovery of wastewater have become a rising trend in the past decade, as wastewater reuse not only reduces the volume and environmental threat of released wastewater but also lessens the pressure on ecosystems arising from freshwater withdrawal. The United Nations Sustainable Development Goal 6 aims to ensure access to water and sanitation to all the people across the globe by the year 2030 through government initiatives to provide safe drinking water. Corporations are also increasingly focused on setting and achieving their environmental goals to advance their business models, address increasing investor requirements, solidify customer loyalty, attract and retain talent, and differentiate themselves from their competitors.
•Increasing adoption of digitization and demand for automation-based platforms and predictive capabilities by the industry driven by an aging and less experienced workforce and increased compliance requirements: On average, the workforce within the water and wastewater utility sectors are getting older. Approximately one-third of drinking water and wastewater operators in the U.S. will be eligible to retire in the next 10 years. Labor shortages and challenges with recruitment have driven the need for more digitization enabling remote monitoring, collaboration across the workflows, and automation, when possible, to ensure the continued efficient and reliable operation of critical infrastructure.
•Growing demand for environmental resource conservation and renewable energy: Municipalities, industrial water users and energy producers are all interested in reducing energy and water consumption to minimize operating costs and achieve environmental targets. As a result, there is an increasing need for solutions which optimize water treatment and usage, helping customers produce more sustainably. Additionally, a global transition towards sustainable energy has increased the demand for solar, wind, and geothermal energy production, driving demand for solutions that optimize yield from these non-fossil fuel energy sources.
Product Quality & Innovation Industry Overview
The product quality and innovation industry spans the full design, color, packaging, and marking and coding value chain. Product and service solutions offered in this industry seek to help customers streamline workflows, reduce time to market of new products, and ensure traceability of products throughout the supply chain — from manufacturer to distributor to retailer. The industry is broad and rapidly changing with the adoption of new technologies that digitize customers’ design and operational workflows and help optimize the supply chain.
The segments of the product quality and innovation industry we currently participate in include marking and coding (e.g., lot, date, and bar codes applied at filling plants and stored for supply chain tracking) and packaging and color (e.g., front-end packaging strategy, design, artwork preparation and packaging printing). PQI focuses on the broader horizontal workflow addressing needs across the entire product quality and innovation industry.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Product Quality & Innovation Industry Trends and Growth Drivers
We believe continued growth in the global product quality and innovation industry will be driven by a variety of factors that we are well positioned to benefit from, including:
•Increasing regulation and consumer pressure on brands to help ensure product safety and transparency: The ability to track and trace products and their ingredients throughout the supply chain is critical for managing recalls and helps ensure consumer products are safe. Packaging, and the complementary labels and codes on packaging, facilitates compliance with regulation focused on product safety and addresses the increasing consumer demand for more transparency into the products they use. For example, the 2013 U.S. Drug Quality and Security Act outlines requirements for tracking system interoperable and electronic tracing of prescription drugs as they are distributed in the U.S. and seeks to mitigate risks from stolen, contaminated, or otherwise harmful products.
•Growing regulatory pressure and customer priorities to minimize the environmental impact of packaging: Regulation focused on reducing the environmental impact of packaging, such as the “European Green Deal,” which includes provisions to reduce packaging waste, is driving customer demand. Customers are also increasingly seeking to minimize the environmental impact of their operations. Accordingly, they are increasingly open to innovative solutions which result in more efficient package design and more efficient and environmentally friendly materials. These solutions can result in significant savings to customers by reducing water consumption in the manufacturing process or improving transportation efficiencies. For instance, Videojet helped the confectionary division of a leading global food brand replace their printers with next-generation printers optimized for marking on lighter, more sustainable film.
•Labor shortages and the need for greater speed to market driving adoption of digitization, automation, and connected devices: Global workforce shortages increase the demand for integrated solutions that help streamline the coordination process required to get a product to market. Further, greater automation and use of connected devices to manage the design to print process reduces human labor and provides increased efficiency desired during periods of labor scarcity.
•Changes in brand strategies and the proliferation of smaller brands, leading to faster packaging cycles and more frequent press runs: With the proliferation of SKUs in today’s marketplace, brand owners require solutions that maximize speed to market and allow for the flexibility to adjust printed packaging rapidly. This is particularly true for the growing number of emerging small and medium sized consumer brands. Customers seek to maximize marketing opportunities with solutions that allow them the fastest design-to-print timeline to get products into market or to quickly revise or tailor marketing used on packaging.
•Growing need to centralize and control product code management to improve efficiency and product security: Customers use marking and coding solutions to ensure products comply with regulatory standards of the country of origin and country of sale. With growing global regulations requiring increasingly complex product coding, customers are demanding the ability to manage product codes at an enterprise-level, rather than at a plant or line-level, to minimize coding errors that can result in costly scrap, rework, or fines from retailers.
Our Competitive Strengths
We believe Veralto has significant competitive strengths driven by our company culture with VES tools at its core and our leadership position across key market segments and geographies. Some of our key competitive strengths are:
•Strategically Positioned with Leading Brands and Technologies in the Most Attractive Parts of our Industries. Many of our operating companies have been leaders in their respective markets for decades and have built strong brand recognition and competitive positions. Our historic focus on product innovation has resulted in differentiated solutions that solve critical customer needs. Moreover, we expect our leading brands and competitive positions will drive future consumable and aftermarket opportunities.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•Global Presence and Reach. We operate globally, with diverse sales channels, manufacturing operations and product development capabilities that help us competitively address local requirements. We have experienced management teams located in key geographies around the world, providing a strong local presence and a deep understanding of our customers’ workflows, needs and challenges. This customer intimacy is reflected in the fact that 75% of Veralto’s sales in 2022 were direct sales to customers.
•Uniquely Positioned to Address Customers’ Regulatory and Sustainability Priorities. We have a long history of helping customers navigate regulatory changes, address sustainability priorities and ensure the safety of consumer products. For instance, our WQ chemical treatment solutions help customers save water and reduce energy consumption and PQI’s package design and pallet optimization software helps customers reduce energy and packaging material consumption and waste. More broadly, several of our businesses help customers understand the impact of climate change and support the advancement of renewable energies, such as solar and wind.
•Superior Execution and Customer Impact Through the Application of VES. Our operating businesses have leveraged DBS to continuously improve operational and financial results across the business for over 20 years. DBS, which will be known as VES under Veralto, supports commercial execution, product innovation, operations and talent acquisition and management. Our use of VES to continuously refine our processes also contributes to our effectiveness in supporting our customers as they seek to optimize their own operations and achieve their ESG objectives. We believe that our ability to use VES to improve across these dimensions will increase customer satisfaction and help us maintain and grow our competitive advantage.
•Leading Track Record of Innovation and Customer-Centric Solutions. Management believes our decades of experience and our customer-centric approach has allowed us to develop high levels of technical know-how, process expertise, and customer intimacy. We leveraged these abilities to innovate solutions to address challenges faced by our customers. For example, in our Hach business, automatic samplers and digitally enabled instrumentation combined with Hach’s Claros SaaS offerings help municipal and industrial water operators optimize their processes, remotely operate, monitor and maintain equipment, comply with regulations, and analyze data to facilitate predictive operations. In our Esko business, our workflow software helps to simplify packaging design for users, reduce the design process timeline and associated labor costs and maximize yield from production runs.
•Durable Business Model with High Recurring Sales. Our businesses typically sell low-cost, high value-add systems that generate attractive aftermarket revenue through the sale of consumables (e.g., chemicals, reagents), spare parts, software and services used in the ongoing operation of our installed systems. Many of our products were launched to help customers comply with new regulations, resulting in sustainable positions in complex workflows with multiple stakeholders. Our business model drives recurring sales which represented approximately 59% of total sales for the year ended December 31, 2022, reducing volatility and cyclicality across our business portfolio. Our businesses are primarily exposed to customers’ operating expense budgets rather than capital expenditure budgets and given the operationally essential nature of our solutions in customers’ workflows, our businesses have a track record of resilient performance across economic cycles.
•Attractive Margins and Cash Flow Profile. We believe our products provide high value, differentiated solutions for customers’ critical workflows, which has helped us achieve attractive operating profit margins. Additionally, VES helps us drive efficiency in our cost structure promoting strong profitability and cash flows from operations. These factors, along with our modest capital expenditure requirements, help us deliver a high free cash flow to net income conversion ratio.
•Experienced Management Team with Extensive Danaher and Sector Experience. Our management team includes long-tenured leaders from Danaher with a proven track record of applying DBS, and now VES, to execute our strategic and operational goals. Our executive officer team has extensive water and product quality and innovation industry experience. Under their leadership, we believe we have positioned our business for organic and inorganic growth and diversified our sales globally.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Our Business Strategy
Our strategy is to maximize stockholder value and advance public health and safety through several key initiatives:
•Sustainable Competitive Advantage Through Innovation and Customer Applications Expertise. We believe our businesses are leaders in attractive segments of the markets they serve, which are generally characterized by significant growth and relative profitability. Our focus on customers’ needs and our associates’ application expertise has guided our innovation, and in turn has helped us maintain and grow our industry position, particularly in areas of public health and safety, resource management, and environmental sustainability. In many end markets, we believe we are a leader in the evolution of technology – for example, the development of enabled and connected instruments, and software-driven products and business models. As our customers face increasingly complex challenges that extend beyond their operations into their enterprises and communities, we seek opportunities to address those challenges with innovative solutions that integrate into existing workflows.
•Drive Operational Excellence Through the Application of VES. VES has helped us deliver what we believe is above market core sales growth and operating profit margins. We will continue to evolve VES to drive continuous improvement in our processes around commercial execution, product innovation, operational improvements, and talent acquisition and management. We believe this focus on operational excellence and understanding customer needs has underpinned our long-term track record of growth and long-term, recurring customer relationships.
•Redeploy Our Free Cash Flow to Grow and Improve Our Businesses. We intend to re-invest the substantial free cash flow we expect from our operations, after taking into account any dividends and debt servicing payments, toward organic growth initiatives and acquisitions that strategically expand the offerings of our businesses and help us address new and emerging challenges impacting our customers. We have identified several attractive areas for investment across our businesses, including R&D, facility improvement and expansion, and organic market expansion. We believe that our management team has considerable skill and experience deploying capital to drive growth, improve our leadership positioning and maximize stockholder value.
•Growth Through Acquisitions. As demonstrated through approximately 80 acquisitions completed as part of Danaher, we have developed an effective acquisition playbook to complement our core organic growth strategy. We plan to build upon our track record of success in acquiring and effectively integrating acquisitions with solutions that expand our capabilities to help customers and communities advance public health and safety. In addition to target identification, target cultivation and transaction execution, our M&A playbook supports the efficient on-boarding of acquisitions. Longer term, we expect the application of VES at acquired businesses to facilitate improved sales growth, profitability and cash flows. Our plan to continue to build upon our track record of success in targeting and effectively integrating acquisitions is an important aspect of our growth strategy. We believe that our free cash flow from operations and leverage profile will enable us to grow through acquisitions after giving effect to any dividend payments and debt servicing obligations.
•Leverage and Expand Our Global Business Presence. Approximately 54% of our sales are generated outside North America, and we have significant operations around the world in key geographic markets. We expect this reach to facilitate our entry into new markets as we leverage existing sales channels, our familiarity with local customer needs and regulations, and the experience of our locally based management teams. We expect to continue prioritizing the development of localized solutions for high-growth markets with local manufacturing and product development capabilities.
•Attract and Retain Talent. We believe that our team of talented associates, united by a customer-centric approach, commitment to advance public health and safety and common culture of employing VES in pursuit of continuous improvement, allows us to maintain a significant competitive advantage. We seek to continue to attract, develop and retain world-class leaders and associates globally and to drive their

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
engagement with our customers and broader workforce. We intend to closely align individual incentives to the objectives of the Company and its stockholders.
Reportable Segments
The table below describes the percentage of our total annual revenues attributable to each of our segments over each of the last three years ended December 31, 2022. For additional information regarding sales, operating profit and identifiable assets by segment, please refer to Note 4 in the audited Combined Financial Statements included in this information statement.

	2022	2021	2020
Water Quality	59%	57%	57%
Product Quality & Innovation	41%	43%	43%
2022 sales for the Water Quality segment by geographic destination were: North America, 55%; Europe, 18%; other developed markets, 2%; and high-growth markets, 25%. Manufacturing facilities of this segment are located in North America, Europe, Middle East, Latin America and Asia Pacific.
2022 sales for the Product Quality & Innovation segment by geographic destination were: North America, 34%; Europe, 28%; other developed markets, 3%; and high-growth markets, 35%. Manufacturing facilities of this segment are located in North America, Europe, Latin America and Asia Pacific.
Sales and Distribution
Veralto distributes approximately 25% of its technology and equipment products through third-party distributors. No individual customer accounted for more than 10% of combined sales in 2022, 2021 or 2020.
Acquisition Activities
Veralto views acquisitions as a key part of its growth strategy. These acquisition activities are intended to supplement Veralto’s core growth and support ongoing expansion of its business, including through new technologies, additional products, organizational strength and geographic breadth.
Sustainability
As a separate public company, Veralto management intends to build upon the sustainability journey we began as part of Danaher. We are deeply aware of our responsibility to our stakeholders and the opportunities before us to make a global difference—through our innovative products, our impact on the planet, and our people—as reflected in our unifying purpose, Safeguarding the World’s Most Vital Resources. In particular:
•At our core, the products and services of our two segments underscore our commitment to advancing broad sustainability objectives for our customers. For example:
◦Our Water Quality segment offers products and services that enable municipalities to deliver clean water while helping industrial customers to be good stewards of water in their processes.
◦Our Product Quality and Innovation segment allows brands to drive consumer transparency, measure and reduce packaging waste, and accelerate time-to-market for new packaging innovations.
•Our leadership has conducted a sustainability prioritization assessment to identify our sustainability priorities and inform our sustainability strategy.
•Informed by our prioritization assessment, we intend to establish and publicly communicate sustainability goals and rigorously measure our progress toward achieving such goals. Upon separation, we expect that the nominating and governance committee of Veralto's Board of Directors will have oversight responsibility for Veralto's sustainability program.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•In addition to outreach conducted as part of our prioritization assessment, we will continue to engage with stakeholders to inform our priorities and goals and the strategies through which we can achieve them. We intend to proactively solicit the voice of our stakeholders, including through associate surveys, meetings with investors, collaboration with our customers and partners, and participation in industry associations.
•We expect to actively evaluate opportunities to make an impact through collective actions such as sustainability-focused partnerships, initiatives, industry alliances, and grant-making opportunities.
•We will leverage the Veralto Enterprise System to help us achieve our sustainability goals and facilitate continuous improvement in our sustainability program.
Materials
Veralto’s manufacturing operations employ a wide variety of raw materials, including metallic-based components, electronic components, chemistries, OEM products, plastics and other petroleum-based products. Prices of oil and gas also affect Veralto’s costs for freight and utilities and also have an indirect impact on the cost of other purchased materials. While the price of, and global instability with respect to the supply of, oil and gas did not materially, adversely affect Veralto’s operations in 2022, Veralto is continuing to monitor the oil and gas commodity markets and will seek to mitigate price and/or availability risks as needed. Veralto purchases raw materials from a large number of independent sources around the world. No single supplier is material, although for some components that require particular specifications or regulatory or other qualifications there may be a single supplier or a limited number of suppliers that can readily provide such components. Veralto utilizes a number of techniques to address potential disruption in and other risks relating to its supply chain, including in certain cases the use of safety stock, alternative materials and qualification of multiple supply sources.
The supply chain disruptions that began in 2021 for a number of our businesses continued in 2022 (including in some cases shortages of supply, cost inflation and shipping delays), as well as labor availability constraints and labor cost increases. Through the application of DBS tools and processes (including the implementation of price increases), Veralto largely mitigated the impact of these pressures on Veralto’s profitability and as a result these pressures did not have a material, adverse effect on the business in 2022. These pressures continue to varying degrees as of the date of this information statement. We are continuing to work with our suppliers to understand the existing and potential future impacts of these trends on our supply chain and we continue to take actions in an effort to mitigate such impacts, including purchasing components in the open market and qualifying additional suppliers. Due to the uncertainty regarding the duration and impact of these trends in 2023, there can be no assurance that these factors will not have an adverse impact on our business and financial statements in the future. For a further discussion of risks related to the materials and components required for Veralto’s operations, please refer to “Risk Factors.”
Russia-Ukraine Conflict
In 2022, Veralto suspended the shipment of products to Russia. In the first quarter of 2022, Veralto recorded a pretax charge of $1 million, primarily related to the impairment of accounts receivable and inventory related to Russian operations. Russia has significantly reduced the export of natural gas to Europe, creating upward pressure on natural gas prices and a reduced supply of natural gas. If this trend continues, Veralto’s European manufacturing facilities could face increased costs and risks of production disruptions. Veralto’s European customers and suppliers could experience similar adverse impacts, which could further adversely impact Veralto’s supply chain and also adversely impact the demand for its products. Veralto will continue monitoring the military, social, political, regulatory and economic environment in Ukraine and Russia and its broader impacts, and will consider further actions as appropriate. For a discussion of risks related to Veralto’s operations as a result of the military conflict between Russia and Ukraine, please refer to “Risk Factors.”
Intellectual Property
Veralto owns numerous patents, trademarks, copyrights, trade secrets and licenses to intellectual property owned by others. As of the date of this information statement, Veralto’s subsidiaries collectively have more than

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
2,500 utility and design patents issued in multiple jurisdictions in North America, Europe, Latin America and Asia with expiration dates ranging from 2023 to 2043, related to wide-ranging designs, products, and technologies across our WQ and PQI segments. Although in aggregate Veralto’s intellectual property is important to its operations, Veralto does not consider any single patent, trademark, copyright, trade secret or license (or any related group of any such items) to be of material importance to any segment or to the business as a whole. From time to time Veralto may engage in litigation to protect its intellectual property rights. Veralto is not aware of any currently pending third-party claims or challenges reasonably likely to materially and adversely affect Veralto’s intellectual property rights. For a discussion of risks related to Veralto’s intellectual property, please refer to “Risk Factors.” All capitalized brands and product names throughout this document are trademarks owned by, or licensed to, Veralto or Danaher, as the case may be.
Competition
Although Veralto’s businesses generally operate in highly competitive markets, Veralto’s competitive position cannot be determined accurately in the aggregate or by segment since none of its competitors offer all of the same product and service lines or serve all of the same markets as Veralto, or any of its segments, does. Because of the range of the products and services Veralto sells and the variety of markets it serves, Veralto encounters a wide variety of competitors, including well-established regional competitors, competitors who are more specialized than it is in particular markets, as well as large companies or divisions of large companies with substantial sales, marketing, research and financial capabilities. Veralto is facing increased competition in a number of its served markets as a result of the entry of well-resourced companies into certain markets, the entry of competitors based in low-cost manufacturing locations, the development of competitive technologies by early-stage and emerging companies and increasing consolidation in particular markets. The number of competitors varies by product and service line. Management believes that Veralto has a leadership position in many of the markets it serves. Key competitive factors vary among Veralto’s businesses and product and service lines, but include the specific factors noted above with respect to each particular business and typically also include price, quality, performance, delivery speed, application expertise, service and support, technology and innovation, distribution network, breadth of product, service and software offerings and brand name recognition. For a discussion of risks related to competition, please refer to “Risk Factors.”
Human Capital
As of December 31, 2022, Veralto had approximately 16,000 employees (whom we refer to as “associates”), of whom approximately 6,000 were employed in the North America, 5,000 in Western Europe, less than 1,000 in other developed markets and 5,000 in high-growth markets. Approximately 15,000 of Veralto’s total employees were full-time and 1,000 were part-time employees. Of the United States employees, less than 10 were hourly-rated, unionized employees. Outside the United States, Veralto has government-mandated collective bargaining arrangements and union contracts in certain countries, particularly in Europe where many of Veralto’s employees are represented by unions and/or works councils.
Veralto is committed to attracting, developing, engaging and retaining the best people from around the world to sustain and grow its science and technology leadership. Our human capital strategy spans multiple key dimensions, including the following:
Culture and Governance
•Our culture is rooted in DBS, which at Veralto will be known as VES following the separation. VES is a set of tools at the core of our operating model centered on improving commercial execution, product innovation, operations, and talent acquisition and management.
•We anticipate the Board will review the Company’s human capital strategy annually and at other times during the year in connection with significant initiatives and acquisitions, supported by the Compensation Committee’s oversight of our executive and equity compensation programs. At the management level, our Human Resources leader, who will report directly to our President and CEO, will be responsible for the development and execution of the Company’s human capital strategy.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Recruitment
•We focus on identifying, attracting and recruiting diverse talent to meet our current and future business needs. We have invested in comprehensive talent acquisition capabilities across all levels of recruitment. Our diversity attraction efforts are an important component of our overall talent acquisition strategy and focus on: (1) establishing and fostering partnerships with diverse organizations, and (2) effectively sourcing diverse talent.
Engagement
•General. Our engagement strategy focuses on developing the best workplace and best people leaders to meet our associates’ needs every day. Further, we believe that better associate engagement helps enable better retention and better business performance.
•Diversity, Equity and Inclusion. We seek to continuously improve and sustain a diverse and inclusive culture free of systemic bias and where all associates feel they belong. We believe a diverse workforce and culture of inclusion is essential to drive innovation, fuel growth and help ensure our technologies and products effectively serve a global customer base.
We have leveraged DBS with the goal of driving progress on diversity representation and inclusive culture, including by requiring all of our operating companies to implement a diversity, equity and inclusion Policy Deployment initiative in each of 2021, 2022 and 2023. Our diversity, equity and inclusion initiatives focus on broadening our candidate pools, sourcing diverse slates in the hiring process, and developing people leaders’ competency in and accountability for diversity, equity and inclusion.
•Since 2020, we have achieved base pay equity for women and for racial and ethnic minorities in the U.S.
Retention
•Compensation and Benefits. We are committed to offering competitive compensation and benefits, tailored in form and amount to geography, industry, experience and performance and designed to attract associates, motivate and reward performance, drive growth and support retention. We have a common job architecture across our businesses to provide a standardized framework for defining jobs, job families, and career levels, and set market-aligned pay structures for each career level (adjusted as appropriate for the particular job family, industry, and geography) based on a range of compensation surveys.
•Performance Management. Our annual performance management program supports our high-performance culture by seeking to ensure that high-performing associates are recognized and rewarded for their contributions. Our program guides associates and their managers in setting clear personal performance goals aligned to our strategic priorities. Annual reviews under the program assess performance against these formal, annual objectives.
•Talent Development and Career Mobility. Our talent development program strives to provide every associate with appropriate development opportunities. In particular, we make available to people leaders training, coaching and developmental resources to help them be effective leaders and advance their careers.
Research and Development
Veralto conducts R&D activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of its existing products and expanding the applications for which uses of its products are appropriate. Veralto conducts R&D activities primarily in North America, Europe and Asia and generally on a business-by-business basis. Veralto anticipates that it will continue to make significant expenditures

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
for R&D as it seeks to provide a continuing flow of innovative products and services to maintain and improve its competitive position. For a discussion of the risks related to the need to develop and commercialize new products and product enhancements, please refer to “Risk Factors.”
Government Contracts
Although the substantial majority of Veralto’s revenue in 2022 was from customers other than governmental entities, Veralto has agreements relating to the sale of products to government entities. As a result, Veralto is subject to various statutes and regulations that apply to companies doing business with governments. For a discussion of risks related to government contracting requirements, please refer to “Risk Factors.” No material portion of Veralto’s business is subject to renegotiation of profits or termination of contracts at the election of a government entity.
Regulatory Matters
Veralto faces extensive government regulation both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of its products and services. The following sections describe certain significant regulations that Veralto is subject to. These are not the only regulations that Veralto’s businesses must comply with. For a description of the risks related to the regulations that Veralto’s businesses are subject to, please refer to “Risk Factors.”
Data Privacy and Security Laws
As a global organization, we are subject to data privacy and security laws, regulations, and customer-imposed controls in numerous jurisdictions as a result of having access to and processing confidential, personal and/or sensitive data in the course of our business. For example, the European Union’s General Data Protection Regulation (“GDPR”) imposes significant restrictions on how we collect, transmit, process and retain personal data, including, among other things, in certain circumstances a requirement for almost immediate notice of data breaches to supervisory authorities with significant fines for non-compliance. State privacy laws in California impose some of the same features as the GDPR and have prompted several other states to enact similar laws. Additionally, a bipartisan bill under consideration in Congress would, if adopted, impose broad privacy requirements at the federal level. Several other countries such as China and Russia have passed, and other countries are considering passing, privacy laws that require personal data relating to their citizens to be maintained on local servers or impose significant restrictions on data transfer. For a discussion of risks related to these laws, please refer to “Risk Factors.”
Environmental Laws and Regulations
Veralto’s operations, products and services are subject to numerous U.S. federal, state, local and non-U.S. environmental, health and safety laws and regulations concerning, among other things, the health and safety of our employees, the generation, storage, use and transportation of hazardous materials, emissions or discharges of substances into the environment, investigation and remediation of hazardous substances or materials at various sites, chemical constituents in products and end-of-life disposal and take-back programs for products sold. A number of Veralto’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on Veralto’s capital expenditures, earnings or competitive position, and Veralto does not anticipate material capital expenditures for environmental control facilities.
In addition to environmental compliance costs, Veralto from time to time incurs costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. Veralto may also from time to time become party to personal injury, property damage or other claims brought by private parties alleging injury or damage due to the presence of, or exposure to, hazardous substances. If Veralto determines that potential liability for a particular site or with respect to a personal injury claim is known or considered probable and reasonably estimable, Veralto accrues the total estimated loss, including investigation and remediation costs, associated with the site or claim. For a discussion of risks related to

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
compliance with environmental and health and safety laws and risks related to past or future releases of, or exposures to, hazardous substances, please refer to “Risk Factors.”
Antitrust Laws
The U.S. federal government, most U.S. states and many other countries have laws that prohibit certain types of conduct deemed to be anti-competitive. Violations of these laws can result in various sanctions, including criminal and civil penalties. Private plaintiffs also could bring civil lawsuits against us in the United States for alleged antitrust law violations, including claims for treble damages.
Export/Import Compliance
Veralto is required to comply with various U.S. export/import control and economic sanctions laws, including:
•the International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls, which, among other things, imposes license requirements on the export from the United States of defense articles and defense services listed on the U.S. Munitions List;
•the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, which, among other things, impose licensing requirements on the export, in-country transfer and re-export of certain dual-use goods, technology and software (which are items that have both commercial and military or proliferation applications);
•the regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, which implement economic sanctions imposed against designated countries, governments and persons based on United States foreign policy and national security considerations; and
•the import regulatory activities of the U.S. Customs and Border Protection and other U.S. government agencies.
Other nations’ governments have implemented similar export/import control and economic sanction regulations, which may affect Veralto’s operations or transactions subject to their jurisdictions.
In addition, under U.S. laws and regulations, U.S. companies and their subsidiaries and affiliates outside the United States are prohibited from participating or agreeing to participate in unsanctioned foreign boycotts in connection with certain business activities, including the sale, purchase, transfer, shipping or financing of goods or services within the United States or between the United States and other countries. If we, or third parties through which we sell or provide goods or services, violate anti-boycott laws and regulations, we may be subject to civil or criminal enforcement action and varying degrees of liability.
For a discussion of risks related to export/import control and economic sanctions laws, please refer to “Risk Factors.”
International Operations
Veralto’s products and services are available worldwide, and its principal markets outside the United States are in Europe, Asia and Latin America. In 2022, Veralto generated 46% of its sales in North America, 22% of its sales in Western Europe, 3% of its sales in other developed markets and 29% of its sales in high-growth markets.
Veralto also has operations around the world, and this geographic diversity allows Veralto to draw on the skills of a worldwide workforce, provides greater stability to its operations, allows Veralto to drive economies of scale, provides revenue streams that may help offset economic trends that are specific to individual economies and offers Veralto an opportunity to access new markets for products. In addition, Veralto believes that future growth depends in part on its ability to continue developing products and sales models that successfully target high-growth markets.
The manner in which Veralto’s products and services are sold outside the United States differs by business and by region. Most of Veralto’s sales in non-U.S. markets are made by its subsidiaries located outside the United States,

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
though Veralto also sells directly from the United States into non-U.S. markets through various representatives and distributors and, in some cases, directly. In countries with low sales volumes, Veralto generally sells through representatives and distributors.
Information about the effects of foreign currency fluctuations on Veralto’s business is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this information statement. For a discussion of risks related to Veralto’s non-U.S. operations and foreign currency exchange, please refer to “Risk Factors.”
Properties
As of the separation, our corporate headquarters will be located in Waltham, Massachusetts in a facility that we will lease. As of December 31, 2022, Veralto had facilities in over 45 countries, including approximately 60 principal administrative, sales, research and development, manufacturing and distribution facilities. 19 of these facilities are located in the United States in over 10 states and 41 are located outside the United States, primarily in Europe and to a lesser extent in South America, Asia and Canada. Please refer to Note 7 to the audited Combined Financial Statements included in this information statement for additional information with respect to our lease commitments. The Company does not believe that any individual lease agreement is material to the Company as a whole.
Legal Proceedings
We are, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to our business. Based upon our experience, current information and applicable law, we do not believe that these proceedings and claims will have a material effect on our business and financial statements. Please refer to Note 12 to the audited Combined Financial Statements included in this information statement for additional information.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
MANAGEMENT
Executive Officers Following the Distribution
The following table sets forth information regarding the individual expected, as of the date of this information statement, to serve as an executive officer of Veralto, and is followed by a biography of such individual. Additional executive officers of Veralto are expected to be identified prior to completion of the separation, and their information will be provided in subsequent amendments to this information statement.

Name	Age	Position
Jennifer L. Honeycutt	54	President and Chief Executive Officer; Director
Sameer Ralhan	49	Senior Vice President and Chief Financial Officer
Melissa Aquino	52	Senior Vice President, Water Quality
Mattias Byström	50	Senior Vice President, Product Quality and Innovation
Surekha Trivedi	48	Senior Vice President, Strategy & Sustainability
Lesley Beneteau	50	Senior Vice President, Human Resources
Sylvia Stein	57	Senior Vice President and General Counsel
Jennifer L. Honeycutt will serve as Veralto’s President and Chief Executive Officer and a member of the Board, and has served as Executive Vice President with responsibility for Danaher’s Environmental & Applied Solutions segment since July 2022. Prior to that, Ms. Honeycutt has served in leadership positions in a variety of different functions and businesses since joining Danaher in 1999, including most recently as Executive Vice President for Danaher’s Life Sciences Tools Platform and Global High Growth Markets from January 2021 through September 2022, Vice President & Group Executive within Danaher’s Life Sciences Platform from May 2019 through January 2021, and as President of Pall Corporation from January 2017 through January 2021.
Sameer Ralhan will serve as Veralto’s Senior Vice President and Chief Financial Officer. Prior to joining Danaher in June 2023, Mr. Ralhan held a variety of positions at The Chemours Company, a global provider of performance chemicals, from November 2014 to June 2023, including as Senior Vice President, Chief Financial Officer from June 2019 to June 2023, and as Vice President, Finance and Treasurer from May 2018 to June 2019.
Melissa Aquino will serve as Veralto’s Senior Vice President, Water Quality, and has served as Vice President and Group Executive of Danaher’s Water Quality companies since January 2023. Prior to that, Ms. Aquino served as Senior Vice President & Group Executive of IDEX Corporation, a provider of specialty engineered products, from October 2022 to January 2023. Prior to joining IDEX Corporation, Ms. Aquino held a variety of positions at Danaher from March 2000 to October 2022, including most recently as President of Cepheid, a Danaher subsidiary, from April 2021 to October 2022.
Mattias Byström will serve as Veralto’s Senior Vice President, Product Quality and Innovation, and has served as Vice President and Group Executive of Danaher’s Product Identification companies since November 2021. Prior to that, Mr. Byström served in various leadership roles for Danaher’s Product Identification businesses since September 2018, including President of Esko from September 2018 to March 2020 and most recently as President of Danaher’s Packing & Color Management companies from March 2020 to November 2021. Prior to joining Danaher, Mr. Byström served as Chief Executive Officer of FlexLink, a provider of conveyor systems and factory automation systems, from April 2015 to April 2018.
Surekha Trivedi will serve as Veralto’s Senior Vice President, Strategy & Sustainability, and has held a variety of positions at Danaher since joining Danaher in 2007, including most recently as Vice President of Strategy for Danaher’s Environmental & Applied Solutions segment since October 2022.
Lesley Beneteau will serve as Veralto’s Senior Vice President, Human Resources, and has held a variety of positions since joining Danaher in 2010 including most recently as Vice President, Talent Management of Danaher since November 2015.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Sylvia Stein will serve as Veralto’s Senior Vice President, General Counsel. Prior to joining Danaher in June 2023, Ms. Stein served as Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Modine Manufacturing Company, a thermal management company, from January 2018 to June 2023.
Board of Directors Following the Distribution
The following table sets forth information with respect to individuals expected, as of the date of this information statement, to serve on the Board following the completion of the separation, and is followed by a biography of each such individual. Additional directors of Veralto are expected to be identified prior to completion of the separation, and their information will be provided in subsequent amendments to this information statement. The nominees will be presented to Veralto’s sole stockholder, Danaher, for election prior to the separation. Veralto may name and present additional nominees for election prior to the separation.

Name	Age	Position
Jennifer L. Honeycutt	54	President and Chief Executive Officer; Director
Linda Filler	63	Chair; Director Nominee
Walter G. Lohr, Jr.	79	Director Nominee
John T. Schwieters	83	Director Nominee
The biography of Jennifer L. Honeycutt is set forth under “—Executive Officers.”
Linda Filler retired as President of Retail Products, Chief Marketing Officer and Chief Merchandising Officer at Walgreen Co., a retail pharmacy company, in April 2017. Prior to her role at Walgreen, she served in executive roles for leading consumer products and retail organizations, including President, North America for Claire’s, Executive Vice President-Merchandising at Walmart, Inc., Executive Vice President-Global Strategy at Kraft Foods, and CEO of the largest branded apparel unit of Hanesbrands/Sara Lee. Her responsibilities have straddled U.S. and international general management roles, corporate strategy, product innovation, marketing and merchandising responsibilities, manufacturing and logistics operations, retail logistics and operations, and corporate social responsibility.
Understanding and responding to the needs of our customers is fundamental to Veralto’s business strategy, and Ms. Filler’s expertise with customers, brand management and portfolio strategy has benefited Danaher Corporation and will be a valuable resource to Veralto’s Board. Her prior leadership experiences with large global public companies, and in particular her focus on global portfolio strategy, capital allocation and strategic brand development, will be a key asset to Veralto.
Ms. Filler serves as Lead Independent Director for Danaher Corporation and also serves on The Carlyle Group Inc. board of directors. Ms. Filler also serves or has served on private and philanthropic boards.
Walter G. Lohr, Jr. was a partner of Hogan Lovells, a global law firm, until retiring in 2012, and has also served on the boards of private and non-profit organizations. Prior to his tenure at Hogan Lovells, Mr. Lohr served as assistant attorney general for the State of Maryland. Mr. Lohr also serves on the board of directors of Danaher.
Mr. Lohr has extensive experience advising companies in a broad range of transactional matters, including mergers and acquisitions, contests for corporate control and securities offerings. His extensive knowledge of the legal strategies, issues and dynamics that pertain to mergers and acquisitions and capital raising is expected to be a critical resource for Veralto given the importance of its acquisition program.
John T. Schwieters served as Principal of Perseus TDC, a real estate investment and development firm, from 2013 until May 2023. He also served as a Senior Executive of Perseus, LLC, a merchant bank and private equity fund management company, from 2012 to 2016, and as Senior Advisor from 2009 to 2012. Mr. Schwieters also serves on the board of directors of Danaher.
In addition to his roles with Perseus, Mr. Schwieters led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region, and has served on the

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
boards and chaired the audit committees of several NYSE-listed public companies. He brings to Veralto extensive knowledge and experience in the areas of public accounting, tax accounting and finance, which are expected to be areas of critical importance to Veralto as a large, global and complex public company.
Composition of Board
Upon completion of the distribution, the Board is expected to consist of [●] members.
The Veralto amended and restated certificate of incorporation will provide that the Board will be divided into three classes, each comprised of [●] directors. The [●] directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which Veralto expects to be held in 2024. The [●] directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which Veralto expects to be held in 2025. The [●] directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which Veralto expects to be held in 2026. Commencing with the first annual meeting of stockholders following the separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Veralto expects that Class I directors will be comprised of [●]; Class II directors will be comprised of [●]; and Class III directors will be comprised of [●].
Director Independence
The Board has determined that Ms. Filler and Messrs. Lohr and Schwieters are independent directors under the applicable rules of the NYSE.
The Board will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, will make a determination as to which members are independent.
Committees of the Board of Directors
Effective immediately prior to the commencement of “when-issued” trading of shares of Veralto common stock on the NYSE, the Board will have a standing Audit Committee, and effective upon the completion of the separation, the Board will have a standing Compensation Committee and a Nominating and Governance Committee.
Audit Committee. The initial members of the Audit Committee will be Mr. Schwieters, and [●], and Mr. Schwieters will serve as chair of the Audit Committee. The Board is expected to determine that Mr. Schwieters is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board is expected to determine that each of the members of the Audit Committee [(other than [●])] is independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Exchange Act. Rule 10A-3 of the Exchange Act and the NYSE rules require that the Audit Committee have at least one independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date of this information statement and be composed entirely of independent members within one year of the date of this information statement. The Audit Committee is expected to typically meet in executive session, without the presence of management, at each regularly scheduled meeting, and report to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Audit Committee will meet at least quarterly and will also:
•review and discuss with management and the independent auditor the quality and integrity of Veralto’s financial statements;
•oversee the effectiveness of Veralto’s internal control over financial reporting;
•oversee the qualifications, appointment, compensation, independence and performance of Veralto’s independent auditors;
•review and approve the performance of Veralto’s internal audit function;
•evaluate and ensure Veralto’s compliance with legal and regulatory requirements; and

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•assist the Board in overseeing the risks described below under “Board’s Role in Risk Oversight.”
Compensation Committee. The initial members of the Compensation Committee will be [●], and [●] will serve as chair of the Compensation Committee. The Board is expected to determine that each member of the Compensation Committee [(other than [●])] is independent, as defined by the rules of the NYSE and Section 10C(a) of the Exchange Act. In addition, Veralto expects that [●] will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee will discharge the Board’s responsibilities relating to compensation of Veralto’s executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, Veralto’s executive officers. The Compensation Committee will also:
•consider factors relating to independence and conflicts of interests in connection with the compensation consultants that provide advice to the Compensation Committee;
•review and make recommendations to the Board with respect to all equity compensation plans and all executive officer incentive compensation plans, and exercise all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the administration of such plans;
•review and discuss with Veralto management the Compensation Discussion & Analysis (“CD&A”) and recommend to the Board that the CD&A be included in the annual meeting proxy statement;
•review the results of any stockholder advisory votes on Veralto’s executive compensation, consider whether to recommend adjustments to Veralto’s executive compensation policies and practices as a result of such advisory votes, and make recommendations to the Board relating to the recommended frequency of such votes;
•prepare the report required by the SEC to be included in the annual meeting proxy statement;
•review and make recommendations to the Board regarding, and monitor compliance with, Veralto’s stock ownership guidelines; and
•assist the Board in overseeing the risks described below under “Board’s Role in Risk Oversight”.
Nominating and Governance Committee. The initial members of the Nominating and Governance Committee will be Mr. Lohr, and [●], and Mr. Lohr will serve as chair of the Nominating and Governance Committee. The Board is expected to determine that each of the members of the Nominating and Governance Committee [(other than [●])] is independent, as defined by the rules of the NYSE. The Nominating and Governance Committee will:
•develop and lead the process for identifying individuals qualified to become Board members, and make recommendations to the Board regarding all nominees for Board membership;
•make recommendations to the Board regarding the size and composition of the Board and its committees;
•make recommendations to the Board regarding matters of corporate governance and develop and oversee the operation of Veralto’s Corporate Governance Guidelines and Related Person Transactions Policy;
•oversee the orientation process for newly elected members of the Board and continuing director education;
•develop and oversee the annual self-assessment process for the Board and its committees;
•review and make recommendations to the Board relating to management succession planning;
•review and make recommendations to the Board regarding non-management director compensation;
•oversee the Company’s sustainability program; and
•assist the Board in overseeing the risks described below under “Board’s Role in Risk Oversight.”

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The Board is expected to adopt a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These charters will be posted on Veralto’s website in connection with the separation.
Compensation Committee Interlocks and Insider Participation
During Veralto’s fiscal year ended December 31, 2022, Veralto was not a separate company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as Veralto’s executive officers for that fiscal year were made by Danaher, as described in the section of this information statement captioned “Executive Compensation—Compensation Discussion and Analysis.”
Corporate Governance
Stockholder Recommendations for Director Nominees
Veralto’s amended and restated bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board. Veralto expects that the Board will adopt processes concerning the evaluation of stockholder recommendations of board candidates by the Nominating and Governance Committee.
Corporate Governance Guidelines
The Board is expected to adopt a set of Corporate Governance Guidelines in connection with the separation to assist it in guiding Veralto’s governance practices. These practices will be regularly reevaluated by the Nominating and Governance Committee in light of changing circumstances in order to continue serving Veralto’s best interests and the best interests of its stockholders. These guidelines will cover a number of areas, including the role of the Board, Board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key Board responsibilities, CEO evaluation, succession planning, Board leadership and operations, annual Board assessments, Board committees, director orientation and continuing education, Board agenda, materials, information and presentations, director access to management and independent advisors, and Board communication with stockholders and others. A copy of Veralto’s corporate governance guidelines will be posted on its website.
Director Qualification Standards
Veralto’s Corporate Governance Guidelines will provide that the Nominating and Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the makeup of the Board and developing criteria for identifying and evaluating board candidates. Veralto believes that it is important that its directors demonstrate:
•personal and professional integrity and character;
•prominence and reputation in his or her profession;
•skills, knowledge and expertise (including business or other relevant experience) that in aggregate are useful and appropriate to the effective oversight of Veralto’s business;
•the extent to which the interplay of his or her skills, knowledge, expertise and background with that of the other Board members will help build a Board that is effective in collectively meeting Veralto’s strategic needs and serving the long-term interests of the stockholders;
•the capacity and desire to represent the interests of the stockholders as a whole; and
•availability to devote sufficient time to the affairs of Veralto.
The Nominating and Governance Committee will be responsible for identifying and recommending to the Board a slate of nominees for election at each annual meeting of stockholders. Nominees may be suggested by

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
directors, members of management, stockholders or, in some cases, by a third-party search firm. The Nominating and Governance Committee will consider a wide range of factors when assessing potential director nominees. This includes consideration of the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise, the evaluations of other prospective nominees and the qualifications of each potential nominee relative to the attributes, skills and experience described above. The Board does not expect to have a formal or informal policy with respect to diversity but it is expected that the Board, taken as a whole, will embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of Veralto’s needs, and in this regard the Board expects to subjectively take into consideration the diversity (with respect to race, gender and national origin) of the Board when considering director nominees. The Board does not expect to make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
A stockholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described under “—Stockholder Recommendations for Director Nominees” with whatever supporting material the stockholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation will be based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, the likelihood that the prospective nominee can satisfy the evaluation factors described above and any other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee will take into account whatever information is provided to the Nominating and Governance Committee with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee.
Board’s Oversight of Risk
The Board’s role in risk oversight at Veralto will be consistent with our leadership structure, with management having day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing Veralto.
The Board will administer its risk oversight responsibilities both through active review and discussion of key risks facing Veralto and by delegating certain risk oversight responsibilities to the Board committees for further consideration and evaluation. Generally, the Board will delegate risk oversight responsibility to its committees where it believes the committee's focused domain expertise will support efficient and effective oversight, and each committee will typically have responsibility to identify and address risks that are associated with the purpose of, and responsibilities delegated to, that committee. Each of the Audit, Compensation and Nominating and Governance Committees will report to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. The timeframe over which the Board and its committees will evaluate risk typically will

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
vary depending on the nature of the risk. From time to time, the Board and/or its committees may consider inputs from outside advisors with respect to certain risks and risk trends.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT
Full Board	Risks associated with our strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.

Audit Committee	Major financial risk exposures, significant legal, compliance, reputational, cybersecurity and privacy risks and overall risk assessment and risk management policies.

Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation.

Nominating and Governance Committee	Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest, director independence and sustainability (including climate).
Policies on Business Ethics
In connection with the separation, Veralto will adopt a Code of Conduct that will require all of its business activities to be conducted in compliance with applicable laws and regulations and ethical principles and values. All directors, officers and employees of Veralto will be required to read, understand and abide by the requirements of the Code of Conduct.
These documents will be accessible on Veralto’s website. Any waiver of the Code of Conduct for directors or executive officers may be made only by the Board or a committee of the Board. Veralto will disclose any amendment to, or waiver from, a provision of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Veralto’s website within four business days following the date of the amendment or waiver. In addition, Veralto will disclose any waiver from the Code of Conduct for the other executive officers and for directors on the website. Veralto’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.
Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters
In accordance with the Sarbanes-Oxley Act of 2002, Veralto expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.
Website Disclosure
Veralto may provide disclosure in the “Investors” section of its corporate website, http://www.veralto.com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the Board or with individual directors or the non-management or independent directors as a group; (3) the identity of any member of Veralto’s Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on Veralto’s Audit Committee; and (4) contributions by Veralto to a tax-exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater or $1 million or 2% of such tax-exempt organization’s combined gross revenues. Veralto also intends to disclose any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
any of our directors, principal executive officer, principal financial officer, principal accounting officer or any other executive officer, in the “Investors” section of our corporate website, http://www.veralto.com, within four business days following the date of such amendment or waiver.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
For purposes of this information statement, our executive officers whose compensation is discussed in this Compensation Discussion and Analysis and who we refer to as our named executive officers, or “NEOs,” are (all titles reflected below are the titles we anticipate these persons will have as executive officers of Veralto upon the separation):
•Jennifer Honeycutt, President and Chief Executive Officer
•Sameer Ralhan, Senior Vice President and Chief Financial Officer
•Melissa Aquino, Senior Vice President, Water Quality
•Mattias Byström, Senior Vice President, Product Quality and Innovation
•Surekha Trivedi, Senior Vice President, Strategy & Sustainability
Immediately prior to the separation, we will be a wholly-owned subsidiary of Danaher. Ms. Honeycutt is an executive officer of Danaher and, as such, her annual compensation has been determined and approved by the Danaher Compensation Committee. Each of the other Veralto named executive officers identified above is currently employed by Danaher but none are executive officers of Danaher. The target compensation of each of the Named Executive Officers other than Ms. Honeycutt is generally determined by the officer’s manager with input from Danaher’s CEO in certain cases, except that their equity awards are ultimately subject to approval by the Danaher Compensation Committee. References below to “NEO” may refer to Danaher NEOs or Veralto NEOs, depending on the context.
This Compensation Discussion and Analysis discusses Danaher’s 2022 executive compensation programs, objectives and design framework, the process for determining 2022 compensation for Danaher’s NEOs (including Ms. Honeycutt) and how our future compensation programs, objectives and design framework are expected to operate. In connection with the separation, the Veralto Board will form its own compensation committee (the “Veralto Compensation Committee”). Following the separation, the Veralto Compensation Committee may choose to change the programs, objectives and framework described below and will determine the executive compensation policies of Veralto.
Compensation Philosophy
Danaher’s compensation program is grounded on the principle that each executive must consistently demonstrate exceptional personal performance in order to remain a Danaher executive. Within the framework of this principle, the Danaher Compensation Committee exercises its judgment in making executive compensation decisions. The factors that generally shape particular executive compensation decisions (none of which are assigned any particular weight by the Danaher Compensation Committee) are the following:
•The relative complexity and importance of the executive’s position within Danaher. To ensure that the most senior executives are held most accountable for long-term operating results and changes in stockholder value, the Danaher Compensation Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.
•The executive’s record of performance, long-term leadership potential and tenure.
•Danaher’s performance. Danaher’s cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Danaher’s long-term compensation is closely aligned with long-term stockholder value creation, both by tying the ultimate value of the awards to long-term stockholder

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
returns and because of the length of time executives are required to hold the awards before realizing their value.
•Danaher’s assessment of pay levels and practices in the competitive marketplace. The Danaher Compensation Committee considers market practice in determining pay levels and compensation design to ensure that Danaher’s costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives. The market for executive-level talent is highly competitive. Danaher also has a history of successfully applying the Danaher Business System, or DBS, to deliver strong operating performance and create stockholder value, and Danaher devotes significant resources to training executives in DBS. As a result of these factors, Danaher believes that its executives are particularly valued by other companies, which creates a high degree of retention risk.
The philosophy and goals of Danaher’s executive compensation program have remained consistent over time, although the Committee considers the factors above within the context of the then-prevailing economic environment and may adjust the terms and/or amounts of compensation accordingly so that they continue to support Danaher’s objectives.
Elements of Executive Compensation
The chart below summarizes key information with respect to each pay element represented in Danaher’s 2022 executive compensation program (Ms. Honeycutt was the only Veralto NEO to participate in this program in 2022).

Pay Element	Primary Objectives	Form	Performance Requirement		Key Committee Considerations in Determining 2022 Compensation
Long-Term Incentive Compensation (Equity)
•Attract, retain and motivate skilled executives
•Align the interests of management and stockholders by ensuring that realized compensation is:
•in the case of stock options, commensurate with long-term changes in share price; and
		Stock options (50%)	•4-year, time-based vesting schedule •Options only have/increase in value if Danaher stock price increases
•This pay element represented the most significant component of compensation for each Danaher NEO for 2022.
•This pay element has the heaviest weighting of all Danaher’s executive compensation program elements because it best supports Danaher’s retention and motivation objectives and aligns the interests of Danaher’s executives and stockholders.

	•in the case of PSUs, tied to (1) long-term changes in share price at all performance levels, and (2) attainment of relative TSR and average ROIC performance goals.	Performance stock units (“PSUs”) (50%)	•3-year relative TSR and average ROIC performance •2-year holding period (incremental to 3-year performance period)		•From time to time, Danaher also grants time-vested restricted stock units to executive officers, such as in connection with new hires or promotions or for retention purposes.

Annual Cash Incentive Compensation	•Motivate executives to achieve near-term operational and financial goals that support Danaher’s long-term business objectives and strategic priorities	Cash	Company Payout Percentage (60%)	Adjusted EPS(1) (60%) Adjusted Free Cash Flow-to-Adjusted Net Income Ratio (20%) Core Revenue Growth (20%)	This pay element represented the second-most significant component of compensation for each Danaher NEO for 2022. Its focus on near-term performance and the cash nature of the award complements the longer-term, equity-based compensation elements of Danaher’s program.
	•Attract, retain and motivate skilled executives		Personal Payout Percentage (40%)
•Allow for meaningful pay differentiation tied to annual performance of individuals and groups

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

Pay Element	Primary Objectives	Form	Performance Requirement	Key Committee Considerations in Determining 2022 Compensation

Fixed Annual Compensation	•Provide sufficient fixed compensation to (1) allow a reasonable standard of living relative to peers, and (2) mitigate incentive to pursue inappropriate risk-taking to maximize variable pay	Cash
•Base salary should be sufficient to avoid competitive disadvantage while facilitating a sustainable fixed cost structure.
•Danaher also periodically uses fixed cash bonuses for recruitment and retention purposes to attract and retain high-performing executives.

__________________
(1)Adjusted EPS, Adjusted Free Cash Flow-to-Adjusted Net Income Ratio (which we also refer to as “Free Cash Flow Ratio”) and Core Revenue Growth are financial measures that do not comply with generally accepted accounting principles (GAAP). Appendix A to this information statement quantifies and reconciles these measures to the comparable 2022 GAAP financial measures.
“Adjusted Diluted Earnings Per Share” or “Adjusted EPS” means Danaher’s “Adjusted Diluted Net Earnings Per Common Share” from continuing operations for the fiscal year ending December 31, 2022 as reported on a Current Report on Form 8-K furnished by Danaher on January 24, 2023 (“Form 8-K”), but excluding: (1) the impact of any change in accounting principles that occurred during the performance period and the cumulative effect thereof, to the extent such change was not considered in establishing target performance levels (the Danaher Compensation Committee may either apply the changed accounting principle to the performance period, or exclude the impact of the change in accounting principle from the period); and (2)(i) all transaction and financing costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to or arising from any business as to which Danaher acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities identified as of the acquisition date and related to any business as to which Danaher acquired a whole or partial interest, (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, and (v) all gains or charges associated with the operation of any business as to which Danaher acquired a whole or partial interest on or after January 1, 2022; provided, that with respect to the gains and charges referred to in sections (2)(iii) and (2)(iv) above, only gains or charges that individually or as part of a series of related items exceeded $10 million during the performance period are excluded.
“Core Revenue Growth” is defined as sales from continuing operations calculated according to GAAP but excluding (1) sales from acquired businesses; and (2) the impact of currency translation. Sales attributable to acquired businesses refers to sales from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to divested product lines not considered discontinued operations. The portion of revenue attributable to currency translation is calculated as the difference between (i) the period-to-period change in revenue (excluding sales from acquired businesses); and (ii) the period-to-period change in revenue (excluding sales from acquired businesses) after applying current period foreign exchange rates to the prior year period.
“Adjusted Free Cash Flow-to-Adjusted Net Income Ratio” or “Free Cash Flow Ratio” is defined as (A) Danaher’s GAAP operating cash flow from continuing operations for the year ended December 31, 2022, less 2022 purchases of property, plant and equipment from continuing operations (net of proceeds from the sale of property, plant and equipment); but excluding the cash flow impact of any discrete tax item in excess of $10 million or any other item that is excluded from Adjusted EPS, divided by (B) Danaher’s Adjusted Net Income. “Adjusted Net Income” means Danaher’s net income from continuing operations for the year ended December 31, 2022 as determined pursuant to GAAP, but excluding the same adjustment items reflected in the calculation of Adjusted EPS.
Going Forward
The primary elements of our executive compensation program, and mix thereof, will initially be similar to Danaher’s. Following the separation, our Compensation Committee will review the primary elements of our executive compensation program, and mix thereof, to ensure they meet our business needs and strategic objectives. This will include a review of base salary as well as short-term and long-term incentive programs and other compensation.
Long-Term Incentive Awards
Target Award Values
In February 2022, the Danaher Compensation Committee subjectively determined the target dollar value of annual equity compensation to be delivered to each Danaher named executive officer, taking into account the following factors (none of which was assigned a particular weight by the Danaher Compensation Committee):
•the relative complexity and importance of the officer’s position;

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•the officer’s performance record and potential to contribute to future Danaher performance and assume additional leadership responsibility;
•the risk/reward ratio of the award amount compared to the length of the related vesting and holding provisions, including the fact that the combined vesting and holding periods applicable to Danaher’s executive awards are longer than typical for Danaher’s peer group;
•the amount of equity compensation necessary to provide sufficient retention value and long-term performance incentives in light of (1) compensation levels within Danaher’s peer group, and (2) the officer’s historical compensation;
•the competitive demand for Danaher executives; and
•the lack of a defined benefit pension plan for Danaher executives, and therefore the significance of long-term incentive awards as a capital accumulation opportunity.
Equity Award Mix
With respect to each of the 2022 annual equity awards granted to the Danaher NEOs (including Ms. Honeycutt), one-half of the target award value was delivered as stock options and one-half as PSUs. Veralto NEOs other than Ms. Honeycutt received their 2022 long-term incentive awards in the form of stock options and time vesting restricted stock units (“RSUs”). Please see the “Grants of Plan-Based Awards” table for the grant date fair value and other details of the awards granted to each Veralto NEO, as applicable.
The Danaher Compensation Committee believes that the combination of stock options and PSUs effectively balances the goals of incentivizing and rewarding stockholder value creation while supporting Danaher’s talent retention objectives:
•Stock options and PSUs inherently incentivize stockholder value creation, since option holders realize no value unless Danaher’s stock price rises after the option grant date and the value of PSUs is tied directly to Danaher’s relative TSR performance.
•Danaher’s 2022 NEO stock options vest over four years and Danaher’s 2022 NEO PSUs are subject to a three-year performance period and a further two-year holding period. In aggregate, these periods promote stability and encourage officers to take a long-term view of performance.
•Effective in 2022, the Danaher Compensation Committee shortened the vesting period for executive stock options to four years. The Danaher Compensation Committee continually assesses the effectiveness of Danaher’s executive compensation program, and concluded that a four-year vesting period for stock options most effectively balances (1) retention considerations in an increasingly competitive market for executive talent, and (2) the traditional, long-term focus of Danaher’s executive compensation program.
•The Danaher Compensation Committee believes Danaher’s stock option award program in particular has contributed significantly to Danaher’s strong performance record, which in turn has generally made Danaher’s stock option awards valuable over the long-term and highly effective in recruiting, motivating and retaining highly-skilled officers.
PSU Performance Criteria
The PSUs granted to Ms. Honeycutt in 2022 are subject to two performance criteria:
Relative TSR
The number of shares of Common Stock that vest pursuant to the PSU award is based primarily on Danaher’s total stockholder return (TSR) ranking relative to the S&P 500 Index over an approximately three-year performance period. The Danaher Compensation Committee established threshold, target and maximum relative TSR

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs, as illustrated in the table below:

Performance Level (Relative TSR Rank Within S&P 500 Index)	Payout Percentage
Below 35th percentile	0%
35th percentile	50%
55th percentile	100%
75th percentile or above	200%
The payout percentages for performance between the performance levels indicated above are determined by linear interpolation. The Danaher Compensation Committee selected the S&P 500 Index as the relative TSR comparator group because the index consists of a broad and stable group of companies that represents investors’ alternative capital investment opportunities, reinforcing the linkage between Danaher’s executive compensation program and the long-term interests of Danaher’s stockholders.
ROIC
Danaher’s three-year average ROIC performance beginning with the year of grant, compared to the Danaher’s ROIC for the year immediately preceding the year of grant (the “baseline year”), can increase or decrease the number of shares that would otherwise vest by 10% (but cannot cause the payout percentage to exceed 200%), as illustrated in the table below:

Three-Year Average ROIC Change(1) (Compared to Baseline Year ROIC)	ROIC Modifier Factor
At or above + 200 basis points	110%
Below + 200 basis points and above zero basis points	100%
At or below zero basis points	90%
__________________
(1)“Three-Year Average ROIC Change” means (1) the quotient of (a) Danaher’s Adjusted Net Income for the three-year ROIC performance period divided by three, divided by (b) Danaher’s Adjusted Invested Capital for the ROIC performance period, less (2) the quotient of (x) Danaher’s Adjusted Net Income for the year immediately preceding the date of grant (the “baseline year”), divided by (y) Danaher’s Adjusted Invested Capital for the baseline year. “Adjusted Invested Capital” means the average of the quarter-end balances for each fiscal quarter of the ROIC performance period of (a) the sum of (i) Danaher’s GAAP total stockholders’ equity and (ii) Danaher’s GAAP total short-term and long-term debt; less (b) Danaher’s GAAP cash and cash equivalents; but excluding in all cases the impact of (1) any business acquisition by Danaher for a purchase price equal to or greater than $250 million and consummated during the ROIC performance period, (2) any business sale, divestiture or disposition by Danaher during the ROIC performance period, and (3) all Company investments in marketable or non-marketable securities that are consummated during the ROIC performance period. “Adjusted Net Income” is calculated in a manner similar to the definition set forth in the preceding footnote, except that (i) only transaction costs and operating gains/charges associated with acquisitions consummated during the ROIC performance period with a purchase price equal to or greater than $250 million are excluded, (ii) gains/charges associated with discontinued operations are not excluded, and (iii) gains/charges related to Company strategic investments as well as all after-tax interest expense are excluded.
Notwithstanding the above, if Danaher’s absolute TSR performance for the period is negative no more than 100% of the target PSUs will vest (regardless of how strong Danaher’s performance is on a relative basis), and if Danaher’s absolute TSR performance for the period is positive, a minimum of 25% of the target PSUs will vest.
Vesting and Holding Period
With respect to the PSUs granted to Ms. Honeycutt in 2022, any PSUs that become vested are subject to an additional two-year holding period and are paid out in shares of Company Common Stock following the fifth anniversary of the commencement of the performance period. Any dividends paid on Danaher’s Common Stock during the performance period for PSUs are credited to the holders, but are only paid out (in cash) to the extent the underlying PSUs vest and are not paid until the shares underlying the vested PSUs are issued. The annual RSUs granted to the other Veralto NEOs in 2022 vest ratably over a four-year period, do not accrue dividend equivalents and are not subject to any post-vesting holding period.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Mr. Byström also received a special equity award in November 2022 in recognition of the leadership role he is expected to play in the launch of Veralto as a publicly-traded company. The special equity award was split evenly between stock options and RSUs, and one-third of the award vests on each of the second, third and fourth anniversaries of the grant date.
Going Forward
Following the separation, Veralto’s long-term incentive award program will initially be similar to Danaher’s program. The Veralto Compensation Committee will review our program with the goal of ensuring it is effective in attracting, retaining and motivating skilled executives and aligning the interests of management and stockholders.
Annual Incentive Awards
In order to align our executive compensation program with our business strategy, reward annual performance by executive officers based on the achievement of key operational and financial measures, and motivate and reward high individual performance, we expect to adopt the Veralto Executive Incentive Compensation Plan, pursuant to which we will provide annual cash bonuses to participants based on the achievement of annual performance measures relating to our business and the participant’s personal performance. We have not yet identified the specific performance measures that will apply under the Veralto Executive Incentive Compensation Plan following the completion of the separation.
The diagram below illustrates the 2022 annual incentive award opportunities Danaher’s Compensation Committee determined for Danaher’s NEOs (including Ms. Honeycutt) in May 2022 under Danaher’s 2007 Omnibus Incentive Plan (the “Omnibus Plan”), each element of which is further described below.
Target Bonus Percentage and Personal Payout Percentage
In May 2022, the Danaher Compensation Committee established target bonus percentages (as a multiple of base salary) and personal performance objectives for Danaher’s NEOs, including Ms. Honeycutt. Ms. Honeycutt’s target bonus percentage and personal performance objectives are described below. The Danaher Compensation Committee did not assign a particular weighting to any of the objectives. The Danaher Compensation Committee set the

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
quantitative objectives at levels that, while achievable, would in its opinion require personal performance appreciably above the executive’s prior year performance level.

Name	Target Bonus Percentage	2022 Personal Performance Objectives
Jennifer Honeycutt	125%	Consisted of the degree of year-over-year improvement in core revenue, operating profit margin and working capital turnover for her business units; return-on-invested-capital performance achieved with respect to acquisitions by her business units; quantitative goals for her business units relating to turnover rate, internal fill rate, associate engagement, talent development and succession planning, diversity representation, on-time delivery, manufacturing quality and capital deployment; and qualitative goals relating to strategic initiatives and sustainability strategy.
Determining Target Bonus Percentage
In determining the target bonus percentage for each Danaher NEO, the Danaher Compensation Committee considered the relative complexity and importance of the executive’s position and the amount of annual cash incentive compensation that peer companies typically pay to executives serving in comparable roles.
Determining Personal Payout Percentage
Following the end of 2022, the Danaher Compensation Committee used its judgment and determined for each Danaher NEO a Personal Payout Percentage between 0% and 200%. The Danaher Compensation Committee believes that its ability to exercise discretion in connection with the annual executive cash incentive compensation awards is an important element in reaching balanced compensation decisions that are consistent with Danaher’s strategy, reward both current year performance and sustained long-term value creation, and reward achievements that advance Danaher’s sustainability strategy. The Danaher Compensation Committee’s ability to exercise discretion:
•helps mitigate the risks associated with a rigid and strictly formulaic compensation program, which could unintentionally create incentives for Danaher’s executives to focus only on certain performance metrics or encourage imprudent risk taking;
•gives the Danaher Compensation Committee flexibility to address changes in economic conditions and Danaher’s operating environment that occur during the performance period; and
•allows the Danaher Compensation Committee to adjust compensation based on factors that would not be appropriately reflected by a strictly formulaic approach focused solely on Danaher’s performance, such as championing Danaher’s culture and values and recognition of individual performance levels.
Without assigning any particular weight to any individual factor, the Danaher Compensation Committee took into account the executive’s execution against their personal performance objectives for the year, the executive’s performance with respect to each of Danaher’s five “Core Behaviors” (which are a set of standards and behaviors that Danaher associates are expected to aspire to and are assessed against), the executive’s overall performance for the year, the size of the Company Payout Percentage for the year, and the amount of annual cash incentive compensation that peer companies typically pay to executives serving in comparable roles. Without limiting the foregoing, with respect to the executive officer team’s 2022 performance as a whole, the Danaher Compensation Committee considered in particular Danaher’s 2022 financial performance, Danaher’s progress toward separating its EAS business to create a separate, publicly traded company, and Danaher’s proactiveness during the year in identifying and executing upon opportunities to invest in Danaher’s future financial and competitive positioning.
Company Payout Percentage
The Company Payout Percentage is formulaic, based on Danaher’s 2022 performance against the Adjusted EPS, Free Cash Flow Ratio and Core Revenue Growth metrics described above and below and in Appendix A (the

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
“Metrics”). The Danaher Compensation Committee weights Adjusted EPS most heavily in the formula because it believes Adjusted EPS correlates strongly with stockholder returns, particularly since Adjusted EPS is calculated in a manner that focuses on gains and charges the Danaher Compensation Committee believes are most directly related to corporate operating performance during the period. The Danaher Compensation Committee also uses the Free Cash Flow Ratio to help validate the quality of Danaher’s earnings, and Core Revenue Growth to incentivize an appropriate balance between profitability and growth.
For each of the Metrics, the Danaher Compensation Committee established threshold, target and maximum levels of corporate performance, as well as a payout percentage curve that related each level of performance to a payout expressed as a percentage of target bonus. The payout percentage was 0% for below-threshold performance, 50% for threshold performance, 100% for target performance and 200% for performance that equaled or exceeded the maximum. The payout percentages for performance between threshold and target, or between target and maximum, respectively, were determined by linear interpolation.
In determining the target performance level and payout percentage curve for the Metrics, the Danaher Compensation Committee considered historical performance data for Danaher and its peer group, analyst estimates for Danaher’s peer group, Danaher’s annual budget and macroeconomic/end-market trends. For each Metric, the Danaher Compensation Committee set the performance target at a level it believed would represent attractive financial performance within Danaher’s industry and would require a high (but achievable) level of Danaher performance, while requiring what it believed would be outstanding performance to achieve the maximum payout level.
Following the end of 2022, the Company Payout Percentage was calculated as follows:
In evaluating the 2022 Company Payout Percentage, the Danaher Compensation Committee noted that the number of COVID-19 test cartridges actually sold by Danaher in 2022 exceeded the level the Danaher Compensation Committee assumed when it set the Adjusted EPS and Core Revenue Growth target levels in May 2022. Taking this into consideration, the Danaher Compensation Committee exercised its negative discretion to reduce the 2022 Company Payout Percentage from 1.78 to 1.64 (which is the Company Payout Percentage the Danaher Compensation Committee determined would have resulted if actual 2022 results had matched the assumed levels of cartridge sales).
Composite Payout Percentage
The Company Payout Percentage and Personal Payout Percentage were calculated for each NEO (other than Mr. Ralhan), weighted accordingly and added to yield the officer’s Composite Payout Percentage. The Composite

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Payout Percentage was multiplied by the NEO’s target bonus amount to yield the executive’s award amount for the year.
Annual Target Percentages – Non-CEO Veralto NEOs
The target bonus percentage for Ms. Aquino, Mr. Byström and Ms. Trivedi were established by their respective managers.

Veralto NEO	Target Bonus Percentage
Melissa Aquino	70%
Mattias Byström	65%
Surekha Trivedi	55%
In determining the 2022 target bonus percentages for Mses. Aquino and Trivedi and Mr. Byström, consideration was given as applicable to the amount of annual cash incentive compensation they were awarded in prior years, the relative complexity and importance of their respective positions, the amount of annual cash incentive compensation paid with respect to similar positions at other Danaher businesses and the amount of annual cash incentive compensation that outside peer companies would offer the particular officer.
Non-CEO Veralto NEOs Annual Incentive Payout
Ms. Aquino and Mr. Byström each participated in the 2022 incentive compensation program that covers senior leaders of Danaher operating companies (the “Senior Leader Incentive Program”). The Senior Leader Incentive Program provides cash bonuses based on the achievement of objective, annual performance metrics relating to the officer’s business as well as the officer’s personal performance, subject to any discretionary adjustments as determined by the officer’s manager with input as applicable from Danaher’s CEO. Under the performance formula effective for 2022, each participating officer was eligible to receive a bonus equal to their target bonus amount, multiplied by (i) a factor determined based on the 2022 performance of the officer’s business against the objective business-level financial performance metrics described below (“Senior Leader Business Metrics”), and (ii) a factor determined by the officer’s manager based on a subjective review of the officer’s performance against the officer’s annual personal performance goals and other factors (the “Personal Performance Factor”):
•The 2022 Senior Leader Business Metrics were (i) Operating Company Adjusted Operating Profit, which is an important indicator of the overall health of the business and helps to contribute to returns for Danaher shareholders, (ii) Core Revenue Growth, which is a key measure of the business’s ability to increase customer demand for services and products, and/or increase the price paid for such services and products, over time, and (iii) Working Capital Turnover, which is a key financial indicator of how efficiently the business is managing the relationship between money used to fund operations and the sales generated from those operations.
•For purposes of the Senior Leader Business Metrics, Operating Company Adjusted Operating Profit, Core Revenue Growth and Working Capital Turnover are non-GAAP financial measures that are defined as follows: (i) “Operating Company Adjusted Operating Profit” is defined as GAAP operating profit for the relevant business (Danaher’s Product Identification businesses with respect to Mr. Byström) but excluding (1) amortization of intangible assets; (2) stock compensation expense; (3) allocations of corporate general and administrative costs; and (4) impairments and other charges (in each case, for the relevant business): (ii) “Core Revenue Growth” is defined as set forth on page 110 of this information statement, calculated with respect to the relevant business; and (iii) “Working Capital Turnover” is defined as (1) GAAP sales for the relevant business divided by (2) the sum of net accounts receivables and inventory, less net accounts payables and short-term deferred revenue (in each case, for the relevant business).
•For 2022, Ms. Aquino’s personal performance objectives consisted of quantitative and qualitative financial and operational goals relating to her business unit and goals relating to diversity and inclusion, strategy

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
development and execution and capital allocation. For 2022, Mr. Byström’s personal performance objectives consisted of quantitative and qualitative financial and operational goals relating to his business unit as well as goals relating to leadership development, diversity and inclusion, strengthening his organization, DBS culture, capital deployment and efficiency.
Because Ms. Aquino resigned from the Danaher subsidiary where she worked in October 2022 (before rejoining Danaher in January 2023), she was not eligible to receive a cash incentive compensation award for 2022.
Based on the Personal Performance Factor determined with respect to Mr. Byström and the performance level achieved with respect to the Senior Leader Business Metrics, his manager recommended, and Danaher’s CEO approved, the 2022 annual cash incentive compensation award reflected in the Summary Compensation Table.
Ms. Trivedi participates in Danaher’s annual cash incentive compensation program that covers non-executive corporate associates of Danaher (the “Corporate Incentive Program”). The Corporate Incentive Program provides cash bonuses based on annual financial performance targets relating to Danaher (the “Corporate Metrics”), subject to the exercise of discretion by Danaher’s leadership, as well as the associate’s performance against personal performance objectives. The 2022 Corporate Metrics were based on (i) adjusted diluted net earnings per common share, which is an important indicator of the overall annual performance of the business and helps to contribute to returns for Danaher shareholders, and (ii) core revenue growth, which is a key measure of the company’s ability to increase customer demand for services and products, and/or increase the price paid for such services and products, over time. For 2022, Ms. Trivedi’s personal performance objectives consisted of goals relating to diversity and inclusion, organizational capacity and strategy development and execution. Based on the personal performance factor determined with respect to Ms. Trivedi and the outcome of the Corporate Metrics determination by Danaher’s leadership, Ms. Trivedi’s manager approved the 2022 annual cash incentive compensation award reflected in the Summary Compensation Table.
Going Forward
Our Veralto Compensation Committee will develop a short-term incentive plan focused on near-term operational and financial goals that support Veralto’s business objectives, while also allowing for meaningful pay differentiation tied to performance of individuals and groups.
Base Salaries
The Danaher Compensation Committee typically reviews base salaries for executive officers in February of each year and in connection with promotions and new hires. In February 2022, the Danaher Compensation Committee subjectively determined the 2022 base salary for Ms. Honeycutt and the respective manager of each of Mr. Byström and Mses. Aquino and Trivedi subjectively determined the 2022 base salary for each such Veralto NEO. The Danaher Compensation Committee used Ms. Honeycutt’s prior base salary as the initial basis of consideration and then considered the individual factors described under “—Named Executive Officer Compensation Framework,” focusing on the relative complexity and importance of the executive’s role within Danaher, the market value of the executive’s role and the executive’s performance in the prior year. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, the Danaher Compensation Committee (and the respective managers of the other Veralto NEOs) also considered how changes in base salary would impact annual cash incentive compensation.
Going Forward
Our Veralto Compensation Committee will set base salary levels for officers taking into account base salary levels for positions with similar roles and scope of responsibilities within the Veralto peer group, as well as personal performance.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Other Compensation
Severance Benefits
Danaher has entered into Proprietary Interest Agreements with Mses. Honeycutt, Aquino and Trivedi that include post-employment restrictive covenant obligations. Danaher has also adopted a Senior Leader Severance Pay Plan, in which Mses. Honeycutt, Aquino and Trivedi participate, providing for severance payments under certain circumstances. Mr. Byström’s employment agreement with VTI Sweden AB, a wholly owned subsidiary of Danaher, provides for severance payments under certain circumstances, and includes post-employment restrictive covenant obligations. Danaher believes the post-employment restrictive covenant obligations included in Mses. Honeycutt, Aquino and Trivedi’s agreements and Mr. Byström’s employment agreement are critical in protecting Danaher’s proprietary assets, and that the severance payments payable upon a termination without cause are generally commensurate with the severance rights peer companies offer executives in comparable roles. There is no change-in-control provision in the Senior Leader Severance Pay Plan or in Mr. Byström’s employment agreement.
U.S. Nonqualified Deferred Compensation - EDIP, ECP and DCP
As discussed in more detail under “Summary of Employment Agreements and Plans—Supplemental Retirement Program” our NEOs located in the United States (1) participate in either the Amended and Restated Executive Deferred Incentive Program (“EDIP”), or the Excess Contribution Program (“ECP”), and (2) are eligible to participate in the voluntary Deferred Compensation Plan (“DCP”) maintained by Danaher. We expect to adopt substantially similar non-qualified deferred compensation programs for eligible employees in the United States following the separation.
•The EDIP and ECP are each non-qualified, unfunded excess contribution programs available to selected members of Danaher’s management. Danaher uses these programs to tax-effectively contribute amounts to executives’ and other participants’ retirement accounts and provide an opportunity to realize tax-deferred, market-based notional investment growth on these contributions.
•The DCP allows each participant to voluntarily defer, on a pre-tax basis, up to 85% of their salary and/or up to 85% of their non-equity annual incentive compensation with respect to a given plan year. The DCP gives Danaher’s executives and other participants an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals.
Non-U.S. Defined Contribution Program
Danaher provides certain retirement/pension benefits for non-U.S. executives, in addition to the mandatory programs required by local national statutes. Mr. Byström participates in a defined contribution program which provides for individual retirement investment through an insurance product funded by Company contributions made on his behalf during each year. The defined contribution program in Mr. Byström’s home country of Sweden is competitive with customary local practice.
Danaher contributes a percentage of Mr. Byström’s annual total cash compensation, including base salary, bonus and vacation pay, to the defined contribution program equal to 30% annually. The amount of the 2022 contributions are shown in the Summary Compensation Table. These contributions are split between the defined contribution program which is tax-qualified in Sweden, such that the employer may take a current tax deduction for the contributions, and a supplemental defined contribution program that allows for contributions in excess of the tax deductible limits. No employee contributions are permitted under the defined contribution program in Sweden, nor does the employee control investment of the funds contributed for his account, which are managed by the insurer.
Mr. Byström becomes eligible to commence distribution of his defined contribution program benefits upon attaining the retirement age of 65, and such benefits must be paid out in installments over no less than five years. Early retirement at age 55 can be elected with an adjustment in benefit. Mr. Byström is not currently eligible for early or regular retirement under the defined contribution program. In the event that Mr. Byström dies prior to receipt of his benefit, 101% of the policy value would become payable to his spouse or his children as beneficiaries. The benefits do not become payable to Mr. Byström’s estate in the event that he has no surviving spouse or children.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Other Benefits and Perquisites
All of our executives will be eligible to participate in the employee benefit plans that are generally provided in the jurisdiction in which the executive works, including in the U.S., our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans, which may be established after a transition period of coverage. Once established our U.S. employee benefit plans will be generally available to all U.S. salaried employees and will not discriminate in favor of executive officers. During 2022, the Veralto NEOs (to the extent employed in 2022) in the U.S. participated in Danaher employee benefit plans. In addition, please see the footnotes to the Summary Compensation Table for details regarding the perquisites provided to the Veralto NEOs. The Danaher Compensation Committee has adopted a policy prohibiting any tax reimbursement or gross-up provisions in Danaher’s executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).
Going Forward
Our retirement and severance programs and benefits will generally be similar to those of Danaher immediately prior to completion of the separation. Our Compensation Committee will review these programs and benefits and may make changes to align them with our business needs and strategic priorities. In addition, we anticipate that our Compensation Committee will approve for our NEOs perquisites comparable to those offered by our peers, and will adopt a policy prohibiting any tax reimbursement or gross-up provisions in our executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).
Peer Group Compensation Analysis
Danaher Practice
The Danaher Compensation Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of Danaher’s executives because in light of Danaher’s diverse mix of businesses, strict targeting of a specified compensation posture would not appropriately reflect the unique nature of Danaher’s business portfolio or the degree of difficulty in leading Danaher and key businesses and functions. However, the Danaher Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that the executive compensation program supports Danaher’s recruitment and retention needs and is fair and efficient. As a result, the Danaher Compensation Committee has worked with FW Cook, the Committee’s independent compensation consultant, to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements. The Danaher Compensation Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate.
Executive Compensation Peer Group Prior to September 2022
Prior to September 2022, Danaher’s peer group (for purposes of all 2022 executive compensation decisions) consisted of the companies set forth below:

3M Company	Biogen Inc.	Johnson & Johnson

Abbott Laboratories	Boston Scientific Corporation	Medtronic Inc.

Amgen Inc.	Ecolab Inc.	Roper Corporation

Baxter International, Inc.	Honeywell International Inc.	Stryker Corporation

Becton Dickinson & Co.	Illinois Tool Works Inc.	Thermo Fisher Scientific Inc.
The Danaher Compensation Committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with Danaher in one or more lines of business, for executive talent and for investors, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees. As of September 2021 and based on Standard & Poor’s Capital IQ database, Danaher’s ranking within this peer group was 59th percentile for revenue, 93rd percentile for market capitalization, 68th percentile for net income (from

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
continuing operations excluding extraordinary items), 88th percentile for total assets and 56th percentile for employees.
Executive Compensation Peer Group as of September 2022
The Danaher Compensation Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate. In September 2022, the Danaher Compensation Committee evaluated the existing peer group with the assistance of FW Cook (using the same selection criteria described above) and replaced Biogen Inc., Illinois Tool Works Inc., and Roper Corporation with AbbVie Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, and IQVIA Holdings Inc. The Danaher Compensation Committee made these updates to the peer group to better reflect Danaher’s current size and portfolio of businesses. Set forth below is Danaher’s peer group as of September 2022:

3M Company	Boston Scientific Corporation	IQVIA Holdings Inc.

Abbott Laboratories	Bristol-Myers Squibb Company	Johnson & Johnson

AbbVie Inc.	Ecolab Inc.	Medtronic Inc.

Amgen Inc.	Eli Lilly and Company	Stryker Corporation

Baxter International, Inc.	Honeywell International Inc.	Thermo Fisher Scientific Inc.

Becton Dickinson & Co.
Going Forward
The Danaher Compensation Committee, with recommendations from FW Cook, adopted a Veralto peer group to help inform its decision-making with respect to the Company’s executive compensation program and ensure that such program supports the Company’s recruitment and retention needs and is fair and efficient. The Danaher Compensation Committee selected companies for inclusion in this peer group based on (1) comparability of revenues, market capitalization (as anticipated for Veralto), net income, total assets and number of employees and (2) the extent to which they compete with the Company for executive talent and/or in one or more lines of business. This compensation peer group is comprised of the following companies:

AMETEK, Inc.	Flowserve Corporation	Pentair plc

Clean Harbors, Inc.	Fortive Corporation	Rockwell Automation, Inc.

Donaldson Company, Inc.	IDEX Corporation	Roper Technologies, Inc.

Dover Corporation	Keysight Technologies, Inc.	Xylem Inc.

Ecolab Inc.	Mettler-Toledo International Inc.	Zebra Technologies Corporation
Following the separation, the Veralto Compensation Committee will review the peer group on a periodic basis and determine whether any changes are appropriate based on its view of the competitive environment in which we operate.
Additional Compensation Policies and Information
Risk Considerations
Danaher Practice
Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. The Danaher Compensation Committee believes that Danaher’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
taking. In reaching this conclusion, the Danaher Compensation Committee considered in particular the following risk-mitigation attributes of Danaher’s 2022 executive compensation program.

ATTRIBUTE	KEY RISK MITIGATING EFFECT
•Emphasis on long-term, equity-based compensation	•Discourages risk-taking that produces short-term results at the expense of building long-term stockholder value
•Four-year vesting requirement for stock options, and three-year performance period plus further two-year mandatory holding period for PSUs	•Helps ensure executives realize their compensation over a time horizon consistent with achieving long-term stockholder value
•Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	•Helps deter inappropriate actions and decisions that could harm Danaher and its key stakeholders
•Incentive compensation programs feature multiple, complementary performance measures aligned with business strategy	•Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics
•Cap on annual cash incentive compensation plan payments and on number of shares that may be earned under equity awards	•Mitigates incentive to over-perform with respect to any particular performance period at the expense of future periods
•Stock ownership requirements for all executive officers •No hedging of Danaher securities permitted	•Aligns executives’ economic interests with the long-term interests of Danaher’s stockholders
•Annual cash incentive compensation awards are subject to Danaher Compensation Committee discretion
•Mitigates risks associated with a strictly formulaic program, which could unintentionally incentivize an undue focus on certain performance metrics or encourage imprudent risk taking

•Provides Danaher Compensation Committee the opportunity as appropriate to adjust awards based on results

•Independent compensation consultant	•Helps ensure advice will not be influenced by conflicts of interest
Going Forward
Veralto expects that its compensation programs and overall design, and therefore the risk and risk mitigation profile of our compensation programs, will initially be similar to those of Danaher. Following the separation, the Veralto Compensation Committee will review the compensation programs and design and may make certain changes to align them with our compensation philosophy and view of our business needs and strategic priorities, taking into account risk and risk mitigation considerations.
Danaher Stock Ownership Policies
Below is a summary of Danaher policies relating to Danaher common stock ownership that apply to Danaher NEOs, including Ms. Honeycutt. Veralto expects to adopt substantially similar policies that will apply to Veralto NEOs in connection with the separation.
Stock Ownership Requirements
To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, Danaher’s stock ownership policy requires each executive officer to obtain a substantial equity stake in Danaher within five years of their appointment to an executive position. Once an executive officer has acquired a number of Danaher shares that satisfies the applicable ownership multiple, such number of shares then becomes the officer’s minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until the officer is promoted to a higher level.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

Title	Stock Ownership Multiple
Chief Executive Officer	6 times base salary
Executive Vice President	3 times base salary
Senior Vice President	2 times base salary

What Counts as Ownership:	What Does Not Count as Ownership:
•Shares in which the executive or their spouse or child has a direct or indirect interest
•Notional shares of Danaher stock in the EDIP, ECP or DCP
•Shares held in a 401(k) plan
•Unvested RSUs
•Vested PSUs

•Unexercised stock options •Unvested PSUs
Pledging Policy
Danaher’s board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher Common Stock that the director or officer directly or indirectly owns and controls (other than shares pledged as of the date the policy was adopted), and provides that pledged shares of Danaher Common Stock do not count toward Danaher’s stock ownership requirements. No Danaher named executive officer has pledged any shares of Danaher Common Stock.
Hedging Policy
Under Danaher’s insider trading policy, Danaher directors and employees (including executive officers) are prohibited from engaging in short sales of Danaher Common Stock, transactions in any derivative of a Danaher security (including, but not limited to, buying or selling puts, calls or other options (except for instruments granted under a Danaher equity compensation plan)) or any other forms of hedging transactions with respect to Danaher securities.
Danaher Recoupment Policy
To further discourage inappropriate or excessive risk-taking, the Danaher Compensation Committee has adopted a rigorous, “no-fault” recoupment (or clawback) policy applicable to Danaher’s executive officers, other individuals who serve on the Danaher Leadership Team and certain other employees (the “covered persons”). Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), the Danaher board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:
•the portion of any annual incentive compensation payment awarded to any covered person within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Danaher board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Danaher board’s judgment alone or with others caused such restatement); and
•all gains from equity awards realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Danaher board’s judgment alone or with others caused such restatement.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
In addition, the stock plans in which Danaher’s executive officers participate contain provisions for recovering awards upon certain circumstances. Under the terms of Danaher’s Omnibus Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards. In addition, under the terms of each of the EDIP and the ECP, if the administrator determines that the circumstances of a participant’s termination constitute gross misconduct, the administrator may determine that the participant’s vesting percentage is as low as zero with respect to all balances that were contributed by Danaher.
Regulatory Considerations
Danaher Practice
Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers. Danaher reviews the tax impact of executive compensation on Danaher as well as on the executive officers. In addition, Danaher reviews the impact of Danaher’s compensation programs against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation that Danaher provides to its executive officers is not deductible under Section 162(m).
Going Forward
Veralto expects that, similar to the approach followed by Danaher’s Compensation Committee, following the separation our Compensation Committee will review the tax impact of executive compensation on the Company as well as on our executive officers in addition to taking into account other considerations such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation provided to the Company’s executive officers may not be deductible under Section 162(m).
Compensation Tables
Summary Compensation Table
The Summary Compensation Table for Fiscal 2022 and accompanying footnotes show all compensation paid to or earned by Mses. Honeycutt, Aquino and Trivedi and Mr. Byström for 2022 under Danaher’s compensation

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
programs and plans. Following the separation, the Veralto NEOs will receive compensation and benefits under the executive compensation programs and plans established by Veralto.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Jennifer L. Honeycutt President and Chief Executive Officer	2022	802,500	—	1,680,547	1,631,738	1,548,830	—	206,589	5,870,204
Sameer Ralhan(5) SVP, Chief Financial Officer	2022	—	—	—	—	—	—	—	—
Melissa Aquino SVP, Water Quality	2022	453,297	—	450,246	451,908	—	—	155,894	1,511,345
Mattias Byström(6) SVP, Product Quality and Innovation	2022	492,795	—	1,087,767	1,090,120	320,317	—	302,238	3,293,237
Surekha Trivedi SVP, Strategy & Sustainability	2022	504,400	—	200,140	200,901	350,936	—	40,664	1,297,041
__________________
(1)The following table sets forth the amount, if any, of salary and/or non-equity incentive compensation that each named executive officer (other than Mr. Ralhan) deferred into the DCP with respect to 2022, reported above:

NAME OF OFFICER	AMOUNT OF SALARY DEFERRED INTO DCP ($)	AMOUNT OF NON-EQUITY INCENTIVE COMPENSATION DEFERRED INTO DCP ($)
Jennifer L. Honeycutt	64,119	774,415
Melissa Aquino	30,600	—
Mattias Byström	N/A	N/A
Surekha Trivedi	249,962	52,640
(2)The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity grants made in the applicable year:
With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

NAME OF OFFICER	DATE OF GRANT	RISK-FREE INTEREST RATE	STOCK PRICE VOLATILITY RATE	DIVIDEND YIELD	OPTION LIFE
Honeycutt	February 24, 2022	1.94%	30.23%	0.37%	7.5 years
Aquino, Byström, Trivedi	February 24, 2022	1.84%	29.99%	0.37%	5.0 years
Byström	November 15, 2022	4.00%	31.63%	0.37%	5.0 years
All stock awards reflected in the table above were granted in the form of time-vesting restricted stock units (RSUs), except Ms. Honeycutt’s 2022 stock award, which was granted in the form of performance stock units (PSUs). With respect to RSUs, the grant date fair value under FASB ASC Topic 718 was calculated based on the number of shares of Common Stock underlying the RSU, times the closing price of the Common Stock on the date of grant (but discounted to account for the fact that RSUs do not accrue dividend rights prior to vesting and distribution). With respect to PSUs, the grant date fair value under FASB ASC Topic 718 has been calculated based on the probable outcome of the applicable performance conditions and a Monte Carlo simulation valuation model modified to reflect an illiquidity discount (as a result of the mandatory two-year post-vesting holding period), using the following significant assumptions (since the performance

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
criteria applicable to the performance stock units are considered a “market condition,” footnote disclosure of the award’s potential maximum value is not required):

		MONTE CARLO SIMULATION				ILLIQUIDITY DISCOUNT
NAME OF OFFICER	DATE OF GRANT	DANAHER’S EXPECTED VOLATILITY	AVERAGE VOLATILITY OF PEER GROUP	RISK-FREE INTEREST RATE	DIVIDEND YIELD	DANAHER’S EXPECTED VOLATILITY	RISK-FREE INTEREST RATE	DIVIDEND YIELD
Jennifer L. Honeycutt	February 24, 2022	27.01%	38.88%	1.69%	0.0%	29.72%	1.53%	0.37%
(3)In 2022, the actuarial present value of Ms. Honeycutt’s and Ms. Aquino’s accumulated benefits under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (“Pension Plan”) declined by $4,679 and $3,237, respectively, resulting in $0 reflected in the table pursuant to SEC rules. The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2022 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.5% for the plan measurement date of December 31, 2022; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rate as set forth in Note 16 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2022. Danaher does not provide any above-market or preferential earnings on compensation that is deferred by any NEO.
(4)The following table describes the elements of compensation included in “All Other Compensation” for 2022:

NAME	COMPANY 401(K) CONTRIBUTIONS ($)	COMPANY EDIP/ECP CONTRIBUTIONS ($)	NON-U.S. QUALIFIED DEFINED CONTRIBUTION PROGRAM - COMPANY CONTRIBUTIONS ($)	NON-U.S. NON-QUALIFIED DEFINED CONTRIBUTION PROGRAM - COMPANY CONTRIBUTIONS ($)	OTHER ($)	TOTAL 2022 ALL OTHER COMPENSATION ($)
Jennifer L. Honeycutt	21,244	168,750	N/A	N/A	16,595(a)	206,589
Melissa Aquino	21,244	61,200	N/A	N/A	73,450(b)	155,894
Mattias Byström	N/A	N/A	39,086	215,583	47,569(c)	302,238
Surekha Trivedi	21,244	19,420	N/A	N/A	N/A	40,664
_______________
(a)Consists of amounts related to tax preparation/professional services.
(b)Includes $56,855 relating to commuting expenses and lodging, plus amounts related to tax preparation/professional services.
(c)Consists of amounts related to tax preparation/professional fees, car benefits and a perquisites allowance of $25,291.
(5)Mr. Ralhan commenced employment with Danaher in June 2023, and therefore did not receive any compensation from Danaher or Veralto in 2022.
(6)The amounts contained in the table and throughout this information statement for Mr. Byström were paid or earned in Swedish Kronor. Amounts have been converted to U.S. Dollars using a spot exchange rate as of December 31, 2022: 1 SEK = 0.0958 USD.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Grants of Plan-Based Awards for Fiscal Year 2022
The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2022 under Danaher’s compensation programs and plans.

NAME	GRANT DATE	COMMITTEE APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Share)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
Jennifer L. Honeycutt
Annual cash incentive	5/16/2022	5/16/2022	501,563	1,003,125	2,006,250	—	—	—	—	—	—	—
Stock options(4)	2/24/2022	2/23/2022	—	—	—	—	—	—	—	17,097	271.56	1,631,738
Performance stock units(5)	2/24/2022	2/23/2022	—	—	—	1,496	5,984	11,968	—	—	—	1,680,547
Melissa Aquino(6)
Annual cash incentive	N/A	N/A	214,183	317,308	N/A	—	—	—	—	—	—	—
Stock options(7)	2/24/2022	2/23/2022	—	—	—	—	—	—	—	4,735	271.56	451,908
Restricted stock units(8)	2/24/2022	2/23/2022	—	—	—	—		—	1,658	—	—	450,246
Mattias Byström(9)
Annual cash incentive	N/A	N/A	217,015	320,317	N/A	—	—	—	—	—	—	—
Stock options(7)	2/24/2022	2/23/2022	—	—	—	—	—	—	—	4,209	271.56	401,707
Stock options(7)	2/24/2022	2/23/2022	—	—	—	—	—	—	—	1,973	271.56	188,303
Stock options(10)	11/15/2022	11/4/2022	—	—	—	—	—	—	—	4,512	270.33	500,110
Restricted stock units(8)	2/24/2022	2/23/2022	—	—	—	—	—	—	1,473	—	—	400,008
Restricted stock units(8)	2/24/2022	2/23/2022	—	—	—	—	—	—	691	—	—	187,648
Restricted stock units(11)	11/15/2022	11/4/2022	—	—	—	—	—	—	1,850	—	—	500,111
Surekha Trivedi
Annual cash incentive	N/A	N/A	N/A	277,420	N/A	—	—	—	—	—	—	—
Stock options(7)	2/24/2022	2/23/2022	—	—	—	—	—	—	—	2,105	271.56	200,901
Restricted stock units(8)	2/24/2022	2/23/2022	—	—	—	—	—	—	737	—	—	200,140
__________________
(1)These columns relate to 2022 annual cash incentive opportunities under the Omnibus Plan. Please see “Summary of Employment Agreements and Plans – 2007 Omnibus Incentive Plan” for a description of such plan. The amounts actually paid pursuant to these 2022 cash incentive opportunities (if any) are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)These columns relate to equity awards granted under the Omnibus Plan, the terms of which apply to all of the equity awards described in this table.
(3)Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 2 to the Summary Compensation Table.
(4)For a description of the vesting terms of the award, please see Footnote 4 to the Outstanding Equity Awards at 2022 Fiscal Year-End Table.
(5)For a description of the vesting terms of the award, please see Footnote 5 to the Outstanding Equity Awards at 2022 Fiscal Year-End Table.
(6)Ms. Aquino terminated employment in October 2022 and was subsequently rehired by the Company in January of 2023. Based on her termination of employment prior to fiscal year end, Ms. Aquino was not eligible to receive the annual cash incentive in respect of 2022, and the equity award opportunities shown in this table were forfeited.
(7)For a description of the vesting terms of the award, please see Footnote 4 to the Outstanding Equity Awards at 2022 Fiscal Year-End Table.
(8)For a description of the vesting terms of the award, please see Footnote 5 to the Outstanding Equity Awards at 2022 Fiscal Year-End Table.
(9)In November 2022, Mr. Byström received a special equity award, split evenly between stock options and RSUs, in recognition of the leadership role he is expected to play in the launch of Veralto as a publicly-traded company.
(10)For a description of the vesting terms of the award, please see Footnote 10 to the Outstanding Equity Awards at 2022 Fiscal Year-End Table.
(11)For a description of the vesting terms of the award, please see Footnote 12 to the Outstanding Equity Awards at 2022 Fiscal Year-End Table.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table summarizes the number of outstanding equity awards for each NEO (other than Mr. Ralhan) to the extent applicable as of December 31, 2022. All of the awards set forth in the table below are governed by the terms and conditions of the Danaher Omnibus Plan. Ms. Aquino is not included in the table below as she forfeited any outstanding unvested equity awards, and was required to exercise any vested stock options, in connection with her resignation from a subsidiary of Danaher in October 2022.

				OPTION AWARDS			STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE (1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Jennifer L. Honeycutt	2/24/2022	—	17,097(3)	271.56	2/24/2032	—	—	—	—
	2/24/2021	—	3,300(8)	223.00	2/24/2031	—	—	—	—
	2/24/2021	—	17,810(4)	223.00	2/24/2031	—	—	—	—
	7/15/2020	—	12,050(8)	188.34	7/15/2030	—	—	—	—
	2/24/2020	—	12,870(8)	156.82	2/24/2030	—	—	—	—
	5/15/2019	1,236	2,474(8)	131.05	5/15/2029	—	—	—	—
	2/24/2019	7,932	5,288(6)	113.48	2/24/2029	—	—	—	—
	2/24/2018	9,272	2,318(6)	99.33	2/24/2028	—	—	—	—
	2/24/2017	10,670	—	86.08	2/24/2027	—	—	—	—
	11/15/2016	3,860	—	79.63	11/15/2026	—	—	—	—
	2/24/2016	9,361	—	65.95	2/24/2026	—	—	—	—
	2/24/2022	—	—	—	—	—	—	5,984(5)	1,594,257
	2/24/2021	—	—	—	—	—	—	11,460(5)	3,062,800
	2/24/2021	—	—	—	—	—	—	2130(5)	569,264
	7/15/2020	—	—	—	—	—	—	8,440(5)	2,258,713
	2/24/2020	—	—	—	—	—	—	7,980(5)	2,138,480
	5/15/2019	—	—	—	—	767(9)	203,577	—	—
	2/24/2019	—	—	—	—	1,640(7)	435,289	—	—
	2/24/2018	—	—	—	—	765(7)	203,046	—	—
Mattias Byström	11/15/2022	—	4,512(10)	270.33	11/15/2032	—	—	—	—
	2/24/2022	—	4,209(11)	271.56	2/24/2032	—	—	—	—
	2/24/2022	—	1,973(11)	271.56	2/24/2032	—	—	—	—
	2/24/2021	264	1,056(6)	223.00	2/24/2031	—	—	—	—
	2/24/2021	562	2,248(6)	223.00	2/24/2031	—	—	—	—
	5/15/2020	432	648(6)	163.85	5/15/2030	—	—	—	—
	2/24/2020	1,288	1,932(6)	156.82	2/24/2030	—	—	—	—
	7/15/2019	1,020	680(6)	141.11	7/15/2029	—	—	—	—
	11/15/2018	2,424	606(6)	101.65	11/15/2028	—	—	—	—
	11/15/2018	2,424	606(6)	101.65	11/15/2028	—	—	—	—
	11/15/2022	—	—	—	—	1,850(12)	491,027	—	—
	2/24/2022	—	—	—	—	1,473(13)	390,964	—	—
	2/24/2022	—	—	—	—	691(13)	183,405	—	—
	2/24/2021	—	—	—	—	724(7)	192,164	—	—
	2/24/2021	—	—	—	—	340(7)	90,243	—	—
	5/15/2020	—	—	—	—	234(7)	62,108	—	—
	2/24/2020	—	—	—	—	600(7)	159,252	—	—
	7/15/2019	—	—	—	—	212(7)	56,269	—	—
	11/15/2018	—	—	—	—	200(7)	53,084	—	—
	11/15/2018	—	—	—	—	200(7)	53,084	—	—

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

				OPTION AWARDS			STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE (1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Surekha Trivedi	2/24/2022	—	2,105(11)	271.56	2/24/2032	—	—	—	—
	2/24/2021	1,320	5,280(6)	223.00	2/24/2031	—	—	—	—
	2/24/2021	528	2,112(6)	223.00	2/24/2031	—	—	—	—
	5/15/2020	740	1,110(6)	163.85	5/15/2030	—	—	—	—
	2/24/2020	1,032	1,548(6)	156.82	2/24/2030	—	—	—	—
	11/15/2019	8,860	—	142.99	11/15/2029	—	—	—	—
	2/24/2019	1,986	1,324(6)	113.48	2/24/2029	—	—	—	—
	2/24/2018	1,854	618(6)	99.33	2/24/2028	—	—	—	—
	2/24/2017	854	—	86.08	2/24/2027	—	—	—	—
	2/24/2022	—	—	—	—	737(13)	195,615	—	—
	2/24/2021	—	—	—	—	680(7)	180,486	—	—
	2/24/2021	—	—	—	—	1,700(7)	451,214	—	—
	5/15/2020	—	—	—	—	399(7)	105,903	—	—
	2/24/2020	—	—	—	—	480(7)	127,402	—	—
	2/24/2019	—	—	—	—	410(7)	108,822	—	—
	2/24/2018	—	—	—	—	204(7)	54,146	—	—
__________________
(1)With respect to the unexercisable options and unvested PSUs and RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options, PSUs or RSUs are a part.
(2)Market value is calculated based on (a) the closing price of Danaher’s Common Stock on December 31, 2022 as reported on the NYSE ($265.42 per share) times the number of shares, plus (b) in the case of PSUs, the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of December 31, 2022.
(3)The option award was granted subject to time-based vesting conditions such that one-half of the award became or becomes exercisable on each of the third and fourth anniversaries of the grant date.
(4)The option award was granted subject to time-based vesting conditions such that one-half of the award became or becomes exercisable on each of the fourth and fifth anniversaries of the grant date.
(5)The number of shares of Common Stock that vest pursuant to the PSU award is based on Danaher’s total stockholder return (TSR) ranking relative to the S&P 500 Index over an approximately three-year performance period. Payout at 100% of the target level requires that Danaher achieve above-median performance and rank at the 55th percentile of the S&P 500 Index, while the PSUs pay out at 200% for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and zero percent for performance below the 35th percentile. The payout percentages for performance between the performance levels are determined by linear interpolation. Danaher’s three-year average ROIC beginning with the year of grant, compared to Danaher’s ROIC for the immediately preceding year (the “baseline year”), can increase or decrease the number of shares that would otherwise vest by 10% (but cannot cause the payout percentage to exceed 200%). Notwithstanding the above, if Danaher’s absolute TSR performance for the period is negative a maximum of 100% of the target PSUs will vest (regardless of how strong Danaher’s performance is on a relative basis), and if Danaher’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest. Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Danaher Common Stock following the fifth anniversary of the commencement of the performance period. For purposes of this table, the number of PSU shares and payout value reported in the table reflect maximum-level performance for PSUs granted in 2020 and 2021 and target-level performance for PSUs granted in 2022.
(6)The option award was granted subject to time-based vesting conditions such that one-fifth of the award became or becomes exercisable on each of the first five anniversaries of the grant date.
(7)The RSU award was granted subject to time-based vesting conditions such that one-fifth of the award vests or vested on each of the first five anniversaries of the grant date.
(8)The option award was granted subject to time-based vesting conditions such that one-third of the award became or becomes exercisable on each of the third, fourth and fifth anniversaries of the grant date.
(9)The RSU award was granted subject to time-based vesting conditions such that one-third of the award vests or vested on each of the third, fourth and fifth anniversaries of the grant date.
(10)The option award was granted subject to time-based vesting conditions such that one-third of the award became or becomes exercisable on each of the second, third, and fourth anniversaries of the grant date.
(11)The option award was granted subject to time-based vesting conditions such that one-fourth of the award became or becomes exercisable on each of the first four anniversaries of the grant date.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
(12)The RSU award was granted subject to time-based vesting conditions such that one-third of the award vests or vested on each of the second, third, and fourth anniversaries of the grant date.
(13)The RSU award was granted subject to time-based vesting conditions such that one-fourth of the award vests or vested on each of the first four anniversaries of the grant date.
Option Exercises and Stock Vested During Fiscal 2022
The following table summarizes stock option exercises and the vesting of stock awards with respect to the Veralto NEOs in 2022.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Jennifer L. Honeycutt	8,211	1,635,385	2,566	688,255
Melissa Aquino	13,942	1,920,969	3,673	986,988
Mattias Byström	N/A	N/A	1,050	281,228
Surekha Trivedi	1,242	256,588	4,286	1,157,548
__________________
(1)Calculated by multiplying the number of shares acquired by the difference between the exercise price and the market price of Danaher Common Stock at the time of exercise.
(2)Calculated by multiplying the number of shares acquired on vesting by the market price of Danaher Common Stock at the time of settlement.
Pension Benefits for Fiscal 2022
The table below shows as of December 31, 2022, the present value of accumulated benefits payable to Mses. Honeycutt and Aquino under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of Veralto’s named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was frozen with respect to substantially all participants under the plan (including Mses. Honeycutt and Aquino) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including Mses. Honeycutt and Aquino) now increase each year at a rate equal to the annual rate of interest on 30-year Treasury securities for the month of November immediately preceding the applicable plan year. Upon termination of employment, a participant receives their vested accrued benefit in cash or as an annuity (based on the participant’s election).
The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2022, are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.50%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 16 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2022. There were no payments made to any named executive officers under the Cash Balance Plan in 2022.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)
Jennifer L. Honeycutt	Cash Balance Plan of Danaher Corporation & Subsidiaries Pension Plan	7.0	20,133
Melissa Aquino	Cash Balance Plan of Danaher Corporation & Subsidiaries Pension Plan	3.8	11,600
__________________
(1)Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.
(2)Calculated as of December 31, 2022, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2022.
2022 Nonqualified Deferred Compensation
The table below sets forth, for each named executive officer (other than Messrs. Ralhan and Byström), information regarding (1) participation in the EDIP and the ECP, as applicable, and (2) participation in the DCP. Mr. Byström does not participate in the EDIP, ECP or DCP, but participates in a defined contribution arrangement in Sweden. There were no withdrawals by or distributions to any of the named executive officers from the respective nonqualified deferred compensation plans in 2022. For a description of the EDIP, ECP and DCP maintained in the U.S., please see “Summary of Employment Agreements and Plans – Supplemental Retirement Program.” For a description of the non-qualified defined contribution arrangement provided to Mr. Byström in Sweden, referred to below as the Skandia Direct Pension in reference to the insurance carrier, please see “Compensation Discussion and Analysis – Non-U.S. Defined Contribution Program.”

Name	Plan Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions In Last FY ($)(2)	Aggregate Earnings In Last FY ($)(3)	Aggregate Balance At Last FYE ($)(4)
Jennifer L. Honeycutt	EDIP	—	168,750	(879,578)	3,753,779
	DCP	832,869	—	(121,307)	1,100,356
Melissa Aquino	EDIP	—	61,200	(132,470)	567,016
	DCP	106,503	—	(33,622)	184,644
Mattias Byström	Skandia Direct Pension	—	215,583	—	215,546(5)
Surekha Trivedi	DCP	310,588	—	(23,273)	332,093
	ECP	—	19,420	(11,613)	63,273
__________________
(1)Consists of contributions to the DCP of the following amounts reported in the Summary Compensation Table:

Name	2022 Salary (Reported in Summary Compensation Table for 2022) ($)	Non-Equity Incentive Plan Compensation Earned With Respect to 2021 but Deferred in 2022 ($)
Jennifer L. Honeycutt	64,119	768,750
Melissa Aquino	30,600	75,903
Surekha Trivedi	249,962	60,626
(2)The EDIP or ECP amounts set forth in this column (as applicable) are included as compensation under the “All Other Compensation” column in the Summary Compensation Table. In addition, the 2022 company contribution to the Skandia Direct Pension program for Mr. Byström are included as compensation under the “All Other Compensation” column in the Summary Compensation Table.
(3)None of the amounts set forth in this column are included as compensation in the Summary Compensation Table. For a description of the EDIP/ECP/DCP earnings rates, please see “Summary of Employment Agreements and Plans.”
(4)Of these balances, the following amount was reported in the Danaher Summary Compensation Table for previous years: Ms. Honeycutt, $287,925.
(5)Mr. Byström’s year-end balance in the tax-qualified portion of his defined contribution arrangement was $39,086. For a description of the defined contribution arrangement provided to Mr. Byström in Sweden, please see “Compensation Discussion and Analysis — Non-U.S. Defined Contribution Program.”

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Potential Payments Upon Termination or Change of Control as of 2022 Fiscal Year-End
The following table describes the payments and benefits that each Veralto named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2022. As Ms. Aquino resigned from a subsidiary of Danaher in October 2022 and did not receive severance payments or other benefits in connection with her termination of employment she is not included in the table below. Where benefits are based on the market value of Danaher’s Common Stock, we have used the closing price of Danaher’s Common Stock as reported on the NYSE on December 31, 2022 ($265.42 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to:
•receive all payments generally provided to salaried employees on a non-discriminatory basis upon termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) Plan distributions;
•potentially receive an annual cash incentive compensation award pursuant to the Omnibus Plan, since under the terms of the award a participant who remains employed through the end of the annual performance period is eligible for an award under the plan;
•receive accrued, vested balances under the EDIP, ECP, DCP and the Cash Balance Plan, if applicable (provided that under the EDIP and the ECP, if the administrator determines that the circumstances of a participant’s termination constitute gross misconduct, the administrator may determine that the participant’s vesting percentage is as low as zero with respect to all balances that were contributed by Danaher);
•in the case of Mr. Byström only, death benefits payable to his spouse or, if his spouse does not survive him, his living children equal to 101% of the policy value of his defined contribution pension; and
•exercise vested stock options (provided that under the terms of the Omnibus Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards). The terms of the EDIP, ECP, DCP and Omnibus Plan are described under “Summary of Employment Agreements and Plans.”

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

		TERMINATION/CHANGE OF CONTROL EVENT(1)
NAME	BENEFIT	TERMINATION WITHOUT CAUSE ($)	DEATH ($)(2)
Jennifer L. Honeycutt	Accelerated or continued vesting of stock options	—	4,742,869
	Accelerated or continued vesting of RSUs/PSUs	—	6,925,936
	Benefits continuation(3)	22,267	—
	Cash payments under Senior Leader Severance Pay Plan(3)	802,500	—
	TOTAL:	824,767	11,668,805
Mattias Byström	Accelerated or continued vesting of stock options	—	698,808
	Accelerated or continued vesting of RSUs	—	989,486
	Cash Severance Payments (12 months)(4)	1,319,591	—
	Continuing salary/annual incentive payments during requisite notice period(5)	816,507	—
	TOTAL:	2,136,098	1,688,294
Surekha Trivedi	Accelerated or continued vesting of stock options	—	898,236
	Accelerated or continued vesting of RSUs	—	842,974
	Benefits continuation(3)	25,075	—
	Cash payments under Senior Leader Severance Pay Plan(3)	504,400	—
	TOTAL:	529,475	1,741,210
The values reflected in the table above and the footnotes below relating to the acceleration of stock options, RSUs and (solely with respect to Ms. Honeycutt) PSUs reflect the intrinsic value (that is, the value based on the price of Danaher’s Common Stock, and in the case of stock options minus the exercise price) of the options, RSUs and PSUs (with respect to PSUs, assuming (a) target-level performance in the case of death before the end of the relevant performance period, (b) actual performance in the case of death at the conclusion of the relevant performance period, and (c) in the case of retirement, termination without cause or change-of-control, assuming actual performance for the 2020 PSUs, maximum-level performance for the 2021 PSUs, and target-level performance for the 2022 PSUs) that would vest or would have vested as a result of the specified event of termination or change-of-control occurring as of December 31, 2022. The level of PSU performance assumed for purposes of this table is consistent with the methodology applied for purposes of the “Outstanding Equity Awards at 2022 Fiscal Year-End” table. With respect to PSUs, the values reflected in the table above and the footnotes below also include the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of December 31, 2022.
__________________
(1)For a description of the treatment upon a change-of-control of outstanding equity awards granted under the Omnibus Plan, please see “Summary of Employment Agreements and Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the Omnibus Plan), Danaher’s board does not accelerate the vesting of any unvested RSUs, PSUs or stock options held by the named executive officers.
(2)The terms of the Omnibus Plan provide for accelerated vesting of a participant’s stock options and a pro rata portion of a participant’s RSUs and PSUs (at target value) if the participant dies during employment. For a description of these provisions under the Omnibus Plan, please see “Summary of Employment Agreements and Plans”.
(3)Please see “Summary of Employment Agreements and Plans” for a description of the respective benefits and cash payments each officer would be entitled to if Danaher terminates the officer’s employment without cause, as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.
(4)Reflects 12 months’ average remuneration payable to Mr. Byström as severance pursuant to the terms of Mr. Byström’s employment agreement. The severance payment includes a monthly non-compete payment of 75% of the average monthly gross income in the 12 months preceding termination, multiplied by 12, which is not additive to the severance payments pursuant to the terms of Mr. Byström’s employment agreement.
(5)Represents the cost to the Company of compensation and benefits that would be received by Mr. Byström during the requisite six month notice period provided by his employment agreement.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Summary of Employment Agreements and Plans
Following is a description of (1) named executive officer employment-related agreements in effect with Danaher, and (2) the cash incentive compensation, equity compensation, non-qualified deferred compensation and severance pay plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.
Proprietary Interest Agreements
Danaher has entered into agreements with Mses. Honeycutt, Aquino and Trivedi under which they are subject to certain covenants designed to protect Danaher’s proprietary interests (each, a “Proprietary Interest Agreement”). During and for specified periods after Mses. Honeycutt, Aquino and Trivedi’s employment with Danaher, subject to certain customary exceptions, Mses. Honeycutt, Aquino and Trivedi are prohibited from disclosing or improperly using any of Danaher’s confidential information; making any disparaging comments about Danaher; competing with Danaher; selling to or soliciting purchases from Danaher’s customers and prospective customers with respect to products and services about which the officer has particular knowledge; or hiring or soliciting any of Danaher’s current or recent employees. Mses. Honeycutt, Aquino and Trivedi also agree that with limited exceptions all intellectual property that they develop in connection with their employment with Danaher belongs to Danaher. Certain of the agreements also restrict interfering with Danaher’s vendor relationships, and certain of the agreements prohibit the officer for a specified period of time from working for any Danaher customers or vendors in any role in which the officer would use or disclose or threaten to use or disclose any of our confidential information.
Senior Leader Severance Pay Plan
Mses. Honeycutt, Aquino, and Trivedi were eligible participants in Danaher’s Senior Leader Severance Pay Plan during 2022. Under the Senior Leader Severance Pay Plan, if a covered employee is terminated without “cause” (as defined below) and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release the employee is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of Danaher for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. There is no change-in control provision in the Senior Leader Severance Pay Plan. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement.
Under the plan, “cause” is defined as (1) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to, or any other action in willful disregard of the interests of, Danaher or its affiliates; (2) the employee’s conviction of, or pleading guilty or no contest to (i) a felony, (ii) any misdemeanor (other than a traffic violation), or (iii) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of Danaher or its affiliates; (3) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (4) the employee’s failure or refusal to comply with Company standards, policies or procedures, including, without limitation, the Danaher Code of Conduct as amended from time to time; (5) the employee’s violation of any restrictive covenant agreement with Danaher or its affiliates; (6) the employee’s engaging in any activity that is in conflict with the business purposes of Danaher or its affiliates (as determined in the sole discretion of Danaher and its affiliates); or (7) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under the plan.
Byström Employment Agreement
Mr. Byström is party to an employment agreement with VTI Sweden AB, a subsidiary of Danaher. The employment agreement obligates VTI Sweden AB to provide a notice period of six months prior to termination of employment, as well as certain severance payments. Pursuant to the employment agreement, Mr. Byström must

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
provide VTI Sweden AB with three months’ notice of resignation. The employment agreement automatically terminates upon retirement.
Following termination of employment, Mr. Byström is prohibited from competing with VTI Sweden AB or any affiliate for a period of 12 months. Such noncompetition covenant does not apply in the event that Mr. Byström’s employment is terminated for breach of contract, or Mr. Byström retires. In consideration for such noncompetition covenant, VTI Sweden AB is obligated to make monthly payments corresponding to 75% of Mr. Byström’s average monthly gross income in the 12 months preceding Mr. Byström’s termination of employment, which are not additive to severance payments provided by the employment agreement described below.
In addition to receiving full base salary and benefits as an active employee during the requisite notice period, if Mr. Byström’s employment is terminated by Danaher, Mr. Byström would be entitled to severance payments equal to 12 times his average monthly renumeration (including average base salary, bonus, benefits, and defined contribution pension) paid during the 12 months preceding termination, generally payable in 12 equal installments.
Directors’ and Officers’ Indemnification and Insurance
Danaher’s Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of their service as a director or officer of Danaher, or by reason of serving at Danaher’s request as a director or officer of any other entity, subject to certain exceptions. Danaher’s Bylaws provide for similar indemnification rights. In addition, each of Danaher Corporation’s directors and executive officers has executed an indemnification agreement with Danaher that provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. Danaher also has in effect directors and officers liability insurance covering all of Danaher’s directors and officers. Going forward, Veralto expects to enter into substantially similar indemnification agreements with Veralto NEOs.
Retirement and Other Terminations of Employment
Subject to certain terms and conditions set forth in Danaher’s Omnibus Plan or the applicable award agreement (including the overall term of the award), in general:
•upon retiring after reaching age 65, (1) a participant’s unvested options held for at least six months prior to retirement continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date (or the tenth anniversary with respect to grants made on or after January 1, 2022), (2) any RSUs that are unvested as of the retirement date (and, for grants on or after January 1, 2022, held for at least six months prior to retirement) continue to vest according to their terms, (3) for PSUs granted prior to January 1, 2022, the participant receives a prorated portion of the shares actually earned based on Danaher’s performance over the performance period, and (4) for PSUs granted on or after January 1, 2022, and held for at least six months prior to retirement, the participant receives the shares actually earned based on the Danaher’s performance over the performance period; and
•upon retiring after reaching age 55 and completing ten years of service with Danaher:
•with respect to grants on or after February 23, 2015, and prior to January 1, 2022, (1) a pro rata portion of the participant’s unvested options held for at least six months prior to retirement continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) a pro rata portion of any RSUs that are unvested as of the retirement date continue to vest according to their terms, and (3) with respect to PSUs, the participant receives a prorated portion of the shares actually earned based on Danaher’s performance over the performance period.
•with respect to grants on or after January 1, 2022, and held for at least six months prior to retirement, (1) the participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
anniversary of the retirement date, (2) any RSUs that are unvested as of the retirement date continue to vest according to their terms, and (3) the participant receives the PSU shares actually earned based on Danaher’s performance over the performance period.
Upon terminations of employment other than retirement (as defined under Danaher’s Omnibus Plan), unless the Administrator determines otherwise any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or (1) 12 months after termination, if the termination results from the participant’s death or disability, (2) in the Administrator’s discretion, at the time of termination if the participant’s employment is terminated for gross misconduct, or (3) 90 days following the termination date, in all other non-retirement situations. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant. In addition, upon termination of a participant’s employment or service due to death, generally (1) all of the participant’s outstanding stock options granted under the Omnibus Plan become fully vested, (2) the vesting of a pro rata portion of the participant’s outstanding RSUs is accelerated as of the date of death, and (3) with respect to PSUs as to which the death occurs prior to conclusion of the performance period, the participant’s estate receives a pro rata portion of the target number of shares underlying the PSUs.
Supplemental Retirement Program
Employer Contributions
Danaher uses the Executive Deferred Incentive Program, or EDIP, and the Excess Contribution Program, or ECP (which is a sub-plan under the 2007 Omnibus Plan) to provide supplemental retirement benefits on a pre-tax basis in excess of qualified plan limitations to select management associates of Danaher and its subsidiaries (including each of the named executive officers, as applicable). Prior to January 1, 2019, the EDIP was the sole plan used by the Danaher to provide supplemental retirement benefits (and also served as a voluntary deferred compensation program). The ECP became effective as of January 1, 2019, and prior to such date, EDIP participants made a one-time election to either continue participating in the EDIP or participate in the ECP. All participants who join Danaher’s supplemental retirement program at or after January 1, 2019, receive Company contributions under the ECP. All amounts that Danaher contributes to a participant’s account in the EDIP and ECP are deemed invested on a notional basis in Danaher Common Stock. If termination of an employee’s participation in the EDIP or ECP resulted from the employee’s gross misconduct, the Administrator may reduce the employee’s vested interest with respect to all Danaher contributions to as low as zero percent.
EDIP
At the beginning of each plan year, Danaher credits to the account of each EDIP participant an amount equal to the product of (1) the sum of the participant’s base salary and target bonus as of the end of the prior year; and (2) a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.
A participant vests in the amounts that Danaher credits to their EDIP account as follows:
•If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.
•If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each full calendar year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).
•If a participant dies while employed by Danaher, their vesting percentage equals 100%.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ECP
Under the ECP, on or about February 1 after the applicable year of participation, Danaher credits to the account of each participant an excess matching contribution and excess non-elective contribution based on the formulas in Danaher’s 401(k) plan for matching and non-elective contributions. As a result, each participant can receive the following contributions in the ECP:
•a matching contribution to the ECP equal to the sum of (a) 100% of the amount deferred into the Danaher Deferred Compensation Plan, or DCP for the year of participation, up to 3% of the greater of (1) the participant’s compensation that is deferred into the DCP or (2) the participant’s compensation above the IRS compensation limit for qualified retirement plans (“match compensation”), plus (b) 50% of the amount deferred into the DCP for the year of participation in excess of 3%, but not in excess of 5%, of the participant’s match compensation; and
•a non-elective contribution equal to 4% of the participant’s rate of base salary and target bonus amount as of December 31 prior to the year of participation in excess of the IRS compensation limit for qualified retirement plans.
A participant vests in the matching contribution in the ECP made each year on the first anniversary after it is credited to the participant’s account. A participant vests in the non-elective contribution in the ECP made each year on the later of the first anniversary after it is credited to the participant’s account, or the date the participant has completed three years of service with Danaher. If a participant dies while employed by Danaher, their vesting percentage equals 100%.
Voluntary Deferrals
Each DCP participant is permitted to voluntarily defer into the program, on a pre-tax basis, up to 85% of their salary and/or up to 85% of their non-equity incentive compensation with respect to a given plan year. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are generally the same as the investment alternatives offered under our 401(k) Plan (except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts the participant voluntarily defers among the available investment alternatives. Participants may change their allocations at any time; provided that any portion of a participant’s account that is subject to the Danaher Common Stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. Participants are at all times fully vested in amounts they voluntarily defer into their DCP accounts.
Distributions
In general, a participant may not receive a distribution of their vested EDIP account balance (including any amounts voluntarily deferred) until after their employment with Danaher terminates. A participant generally may elect to receive a distribution of their DCP account balance following their termination of employment or on a

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
specified future date prior to their termination of employment. The following chart generally describes the timing and manner of distribution of EDIP, ECP and DCP account balances:

Name of Plan		Timing of Beginning of Distribution	Period of Distribution	Form of Distribution
EDIP	Not 100% vested in Danaher contributions	6 months following termination	Lump sum	Participant may elect to receive distribution in cash, shares of Danaher
	100% vested in Danaher contributions	Participant may elect to begin receiving distributions immediately, 6 months, 1 year or 2 years following termination (generally, a distribution after a termination of employment is payable after a 6-month delay)	Participant may elect lump sum, or if at least age 55, annual installments over two, five or ten years	Common Stock or a combination thereof (but all balances subject to the Danaher Common Stock investment alternative must be distributed in shares of Danaher Common Stock)
ECP		Participant will begin receiving distributions immediately following termination. A six-month de-lay may apply if the participant is a “key employee” under applicable tax rules	Lump sum	Shares of Danaher common stock (for balances subject to the Danaher Common Stock investment alternative) or cash (for balances not subject to the Danaher Common Stock investment alternative)
DCP		Participant may elect to begin receiving distributions on the earlier of a fixed date or termination of employment. Distributions on a fixed date must be at least 3 years after the date of election. Distribution elections upon a termination of employment are the same as under the EDIP (a 6-month delay may apply to distributions on a termination of employment if the participant is a “key employee” under applicable tax rules)	Participant may elect lump sum or annual installments over a period of up to 10 years	All balances subject to the Danaher Common Stock investment alternative must be distributed in shares of Danaher Common Stock, and all other balances must be paid in cash
Certain events, such as the participant’s death or an unforeseeable emergency, may impact the timing of a distribution under the EDIP, the ECP or the DCP.
General
Under the EDIP, the ECP and the DCP, Danaher contributions and amounts voluntarily deferred are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Going Forward
Following the separation, Veralto expects to establish supplemental retirement plans that provide each of its NEOs with benefits comparable to the supplemental retirement benefits that such NEO received prior to the separation.
Veralto Corporation 2023 Omnibus Incentive Plan
Veralto will adopt an omnibus incentive plan effective as of the separation date. The terms and conditions of the plan have not yet been determined, but are expected to be substantially similar to the terms and conditions of the Danaher Corporation 2007 Omnibus Incentive Plan, as amended and restated. We will provide a summary of the terms and conditions of the plans in subsequent amendments to this information statement.
DIRECTOR COMPENSATION
Pursuant to our non-employee director compensation policy that we expect to adopt prior to the separation, each of our non-management directors will receive the following compensation following the separation:
•An annual retainer of $105,000, payable in cash.
•An annual equity retainer with a target award value of $165,000, divided equally between options and RSUs granted under the Veralto Corporation 2023 Omnibus Incentive Plan. The options granted to our non-employee directors will be fully vested as of the grant date. The RSUs granted to our non-employee directors will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of our stockholders following the grant date.
•Reimbursement for out-of-pocket expenses, including travel expenses and expenses for education, related to the director’s service on the board.
In addition to the foregoing amounts:
•The Board chair will receive an annual retainer of $150,000, divided equally between options and RSUs granted under the Plan
•The chair of the Audit Committee will receive an annual cash retainer of $25,000, the chair of the Compensation Committee will receive an annual cash retainer of $20,000, and the chair of the Nominating and Governance Committee will receive an annual cash retainer of $15,000.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
TREATMENT OF OUTSTANDING EQUITY AWARDS AT THE TIME OF THE SEPARATION
We expect that Danaher equity awards outstanding at the time of the separation will be adjusted using the following principles:
•For each award recipient, the intent is to maintain the economic value of those awards before and after the distribution date.
•Other than performance stock units (“PSUs”), which are described in more detail below, the terms of the equity awards, such as vesting date, will generally continue unchanged.
•For Veralto employees at the time of distribution, the awards will be converted into Veralto equity awards and denominated in shares of Veralto common stock.
•For Danaher employees, the awards will remain Danaher equity awards.
The following table provides additional information regarding each type of Danaher equity award. As a result of the adjustments to such awards in connection with the separation, the precise number of Veralto options, RSUs and restricted shares will not be known until the distribution date or shortly thereafter.

Type of Award	Veralto Employees	Danaher Employees
Stock Options	Danaher stock options will be converted into options of comparable value to purchase Veralto common stock.	Continue to hold Danaher stock options, as equitably adjusted to reflect the distribution.
Time-Based Restricted Stock Units (“RSUs”)	Danaher RSUs will be converted into Veralto RSUs of comparable value.	Continue to hold Danaher RSUs, as equitably adjusted to reflect the distribution.
Performance Stock Units
Danaher PSUs will be converted into Veralto RSUs of comparable value, with the number of Veralto RSUs determined by reference to the number of PSUs that would have vested based on actual performance immediately prior to the separation.
Continue to hold Danaher Performance-Based RSUs, as equitably adjusted to reflect the distribution.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Agreements With Danaher
Following the separation and distribution, Veralto and Danaher will each operate as a separate, publicly traded company. Veralto will enter into a separation and distribution agreement with Danaher, which is referred to in this information statement as the “separation agreement.” In connection with the separation, Veralto will also enter into various other agreements to effect the separation and provide a framework for its relationship with Danaher after the separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, a DBS license agreement and a stockholder’s and registration rights agreement. These agreements will provide for the allocation between Veralto and Danaher of Danaher’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Veralto’s separation from Danaher and will govern certain relationships between Veralto and Danaher after the separation.
The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which have been or will be filed as exhibits to the registration statement of which this information statement is a part. When used in this section, “distribution date” refers to the date on which Danaher commences distribution of Veralto’s common stock to the holders of shares of Danaher common stock.
The Separation Agreement
Veralto intends to enter into a separation agreement with Danaher prior to the distribution of Veralto’s common stock to Danaher stockholders. The separation agreement will set forth Veralto’s agreements with Danaher regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of Veralto’s relationship with Danaher following the separation and distribution. This summary of the separation agreement is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this information statement.
Transfer of Assets and Assumption of Liabilities
The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be allocated to each of Danaher and Veralto as part of the internal reorganization transaction described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that Veralto and Danaher retain the assets necessary to operate their respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between Veralto and Danaher. In particular, the separation agreement will provide that, subject to the terms and conditions, and certain exceptions, contained in the separation agreement:
•“Veralto Assets” (as defined in the separation agreement), including, but not limited to, the equity interests of Veralto’s subsidiaries, assets reflected on Veralto’s pro forma balance sheet and assets primarily (or in the case of intellectual property, exclusively) relating to Veralto’s business, will be retained by or transferred to Veralto or one of Veralto’s subsidiaries, except as set forth in the separation agreement or one of the other agreements described below;
•“Veralto Liabilities” (as defined in the separation agreement), including, but not limited to, the following will be retained by or transferred to Veralto or one of Veralto’s subsidiaries:
•any and all liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent related to, arising out of or resulting from Veralto’s business;
•any and all “Veralto Environmental Liabilities” (as defined in the separation agreement);

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•any and all liabilities (whether accrued, contingent or otherwise) reflected on Veralto’s pro forma balance sheet;
•any and all liabilities (whether accrued, contingent or otherwise) relating to, arising out of, or resulting from, any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of the Veralto business;
•any and all product liability claims or other claims of third parties to the extent relating to, arising out of or resulting from any product developed, manufactured, marketed, distributed, leased or sold by the Veralto business;
•any and all liabilities relating to, arising out of, or resulting from any indebtedness of any subsidiary of Veralto or any indebtedness secured exclusively by any of the Veralto assets;
•any and all liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the U.S. Securities and Exchange Commission, to the extent the liability arising therefrom related to matters related to Veralto business;
•any and all other liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from disclosure documents filed or furnished with the U.S. Securities and Exchange Commission that are related to the separation (including the Form 10 registration statement of which this information statement is a part, and this information statement); and
•any and all liabilities relating to, arising out of or resulting from legal proceedings primarily related to the Veralto business, which Veralto does not believe will have a material effect on its business and financial statements; and
•all assets and liabilities (whether accrued, contingent or otherwise) of Danaher that are not Veralto Assets or Veralto Liabilities will be retained by or transferred to Danaher or one of its subsidiaries (other than Veralto or one of Veralto’s subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for other limited exceptions that will result in Veralto retaining or assuming certain other specified liabilities.
The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.
Except as expressly set forth in the separation agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with. In general, neither Veralto nor Danaher will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.
Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Further Assurances; Separation of Guarantees
To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation agreement have not been consummated on or prior to the date of the distribution, the parties will agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements. Additionally, Veralto and Danaher will use commercially reasonable efforts to remove Veralto and its subsidiaries as a guarantor of liabilities (including surety bonds) retained by Danaher and its subsidiaries and to remove Danaher and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by Veralto.
Shared Contracts
Certain shared contracts are to be assigned or amended to facilitate the separation of Veralto’s business from Danaher. If such contracts cannot be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract for a specified period of time after the separation is complete.
Release of Claims and Indemnification
Except as otherwise provided in the separation agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the separation agreement.
The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to Veralto under the separation agreement with Veralto and financial responsibility for the obligations and liabilities allocated to Danaher under the separation agreement with Danaher. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:
•the liabilities or alleged liabilities the indemnifying party assumed or retained pursuant to the separation agreement;
•the assets the indemnifying party assumed or retained pursuant the separation agreement;
•the operation of the indemnifying party’s business, whether prior to, at, or after the distribution; and
•any breach by the indemnifying party of any provision of the separation agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.
Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Legal Matters
Except as otherwise set forth in the separation agreement or any ancillary agreement (or as otherwise described above), each party to the separation agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.
Insurance
Following the separation, Veralto will be responsible for obtaining and maintaining at Veralto’s own cost Veralto’s own insurance coverage. Additionally, with respect to certain claims arising prior to the distribution, Veralto may, at the sole discretion of Danaher, seek coverage under Danaher third-party insurance policies to the extent that coverage may be available thereunder.
The Distribution
The separation agreement will govern the rights and obligations of the parties regarding the proposed distribution. Danaher will cause the distribution agent to distribute to its stockholders that hold shares of Danaher’s common stock as of the applicable record date 80.1% of the issued and outstanding shares of Veralto’s common stock. Stockholders who would be entitled to receive a fraction of a share of Veralto common stock in the distribution, will receive cash in lieu of fractional shares. Danaher will have the sole and absolute discretion to determine (and change) the terms, form and structure of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution, and may at any time prior to the completion of the distribution decide to abandon or modify the distribution. Veralto is required to cooperate with Danaher to effect the distribution.
Conditions to the Distribution
The separation agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by Danaher in its sole discretion. For further information regarding these conditions, please see “The Separation and Distribution—Conditions to the Distribution.”
Subsequent Distribution or Dispositions
Danaher has sole discretion in effecting any subsequent distribution of Veralto shares through a spin-off or split-off or effecting any further dispositions of Veralto shares after the distribution through one or more public offerings or private sales. Veralto is required to cooperate with Danaher to effect any subsequent distribution or dispositions.
No Restriction on Competition
None of the provisions of the separation agreement includes any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by either party.
No Hire and No Solicitation
Subject to customary exceptions, neither Danaher nor Veralto will, without the consent of the other party, hire or retain an employee of the other party or its subsidiaries for six months following the distribution, and neither Danaher nor Veralto will, without the consent of the other party, recruit or solicit an employee of the other party or its subsidiaries for 18 months following the distribution.
Corporate Opportunities
Following the separation and for so long as Danaher beneficially owns any share of Veralto common stock or has any directors, officers or employees who serve on the Board, the Board will renounce any interest or expectancy of Veralto in any corporate opportunities that are presented to Danaher or any of its directors, officers or employees in accordance with Section 122(17) of the DGCL.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Dispute Resolution
If a dispute arises between Veralto and Danaher under the separation agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the separation agreement, the dispute will be resolved through binding confidential arbitration.
Term/Termination
Prior to the distribution, Danaher has the unilateral right to terminate or modify the terms of the separation agreement and related agreements. After the effective time of the distribution, the term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both Danaher and Veralto.
Separation Costs
All costs with respect to the separation incurred prior to the separation will be borne and paid by Danaher, except as provided in any of the ancillary agreements and except that certain costs related to certain services listed on a schedule to the separation agreement are not deemed separation costs and will be borne and paid by Veralto.
All costs with respect to the separation incurred after the separation will be borne and paid by Veralto except to the extent such fees and expenses were incurred in connection with services expressly requested by Danaher in writing. In addition, Veralto will bear responsibility for all other services provided to or for the benefit of Veralto, whether provided before or after the separation.
Any costs or expenses incurred in obtaining consents or novation from a third party will be borne by the entity to which such contract is being assigned.
Treatment of Intercompany Loans and Advances
Upon completion of the separation, all loans and advances between Danaher or any subsidiary of Danaher (other than Veralto and its subsidiaries), on the one hand, and Veralto or any of its subsidiaries, on the other hand, will be terminated.
Other Matters Governed by the Separation Agreement
Other matters governed by the separation agreement include cooperation with each other’s information requests to enable the other party to meet its timetable for financial reporting for the period in which the distribution occurs, confidentiality and privilege matters, access to and provision of records and treatment of outstanding guarantees and similar credit support.
Transition Services Agreement
Danaher and Veralto will enter into a transition services agreement that will be effective upon the distribution, pursuant to which Danaher and its subsidiaries and Veralto and its subsidiaries will provide to each other various services. The services to be provided include information technology, facilities, certain accounting and other financial functions, and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.
The transition services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by either party under certain circumstances, including, but not limited to, in the event of an uncured material breach by the other party or its applicable affiliates. If no term period is provided for a specified service, then such service is to terminate on the second anniversary of the distribution date of the transition services agreement. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to 30 days.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Veralto does not expect the net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to Veralto related to these same services.
Tax Matters Agreement
Allocation of Taxes. In connection with the separation and distribution, Veralto and Danaher will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement, Veralto will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed with respect to tax returns that include only Veralto and/or any of its subsidiaries for any periods or portions thereof ending on or prior to the consummation of the separation and distribution. Danaher will generally retain responsibility for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed with respect to tax returns that include Danaher or any of its subsidiaries and Veralto and/or any of its subsidiaries for periods or portions thereof prior to the consummation of the separation and distribution.
Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement will provide for cooperation and information sharing with respect to tax matters.
Danaher will generally be responsible for preparing and filing any tax return that includes Danaher or any of its subsidiaries (as determined immediately after the distribution), including those that also include Veralto and/or any of its subsidiaries. Veralto will generally be responsible for preparing and filing any tax returns that include only Veralto and/or any of its subsidiaries.
The party responsible for preparing and filing any tax return will generally have primary authority to control tax contests related to any such tax return. Veralto will generally have exclusive authority to control tax contests with respect to tax returns that include only Veralto and/or any of its subsidiaries.
Preservation of the Tax-Free Status of Certain Aspects of the Separation and the Distribution. Veralto and Danaher intend for the distribution, together with certain related transactions, to qualify as transaction that is tax-free to Danaher and Danaher’s stockholders under Sections 355 and 368(a)(1)(D) of the Code.
Danaher has submitted a request for the Ruling from the IRS and expects to receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP regarding the tax-free status of the distribution, together with certain related transactions. In connection with the Ruling and the opinion, Veralto and Danaher have made and will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.
Veralto will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and separation. Veralto may take certain actions prohibited by these covenants only if Veralto obtains and provides to Danaher an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case reasonably satisfactory to Danaher, to the effect that such action would not jeopardize the tax-free status of these transactions, or if Veralto obtains prior written consent of Danaher, in its sole and absolute discretion, waiving such requirement. Veralto will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all relevant time periods. In addition, during the time period ending two years after the date of the distribution these covenants will include specific restrictions on Veralto:
•discontinuing the active conduct of Veralto’s trade or business;
•issuing or selling stock or other securities (including securities convertible into Veralto stock but excluding certain compensatory arrangements);

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•amending Veralto’s certificate of incorporation (or other organization documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Veralto common stock;
•selling assets outside the ordinary course of business; and
•entering into any other corporate transaction which would cause Veralto to undergo a 50% or greater change in its stock ownership.
Veralto will generally agree to indemnify Danaher and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain other aspects of the separation to the extent caused by an acquisition of Veralto stock or assets or by any other action undertaken by Veralto. This indemnification will apply even if Danaher has permitted Veralto to take an action that would otherwise have been prohibited under the tax-related covenants described above. Veralto’s potential indemnification obligation cannot be estimated with certainty because it depends in part on the fair market value of the Veralto common stock distributed in the distribution, but it could materially adversely affect Veralto’s financial position.
Employee Matters Agreement
Veralto and Danaher will enter into an employee matters agreement that will govern Veralto’s and Danaher’s compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally will allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.
The employee matters agreement will provide for the treatment of outstanding Danaher equity awards held by Veralto’s employees upon completion of the distribution, as described in further detail in “Treatment of Outstanding Equity Awards at the Time of the Separation,” and certain other incentive arrangements.
The employee matters agreement will provide that, following the distribution, Veralto’s employees generally will no longer participate in benefit plans sponsored or maintained by Danaher and will commence participation in Veralto’s benefit plans, which are expected to be generally similar to the existing Danaher benefit plans, with the exception of Veralto employees participating in certain Danaher US and Canadian health and welfare plans, who will continue to participate in such plans through January 1, 2024.
The employee matters agreement also will set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and the duplication or acceleration of benefits.
Intellectual Property Matters Agreement
Veralto and Danaher will enter into an intellectual property matters agreement pursuant to which Danaher will grant to Veralto a non-exclusive, fully paid-up, irrevocable, sublicensable (subject to the restriction below), worldwide and royalty-free license to use certain intellectual property rights retained by Danaher. Veralto will be able to sublicense its rights in connection with activities relating to Veralto’s and its affiliates business, but not for independent use by third parties.
Veralto will also grant back to Danaher a personal, generally irrevocable, non-exclusive, fully paid-up, sublicensable (subject to the restrictions below), worldwide and royalty-free license to continue to use the transferred intellectual property rights. Danaher will be able to sublicense its rights in connection with activities relating to Danaher’s and its affiliates retained business, but not for independent use by third parties. This license-back will permit Danaher to continue to use the transferred intellectual property rights in the conduct of its remaining businesses. Veralto believes that the license-back will have little impact on Veralto’s businesses because Danaher’s use of the transferred intellectual property rights is generally limited to products and services that are not part of Veralto’s businesses.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Under the intellectual property matters agreement, the term period with respect to licensed or sublicensed know-how is perpetual and with respect to each licensed or sublicensed patent it will expire upon expiration of the last valid claim of such patent.
The intellectual property matters agreement is intended to provide freedom to operate in the event that any of Danaher’s retained trade secrets (excluding DBS) or patented technology is used in any of Veralto’s businesses, and, as such, applies to all portions of Veralto’s businesses. However, Veralto believes that there may be relatively little use of such retained trade secrets or patented technology in its businesses, and as a result, Veralto does not believe that the intellectual property matters agreement has a material impact on any of its businesses.
DBS License Agreement
Veralto and Danaher will enter into a DBS license agreement pursuant to which Danaher will grant a non-exclusive, worldwide, non-transferable, perpetual license to Veralto to use, modify, enhance and improve DBS solely in support of its businesses. Veralto will be able to sublicense such license solely to direct and indirect, wholly-owned subsidiaries (but only as long as such entities remain direct and indirect, wholly-owned subsidiaries) and to third parties to the extent reasonably necessary to support the businesses of Veralto and its subsidiaries and subject to appropriate confidentiality and non-use obligations. In addition, each of Danaher and Veralto will license to each other improvements made by such party to DBS during the first two years of the term of the DBS license agreement. The term period for the DBS license agreement is perpetual, unless terminated earlier by either party.
Stockholder’s and Registration Rights Agreement
Veralto and Danaher will enter into a stockholder’s and registration rights agreement pursuant to which, upon the request of Danaher or certain subsequent transferees as further defined therein, Veralto will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Veralto common stock retained by Danaher.
Demand registration
Danaher will be able to request registration under the Securities Act of all or any portion of the shares of Veralto common stock covered by the agreement, and Veralto will be obligated to register such shares as requested by Danaher, subject to a minimum offering size requirement (or alternatively that the securities requested to be registered must represent all of the remaining shares of Veralto common stock owned by Danaher) and certain other limited requirements. Veralto is not required to honor any of these demand registrations if Veralto has effected a registration (other than a shelf registration) within the preceding 60 days. Danaher will be able to designate the terms of each offering effected pursuant to a demand registration, which may take any form, including a shelf registration.
Piggy-back registration
If Veralto at any time intends to file on its behalf or on behalf of any of Veralto’s other security holders a registration statement in connection with a public offering of any of Veralto’s securities on a form and in a manner that would permit the registration for offer and sale of Veralto common stock held by Danaher, Danaher will have the right to include its shares of Veralto common stock in that offering.
Registration expenses
Veralto will be generally responsible for all registration expenses in connection with the performance of its obligations under the registration rights provisions in the stockholder’s and registration rights agreement. Danaher is responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes.
Indemnification
Generally, the agreement will contain indemnification and contribution provisions by Veralto for the benefit of Danaher and, in limited situations, by Danaher for the benefit of Veralto with respect to the information provided by Danaher included in any registration statement, prospectus or related document.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Transfer
If Danaher transfers shares covered by the agreement, it will be able to transfer the benefits of the stockholder’s and registration rights agreement to transferees of 5% or more of the shares of Veralto common stock beneficially owned by Danaher immediately following the distribution, provided that each transferee agrees to be bound by the terms of the stockholder’s and registration rights agreement.
Term
•The registration rights will remain in effect with respect to any shares covered by the agreement until:
•such shares have been sold pursuant to an effective registration statement under the Securities Act;
•such shares have been sold to the public pursuant to Rule 144 under the Securities Act;
•such shares may be sold to the public pursuant to Rule 144 under the Securities Act without being subject to the volume restrictions in such rule; or
•such shares have been sold in a transaction in which the transferee is not entitled to the benefits of the stockholder’s and registration rights agreement.
Procedures for Approval of Related Person Transactions
The Board is expected to adopt a written policy on related person transactions. This policy will not apply to the transactions described above. Each of the agreements between Veralto and Danaher and its subsidiaries that have been entered into prior to the completion of the distribution, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy. Under this written related person transactions policy, the Nominating and Governance Committee of the Board is expected to be required to review and if appropriate approve all related person transactions prior to consummation. The Nominating and Governance Committee is expected to be required to review and consider all relevant information available to it about each related person transaction, and a transaction is expected to be considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are expected to be reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy is expected to cover the transactions that are required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Before the distribution, all of the outstanding shares of Veralto common stock will be owned beneficially and of record by Danaher. After the distribution, Danaher will own 19.9% of the issued and outstanding shares of Veralto common stock. The following table sets forth information with respect to the expected beneficial ownership of our common stock by: (1) each person expected to beneficially own more than 5% of our issued and outstanding common stock, (2) each expected director and named executive officer, and (3) all of our expected directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of Danaher common stock as of March 1, 2023, assuming a distribution ratio of [●] share[s] of our common stock for every [●] share[s] of common stock of Danaher. Solely for the purposes of this table, we assumed that [●] of our shares of common stock were issued and outstanding as of March 1, 2023 based on Danaher common stock outstanding as of such date and the distribution ratio. The actual number of shares of our common stock to be outstanding following the distribution will be determined on the record date for the distribution. Except as indicated, the address of each director and executive officer shown in the table below is c/o Veralto Corporation, 1500 Mittel Blvd., Wood Dale, Illinois 60191.

	Common stock beneficially owned before the distribution		Common stock beneficially owned after the distribution
Name and address of Beneficial Owner	Number	%	Number	%
5% Beneficial Owners
Danaher Corporation (1)	[●]	100%	[●]	19.9%
The Vanguard Group	—	—%	[●] (2)	[●]
BlackRock, Inc.	—	—%	[●] (3)	[●]
Steven M. Rales	—	—%	[●] (4)	[●]

Directors and Executive Officers
Jennifer L. Honeycutt	—	—%	[●] (5)	[●]
Linda Filler	—	—%	[●] (6)	[●]
Walter G. Lohr, Jr.	—	—%	[●] (7)	[●]
John T. Schwieters	—	—%	[●] (8)	[●]
Sameer Ralhan	—	—%	[●] (9)	[●]
Melissa Aquino	—	—%	[●] (10)	[●]
Mattias Byström	—	—%	[●] (11)	[●]
Surekha Trivedi	—	—%	[●] (12)	[●]

All Directors and Executive Officers as a Group ([●] persons)	[●]	[●]	[●] (13)	[●]
__________________
(1)The address of Danaher Corporation is 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, DC 20037.
(2)Derived from a Schedule 13G filed January 31, 2023 by The Vanguard Group, which sets forth its beneficial ownership of shares of Danaher common stock as of December 31, 2022. According to the Schedule 13G, The Vanguard Group has shared voting power over 926,936 shares of Danaher common stock, sole dispositive power over 51,726,049 shares of Danaher common stock and shared dispositive power over 2,702,504 shares of Danaher common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)Derived from a Schedule 13G filed January 31, 2023 by BlackRock, Inc., which sets forth their beneficial ownership of shares of Danaher common stock as of December 31, 2022. According to the Schedule 13G, BlackRock has sole voting power over 46,173,024 shares of Danaher common stock and sole dispositive power over 51,630,040 shares of Danaher common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)Includes in the assumption 31,000,000 shares of Danaher common stock owned by limited liability companies of which a revocable trust controlled by Mr. Rales is the sole member, 19,688 shares of Danaher common stock attributable to Mr. Rales’ 401(k) Plan account, 125,390 shares of Danaher common stock underlying Mandatory Convertible Preferred Shares of Danaher owned indirectly (based on the minimum conversion rate), 6,628,284 shares of Danaher common stock attributable to a charitable foundation of which Mr. Rales is the director (consisting of 6,502,894 shares of Danaher common stock and an additional 125,390 shares of Danaher common stock underlying

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Mandatory Convertible Preferred Shares of Danaher (based on the minimum conversion rate)), and 5,914,740 other shares of Danaher common stock owned indirectly. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. The shares of Danaher common stock held by the limited liability companies and 3,000,000 of the shares of Danaher common stock held by the charitable foundation are pledged to secure lines of credit with certain banks and each of these entities and as of March 1, 2023 Mr. Rales is in compliance with these lines of credit. The business address of Steven Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.
(5)Includes in the assumption options to acquire 51,583 shares of Danaher common stock, 14,849 shares of Danaher common stock attributable to her account in the Company’s deferred compensation program and 2,005 shares of Danaher common stock attributable to her 401(k) account at Danaher.
(6)Includes in the assumption options to acquire 21,487 shares of Danaher common stock and 7,801 phantom shares of Danaher common stock attributable to her account under the Danaher Non-Employee Directors’ Deferred Compensation Plan.
(7)Includes in the assumption options to acquire 24,977 shares of Danaher common stock, 36,750 shares of Danaher common stock held by a charitable foundation of which Mr. Lohr is president and 391,000 other shares of Danaher common stock held indirectly. Mr. Lohr disclaims beneficial ownership of the shares held by the charitable foundation.
(8)Includes in the assumption options to acquire 24,977 shares of Danaher common stock and 30,851 other shares of Danaher common stock held indirectly.
(9)[To come]
(10)[To come]
(11)[To come]
(12)[To come]
(13)Includes in the assumption options to acquire [●] shares of Danaher common stock, [●] shares of Danaher common stock that may be accepted upon the vesting of Danaher RSUs, [●] shares of Danaher common stock attributable to executive officers' EDIP accounts, [●] shares of Danaher common stock underlying Mandatory Convertible Preferred Shares of Danaher common stock, and [●] shares of Danaher common stock attributable to 401(k) accounts.
*Represents less than 1%.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
THE SEPARATION AND DISTRIBUTION
Background
On September 14, 2022, Danaher announced its intention to separate its Environmental & Applied Solutions businesses from the remainder of its businesses.
It is expected that the Danaher board of directors will approve the distribution of 80.1% of the issued and outstanding shares of the common stock on the basis of [●] share[s] of common stock for every [●] share[s] of Danaher common stock held as of the close of business on the record date of [●], 2023.
At 12:01 a.m., Eastern time, on [●], 2023, the distribution date, each Danaher stockholder will receive [●] share[s] of Veralto common stock for every [●] share[s] of Danaher common stock held at the close of business on the record date for the distribution, as described below. Danaher stockholders will receive cash in lieu of any fractional shares of Veralto common stock that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your Danaher common stock or take any other action to receive your shares of Veralto’s common stock in the distribution. The distribution of Veralto’s common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution.”
Reasons for the Separation
The Danaher board of directors believes that separating Danaher’s Environmental & Applied Solutions businesses from the remainder of Danaher’s businesses is in the best interests of Danaher and its stockholders. The Danaher board of directors considered the following potential benefits of the separation:
•Enhanced strategic and management focus. The separation will allow each of Danaher and Veralto to more effectively pursue its distinct operating priorities and strategies and enable its respective management to focus exclusively on its unique opportunities for long-term growth and profitability;
•More efficient allocation of capital. The separation will permit Veralto to concentrate its financial resources solely on its own operations without having to compete with other Danaher businesses for investment capital. This will provide greater flexibility to invest capital in Veralto’s businesses in a time and manner appropriate for its distinct strategy and business needs;
•Distinct investment identity. The separation will allow investors to separately value each of Danaher and Veralto based on its distinct investment identity. Veralto’s businesses differ from Danaher’s other businesses in several respects, such as the market for products and services, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;
•Direct access to capital markets. The separation will create a separate equity structure that will afford Veralto direct access to the capital markets and facilitate Veralto’s ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock; and
•Alignment of incentives with performance objectives. The separation, and Veralto’s status as a separate, publicly traded company, will further enhance Veralto’s ability to attract talent. The separation will permit the Company to offer stock-based incentive compensation to its employees and executives that is more closely aligned with the performance of Veralto’s businesses.
Neither Veralto nor Danaher can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The Danaher board of directors also considered the following potentially negative factors in evaluating the separation:
•Loss of joint purchasing power and increased costs. As a current part of Danaher, the Environmental & Applied Solutions businesses benefit from Danaher’s size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate entity, Veralto may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Danaher obtained prior to the separation. Veralto may also incur costs for certain functions previously performed by Danaher, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in Veralto’s historical financial statements, which could cause Veralto’s profitability to decrease.
•Disruptions to the business as a result of the separation. The actions required to separate Veralto’s and Danaher’s respective businesses could disrupt Veralto’s and Danaher’s operations after the separation.
•Increased significance of certain costs and liabilities. Certain costs and liabilities that were otherwise less significant to Danaher as a whole will be more significant for Veralto and Danaher, after the separation, as stand-alone companies.
•One-time costs of the separation. Veralto (and, prior to the separation, Danaher) will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax (including transaction taxes, which will be borne solely by Danaher), legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Veralto personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.
•Inability to realize anticipated benefits of the separation. Veralto may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Veralto’s businesses; (ii) following the separation, Veralto may be more susceptible to market fluctuations and other adverse events than if it were still a part of Danaher; and (iii) following the separation, Veralto’s businesses will be less diversified than Danaher’s businesses prior to the separation.
•Limitations placed upon Veralto as a result of the tax matters agreement. To preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the distribution and certain related transactions, under the tax matters agreement that Veralto will enter into with Danaher, Veralto will be restricted from taking any action that adversely affects the distribution, together with certain related transactions, from being tax-free for U.S. federal income tax purposes. These restrictions may limit Veralto’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its businesses.
While all of the bullets above are considered to be potentially negative factors to Veralto, only the second, third and fourth bullets above are considered to be potentially negative factors to Danaher.
The Danaher board of directors also considered the indebtedness that Veralto would incur in connection with the separation and concluded that although a portion of Veralto’s free cash flow would need to be used to service such indebtedness following the separation, such indebtedness incurred by Veralto would generate proceeds to enable Danaher to reduce its own indebtedness and is not expected to impair Veralto’s ability to implement its strategy and realize the benefits of the separation, As such, the Danaher board did not consider the indebtedness being incurred by Veralto as either a positive or negative factor in approving the separation.
The Danaher board of directors concluded that the potential benefits of the separation to Danaher and its stockholders outweighed the negative factors.
Formation of a New Company Prior to Veralto’s Distribution
Veralto Corporation was incorporated in Delaware on October 26, 2022, for the purpose of holding Danaher’s Environmental & Applied Solutions businesses. As part of the plan to separate these businesses from the remainder

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
of Danaher’s businesses, Danaher plans to transfer the equity interests of certain entities that operate the Environmental & Applied Solutions businesses and the assets and liabilities of the Environmental & Applied Solutions businesses to Veralto, as set forth in the separation agreement.
When and How You Will Receive the Distribution
With the assistance of Computershare, Danaher expects to distribute Veralto common stock at 12:01 a.m., Eastern time, on [●], 2023, the distribution date, to all holders of outstanding shares of Danaher common stock as of the close of business on [●], 2023, the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for shares of Danaher common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Veralto common stock.
If you own shares of Danaher common stock as of the close of business on the record date for the distribution, Veralto’s common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Veralto common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Danaher common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Veralto common stock in the distribution.
Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Danaher common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Veralto’s common stock that have been registered in book-entry form in your name.
Most Danaher stockholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Danaher common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Veralto common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Shares You Receive
Shares of Veralto common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Veralto’s affiliates. Persons who may be deemed to be Veralto’s affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Veralto, which may include certain Veralto executive officers, directors or principal stockholders. Securities held by Veralto’s affiliates will be subject to resale restrictions under the Securities Act. Veralto’s affiliates will be permitted to sell shares of Veralto common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
Number of Shares of Veralto Common Stock You Will Receive
For every [●] share[s] of Danaher common stock that you own at the close of business on [●], 2023, the record date for the distribution, you will receive [●] share[s] of Veralto common stock on the distribution date.
Danaher will not distribute any fractional shares of Veralto common stock to its stockholders. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by Danaher or Veralto, will determine when, how, through which

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Danaher or Veralto. Neither Veralto nor Danaher will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
Veralto estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold physical certificates for shares of Danaher common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. If you hold your shares of Danaher common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.
Results of the Distribution
After its separation from Danaher, Veralto will be a separate, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [●], 2023, the record date for the distribution. The distribution will not affect the number of outstanding shares of Danaher common stock or any rights of Danaher stockholders. Danaher will not distribute any fractional shares of Veralto common stock.
Veralto will enter into a separation agreement and other related agreements with Danaher to effect the separation and provide a framework for Veralto’s relationship with Danaher after the separation. These agreements provide for the allocation between Danaher and Veralto of Danaher’s assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Veralto’s separation from Danaher and will govern certain relationships between Danaher and Veralto after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions.”
Market for Veralto Common Stock
There is currently no public trading market for Veralto common stock. Veralto intends to apply to list its common stock on the NYSE under the symbol “VLTO.” Veralto has not and will not set the initial price of its common stock. The initial price will be established by the public markets.
Veralto cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices of one share of Danaher common stock and [●] share[s] of Veralto common stock after the distribution (representing the number of shares of Veralto common stock to be received per one share of Danaher common stock in the distribution) may not equal the “regular-way” trading price of a share of Danaher common stock immediately prior to the distribution. The price at which Veralto common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Veralto common stock will be determined in the public markets and may be influenced by many factors. Please see “Risk Factors—Risks Related to Veralto’s Common Stock.”
Trading Between the Record Date and Distribution Date
Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Danaher expects that there will be two markets in shares of Danaher common stock: a “regular-way” market and an “ex-distribution” market. Shares of Danaher common stock that trade on the “regular-way” market will trade with an entitlement to Veralto common stock distributed pursuant to the distribution. Shares of Veralto common stock that trade on the “ex-distribution” market will trade without an entitlement to Veralto common stock distributed pursuant to the distribution. Therefore, if you sell shares of Danaher common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive Veralto common stock in the distribution. If you own shares of Danaher common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Veralto common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of Danaher common stock.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Veralto expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Veralto common stock that will be distributed to holders of shares of Danaher common stock on the distribution date. If you owned shares of Danaher common stock at the close of business on the record date for the distribution, you would be entitled to Veralto common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Veralto common stock, without the shares of Danaher common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Veralto common stock will end, and “regular-way” trading will begin.
“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if Danaher determines not to proceed with the distribution following the initiation of the “ex-distribution” and “when-issued” trading markets, trades in the “ex-distribution” and “when-issued” trading markets will be cancelled and, therefore, will not be settled.
Conditions to the Distribution
The distribution will be effective at 12:01 a.m., Eastern time, on [●], 2023, the distribution date; provided that the following conditions will have been satisfied (or, to the extent permitted by applicable law, waived by Danaher in its sole discretion):
•the transfer of assets and liabilities to Veralto in accordance with the separation and distribution agreement by and between Danaher and Veralto (the “separation agreement”) will have been completed, other than assets and liabilities intended to transfer after the distribution;
•Danaher will have received both (i) the Ruling from the IRS with respect to certain aspects of the anticipated non-taxable nature of the transactions and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, regarding the qualification of the distribution and certain related transactions as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code;
•the making of the Cash Distribution of approximately $[●] from Veralto to Danaher as partial consideration for the contribution of assets to Danaher by Veralto in connection with the separation;
•the SEC will have declared effective the registration statement on Form 10 of which this information statement forms a part, no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order will be pending before or threatened by the SEC, and this information statement will have been distributed to Danaher stockholders;
•all registrations, consents and filings required under applicable U.S. federal, U.S. state or other securities laws will have been received or made;
•no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;
•the Danaher board of directors will have declared the distribution and approved all related transactions (and such declaration or approval will not have been withdrawn);
•the agreements relating to the separation will have been duly executed and delivered by the parties to those agreements;
•the shares of Veralto common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;
•the financing described under “Description of Certain Indebtedness” will have been completed; and

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•no other event or development will have occurred or exist that, in the judgment of Danaher’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.
Danaher and Veralto cannot assure you that any or all of these conditions will be met, or that the distribution will be consummated even if all of these conditions are met. The satisfaction of these conditions does not create any obligations on Danaher’s part to effect the distribution, and Danaher’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the distribution, including by accelerating or delaying the timing of the consummation of all or part of the distribution, at any time prior to the distribution date. To the extent that the Danaher board of directors determines that any modifications by Danaher materially change the material terms of the distribution, Danaher has informed us that it would issue a press release publicly announcing such modifications .
In addition, each of these conditions may be waived by Danaher (to the extent permitted by applicable law). The fourth, fifth, sixth and seventh conditions listed above may not be waived pursuant to applicable law. If the distribution is completed and the Danaher board of directors waived any such condition, such waiver could have a material adverse effect on Veralto’s business and financial statements, the trading price of Veralto’s common stock, or the ability of Veralto stockholders to sell their shares after the distribution, including, without limitation, as a result of illiquid trading due to the failure of Veralto common stock to be accepted for listing. If Danaher elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, Danaher has informed us that it would issue a press release publicly announcing such determination.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to Danaher stockholders in connection with the distribution. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations of those authorities, in each case as in effect as of the date of this information statement, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the separation and the distribution will be consummated in accordance with the separation agreement and as described in this information statement.
This summary is limited to Danaher stockholders that are U.S. Holders that hold their shares of Danaher common stock as a capital asset within the meaning of the Code (generally, property held for investment). A “U.S. Holder” is a beneficial owner of shares of Danaher common stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or a resident of the United States;
•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.
This summary does not discuss all tax considerations that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the consequences to U.S. Holders subject to special treatment under the U.S. federal income tax laws, such as:
•dealers or traders in securities;
•tax-exempt entities;
•banks, financial institutions or insurance companies;
•real estate investment trusts, regulated investment companies or grantor trusts;
•persons who acquired shares of Danaher common stock pursuant to the exercise of employee stock options or otherwise as compensation;
•persons owning shares of Danaher common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale or other risk reduction transaction for U.S. federal income tax purposes;
•certain former citizens or long-term residents of the United States;
•persons who are subject to the alternative minimum tax;
•a partnership or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes;
•persons who own shares of Danaher common stock through a partnership or any other entity treated as a partnership for U.S. federal income tax purposes; or
•persons who hold shares of Danaher common stock through a tax-qualified retirement plan.
This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Danaher common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the tax consequences of the distribution to it.
EACH DANAHER STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION TO IT, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.
The distribution, along with certain related transactions, is conditioned upon the receipt by Danaher of (i) the Ruling from the IRS substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code.
Danaher has submitted a request for the Ruling from the IRS. No assurance can be given that Danaher will receive the Ruling. The Ruling, even if received, would not address all of the requirements for the tax-free treatment of the distribution. Although a private letter ruling such as the Ruling is generally binding on the IRS, the Ruling would rely on certain facts, assumptions, representations and undertakings from Danaher and Veralto regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions representations or undertakings are incorrect or not otherwise satisfied, Danaher and its stockholders may not be able to rely on the Ruling and could be subject to significant tax liabilities.
Additionally, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on, among other things, certain assumptions as well as on the accuracy, correctness and completeness of certain representations and statements made by Danaher and Veralto to Skadden, Arps, Slate, Meagher & Flom LLP. In rendering the opinion, Skadden, Arps, Slate, Meagher & Flom LLP will also rely on certain covenants that Danaher and Veralto enter into, including the adherence by Danaher and Veralto to certain restrictions on future actions. If any of the assumptions, representations or statements made by Danaher or Veralto are, or become, inaccurate, incorrect or incomplete, or if Danaher or Veralto breach any of their covenants, such transactions might not qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion is not binding on the IRS or a court, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to those described below.
Assuming that the distribution qualifies under Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes:
•subject to the discussion below regarding Section 355(e) of the Code, Danaher will not recognize gain or loss on the distribution;
•a Danaher stockholder will not recognize any gain or loss, and no amount will be includable in income, for U.S. federal income tax purposes as a result of the receipt of Veralto common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares of Veralto common stock (as described below);
•a Danaher stockholder’s aggregate tax basis in such stockholder’s shares of Danaher common stock following the distribution and in Veralto common stock received in the distribution (including any fractional share interest in Veralto common stock for which cash is received) will equal such stockholder’s tax basis in its shares of Danaher common stock immediately before the distribution, allocated between the shares of Danaher common stock and Veralto common stock (including any fractional share interest in Veralto common stock for which cash is received) in proportion to their relative fair market values on the distribution date;

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
•a Danaher stockholder’s holding period for Veralto common stock received in the distribution (including any fractional share interest in Veralto common stock for which cash is received) will include the holding period for that stockholder’s shares of Danaher common stock; and
•a Danaher stockholder who receives cash in lieu of a fractional share of Veralto common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Danaher stockholder’s adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the stockholder’s holding period for its shares of Danaher common stock exceeds one year at the time of the distribution. The deductibility of capital losses is subject to limitations.
Danaher stockholders that have acquired different blocks of shares of Danaher common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of Veralto common stock distributed with respect to such blocks of shares of Danaher common stock.
U.S. Treasury regulations require certain Danaher stockholders who receive Veralto common stock in the distribution to attach to the stockholder’s U.S. federal income tax return for the year in which the stock is received a detailed statement setting forth certain information relating to the tax-free nature of the distribution.
If the distribution, together with certain related transactions, does not qualify for tax-free treatment for U.S. federal income tax purposes, Danaher stockholders and Danaher would be subject to significant U.S. federal income tax liability. In general, Danaher would recognize gain in an amount equal to the excess, if any, of the fair market value of Veralto’s common stock distributed to Danaher stockholders on the distribution date over Danaher’s tax basis in such shares. In addition, each Danaher stockholder that receives shares of Veralto’s common stock in the distribution could be treated as receiving a taxable distribution from Danaher in an amount equal to the fair market value of Veralto’s common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of Danaher’s current and accumulated earnings and profits, including Danaher’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in the Danaher stock and thereafter treated as capital gain from the sale or exchange of Danaher stock. Also, if the distribution, together with certain related transactions, do not qualify for tax-free treatment for U.S. federal income tax purposes, Veralto might be required to indemnify Danaher under the circumstances set forth in the tax matters agreement. Veralto’s potential indemnification obligation cannot be estimated with certainty because it depends in part on the fair market value of the Veralto common stock distributed in the distribution, but it could materially adversely affect Veralto’s financial position.
Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to Danaher (but not Danaher’s stockholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50 percent or greater interest by vote or value, in Danaher or Veralto. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to an analysis of the facts and circumstances of a particular case. If an acquisition or issuance of Danaher common stock or Veralto common stock triggers the application Section 355(e) of the Code, Danaher would recognize gain as described above. Depending on the circumstances, Veralto may be required to indemnify Danaher for any resulting taxes and related expenses, which amounts could be material. Please see “Certain Relationships and Related Person Transactions—Tax Matters Agreement” for a more detailed discussion of the Tax Matters Agreement between Danaher and Veralto.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
DESCRIPTION OF CERTAIN INDEBTEDNESS
Veralto intends to enter into certain financing arrangements prior to and/or concurrently with the separation. Additional details regarding such financing arrangements will be provided in subsequent amendments to this information statement.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
DESCRIPTION OF VERALTO’S CAPITAL STOCK
In connection with the separation and distribution, Veralto will amend and restate its certificate of incorporation and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, Veralto’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of the separation and distribution, the forms of which will be filed as exhibits to the registration statement of which this information statement forms a part. Because this is only a summary, it may not contain all the information that is important to you.
General
Veralto’s authorized capital stock consists of [●] shares of common stock, par value $0.01 per share, and [●] shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. The Board may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, Veralto expects that approximately [●] shares of its common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.
As of the date of this information statement, there are no shares of common stock subject to options or warrants to purchase, or securities convertible into, common equity of Veralto, however, as described in “Treatment of Outstanding Equity Awards at the Time of the Separation,” Veralto intends to issue certain equity-based awards upon the separation.
Common Stock
Holders of Veralto common stock are entitled to the rights set forth below.
Voting Rights
Each holder of Veralto common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. At each meeting of the stockholders, a majority in voting power of Veralto’s shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum.
Except as otherwise provided in Veralto’s amended and restated certificate of incorporation or as required by law, any question brought before any meeting of stockholders, other than the election of directors, will be decided by the affirmative vote of the holders of a majority of the total number of votes of Veralto shares represented at the meeting and entitled to vote on such question, voting as a single class.
Directors are generally elected by a plurality of the votes cast by holders of Veralto’s common stock in uncontested elections. With plurality voting, the nominees who receive the most “for” votes are elected to the board until all board seats are filled. In an uncontested election, where the number of nominees and available board seats are equal, every nominee is elected upon receiving just one “for” vote. Abstentions and broker non-votes are not counted as votes cast “for” a director’s election.
Dividends
Subject to any preferential rights of any outstanding preferred stock, holders of Veralto’s common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Veralto, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
No Preemptive or Similar Rights
Holders of Veralto common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of Veralto common stock will be fully paid and non-assessable.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Preferred Stock
Under the terms of Veralto’s amended and restated certificate of incorporation, the Board will be authorized, subject to limitations prescribed by the DGCL and by Veralto’s amended and restated certificate of incorporation, to issue up to [●] shares of preferred stock in one or more series without further action by the holders of its common stock. The Board will have the discretion, subject to limitations prescribed by the DGCL and by Veralto’s amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences and privileges of the holders of Veralto common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Veralto may designate and issue in the future.
Anti-Takeover Effects of Various Provisions of Delaware Law and Veralto’s Certificate of Incorporation and Bylaws
Provisions of the DGCL and Veralto’s amended and restated certificate of incorporation and bylaws could make it more difficult to acquire Veralto by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of Veralto to first negotiate with Board. Veralto believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. Veralto will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Veralto common stock held by Veralto’s stockholders. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. Veralto will not elect to “opt out” of Section 203. However, Danaher and its affiliates have been approved by the Veralto Board as an interested stockholder (as defined in Section 203 of the DGCL) and therefore are not subject to Section 203.
Classified Board. Veralto’s amended and restated certificate of incorporation will provide that its Board will be divided into three classes, each comprised, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The [●] directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which Veralto expects to be held in 2024. The [●] directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which Veralto expects to be held in 2025, and the [●] directors designated as Class III directors will

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
have terms expiring at the following year’s annual meeting of stockholders, which Veralto expects to be held in 2026. Commencing with the first annual meeting of stockholders following the separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of the Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Veralto.
Removal of Directors. Veralto’s amended and restated bylaws will provide that its stockholders may remove its directors only for cause, by an affirmative vote of holders of at least the majority of Veralto’s voting stock then outstanding.
Amendments to Certificate of Incorporation. Veralto’s amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least two-thirds (66-2/3%) of the total voting power of Veralto’s outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to the number, term, classification, removal and filling of vacancies with respect to the Board, the advance notice to be given for nominations for elections of directors, the calling of special meetings of stockholders, cumulative voting, stockholder action by written consent, certain relationships and transactions with Danaher, forum selection, the ability to amend the bylaws, the elimination of liability of directors to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions.
Amendments to Bylaws. Veralto’s amended and restated certificate of incorporation and bylaws will provide that the Veralto’s amended and restated bylaws may only be amended by the Board or by the affirmative vote of holders of at least two-thirds (66-2/3%) of the total voting power of Veralto’s outstanding shares entitled to vote thereon, voting as a single class.
Size of Board and Vacancies. Veralto’s amended and restated bylaws will provide that the Board will consist of not less than three nor greater than 15 directors, the exact number of which will be fixed exclusively by the Board. Any vacancies created in the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on the Board will hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
Special Stockholder Meetings. Veralto’s amended and restated certificate of incorporation will provide that special meetings of stockholders may be called only by the secretary upon a written request delivered to the secretary by (a) the Board pursuant to a resolution adopted by a majority of the entire Board, (b) the chairman of the Board or (c) the chief executive officer of Veralto. Stockholders may not call special stockholder meetings.
Stockholder Action by Written Consent. Veralto’s amended and restated certificate of incorporation will expressly eliminate the right of its stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of Veralto stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Veralto’s amended and restated certificate of incorporation will mandate that stockholder nominations for the election of directors will be given in accordance with the bylaws. The amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the bylaws will require that candidates for election as director disclose their qualifications and make certain representations.
No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Veralto’s amended and restated certificate of incorporation will not provide for cumulative voting.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Undesignated Preferred Stock. The authority that the Board will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Veralto through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
Conflicts of Interest; Corporate Opportunities
In order to address potential conflicts of interest between Veralto and Danaher, Veralto’s amended and restated certificate of incorporation will contain certain provisions regulating and defining the conduct of Veralto’s affairs to the extent that they may involve Danaher and its directors, officers and/or employees and Veralto’s rights, powers, duties and liabilities and those of Veralto’s directors, officers, employees and stockholders in connection with Veralto’s relationship with Danaher. In general, these provisions recognize that Veralto and Danaher may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that Veralto and Danaher will continue to have contractual and business relations with each other, including directors, officers and/or employees of Danaher serving as Veralto’s directors, officers and/or employees.
Veralto’s amended and restated certificate of incorporation will provide that Danaher will have no duty to communicate information regarding a corporate opportunity to Veralto or to refrain from engaging in the same or similar activities or lines of business as Veralto, doing business with any client, customer or vendor of Veralto or employing or otherwise engaging any director, officer or employee of Veralto, and that to the fullest extent permitted by law, except as otherwise provided in the Veralto amended and restated certificate of incorporation, no officer, director or employee of Veralto who is also a director, officer or employee of Danaher will be deemed to have breached his or her fiduciary duties, if any, to Veralto solely by reason of Danaher’s engaging in any such activity. Moreover, Veralto’s amended and restated certificate of incorporation will also provide that for so long as Danaher beneficially owns any shares of Veralto common stock or has one or more directors, officers or employees serving as Veralto’s director, officer or employee, in the event that any of Veralto’s directors, officers or employees who is also a director, officer or employee of Danaher acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Veralto and Danaher, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and Veralto, to the fullest extent permitted by law, renounces any interest or expectancy in such corporate opportunity, and waives any claim that such corporate opportunity constituted a corporate opportunity that should have been presented to Veralto or any of its affiliates, if he or she acts in a manner consistent with the following policy: such corporate opportunity offered to any person who is Veralto’s director, officer or employee and who is also a director, officer or employee of Danaher shall belong to Veralto only if such opportunity is expressly offered to such person solely in his or her capacity as Veralto’s director or officer and otherwise shall belong to Danaher.
Veralto’s amended and restated certificate of incorporation also will provide for special approval procedures that may be utilized if it is deemed desirable by Danaher, Veralto, Veralto’s affiliates or any other party, that Veralto take action with specific regard to transactions or opportunities presenting potential conflicts of interest, out of an abundance of caution, to ensure that such transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed. Specifically, Veralto may employ any of the following special procedures:
•the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board or duly appointed committee of the Board and the Board or such committee authorizes, approves or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or
•the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.
Any person purchasing or otherwise acquiring any interest in any shares of Veralto common stock will be deemed to have consented to these provisions of the amended and restated certificate of incorporation.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, and Veralto’s amended and restated certificate of incorporation will include such an exculpation provision, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL. Veralto’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Veralto, or for serving at Veralto’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Veralto’s amended and restated certificate of incorporation and bylaws will also provide that Veralto must indemnify and advance reasonable expenses to its directors and, subject to certain exceptions, officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Veralto’s amended and restated certificate of incorporation will expressly authorize Veralto to carry directors’ and officers’ insurance to protect Veralto, its directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that will be in Veralto’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against Veralto’s directors, even though such an action, if successful, might otherwise benefit Veralto and its stockholders. However, these provisions will not limit or eliminate Veralto’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or an officer’s duty of care. The provisions will not alter the liability of directors or officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Veralto pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Veralto directors, officers or employees for which indemnification is sought.
Exclusive Forum
Unless Veralto otherwise consents in writing, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Veralto, (2) any action asserting a claim of breach of fiduciary duty owed by any of Veralto’s directors, officers, employees or stockholders to Veralto or Veralto’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, Veralto’s certificate of incorporation or bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state or federal court located within the State of Delaware. Unless Veralto otherwise consents in writing, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act shall be the federal district courts of the United States of America.
These exclusive forum provisions do not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Authorized but Unissued Shares
Veralto’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholders’ approval. Veralto may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. As noted above, the existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Veralto by means of a proxy contest, tender offer, merger or otherwise.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Listing
Veralto intends to apply to have its shares of common stock listed on the NYSE under the symbol “VLTO.”
Sale of Unregistered Securities
On October 26, 2022, Veralto issued 100 shares of its common stock to Danaher pursuant to Section 4(2) of the Securities Act. Veralto did not register the issuance of the issued shares under the Securities Act because the issuance did not constitute a public offering.
Transfer Agent and Registrar
After the distribution, the transfer agent and registrar for Veralto’s common stock will be Computershare Trust Company, N.A..

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
WHERE YOU CAN FIND MORE INFORMATION
Veralto has filed a registration statement on Form 10 with the SEC with respect to the shares of Veralto common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Veralto and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. The SEC maintains an Internet site that contains periodic reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
As a result of the distribution, Veralto will become subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC. Veralto intends to furnish holders of its common stock with annual reports containing financial statements audited by an independent accounting firm.
In addition, following the completion of the distribution, Veralto will make the information filed with or furnished to the SEC available free of charge through Veralto’s website (http://www.veralto.com) as soon as reasonably practicable after Veralto electronically files such material with, or furnishes it to, the SEC. The information contained in, or that can be accessed through, any website referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.
You should rely only on the information contained in this information statement or to which this information statement has referred you. Veralto has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Danaher Corporation
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of the Environmental & Applied Solutions segment of Danaher Corporation (the Company) as of December 31, 2022 and 2021, the related combined statements of earnings, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2022.

Tysons, Virginia
March 31, 2023

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED BALANCE SHEETS
($ in millions)

	As of December 31
	2022	2021
ASSETS
Current assets:
Trade accounts receivable, less allowance for doubtful accounts of $34 in both periods	$816	$757
Inventories	345	322
Prepaid expenses and other current assets	119	126
Total current assets	1,280	1,205
Property, plant and equipment, net	247	260
Other long-term assets	343	340
Goodwill	2,476	2,502
Other intangible assets, net	479	533
Total assets	$4,825	$4,840
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$440	$464
Accrued expenses and other liabilities	683	657
Total current liabilities	1,123	1,121
Other long-term liabilities	462	518
Parent’s equity:
Net Parent investment	4,189	4,084
Accumulated other comprehensive income (loss)	(954)	(887)
Total Parent’s equity	3,235	3,197
Noncontrolling interests	5	4
Total equity	3,240	3,201
Total liabilities and equity	$4,825	$4,840
See the accompanying Notes to the Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED STATEMENTS OF EARNINGS
($ in millions)

	Year Ended December 31
	2022	2021	2020
Sales	$4,870	$4,700	$4,348
Cost of sales	(2,110)	(1,987)	(1,838)
Gross profit	2,760	2,713	2,510
Operating costs:
Selling, general and administrative expenses	(1,431)	(1,428)	(1,340)
Research and development expenses	(217)	(244)	(219)
Operating profit	1,112	1,041	951
Nonoperating income (expense):
Other income (expense), net	1	6	(1)
Earnings before income taxes	1,113	1,047	950
Income taxes	(268)	(186)	(226)
Net earnings	$845	$861	$724
See the accompanying Notes to the Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)

	Year Ended December 31
	2022	2021	2020
Net earnings	$845	$861	$724
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(100)	(88)	84
Pension and post retirement plan benefit adjustments	33	15	(8)
Total other comprehensive income (loss), net of income taxes	(67)	(73)	76
Comprehensive income	$778	$788	$800
See the accompanying Notes to the Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED STATEMENTS OF EQUITY
($ in millions)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent’s Equity	Noncontrolling Interests
Balance, January 1, 2020	$4,082	$(890)	$3,192	$4
Adoption of accounting standards	(3)	—	(3)	—
Net earnings for the year	724	—	724	—
Net transfers to Parent	(844)	—	(844)	—
Other comprehensive income	—	76	76	—
Parent common stock-based award activity	30	—	30	—
Balance, December 31, 2020	3,989	(814)	3,175	4
Net earnings for the year	861	—	861	—
Net transfers to Parent	(800)	—	(800)	—
Other comprehensive loss	—	(73)	(73)	—
Parent common stock-based award activity	34	—	34	—
Balance, December 31, 2021	4,084	(887)	3,197	4
Net earnings for the year	845	—	845	—
Net transfers to Parent	(781)	—	(781)	—
Other comprehensive loss	—	(67)	(67)	—
Parent common stock-based award activity	41	—	41	—
Change in noncontrolling interests	—	—	—	1
Balance, December 31, 2022	$4,189	$(954)	$3,235	$5
See the accompanying Notes to the Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED STATEMENTS OF CASH FLOWS
($ in millions)

	Year Ended December 31
	2022	2021	2020
Cash flows from operating activities:
Net earnings	$845	$861	$724
Noncash items:
Depreciation	40	44	47
Amortization	50	62	63
Stock-based compensation expense	41	34	30
Gain on product line disposition	—	(8)	—
Change in deferred income taxes	(44)	(11)	(7)
Change in trade accounts receivable, net	(88)	(14)	(1)
Change in inventories	(38)	(75)	12
Change in trade accounts payable	23	65	4
Change in prepaid expenses and other assets	(5)	(21)	(5)
Change in accrued expenses and other liabilities	46	(41)	134
Net cash provided by operating activities	870	896	1,001
Cash flows from investing activities:
Cash paid for acquisitions	(55)	(60)	(121)
Proceeds from sale of product line	—	26	—
Payments for additions to property, plant and equipment	(34)	(54)	(36)
All other investing activities	—	(9)	—
Net cash used in investing activities	(89)	(97)	(157)
Cash flows from financing activities:
Net transfers to Parent	(781)	(800)	(844)
All other financing activities	—	1	—
Net cash used in financing activities	(781)	(799)	(844)
Net change in cash and equivalents	—	—	—
Beginning balance of cash and equivalents	—	—	—
Ending balance of cash and equivalents	$—	$—	$—
See the accompanying Notes to the Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
NOTES TO COMBINED FINANCIAL STATEMENTS
NOTE 1. BUSINESS AND SUMMARY OF BASIS OF PRESENTATION
Business—The accompanying Combined Financial Statements present the historical financial position, results of operations, changes in Danaher Corporation’s (“Danaher” or “Parent”) equity and cash flows of the Environmental & Applied Solutions segment of Danaher (the “Company” or “Veralto”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.
On September 14, 2022, Parent announced its intention to separate its Environmental & Applied Solutions business into a publicly traded company (the “Separation”). Veralto Corporation, which was established on October 26, 2022, will be the Company's ultimate parent company upon completion of the Separation. Prior to the closing of the Separation, the Veralto business will be transferred to Veralto Corporation. The Separation is expected to be in the form of a pro rata distribution of 80.1% of the outstanding shares of the Company’s common stock to the holders of shares of Parent common stock held on the record date of the distribution. The Separation is expected to be completed in the fourth quarter of 2023 subject to the satisfaction of certain conditions, including obtaining final approval from the Danaher board of directors, satisfactory completion of financing, receipt of tax opinions, receipt of favorable rulings from the Internal Revenue Service (“IRS”) and receipt of other regulatory approvals.
The Company’s unifying purpose is Safeguarding the World’s Most Vital Resources. Our diverse group of associates and leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. The Company is committed to the advancement of public health and safety and believes it is positioned to support its customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events, food and pharmaceutical security, and the impact of an aging workforce. Through its core offerings in water analytics, water treatment, marking and coding and packaging and color, customers look to the Company’s solutions to help ensure the safety, quality, efficiency and reliability of their products, processes and people globally. The Company operates through two segments – Water Quality and Product Quality & Innovation. Through the Water Quality segment, the Company improves the quality and reliability of water through leading brands including Hach, Trojan Technologies and ChemTreat. Through the Product Quality & Innovation segment, the Company promotes consumer trust in products and helps enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone.
The Company has historically operated as part of Parent and not as a stand-alone company. The financial statements have been derived from Parent’s historical accounting records and are presented on a carve-out basis, as if the operations had been conducted independently from Parent. All revenues and costs, as well as assets and liabilities, directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain selling, general and administrative expenses from Parent’s corporate office to the Company. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Parent. Related party allocations are discussed further in Note 14.
As part of Parent, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Parent investment account of the Company. Accordingly, none of Parent’s cash, cash equivalents or debt have been assigned to the Company in these financial statements.
Net Parent investment, which includes retained earnings, represents Parent’s interest in the recorded net assets of the Company. Transactions with Parent are reflected in the accompanying Combined Statements of Equity as net transfers to Parent and in the accompanying Combined Balance Sheets within net Parent investment.
All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The Combined Financial Statements may not be indicative of future performance and do not necessarily reflect what the Combined Statements of Earnings, Balance Sheets and Statements of Cash Flows would have been had the Company operated as a separate business during the periods presented.
Use of Estimates—The preparation of these Combined Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ materially from these estimates.
Accounts Receivable and Allowances for Doubtful Accounts—All trade accounts, contract and finance receivables are reported on the accompanying Combined Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the expected future credit losses from the Company’s trade accounts, contract and finance receivable portfolios. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net earnings. The Company regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of various financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, debt-servicing ability, past payment experience and credit bureau information. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The Company does not believe that trade accounts receivable represents significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas. On January 1, 2020, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, using the modified retrospective transition method and recorded a net increase to the allowance for doubtful accounts of $4 million ($3 million after-tax) due to the cumulative impact of adoption. The Company’s allowance for doubtful accounts as of December 31, 2022 reflects the Company’s best estimate of the expected future losses for its accounts receivables; however, these estimates may change and future actual losses may differ from the Company’s estimates. The Company will continue to monitor economic conditions and will revise the estimates of the expected future losses for accounts receivable, as necessary. The Company recorded $9 million, $4 million and $8 million of expense associated with doubtful accounts for the years ended December 31, 2022, 2021 and 2020, respectively.
Included in the Company’s trade accounts receivable and other long-term assets as of December 31, 2022 and 2021 are $129 million and $123 million of net aggregate financing receivables, respectively. All financing receivables are evaluated for impairment based on individual customer credit profiles.
Inventories—Inventories include the costs of material, labor and overhead. Inventories are stated at the lower of cost and net realizable value primarily using the first-in, first-out method.
The classes of inventory as of December 31 are summarized as follows ($ in millions):

	2022	2021
Finished goods	$145	$150
Work in process	51	48
Raw materials	149	124
Total	$345	$322

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Prepaid Expenses and Other Current Assets—Prepaid expenses and other current assets primarily result from advance payments to vendors for good and services and are capitalized until the related goods are received or services are performed. Included in the Company’s prepaid expenses and other current assets as of December 31, 2022 and December 31, 2021 are prepaid expenses of $102 million and $98 million, respectively.
Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery and equipment	3 – 10 years
Customer-leased instruments	5 – 10 years
Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.
The classes of property, plant and equipment as of December 31 are summarized as follows ($ in millions):

	2022	2021
Land and improvements	$15	$16
Buildings	199	202
Machinery and equipment	458	447
Customer-leased equipment	35	33
Gross property, plant and equipment	707	698
Less: accumulated depreciation	(460)	(438)
Property, plant and equipment, net	$247	$260
Investments—Investments over which the Company has a significant influence but not a controlling interest, are accounted for using the equity method of accounting which requires the Company to record its initial investment at cost and adjust the balance each period for the Company’s share of the investee’s income or loss and dividends paid. For securities without readily available fair values, the Company has elected the measurement alternative to record these investments at cost and to adjust for impairments and observable price changes with a same or similar security from the same issuer within net earnings (the “Fair Value Alternative”). The Company made no minority investments in 2022 and made $9 million in minority investments in 2021. No significant realized or unrealized gains or losses were recorded in 2022, 2021 or 2020 with respect to these investments.
Other Assets—Other assets principally include noncurrent financing receivables, noncurrent deferred tax assets and other investments.
Fair Value of Financial Instruments—The Company’s financial instruments consist primarily of trade accounts receivable, nonqualified deferred compensation plans and obligations under trade accounts payable. Due to their short-term nature, the carrying values for trade accounts receivable and trade accounts payable approximate fair value.
Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Company’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized; however, certain finite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. The Company reviews identified intangible assets and goodwill for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Company also tests intangible assets with indefinite lives and goodwill for impairment at least annually. Refer to Note 8 for additional information about the Company’s goodwill and other intangible assets.
Revenue Recognition—The Company derives revenues primarily from the sale of Water Quality and Product Quality & Innovation products and services. Revenue is recognized when control of the promised products or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services (the transaction price). A performance obligation is a promise in a contract to transfer a distinct product or service to a customer and is the unit of account under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. For equipment and consumables sold by the Company, control transfers to the customer at a point in time. To indicate the transfer of control, the Company must have a present right to payment, legal title must have passed to the customer, the customer must have the significant risks and rewards of ownership, and where acceptance is not a formality, the customer must have accepted the product or service. The Company’s principal terms of sale are Free On Board (“FOB”) Shipping Point, or equivalent, and the Company records revenue for these product sales upon transfer of control to the customer, which may occur at shipment. For those FOB Shipping Point arrangements where risk of loss is not transferred until delivery, the Company transfers control and records revenue upon delivery of the product to the customer. Sales arrangements with delivery terms that are not FOB Shipping Point are not recognized upon shipment and the transfer of control for revenue recognition is evaluated based on the associated shipping terms and customer obligations. If a performance obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition for that performance obligation is deferred until such commitments have been fulfilled. Returns for products sold are estimated and recorded as a reduction of revenue at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction of revenue at the time of sale because these allowances reflect a reduction in the transaction price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. For extended warranty and service, control transfers to the customer over the term of the arrangement. Revenue for extended warranty and service is recognized based upon the period of time elapsed under the arrangement. Revenue for other long-term contracts is generally recognized based upon the cost-to-cost method, which measures costs incurred relative to total estimated costs, provided that the Company meets the criteria associated with transferring control of the good or service over time.
Certain of the Company’s revenues relate to sales-type leases (“STL”) and operating-type lease (“OTL”) arrangements. Leases are outside the scope of ASC 606 and are therefore accounted for in accordance with ASC 842, Leases. Equipment lease revenue for STL arrangements is recognized upon lease commencement. Equipment lease revenue for OTL agreements is recognized on a straight-line basis over the life of the lease, and the cost of customer-leased equipment is recorded within property, plant and equipment in the accompanying Combined Balance Sheets and depreciated over the equipment’s estimated useful life. Depreciation expense associated with the leased equipment under OTL arrangements is reflected in cost of sales in the accompanying Combined Statements of Earnings.
For a contract with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation on a relative standalone selling price basis using the Company’s best estimate of the standalone selling price of each distinct product or service in the contract. The primary method used to estimate standalone selling price is the price observed in standalone sales to customers. Allocation of the transaction price is determined at the contracts’ inception.
Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Revenue derived from shipping and handling costs billed to customers is included in sales.
Advertising—Advertising costs are expensed as incurred.
Research and Development—The Company conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Company’s existing products and expanding the applications for which uses of the Company’s products are appropriate. Research and development costs are expensed as incurred.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Income Taxes—The Company’s domestic and foreign operating results are included in the income tax returns of the Parent. The Company accounts for income taxes under the separate return method. Under this approach, the Company determines its deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns. The accompanying Combined Balance Sheets do not contain current income tax payable or other long-term income tax payable liabilities, with the exception of certain unrecognized tax benefits for which the Company could reasonably be considered to be the primary obligor. The amounts are deemed settled with the Parent when due and therefore are included in Parent’s equity.
Income taxes for the Company are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the Combined Financial Statements and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets and liabilities are reported in other assets and other liabilities in the Combined Balance Sheets, respectively. The effect on deferred income tax assets and liabilities of a change in tax rates is generally recognized in income tax expense in the period that includes the enactment date. Global Intangible Low-Taxed Income (“GILTI”) is accounted for as a current tax expense in the year the tax is incurred.
Valuation allowances are recorded if it is more likely than not that some portion of the deferred income tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considers various factors, including the expected level of future taxable income and available tax planning strategies. Any changes in judgment about the valuation allowance are recorded through income tax expense and are based on changes in facts and circumstances regarding realizability of deferred tax assets.
The Company must presume that an income tax position taken in a tax return will be examined by the relevant tax authority and determine whether it is more likely than not that the tax position will be sustained upon examination based upon the technical merits of the position. An income tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The Company establishes a liability for unrecognized income tax benefits for income tax positions for which it is more likely than not that a tax position will not be sustained upon examination by the respective taxing authority to the extent such tax positions reduce the Company’s income tax liability. The Company recognizes interest and penalties related to unrecognized income tax benefits in income tax expense in the Combined Statements of Earnings.
Productivity Improvement and Restructuring—The Company periodically initiates productivity improvement and restructuring activities to appropriately position the Company’s cost base relative to prevailing economic conditions and associated customer demand as well as in connection with certain acquisitions. Costs associated with productivity improvement and restructuring actions can include one-time termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Company records the cost of the productivity improvement and restructuring activities when the associated liability is incurred.
Foreign Currency Translation—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within Parent’s equity. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year end exchange rates and income statement accounts are translated at weighted average rates. Net foreign currency transaction gains or losses were not material in any of the years presented.
Accumulated Other Comprehensive Income (Loss)—Accumulated other comprehensive income (loss) refers to certain gains and losses that under U.S. GAAP are included in comprehensive income (loss) but are excluded from net earnings as these amounts are initially recorded as an adjustment to Parent’s equity. Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. Pension and postretirement plan benefit adjustments relate to unrecognized prior service credits and actuarial losses. Refer to Note 13 for additional information.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Loss Contingencies—The Company records a reserve for loss contingencies when it is both probable that a loss will be incurred and the amount of the loss is reasonably estimable. The Company evaluates pending litigation and other contingencies at least quarterly and adjusts the reserve for such contingencies for changes in probable and reasonably estimable losses. The Company includes an estimate for related legal costs at the time such costs are both probable and reasonably estimable.
Accounting for Stock-Based Compensation—Certain employees of the Company participate in Parent’s shared-based compensation plans which include stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”). The Company accounts for stock-based compensation incurred by Parent by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, RSUs and PSUs based on the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method. Refer to Note 13 for additional information on the Parent’s stock-based compensation plans in which certain employees of the Company participate.
Pension and Postretirement Benefit Plans—The Company measures its pension and postretirement plans’ assets and its obligations that determine the respective plan’s funded status as of the end of the Company’s fiscal year, and recognizes an asset for a plan’s overfunded status or a liability for a plan’s underfunded status in its balance sheet. Changes in the funded status of the plans are recognized in the year in which the changes occur and reported in comprehensive income (loss). Refer to Note 10 for additional information on the Company’s pension and postretirement plans including a discussion of the actuarial assumptions, the Company’s policy for recognizing the associated gains and losses and the method used to estimate service and interest cost components.
Accounting Standards Recently Adopted— In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Losses on Financial Instruments. The ASU requires companies to prospectively record an allowance for credit losses for the expected credit losses inherent in the asset over its expected life, replacing the incurred loss model that recognized losses only when they became probable and estimable. On January 1, 2020, the Company adopted the ASU using the modified retrospective transition method. The Company recorded a decrease to beginning retained earnings of $3 million, net of tax, as of January 1, 2020 due to the cumulative impact of adopting Topic 326. The impact to retained earnings was primarily the result of an increase in the Company’s allowance for doubtful accounts as a result of Topic 326’s requirement to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables.
In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The ASU requires companies to apply the definition of a performance obligation under ASC 606 to recognize and measure contract assets and contract liabilities (i.e., deferred revenue) relating to contracts with customers acquired in a business combination. Prior to the adoption of this ASU, an acquirer generally recognized assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. The ASU results in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC 606. The ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company early adopted the ASU effective January 1, 2021 and did not apply the standard to immaterial transactions that occurred in 2021. The impact of the adoption of the ASU was not significant.
In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The ASU clarifies the guidance in ASC 820, Fair Value Measurement, related to the measurement of the fair value of an equity security subject to contractual sale restrictions and introduces disclosure requirements related to such equity securities. The Company early adopted the ASU effective July 1, 2022 and had no impact from the adoption of the ASU.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
NOTE 2. ACQUISITIONS
The Company continually evaluates potential acquisitions that either strategically fit with the Company’s existing portfolio or expand the Company’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s Combined Financial Statements. This goodwill arises because the purchase prices for these businesses exceed the fair value of acquired identifiable net assets due to the purchase prices reflecting a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses, the avoidance of the time and costs which would be required (and the associated risks that would be encountered) to enhance the Company’s existing product offerings to key target markets and enter into new and profitable businesses and the complementary strategic fit and resulting synergies these businesses bring to existing operations.
The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains the information used for the purchase price allocation during due diligence and through other sources. In the months after closing, as the Company obtains additional information about the acquired assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. The fair values of acquired intangibles are determined based on estimates and assumptions that are deemed reasonable by the Company. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted results of the acquired business including earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue, revenue growth rates, royalty rates and technology obsolescence rates. These assumptions are forward looking and could be affected by future economic and market conditions. The Company engages third-party valuation specialists who review the Company’s critical assumptions and calculations of the fair value of acquired intangible assets in connection with significant acquisitions. Only facts and circumstances that existed as of the acquisition date are considered for subsequent adjustment. The Company is continuing to evaluate certain pre-acquisition contingencies associated with certain of its 2022 acquisitions that have open measurement periods and is also in the process of obtaining valuations of certain acquisition-related assets and liabilities in connection with these acquisitions. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.
The following briefly describes the Company’s acquisition activity for the three years ended December 31, 2022.
During 2022, the Company acquired three businesses for a total consideration of $55 million in cash, net of cash acquired and recorded goodwill and intangible assets of $38 million and $18 million, respectively. The businesses acquired complement existing units of the Company’s Product Quality & Innovation segment.
During 2021, the Company acquired two businesses for total consideration of $60 million in cash, net of cash acquired and recorded goodwill and intangible assets of $48 million and $12 million, respectively. The businesses acquired complement existing units of both of the Company’s segments.
During 2020, the Company acquired two businesses for total consideration of $121 million in cash, net of cash acquired and recorded goodwill and intangible assets of $111 million and $20 million, respectively. The businesses acquired complement existing units of the Company’s Water Quality segment.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
NOTE 3. REVENUE
The following table presents the Company’s revenues disaggregated by geographical region and revenue type ($ in millions). Sales taxes and other usage-based taxes collected from customers are excluded from revenues.

	Water Quality	Product Quality & Innovation	Total
Year ended December 31, 2022:
Geographical region:
North America (a)	$1,590	$670	$2,260
Western Europe	500	559	1,059
Other developed markets (b)	67	56	123
High-growth markets (c)	730	698	1,428
Total	$2,887	$1,983	$4,870

Revenue type:
Recurring (Consumables, services and spare parts)	$1,663	$1,196	$2,859
Nonrecurring (Equipment)	1,224	787	2,011
Total	$2,887	$1,983	$4,870

Year ended December 31, 2021:
Geographical region:
North America (a)	$1,408	$646	$2,054
Western Europe	490	609	1,099
Other developed markets (b)	61	58	119
High-growth markets (c)	710	718	1,428
Total	$2,669	$2,031	$4,700

Revenue type:
Recurring (Consumables, services and spare parts)	$1,491	$1,169	$2,660
Nonrecurring (Equipment)	1,178	862	2,040
Total	$2,669	$2,031	$4,700

Year ended December 31, 2020:
Geographical region:
North America (a)	$1,315	$615	$1,930
Western Europe	461	557	1,018
Other developed markets (b)	58	65	123
High-growth markets (c)	653	624	1,277
Total	$2,487	$1,861	$4,348

Revenue type:
Recurring (Consumables, services and spare parts)	$1,355	$1,080	$2,435
Nonrecurring (Equipment)	1,132	781	1,913
Total	$2,487	$1,861	$4,348
________________
(a)The Company defines North America as the United States and Canada.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
(b)The Company defines other developed markets as Japan, Australia and New Zealand.
(c)The Company defines high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which encompass all markets outside of the developed markets and consist of Eastern Europe, the Middle East, Africa, Latin America (including Mexico) and Asia (with the exception of Japan, Australia and New Zealand). The Company defines developed markets as all markets of the world that are not high-growth markets.
The Company sells equipment to customers as well as consumables and services, some of which customers purchase on a recurring basis. Consumables sold for use with the equipment sold by the Company are typically critical to the use of the equipment and are typically used on a one-time or limited basis, requiring frequent replacement in the customer’s operating cycle. Examples of these consumables include chemistries for water testing instruments and cartridges for marking and coding equipment. Additionally, some of the Company’s consumables are used on a standalone basis, such as water treatment solutions. The Company separates its goods and services between those typically sold to a customer on a recurring basis and those typically sold to a customer on a nonrecurring basis. Recurring revenue includes revenue from consumables, services and OTLs. Nonrecurring revenue includes sales from equipment and STLs. OTLs and STLs are included in the above revenue amounts. For the years ended December 31, 2022, 2021 and 2020, lease revenue was $69 million, $61 million and $54 million, respectively. Service and software revenue was immaterial for all periods presented. Software revenues for point-in-time licenses are nonrecurring while revenues for Software as a Service and over time licenses are recurring.
Remaining Performance Obligations
Remaining performance obligations represent the aggregate transaction price allocated to performance obligations with an original contract term greater than one year which are fully or partially unsatisfied at the end of the period. Remaining performance obligations include noncancelable purchase orders, the non-lease portion of minimum purchase commitments under long-term consumable supply arrangements, extended warranty and service and other long-term contracts. These remaining performance obligations do not include revenue from contracts with customers with an original term of one year or less, revenue from long-term consumable supply arrangements with no minimum purchase requirements or revenue expected from purchases made in excess of the minimum purchase requirements or revenue from equipment leased to customers. While the remaining performance obligation disclosure is similar in concept to backlog, the definition of remaining performance obligations excludes leases and contracts that provide the customer with the right to cancel or terminate for convenience with no substantial penalty, even if historical experience indicates the likelihood of cancellation or termination is remote. Additionally, the Company has elected to exclude contracts with customers with an original term of one year or less from remaining performance obligations while these contracts are included within backlog.
As of December 31, 2022, the aggregate amount of the transaction price allocated to remaining performance obligations was $248 million. The Company expects to recognize revenue on approximately 47% of the remaining performance obligations over the next 12 months, 32% over the subsequent 12 months, and the remainder recognized thereafter.
Contract Liabilities
The Company often receives cash payments from customers in advance of the Company’s performance resulting in contract liabilities that are classified as either current or long-term in the Combined Balance Sheets based on the timing of when the Company expects to recognize revenue. As of December 31, 2022 and 2021, contract liabilities were approximately $206 million and $188 million, respectively, and are included within accrued expenses and other liabilities and other long-term liabilities in the accompanying Combined Balance Sheets. Revenue recognized during the years ended December 31, 2022 and 2021 that was included in the opening contract liability balance was $169 million and $172 million, respectively.
NOTE 4. SEGMENT INFORMATION
The Company operates and reports its results in two separate business segments consisting of the Water Quality and Product Quality & Innovation segments. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Operating profit represents total revenues less operating expenses, excluding nonoperating income and expense and income taxes. Operating profit amounts in the Other segment consist of unallocated corporate costs and other costs not considered part of

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
management’s evaluation of reportable segment operating performance. The identifiable assets by segment are those used in each segment’s operations. Intersegment amounts are not significant and are eliminated to arrive at combined totals.
Detailed segment data as of and for the years ended December 31 is as follows ($ in millions):

	2022	2021	2020
Sales:
Water Quality	$2,887	$2,669	$2,487
Product Quality & Innovation	1,983	2,031	1,861
Total	$4,870	$4,700	$4,348

Operating profit:
Water Quality	$668	$584	$573
Product Quality & Innovation	488	496	419
Other	(44)	(39)	(41)
Total	$1,112	$1,041	$951

Identifiable assets:
Water Quality	$2,544	$2,550	$2,495
Product Quality & Innovation	2,281	2,290	2,372
Total	$4,825	$4,840	$4,867

Depreciation and amortization:
Water Quality	$46	$54	$55
Product Quality & Innovation	44	52	55
Total	$90	$106	$110

Capital expenditures, gross:
Water Quality	$25	$35	$26
Product Quality & Innovation	9	19	10
Total	$34	$54	$36

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Operations in Geographical Areas:

	As of and for the Year Ended December 31
($ in millions)	2022	2021	2020
Sales:
United States	$2,094	$1,890	$1,785
China	395	416	365
Germany	251	273	268
All other (each country individually less than 5% of total sales)	2,130	2,121	1,930
Total	$4,870	$4,700	$4,348

Property, plant and equipment, net:
United States	$168	$171	$173
Germany	21	23	21
United Kingdom	15	16	18
All other (each country individually less than 5% of total property, plant and equipment, net)	43	50	45
Total	$247	$260	$257
NOTE 5. INCOME TAXES
The operating results of the Company are included in the income tax returns of Parent. The Company accounts for income taxes under the separate return method. Under this approach, the Company allocates current and deferred taxes to each entity as if it were a separate taxpayer. The sum of the amounts allocated to individual entities may not equal Parent’s consolidated amount. The Company’s pretax operating results exclude any intercompany financing arrangements between entities and include any transactions with Parent as if it were an unrelated party.
Earnings from continuing operations before income taxes for the years ended December 31 were as follows ($ in millions):

	2022	2021	2020
United States	$528	$432	$445
Non-U.S.	585	615	505
Total	$1,113	$1,047	$950
The provision for income taxes from continuing operations for the years ended December 31 were as follows ($ in millions):

	2022	2021	2020
Current:
Federal U.S.	$107	$41	$73
Non-U.S.	177	137	140
State and local	28	19	20
Deferred:
Federal U.S.	(22)	(6)	3
Non-U.S.	(17)	(3)	(10)
State and local	(5)	(2)	—
Income tax provision	$268	$186	$226

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Noncurrent deferred tax assets and noncurrent deferred tax liabilities are included in other assets and other long-term liabilities, respectively, in the accompanying Combined Balance Sheets. Deferred income tax assets and liabilities as of December 31 were as follows ($ in millions):

	2022	2021
Deferred tax assets:
Allowance for doubtful accounts	$6	$6
Inventories	22	18
Pension benefits	9	15
Other accruals and prepayments	89	87
Stock compensation expense	15	13
Operating lease liabilities	31	34
Research and development expense	25	7
Tax credit and loss carryforwards	30	33
Valuation allowances	(25)	(27)
Total deferred tax asset	202	186
Deferred tax liabilities:
Property, plant and equipment	(10)	(9)
Operating lease right-of-use assets	(30)	(33)
Goodwill and other intangible assets	(262)	(275)
Total deferred tax liability	(302)	(317)
Net deferred tax liability	$(100)	$(131)
The Company evaluates the future realizability of tax credits and loss carryforwards considering the anticipated future earnings of the Company’s subsidiaries as well as tax planning strategies in the associated jurisdictions. Deferred taxes associated with U.S. entities consist of net deferred tax liabilities of approximately $135 million and $153 million as of December 31, 2022 and 2021, respectively. Deferred taxes associated with non-U.S. entities consist of net deferred tax assets of $35 million and $22 million as of December 31, 2022 and 2021, respectively. During 2022, the Company’s valuation allowance decreased by $2 million through the tax provision due primarily from the use of tax attributes that were previously not realizable. As of December 31, 2022, the total amount of the basis difference in investments outside the United States for which deferred taxes have not been provided is approximately $405 million. As of December 31, 2022, the Company had no plans which would subject these basis differences to income taxes in the United States or elsewhere.
The Tax Cuts and Jobs Act (“TCJA”) imposes tax on U.S. stockholders for GILTI earned by certain non-U.S. subsidiaries. The Company has elected the period cost method for its accounting for GILTI.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The effective income tax rate from continuing operations for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pre-Tax Earnings
	2022	2021	2020
Statutory federal income tax rate	21.0%	21.0%	21.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	1.7%	1.5%	1.7%
Non-U.S. rate differential	2.7%	2.3%	3.6%
Foreign-derived intangible income	(1.3)%	(1.0)%	(1.3)%
Resolution and expiration of statutes of limitation of uncertain tax positions	0.5%	(4.1)%	(0.6)%
Research and experimentation credits and other	0.1%	—%	0.3%
Net excess tax benefits from stock-based compensation	(0.6)%	(1.9)%	(0.9)%
Effective income tax rate	24.1%	17.8%	23.8%
The Company’s effective tax rate for each of 2022, 2021 and 2020 differs from the U.S. federal statutory rate of 21% due principally to the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, state taxes, as well as the impact of the following:
•The effective tax rate of 24.1% in 2022 includes net tax benefits primarily related to excess tax benefits from stock-based compensation, partially offset by changes in estimates associated with prior period uncertain tax positions and audit settlements. These items decreased the reported rate on a net basis by 0.4%.
•The effective tax rate of 17.8% in 2021 includes net tax benefits primarily related to the release of reserves for uncertain tax positions from the expiration of statutes of limitation and audit settlements and excess tax benefits from stock-based compensation, partially offset by changes in estimates associated with prior period uncertain tax positions. These items decreased the reported rate on a net basis by 6.2%.
•The effective tax rate of 23.8% in 2020 includes net tax benefits primarily related to excess tax benefits from stock-based compensation, release of reserves for uncertain tax positions from the expiration of statutes of limitation and audit settlements, partially offset by changes in estimates associated with prior period uncertain tax positions. These items decreased the reported rate on a net basis by 1.7%.
The Company’s income tax payable or receivable computed under the separate return method is adjusted through net Parent investment as it does not represent a liability or asset with the relevant taxing authorities since the Company is a part of the Parent’s tax returns filed with the taxing authorities.
Current income tax payable to Parent has been reduced by $15 million, $28 million, and $15 million in 2022, 2021 and 2020, respectively, for tax deductions attributable to stock-based compensation, of which, the excess tax benefit over the amount recorded for financial reporting purposes was $11 million, $24 million and $11 million, respectively. The excess tax benefits realized have been recorded as increases to Parent’s equity for the years ended December 31, 2022, 2021 and 2020. Ongoing settlement of income taxes payable or receivable are classified as operating cash flows.
Included in deferred income taxes as of December 31, 2022 are tax benefits for U.S. and non-U.S. net operating loss and credit carryforwards totaling $30 million ($25 million of which the Company does not expect to realize and have corresponding valuation allowances). Certain of the losses can be carried forward indefinitely and others can be carried forward to various dates from 2023 through 2032.
As of December 31, 2022, gross unrecognized tax benefits totaled $94 million ($76 million, net of the impact of $30 million of indirect tax benefits offset by $12 million associated with potential interest and penalties). As of December 31, 2021, gross unrecognized tax benefits totaled $81 million ($69 million, net of the impact of $23

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
million of indirect tax benefits offset by $11 million associated with potential interest and penalties). The Company recognized approximately $2 million of net tax expense from potential interest and penalties during 2022, $9 million of net tax benefits from the reversal of potential interest and penalties during 2021 and $4 million of net tax expense from potential interest and penalties during 2020 associated with uncertain tax positions. To the extent unrecognized tax benefits (including interest and penalties) are not assessed with respect to uncertain tax positions, $76 million would reduce the tax expense and effective tax rate in future periods. The Company recognized interest and penalties related to unrecognized tax benefits within income taxes in the accompanying Combined Statements of Earnings. Unrecognized tax benefits and associated accrued interest and penalties are included in taxes, income and other accrued expenses as detailed in Note 9.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties, is as follows ($ in millions):

	2022	2021	2020
Unrecognized tax benefits, beginning of year	$81	$115	$109
Additions based on tax positions related to the current year	8	7	7
Additions for tax positions of prior years	11	1	2
Lapse of statute of limitations	(1)	(40)	(3)
Settlements	(4)	(1)	(2)
Effect of foreign currency translation	(1)	(1)	2
Unrecognized tax benefits, end of year	$94	$81	$115
The Company conducts business globally, and the Parent files numerous consolidated and separate income tax returns in the U.S. federal and state and non-U.S. jurisdictions. The non-U.S. countries in which the Company has a significant presence include Belgium, Brazil, Canada, China, Germany, Netherlands and the United Kingdom. Excluding these jurisdictions, the Company believes that a change in the statutory tax rate of any individual non-U.S. country would not have a material effect on the Company’s Combined Financial Statements given the geographic dispersion of the Company’s taxable income.
The Parent and its subsidiaries (including the businesses of the Company) are routinely examined by various domestic and international taxing authorities. The IRS has completed examinations of certain of the Parent’s federal income tax returns through 2015 and is currently examining certain of the Parent’s federal income tax returns for 2016 through 2018. In addition, the Parent has subsidiaries (including the businesses of the Company) in Belgium, Canada, Germany, India, Italy, Sweden and Switzerland and in states and provinces that are currently under audit for years ranging from 2006 through 2015.
Management estimates that it is reasonably possible that the amount of unrecognized tax benefits may be reduced by approximately $43 million within twelve months as a result of resolution of worldwide tax matters, payments of tax audit settlements and/or statute of limitations expirations.
The Company operates in various non-U.S. tax jurisdictions where “tax holiday” income tax incentives have been granted for a specific period. These tax benefits are not material to the Company’s financial statements.
NOTE 6. NONOPERATING INCOME (EXPENSE)
The following sets forth the component of the Company’s other income (expense), net ($ in million):

	2022	2021	2020
Gains on sale of product lines	$—	$8	$—
Other components of net periodic cost benefit costs	1	(2)	(1)
Total other income (expense), net	$1	$6	$(1)

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Gains on Sale of Product Lines
During 2021, the Company divested certain product lines for a cash purchase price, net of cash transferred and transaction costs, of $26 million and recognized a pretax gain on sale of $8 million ($7 million after-tax). The divested product line generated revenues of approximately $88 million in the Product Quality & Innovation segment in 2020. The divestiture of these product lines did not represent a strategic shift with a major effect on the Company’s operations and financial results and therefore is not reported as a discontinued operation.
Other Components of Net Periodic Benefit Costs
The Company disaggregates the service cost component of net periodic benefit costs of noncontributory defined benefit pension plans and other postretirement employee benefit plans and presents the other components of net periodic benefit cost in other income (expense), net. These other components of net period benefit costs include the assumed rate of return on plan assets, partially offset by amortization of actuarial losses and interest.
NOTE 7. LEASES
The Company has operating leases for office space, warehouses, distribution centers, research and development facilities, manufacturing locations and certain equipment, primarily automobiles. Many leases include one or more options to renew, some of which include options to extend the leases for up to 18 years, and some leases include options to terminate the leases within 30 days. In certain of the Company’s lease agreements, the rental payments are adjusted periodically to reflect actual charges incurred for common area maintenance, utilities, inflation and/or changes in other indexes. The Company’s finance leases were not material as of December 31, 2022 and 2021. Right-of-use (“ROU”) assets arising from finance leases are included in property, plant and equipment, net and the liabilities are included in accrued expenses and other liabilities and other long-term liabilities in the accompanying Combined Balance Sheets.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The Combined Financial Statements include the following amounts related to operating leases where the Company is the lessee ($ in millions):

	2022	2021	2020
Combined Statements of Earnings
Fixed operating lease expense (a)	$40	$45	$46
Variable operating lease expense	13	13	8
Total operating lease expense	$53	$58	$54

Combined Statements of Cash Flows
Cash paid for amounts included in the measurement of operating lease liabilities	$40	$46	$45
ROU assets obtained in exchange for operating lease obligations (non-cash activity)	24	17	31

Combined Balance Sheets		December 31, 2022	December 31, 2021
Lease Assets and Liabilities	Classification
Operating lease ROU assets	Other long-term assets	$117	$131

Operating lease liabilities - current	Accrued expenses and other liabilities	$32	$34
Operating lease liabilities - long-term	Other long-term liabilities	91	101
Total operating lease liabilities		$123	$135

Weighted average remaining lease term		6 years	7 years
Weighted average discount rate		2.6%	2.2%
__________________
(a)Includes short-term leases and sublease income, both of which were immaterial.
The following table presents the maturity of the Company’s operating lease liabilities as of December 31, 2022 ($ in millions):

2023	$34
2024	25
2025	18
2026	13
2027	11
Thereafter	32
Total operating lease payments	133
Less: imputed interest	(10)
Total operating lease liabilities	$123
As of December 31, 2022, the Company had no additional significant operating or finance leases that had not yet commenced.
NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS
As discussed in Note 2, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities and noncontrolling interests. Management

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
assesses the goodwill of each of its reporting units for impairment at least annually at the beginning of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The Company elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess for impairment across the reporting units.
The Company estimates the fair value of its reporting units primarily using a market approach, based on current trading multiples of EBITDA for companies operating in businesses similar to each of the Company’s reporting units, in addition to recent available market sale transactions of comparable businesses. In determining the estimated fair value of each reporting unit, the Company also applies a control premium. If the estimated fair value of the reporting unit is less than its carrying value, the Company will record an impairment.
As of December 31, 2022, the Company had three reporting units for goodwill impairment testing. As of the date of the 2022 annual impairment test, the carrying value of the goodwill included in each individual reporting unit ranged from $524 million to approximately $1.2 billion. No goodwill impairment charges were recorded for the years ended December 31, 2022, 2021 and 2020 and no “triggering” events have occurred subsequent to the performance of the 2022 annual impairment test. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.
The following is a rollforward of the Company’s goodwill by segment ($ in millions):

	Water Quality	Product Quality & Innovation	Total
Balance, January 1, 2021	$1,304	$1,222	$2,526
Attributable to 2021 acquisitions	44	4	48
Attributable to 2021 divestitures	—	(12)	(12)
Foreign currency translation and other	(33)	(27)	(60)
Balance, December 31, 2021	1,315	1,187	2,502
Attributable to 2022 acquisitions	—	38	38
Adjustments due to finalization of purchase price allocations	—	1	1
Foreign currency translation and other	(38)	(27)	(65)
Balance, December 31, 2022	$1,277	$1,199	$2,476
Finite-lived intangible assets are amortized over their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset as of December 31 ($ in millions):

	2022		2021
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Customer relationships	$588	$(457)	$588	$(426)
Patents, technology and other intangibles	271	(228)	282	(224)
Total finite-lived intangibles	859	(685)	870	(650)
Indefinite-lived intangibles:
Trademarks and trade names	305	—	313	—
Total intangibles	$1,164	$(685)	$1,183	$(650)
During 2022 and 2021 the Company acquired finite-lived intangibles consisting primarily of developed technology and customer relationships. Refer to Note 2 for additional information on the intangible assets acquired.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Indefinite-lived intangibles are subject to impairment testing at least annually or more frequently if events or changes in circumstances indicate that potential impairment exists. The Company identified impairment triggers during 2022 in the Water Quality segment and during 2020 in the Product Quality & Innovation segment which resulted in the impairment of certain long-lived assets, including trade names and other intangible assets. The Company recorded impairment charges totaling $9 million and $17 million during 2022 and 2020, respectively, related to these long-lived assets in selling, general and administrative expenses in the Combined Statements of Earnings. The Company did not record any impairment charges during 2021.
Total intangible amortization expense in 2022, 2021 and 2020 was $50 million, $62 million and $63 million, respectively. Based on the intangible assets recorded as of December 31, 2022, amortization expense is estimated to be $47 million during 2023, $35 million during 2024, $22 million during 2025, $21 million during 2026 and $18 million during 2027.
NOTE 9. ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities as of December 31 were as follows ($ in millions):

	2022		2021
	Current	Noncurrent	Current	Noncurrent
Compensation and benefits	$211	$57	$227	$64
Pension and postretirement benefits	5	13	5	54
Taxes, income and other	66	264	58	265
Deferred revenue	192	14	175	13
Sales and product allowances	27	—	24	—
Operating lease liabilities	32	91	34	101
Other	150	23	134	21
Total	$683	$462	$657	$518
NOTE 10. PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
Certain of the Company's employees participate in noncontributory defined benefit pension plans and under certain of these plans, benefit accruals continue. In general, the Company’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The following sets forth the funded status of the Company's plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	2022	2021
Change in benefit obligation:
Benefit obligation at beginning of year	$(182)	$(187)
Service cost	(5)	(6)
Interest cost	(1)	(1)
Participant contributions	(2)	(2)
Plan amendments	—	6
Plan settlements and curtailments	4	6
Benefits and other expenses paid	2	2
Plan combinations	—	(14)
Actuarial gain	37	7
Foreign exchange rate impact	5	7
Benefit obligation at end of year	(142)	(182)
Change in plan assets:
Fair value of plan assets at beginning of year	123	114
Actual return on plan assets	3	3
Employer contributions	5	5
Participant contributions	2	2
Settlements	(4)	(5)
Benefits and other expenses paid	(2)	(2)
Plan combinations	—	11
Foreign exchange rate impact	(3)	(5)
Fair value of plan assets at end of year	124	123
Funded status	$(18)	$(59)
The largest contributor to the net actuarial gains affecting the benefit obligations in 2022 and 2021 is increases in the discount rates compared to the prior period.
Projected benefit obligation (“PBO”) and fair value of plan assets for pension plans and postretirement benefit plans with PBO’s in excess of plan assets ($ in millions):

	2022	2021
Projected benefit obligation	$92	$170
Fair value of plan assets	72	115
The year-over-year change in the amounts above reflects the benefit plans with a fair value of plan assets in excess of the PBO.
Accumulated benefit obligation (“ABO”) and fair value of plan assets for pension plans and postretirement benefit plans with ABO’s in excess of plan assets ($ in millions):

	2022	2021
Accumulated benefit obligation	$62	$156
Fair value of plan assets	53	115
The year-over-year change in the amounts above reflects the benefit plans with a fair value of plan assets in excess of the ABO.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Weighted average assumptions used to determine benefit obligations at date of measurement:

	2022	2021
Discount rate	2.9%	0.6%
Rate of compensation increase	2.5%	2.1%
In both 2022 and 2021, the medical trend rate used to determine the postretirement benefit obligation was 5.3%. The rate decreases gradually to an ultimate rate of 4.0% by 2046 and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported.
Components of net periodic pension and postretirement benefit (cost) ($ in millions):

	2022	2021
Service cost	$(6)	$(6)
Interest cost	(1)	(1)
Expected return on plan assets	2	2
Amortization of prior service credit	1	—
Amortization of net loss	(1)	(2)
Settlement and curtailment losses	—	(1)
Net periodic pension cost	$(5)	$(8)
The components of the net periodic benefit (cost) of the noncontributory defined benefit pension plans and other postretirement employee benefit plans other than service cost are included in other income (expense), net in the Combined Statements of Earnings.
Weighted average assumptions used to determine net periodic pension benefit (cost) at date of measurement:

	2022	2021
Discount rate	0.6%	0.3%
Expected long-term return on plan assets	2.3%	2.3%
Rate of compensation increase	2.1%	2.1%
The discount rate reflects the market rate on December 31 of the prior year for high-quality fixed-income investments with maturities corresponding to the Company’s benefit obligations and is subject to change each year.
Included in accumulated other comprehensive income (loss) as of December 31, 2022 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credit of $7 million ($6 million, after-tax) and unrecognized actuarial gains of $9 million ($8 million, after-tax). The unrecognized losses and prior service cost, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2022.
Selection of Expected Rate of Return on Assets
The expected rate of return reflects the asset allocation of the plans, and is based primarily on broad, publicly traded equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. Long-term rate of return on asset assumptions for the plans were determined on a plan-by-plan basis based on the composition of assets and ranged from 1.3% to 3.5% in 2022 and 2021, with a weighted average rate of return assumption of 2.3% in 2022 and 2021.
Pension Plan Assets
The Company’s pension plan assets are invested in various insurance contracts as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Company’s pension plans recorded in the Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Insurance contracts are valued based upon the quoted prices of the underlying investments with the insurance company and are considered a Level 2 investment. The fair value of plan assets as of December 31, 2022 and 2021 was $124 million and $123 million, respectively.
The method described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Expected Contributions
During 2023, the Company’s cash contribution requirements for its pension plans are expected to be approximately $5 million. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contributions, local practices, market conditions, interest rates and other factors.
The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in millions):

2023	$7
2024	6
2025	7
2026	7
2027	7
2028 - 2032	46
Other Matters
Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Company funding based on a percentage of compensation.
Expense for all defined benefit and defined contribution pension plans amounted to $44 million, $42 million and $37 million for the years ended December 31, 2022, 2021 and 2020, respectively.
NOTE 11. COMMITMENTS
Warranties
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Warranty periods depend on the nature of the product and range from the date of such sale up to 20 years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor and in certain instances estimated property damage. As of December 31, 2022 and 2021, the Company had accrued warranty liabilities of $32 million and $33 million, respectively.
Purchase Obligations
The Company has entered into agreements to purchase goods or services that are enforceable and legally binding on the Company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancellable at any time without penalty. As of December 31, 2022, the aggregate amount of the Company’s purchase obligations totaled approximately $188 million and the majority of these obligations are expected to be settled during 2023.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
NOTE 12. LITIGATION AND CONTINGENCIES
The Company is subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of its business (or related to the business operations of previously owned entities), including claims or counterclaims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, breach of contract claims, competition and sales and trading practices, environmental matters, personal injury, insurance coverage and acquisition or divestiture-related matters, as well as regulatory subpoenas, requests for information, investigations and enforcement. The Company may also from time to time become subject to lawsuits as a result of acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, businesses divested by the Company or its predecessors. The types of claims made in lawsuits include claims for compensatory damages, consequential damages, punitive damages and/or injunctive relief.
While Parent maintains general, products, property, workers’ compensation, automobile, cargo, aviation, crime, cyber, fiduciary and directors’ and officers’ liability insurance (and has acquired rights under similar policies in connection with certain acquisitions) up to certain limits that cover certain of these claims, this insurance may be insufficient or unavailable to cover such losses. For general, products and property liability and most other insured risks, Parent purchases outside insurance coverage only for severe losses and must establish and maintain reserves with respect to amounts within the self-insured retention. In addition, while the Company believes it is entitled to indemnification from third-parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses.
The Company records a liability in the Combined Financial Statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible it is disclosed and if the loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. The Company’s reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk professionals where appropriate. In addition, outside risk professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Company’s specific loss history, actual claims reported and industry trends together with statistical and other factors. Reserve estimates may be adjusted as additional information regarding a claim becomes known. Because most contingencies are resolved over long periods of time, new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s strategy in any given period can require the Company to adjust the loss contingency estimates that have been recorded in the financial statements, record estimates for liabilities or assets previously not susceptible to reasonable estimates or pay cash settlements or judgments.
In addition, the Company’s operations, products and services are subject to numerous U.S. federal, state, local and non-U.S. environmental, health and safety laws and regulations concerning, among other things, the health and safety of our employees, the generation, storage, use and transportation of hazardous materials, emissions or discharges of substances into the environment, investigation and remediation of hazardous substances or materials at various sites, chemical constituents in products and end-of-life disposal and take-back programs for products sold. A number of the Company’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on the Company’s capital expenditures, earnings or competitive position, and the Company does not anticipate material capital expenditures for environmental control facilities.
In addition to environmental compliance costs, the Company from time to time incurs costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. The Company may also from time to time become party to personal injury, property damage or other claims brought by private parties alleging injury or damage due to the presence of, or exposure to, hazardous substances. If the Company determines that potential liability for a particular site or with respect to a

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
personal injury claim is known or considered probable and reasonably estimable, the Company accrues the total estimated loss, including investigation and remediation costs, associated with the site or claim.
While the Company actively pursues insurance recoveries, as well as recoveries from other potentially responsible parties, it does not recognize any insurance recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the Company’s self-insurance and litigation reserves prove inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s Combined Financial Statements.
As of December 31, 2022, Parent on behalf of the Company had approximately $88 million of guarantees consisting primarily of outstanding standby letters of credit, bank guarantees and performance and bid bonds. These guarantees have been provided in connection with certain arrangements with vendors, customers, insurance providers, financing counterparties and governmental entities to secure the Company’s obligations and/or performance requirements related to specific transactions. The Company believes that if the obligations under these instruments were triggered, they would not have a material effect on its Combined Financial Statements.
NOTE 13. PARENT'S EQUITY AND STOCK-BASED COMPENSATION
Stock-Based Compensation
The Company has no stock-based compensation plans. Certain employees of the Company participate in the Parent’s stock-based compensation plans. The Parent measures and recognizes compensation expense related to share-based payments based on the fair value of the instruments issued. Stock-based compensation expense is generally recognized as a component of selling, general and administrative expense in the Combined Statements of Earnings, as payroll costs of the employees receiving the awards are recorded in the same line item.
Stock options, RSUs and PSUs have been issued to directors, officers and other employees under the Parent’s 2007 Omnibus Incentive Plan. The 2007 Omnibus Incentive Plan provides for the grant of stock options, stock appreciation rights, RSUs, restricted stock, PSUs or any other stock-based award and cash-based awards. A total of approximately 127 million shares of Danaher common stock have been authorized for issuance under the 2007 Omnibus Incentive Plan. As of December 31, 2022, approximately 45 million shares of Parent’s common stock remain available for issuance under the 2007 Omnibus Incentive Plan.
Stock options granted prior to 2022 under the 2007 Omnibus Incentive Plan generally vest pro rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of the Parent’s board (the “Compensation Committee”). Stock options granted subsequent to December 31, 2021 under the amended and restated 2007 Omnibus Incentive Plan generally vest pro rata over a four-year period and terminate ten years from the grant date, though specific terms of each grant are determined by the Compensation Committee. The Parent’s executive officers and certain other employees have been awarded options with different vesting criteria, and options granted to outside directors are fully vested as of the grant date. Option exercise prices for options granted by the Parent equal the closing price of the Parent’s common stock on the New York Stock Exchange (“NYSE”) on the date of grant.
RSUs issued under the 2007 Omnibus Incentive Plan provide for the issuance of a share of the Parent’s common stock at no cost to the holder. RSUs granted prior to 2022 to employees under the 2007 Omnibus Incentive Plan generally provide for pro rata time-based vesting over a five-year period, although executive officers and certain other employees have been awarded RSUs with different vesting criteria. RSUs granted subsequent to December 31, 2021 to employees under the amended and restated 2007 Omnibus Incentive Plan generally vest pro rata over a four-year period, although certain employees have been awarded RSUs with different vesting criteria. The RSUs that have been granted to directors under the 2007 Omnibus Incentive Plan vest on the earlier of the first anniversary of the grant date or the date of, and immediately prior to, the next annual meeting of the Parent’s stockholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. Prior to vesting, RSUs granted under the 2007 Omnibus Incentive Plan do not have dividend equivalent rights, do not have voting rights and the shares underlying the RSUs are not considered issued and outstanding.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
PSUs issued under the 2007 Omnibus Incentive Plan provide for the issuance of a share of the Parent’s common stock at no cost to the holder, vest based on specified performance criteria, are subject to an additional holding period following vesting and are entitled to dividend equivalent rights. The PSU dividend equivalent rights are subject to the same vesting and payment restrictions as the related shares, and the shares underlying the PSUs are not considered issued and outstanding.
The equity compensation awards granted by the Parent generally vest only if the employee is employed by the Parent (or in the case of directors, the director continues to serve on the Parent board) on the vesting date or in other limited circumstances, including following a qualifying retirement. To cover the exercise of options and vesting of RSUs and PSUs, the Parent generally issues new shares from its authorized but unissued share pool, although it may instead issue treasury shares in certain circumstances.
The Parent accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted based on the fair value of the award as of the grant date. The Parent recognizes the compensation expense over the requisite service period (which is generally the vesting period but may be shorter than the vesting period if the employee becomes retirement eligible before the end of the vesting period). The fair value for RSU awards was calculated using the closing price of the Parent’s common stock on the date of grant, adjusted for the fact that RSUs do not accrue dividends. The fair value of the PSU awards was calculated using a Monte Carlo pricing model. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (“Black-Scholes”).
The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31:

	2022	2021	2020
Risk-free interest rate	1.8 – 4.0%	0.6 – 1.5%	0.3 – 1.3%
Weighted average volatility	30.3%	29.8%	24.3%
Dividend yield	0.4%	0.3%	0.4%
Expected years until exercise	5.0 – 7.5	5.0 – 7.5	5.0 – 8.0
The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on Parent’s stock and historical volatility of Parent’s stock. The dividend yield is calculated by dividing Parent’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model (which impacts the risk-free interest rate and the expected years until exercise), in addition to considering the vesting period and contractual term of the option, Parent analyzes and considers actual historical exercise experience for previously granted options. Parent stratifies its employee population into multiple groups for option valuation and attribution purposes based upon distinctive patterns of forfeiture rates and option holding periods, as indicated by the ranges set forth in the table above for the risk-free interest rate and the expected years until exercise.
The amount of stock-based compensation expense recognized during a period is also based on the portion of the awards that are ultimately expected to vest. Parent estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The following summarizes the components of the Company’s stock-based compensation expense under Parent’s stock plans for the years ended December 31 ($ in millions):

	2022	2021	2020
RSUs/PSUs:
Pretax compensation expense	$23	$20	$18
Income tax benefit	(4)	(3)	(3)
RSU/PSU expense, net of income taxes	19	17	15
Stock options:
Pretax compensation expense	18	14	12
Income tax benefit	(3)	(2)	(2)
Stock option expense, net of income taxes	15	12	10
Total stock-based compensation:
Pretax compensation expense	41	34	30
Income tax benefit	(7)	(5)	(5)
Total stock-based compensation expense, net of income taxes	$34	$29	$25
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Combined Statements of Earnings. As of December 31, 2022, $27 million of total unrecognized compensation cost related to RSUs/PSUs is expected to be recognized over a weighted average period of approximately two years. As of December 31, 2022, $33 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately two years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.
The following summarizes the Company’s option activity under Parent’s stock plans (in millions; except weighted exercise price and number of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2020	3.2	$79.87
Granted	0.5	163.19
Exercised	(0.6)	63.60
Outstanding as of December 31, 2020	3.1	96.45
Granted	0.4	235.84
Exercised	(0.6)	70.79
Cancelled/forfeited	(0.2)	142.01
Outstanding as of December 31, 2021	2.7	119.43
Granted	0.3	268.64
Exercised	(0.3)	82.11
Cancelled/forfeited	(0.4)	124.02
Outstanding as of December 31, 2022	2.3	142.96	5.7	$279
Vested and expected to vest as of December 31, 2022 (1)	2.2	$141.31	5.7	$277
Vested as of December 31, 2022	1.3	$100.60	4.3	$216
__________________
(1)The “expected to vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between Parent’s closing stock price on the last trading day of 2022 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2022. The amount of aggregate intrinsic value will change based on the price of Parent’s common stock.
The weighted average per share grant-date fair values of options granted during 2022, 2021 and 2020 were $80.23, $63.62 and $38.36, respectively.
Options outstanding as of December 31, 2022 are summarized below (share amounts are in millions):

	Outstanding			Exercisable
Exercise Price	Shares	Average Exercise Price	Average Remaining Life (in years)	Shares	Average Exercise Price
$43.79 to 65.95	0.3	$61.56	2	0.3	$61.56
$65.96 to 86.08	0.4	80.27	3	0.4	80.27
$86.09 to 131.05	0.6	107.72	5	0.4	106.41
$131.06 to 234.68	0.6	187.30	7	0.2	176.67
$234.69 to 299.68	0.4	271.30	9	—	284.51
The aggregate intrinsic value of options exercised during the years ended December 31, 2022, 2021 and 2020 was $68 million, $109 million and $68 million, respectively. Exercise of options during the years ended December 31, 2022, 2021 and 2020 resulted in cash receipts of $29 million, $37 million, and $33 million, respectively. Upon exercise of the award by the employee, Parent derives a tax deduction measured by the excess of the market value over the grant price at the date of exercise. Parent realized a tax benefit of $11 million, $22 million, and $11 million in 2022, 2021 and 2020, respectively, related to the exercise of employee stock options. The net income tax benefit in excess of the expense recorded for financial reporting purposes (the “excess tax benefit”) has been recorded as an increase to net Parent investment.
The following summarizes information on unvested RSU and PSU activity (in millions; except weighted average grant-date fair value):

	Number of RSUs/PSUs	Weighted Average Grant-Date Fair Value
Unvested as of January 1, 2020	0.5	$96.01
Granted	0.2	162.03
Vested	(0.2)	102.09
Unvested as of December 31, 2020	0.5	119.98
Granted	0.1	230.03
Vested	(0.2)	103.02
Unvested as of December 31, 2021	0.4	154.64
Granted	0.1	267.46
Vested	(0.1)	132.52
Forfeited	(0.1)	149.67
Unvested as of December 31, 2022	0.3	201.26
The Company realized a tax benefit of $4 million, $6 million and $4 million in each of the years ended December 31, 2022, 2021 and 2020, respectively, related to the vesting of RSUs and PSUs.
The excess tax benefit of $11 million, $24 million and $11 million related to the exercise of employee stock options and vesting of RSUs and PSUs for the years ended December 31, 2022, 2021 and 2020, respectively, has

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
been recorded as a reduction to the current income tax provision and is reflected as an operating cash inflow in the accompanying Combined Statements of Cash Flows.
In connection with the exercise of certain stock options and the vesting of RSUs previously issued by Parent, a number of shares sufficient to fund statutory minimum tax withholding requirements has been withheld from the total shares issued or released to the award holder (though under the terms of the applicable plan, the shares are considered to have been issued and are not added back to the pool of shares available for grant). During the year ended December 31, 2022, 45 thousand shares with an aggregate value of $12 million were withheld to satisfy the requirement. During the year ended December 31, 2021, 47 thousand shares with an aggregate value of $11 million were withheld to satisfy the requirement. The withholding is treated as a reduction in net Parent investment in the accompanying Combined Statements of Equity.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Accumulated Other Comprehensive Income
The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions).

	Foreign Currency Translation Adjustments	Pension and Postretirement Plan Benefit Adjustments		Accumulated Comprehensive Income (Loss)
Balance, January 1, 2020	$(864)	$(26)		$(890)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	84	(12)		72
Income tax impact	—	2		2
Other comprehensive income (loss) before reclassifications, net of income taxes	84	(10)		74
Reclassification adjustments
Increase (decrease)	—	2	(a)	2
Income tax impact	—	—		—
Reclassification adjustments, net of income taxes	—	2		2
Net other comprehensive income (loss), net of income taxes	84	(8)		76
Balance, December 31, 2020	(780)	(34)		(814)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(88)	16		(72)
Income tax impact	—	(4)		(4)
Other comprehensive income (loss) before reclassifications, net of income taxes	(88)	12		(76)
Reclassification adjustments
Increase (decrease)	—	3	(a)	3
Income tax impact	—	—		—
Reclassification adjustments, net of income taxes	—	3		3
Net other comprehensive income (loss), net of income taxes	(88)	15		(73)
Balance, December 31, 2021	(868)	(19)		(887)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(100)	40		(60)
Income tax impact	—	(7)		(7)
Other comprehensive income (loss) before reclassifications, net of income taxes	(100)	33		(67)
Reclassification adjustments
Increase (decrease)	—	—	(a)	—
Income tax impact	—	—		—
Reclassification adjustments, net of income taxes	—	—		—
Net other comprehensive income (loss), net of income taxes	(100)	33		(67)
Balance, December 31, 2022	$(968)	$14		$(954)
__________________
(a) This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension and postretirement cost (refer to Note 10 for additional details).
NOTE 14. RELATED-PARTY TRANSACTIONS
The Company has historically operated as part of Parent and not as a separate, publicly traded company. Accordingly, Parent has allocated certain shared costs to the Company that are reflected as expenses in these

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
financial statements. Management considers the allocation methodologies used by Parent to be reasonable and to appropriately reflect the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses the Company will incur in the future.
Corporate Expenses
Certain corporate overhead and shared expenses incurred by Parent and its subsidiaries have been allocated to the Company and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Parent information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Parent benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives and stock-based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Company’s relative share of revenues, headcount or functional spend as a percentage of the total. Refer to Note 13 for the stock-based compensation expense allocated to the Company related to the Parent’s stock-based compensation plans.
Insurance Programs Administered by Parent
In addition to the corporate allocations discussed above, the Company was allocated expenses related to certain insurance programs Parent administers on behalf of the Company, including workers compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. These amounts are allocated using various methodologies, as described below.
Included within the insurance cost allocation are allocations related to programs for which Parent is self-insured up to a certain amount. For the self-insured component, Parent allocated costs to the Company based on the Company’s incurred claims. Parent has premium based policies which cover amounts in excess of the self-insured retentions. The Company is allocated a portion of the total insurance cost incurred by Parent based on its pro-rata portion of Parent’s total underlying exposure base. An estimated liability relating to the Company’s known and incurred but not reported claims has been allocated to the Company and reflected on the accompanying Combined Balance Sheets.
Medical Insurance Programs Administered by Parent
In addition to the corporate allocations noted above, the Company was allocated expenses related to the medical insurance programs Parent administers on behalf of the Company. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Company.
Deferred Compensation Program Administered by Parent
Certain of the Company’s management employees participate in Parent’s nonqualified deferred compensation programs that allow Parent to make contributions and permit participants to defer a portion of their compensation, in each case on a pretax basis, until at or after their termination of employment. Participants may choose among alternative earning rates for the amounts they voluntarily defer, which are primarily based on investment options within Parent’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of Parent.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The amounts of related party expenses allocated to the Company from Parent and its subsidiaries for the years ended December 31, 2022, 2021 and 2020, were as follows ($ in millions):

	2022	2021	2020
Allocated corporate expenses	$49	$47	$55
Directly related charges:
Insurance programs expenses	7	6	5
Medical insurance programs expenses	87	85	76
Deferred compensation program expenses	3	3	2
Total related-party expenses	$146	$141	$138
Revenue and other transactions entered into in the ordinary course of business
Certain of the Company’s revenue arrangements relate to contracts entered into in the ordinary course of business with Parent and Parent affiliates. The amount of related party revenue was $24 million, $25 million and $28 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
($ in millions)

Classification	Balance at Beginning of Period (a)	Charged to Costs & Expenses	Impact of Currency	Charged to Other Accounts (b)	Write Offs, Write Downs & Deductions	Balance at End of Period (a)
Year Ended December 31, 2022:
Allowances deducted from asset account
Allowance for doubtful accounts	$36	$9	$(1)	$—	$(8)	$36
Year Ended December 31, 2021:
Allowances deducted from asset account
Allowance for doubtful accounts	$43	$4	$(2)	$—	$(9)	$36
Year Ended December 31, 2020:
Allowances deducted from asset account
Allowance for doubtful accounts	$34	$8	$3	$4	$(6)	$43
__________________
(a)Amounts include allowance for doubtful accounts classified as current.
(b)Amounts related to businesses acquired, net of amounts related to businesses disposed not included in discontinued operations, and amounts related to the adoption impact from ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83

ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED BALANCE SHEETS
($ in millions)
(unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current Assets:
Trade accounts receivable, less allowance for doubtful accounts of $33 and $34, respectively	$819	$816
Inventories:
Finished goods	148	145
Work in process	51	51
Raw materials	150	149
Total inventories	349	345
Prepaid expenses and other current assets	124	119
Total current assets	1,292	1,280
Property, plant and equipment, net of accumulated depreciation of $469 and $447, respectively	249	247
Other long-term assets	345	343
Goodwill	2,487	2,476
Other intangible assets, net	472	479
Total assets	$4,845	$4,825
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$410	$440
Accrued expenses and other liabilities	616	683
Total current liabilities	1,026	1,123
Other long-term liabilities	471	462
Parent’s equity:
Net Parent investment	4,276	4,189
Accumulated other comprehensive income (loss)	(933)	(954)
Total Parent’s equity	3,343	3,235
Noncontrolling interests	5	5
Total equity	3,348	3,240
Total liabilities and equity	$4,845	$4,825
See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED STATEMENTS OF EARNINGS
($ in millions)
(unaudited)

	Three-Month Period Ended
	March 31, 2023	April 1, 2022
Sales	$1,225	$1,172
Cost of sales	(517)	(524)
Gross profit	708	648
Operating costs:
Selling, general and administrative expenses	(360)	(360)
Research and development expenses	(56)	(57)
Operating profit	292	231
Earnings before income taxes	292	231
Income taxes	(67)	(51)
Net earnings	$225	$180
See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)
(unaudited)

	Three-Month Period Ended
	March 31, 2023	April 1, 2022
Net earnings	$225	$180
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	21	(19)
Pension and postretirement plan benefit adjustments	—	1
Total other comprehensive income (loss), net of income taxes	21	(18)
Comprehensive income	$246	$162
See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED STATEMENT OF EQUITY
($ in millions)
(unaudited)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent’s Equity	Noncontrolling Interest
Balance, December 31, 2021	$4,084	$(887)	$3,197	$4
Net earnings for the period	180	—	180	—
Net transfers to Parent	(33)	—	(33)	—
Other comprehensive loss	—	(18)	(18)	—
Parent common stock-based award activity	11	—	11	—
Balance, April 1, 2022	$4,242	$(905)	$3,337	$4

Balance, December 31, 2022	$4,189	$(954)	$3,235	$5
Net earnings for the period	225	—	225	—
Net transfers to Parent	(147)	—	(147)	—
Other comprehensive income	—	21	21	—
Parent common stock-based award activity	9	—	9	—
Balance, March 31, 2023	$4,276	$(933)	$3,343	$5
See the accompanying Notes to the Combined Condensed Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
COMBINED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions)
(unaudited)

	Three-Month Period Ended
	March 31, 2023	April 1, 2022
Cash flows from operating activities:
Net earnings	$225	$180
Noncash items:
Depreciation	10	11
Amortization	12	14
Stock-based compensation expense	9	11
Change in trade accounts receivable, net	1	(36)
Change in inventories	(2)	(47)
Change in trade accounts payable	(33)	(26)
Change in prepaid expenses and other assets	(9)	(17)
Change in accrued expenses and other liabilities	(57)	(34)
Net cash provided by operating activities	156	56
Cash flows from investing activities:
Cash paid for acquisitions	—	(13)
Payments for additions to property, plant and equipment	(9)	(10)
Net cash used in investing activities	(9)	(23)
Cash flows from financing activities:
Net transfers to Parent	(147)	(33)
Net cash used in financing activities	(147)	(33)
Net change in cash and equivalents	—	—
Beginning balance of cash and equivalents	—	—
Ending balance of cash and equivalents	$—	$—
See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
ENVIRONMENTAL & APPLIED SOLUTIONS SEGMENT OF DANAHER CORPORATION
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
NOTE 1. GENERAL
The accompanying Combined Condensed Financial Statements present the historical financial position, results of operations, changes in Danaher Corporation’s (“Danaher” or “Parent”) equity and cash flows of the Environmental & Applied Solutions segment of Danaher (the “Company” or “Veralto”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.
On September 14, 2022, Danaher Corporation announced its intention to spin-off its Environmental & Applied Solutions segment (“EAS segment”) into a publicly traded company (the “Separation”). On October 26, 2022, Danaher caused Veralto Corporation, a Delaware corporation and a wholly-owned subsidiary of Danaher, to be formed in order to facilitate the separation of the EAS segment from Danaher and subscribed for 100 shares of common stock of Veralto. Prior to the closing of the Separation, the EAS segment will be transferred to Veralto. The Separation will be in the form of a pro rata distribution of 80.1% of the outstanding shares of the Company’s common stock to the holders of Parent common stock. The distribution, together with certain related transactions, are expected to qualify as tax-free transactions to Danaher and its shareholders for U.S. Federal income tax purposes except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. The Separation is expected to be completed in the fourth quarter of 2023.
The Company’s unifying purpose is Safeguarding the World’s Most Vital Resources. Our diverse group of associates and leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. The Company is committed to the advancement of public health and safety and believes it is positioned to support its customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events, food and pharmaceutical security, and the impact of an aging workforce. Through its core offerings in water analytics, water treatment, marking and coding and packaging and color, customers look to the Company’s solutions to help ensure the safety, quality, efficiency and reliability of their products, processes and people globally. The Company operates through two segments – Water Quality and Product Quality & Innovation. Through the Water Quality segment, the Company improves the quality and reliability of water through leading brands including Hach, Trojan Technologies and ChemTreat. Through the Product Quality & Innovation segment, the Company promotes consumer trust in products and helps enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone.
The Company has historically operated as part of Parent and not as a separate, publicly-traded company. The financial statements have been derived from Parent’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses from Parent’s corporate office to the Company and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Parent. Related-party allocations are discussed further in Note 9.
As part of Parent, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Parent investment account of the Company. Accordingly, none of Parent’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in these Combined Financial Statements.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Net Parent investment, which includes retained earnings, represents Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying Combined Condensed Financial Statements. Transactions with Parent are reflected in the accompanying Combined Condensed Statements of Changes in Equity as “Net transfers to Parent” and in the accompanying Combined Condensed Balance Sheets within “Net Parent investment.”
All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying Combined Condensed Financial Statements.
The Combined Condensed Financial Statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to SEC rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The Combined Condensed Financial Statements included herein should be read in conjunction with the Combined Financial Statements as of and for the year ended December 31, 2022 and the Notes thereto included within this information statement.
In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of March 31, 2023 and December 31, 2022, its results of operations for the three-month periods ended March 31, 2023 and April 1, 2022 and its cash flows for each of the three-month periods then ended.
There have been no changes to the Company’s significant accounting policies described within this information statement that have a material impact on the Company’s Combined Condensed Financial Statements and the related Notes.
Operating Leases - As of March 31, 2023 and December 31, 2022, operating lease right-of-use assets where the Company was the lessee were $114 million and $117 million, respectively, and are included within other long-term assets in the accompanying Combined Condensed Balance Sheets. The associated operating lease liabilities were $119 million and $123 million as of March 31, 2023 and December 31, 2022, respectively, and are included in accrued expenses and other liabilities and other long-term liabilities.
Prepaid Expenses and Other Current Assets—Prepaid expenses and other current assets primarily result from advance payments to vendors for good and services and are capitalized until the related goods are received or services are performed. Included in the Company’s prepaid expenses and other current assets as of March 31, 2023 and December 31, 2022 are prepaid expenses of $108 million and $102 million, respectively.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
NOTE 2. REVENUE
The following tables present the Company’s revenues disaggregated by geographical region and revenue type for the three-month periods ended March 31, 2023 and April 1, 2022 ($ in millions). Sales taxes and other usage-based taxes collected from customers are excluded from revenue.

	Water Quality	Product Quality & Innovation	Total
For the Three-Month Period Ended March 31, 2023:
Geographical region:
North America (a)	$409	$167	$576
Western Europe	131	147	278
Other developed markets (b)	16	13	29
High-growth markets (c)	173	169	342
Total	$729	$496	$1,225

Revenue type:
Recurring (Consumables, services and spare parts)	$422	$302	$724
Nonrecurring (Equipment)	307	194	501
Total	$729	$496	$1,225

For the Three-Month Period Ended April 1, 2022:
Geographical region:
North America (a)	$366	$168	$534
Western Europe	125	146	271
Other developed markets (b)	16	16	32
High-growth markets (c)	163	172	335
Total	$670	$502	$1,172

Revenue type:
Recurring (Consumables, services and spare parts)	$385	$305	$690
Nonrecurring (Equipment)	285	197	482
Total	$670	$502	$1,172
__________________
(a)The Company defines North America as the United States and Canada.
(b)The Company defines other developed markets as Japan, Australia and New Zealand.
(c)The Company defines high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which encompass all markets outside of the developed markets and consist of Eastern Europe, the Middle East, Africa, Latin America (including Mexico) and Asia (with the exception of Japan, Australia and New Zealand). The Company defines developed markets as all markets of the world that are not high-growth markets.
The Company sells equipment to customers as well as consumables and services, some of which customers purchase on a recurring basis. Consumables sold for use with the equipment sold by the Company are typically critical to the use of the equipment and are typically used on a one-time or limited basis, requiring frequent replacement in the customer’s operating cycle. Examples of these consumables include chemistries for water testing instruments and cartridges for marking and coding equipment. Additionally, some of the Company’s consumables are used on a standalone basis, such as water treatment solutions. The Company separates its goods and services between those typically sold to a customer on a recurring basis and those typically sold to a customer on a nonrecurring basis. Recurring revenue includes revenue from consumables, services and operating-type leases (“OTLs”). Nonrecurring revenue includes sales from equipment and sale-type leases (“STLs”). OTLs and STLs are included in the above revenue amounts. For the three-month periods ended March 31, 2023 and April 1, 2022, lease

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
revenue was $19 million and $15 million, respectively. Service and software revenue was immaterial for all periods presented. Software revenues for a point-in-time licenses are nonrecurring while revenues for Software as a Service and over time licenses are recurring.
Remaining performance obligations related to Topic 606, Revenue from Contracts with Customers, represent the aggregate transaction price allocated to performance obligations with an original contract term greater than one year which are fully or partially unsatisfied at the end of the period. As of March 31, 2023, the aggregate amount of the transaction price allocated to remaining performance obligations was $257 million. The Company expects to recognize revenue on approximately 46% of the remaining performance obligations over the next 12 months, 32% over the subsequent 12 months, and the remainder recognized thereafter.
The Company often receives cash payments from customers in advance of the Company’s performance resulting in contract liabilities that are classified as either current or long-term in the Combined Condensed Balance Sheets based on the timing of when the Company expects to recognize revenue. As of March 31, 2023 and December 31, 2022, contract liabilities were $218 million and $206 million, respectively, and are included within accrued expenses and other liabilities and other long-term liabilities in the accompanying Combined Condensed Balance Sheets. Revenue recognized during the three-month periods ended March 31, 2023 and April 1, 2022, that was included in the opening contract liability balance was $90 million and $82 million, respectively.
NOTE 3. SEGMENT INFORMATION
The Company operates and reports its results in two separate business segments consisting of the Water Quality and Product Quality & Innovation segments. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Operating profit represents total revenues less operating expenses, excluding nonoperating income and expense and income taxes. Operating profit amounts in the Other segment consist of unallocated corporate costs and other costs not considered part of management’s evaluation of reportable segment operating performance. Intersegment amounts are not significant and are eliminated to arrive at combined totals.
Segment results are shown below ($ in millions):

	Three Month Period Ended
	March 31, 2023	April 1, 2022
Sales:
Water Quality	$729	$670
Product Quality & Innovation	496	502
Total	$1,225	$1,172

Operating profit:
Water Quality	$168	$125
Product Quality & Innovation	135	117
Other	(11)	(11)
Total	$292	$231
NOTE 4. INCOME TAXES
The following table summarizes the Company’s effective tax rate:

	Three Month Period Ended
	March 31, 2023	April 1, 2022
Effective tax rate	22.9%	22.1%

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
The Company’s effective tax rate for the three-month periods ended March 31, 2023 and April 1, 2022 differs from the U.S. federal statutory rate of 21.0% principally due to the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, as well as state taxes, partially offset by net tax benefits primarily related to excess tax benefits from stock-based compensation.
For a description of the Company’s significant tax matters, reference is made to the financial statements as of and for the year ended December 31, 2022 and Note 5 thereto included in this information statement.
NOTE 5. GOODWILL AND OTHER INTANGIBLE ASSETS
The following is a rollforward of the Company’s goodwill ($ in millions):

Balance, December 31, 2022	$2,476
Foreign currency translation and other	11
Balance, March 31, 2023	$2,487
The carrying value of goodwill by segment is summarized as follows ($ in millions):

	March 31, 2023	December 31, 2022
Water Quality	$1,283	$1,277
Product Quality & Innovation	1,204	1,199
Total	$2,487	$2,476
The Company has not identified any “triggering” events which indicate the impairment of goodwill in the first quarter of 2023 or 2022.
The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company has not identified any impairment triggers which resulted in impairments of intangible assets in the first quarter of 2023 or 2022.
NOTE 6. DEFINED BENEFIT PLANS
The following sets forth the components of the Company’s net periodic benefit cost of the non-U.S. noncontributory defined benefit pension plans ($ in millions):

	Three-Month Period Ended
	March 31, 2023	April 1, 2022
Service cost	$(1)	$(1)
Interest cost	(1)	—
Expected return on plan assets	1	1
Amortization of net loss	—	(1)
Net periodic pension cost	$(1)	$(1)
The service cost component of net periodic benefit costs is presented in cost of goods sold and selling, general and administrative expenses while the other cost components are presented in other income (expense), net.
Employer Contributions
During 2023, the Company’s cash contribution requirements for its pension plans are expected to be approximately $5 million. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
NOTE 7. COMMITMENTS AND CONTINGENCIES
The Company reviews the adequacy of its legal reserves on a quarterly basis and establishes reserves for loss contingencies that are both probable and reasonably estimable. For a further description of the Company’s litigation and contingencies, refer to Note 12 of the Company’s financial statements as of and for the year ended December 31, 2022 included in this information statement.
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Warranty periods depend on the nature of the product and range from the date of such sale up to 20 years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor and in certain instances estimated property damage. As of March 31, 2023 and December 31, 2022, the Company had accrued warranty liabilities of $33 million and $32 million, respectively.
NOTE 8. PARENT'S EQUITY AND STOCK-BASED COMPENSATION
For a full description of the Parent’s stock-based compensation programs in which certain employees of the Company participate, reference is made to Note 13 of the Company’s financial statements as of and for the year ended December 31, 2022 included in this information statement. As of March 31, 2023, approximately 41 million shares of the Parent’s common stock were reserved for issuance under the Parent’s 2007 Omnibus Incentive Plan.
The following summarizes the components of the Company’s stock-based compensation expense ($ in millions):

	Three-Month Period Ended
	March 31, 2023	April 1, 2022
Restricted stock units (“RSUs”) / Performance stock units (“PSUs”):
Pretax compensation expense	$5	$6
Income tax benefit	(1)	(1)
RSU/PSU expense, net of income taxes	4	5
Stock options:
Pretax compensation expense	4	5
Income tax benefit	(1)	(1)
Stock option expense, net of income taxes	3	4
Total stock-based compensation:
Pretax compensation expense	9	11
Income tax benefit	(2)	(2)
Total stock-based compensation expense, net of income taxes	$7	$9
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Combined Condensed Statements of Earnings. As of March 31, 2023, $38 million of total unrecognized compensation cost related to RSUs/PSUs is expected to be recognized over a weighted average period of approximately two years. As of March 31, 2023, $43 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately two years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.
Accumulated Other Comprehensive Income
Accumulated other comprehensive income (loss) refers to certain gains and losses that under U.S. GAAP are included in comprehensive income (loss) but are excluded from net earnings as these amounts are initially recorded

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
as an adjustment to Parent’s equity. Foreign currency translation adjustments generally relate to indefinite investments in non-U.S. subsidiaries.
The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions).

	Foreign Currency Translation Adjustment	Pension and Postretirement Plan Benefit Adjustments		Accumulated Comprehensive Income (Loss)
For the Three-Month Period Ended March 31, 2023:
Balance, December 31, 2022	$(968)	$14		$(954)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	21	—		21
Income tax impact	—	—		—
Other comprehensive income (loss) before reclassifications, net of income taxes	21	—		21
Reclassification adjustments:
Increase (decrease)	—	—		—
Income tax impact	—	—		—
Reclassification adjustments, net of income taxes	—	—		—
Net other comprehensive income (loss), net of income taxes	21	—		21
Balance, March 31, 2023	$(947)	$14		$(933)

For the Three-Month Period Ended April 1, 2022:
Balance, December 31, 2021	$(868)	$(19)		$(887)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(19)	—		(19)
Income tax impact	—	—		—
Other comprehensive income (loss) before reclassifications, net of income taxes	(19)	—		(19)
Reclassification adjustments:
Increase (decrease)	—	1	(a)	1
Income tax impact	—	—		—
Reclassification adjustments, net of income taxes	—	1		1
Net other comprehensive income (loss), net of income taxes	(19)	1		(18)
Balance, April 1, 2022	$(887)	$(18)		$(905)
__________________
(a)    This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension and postretirement cost (refer to Note 6 for additional details).
NOTE 9. RELATED PARTY TRANSACTIONS
The Company has historically operated as part of Parent and not as a separate, publicly traded company. Accordingly, Parent has allocated certain shared costs to the Company that are reflected as expenses in these financial statements. Management considers the allocation methodologies used by Parent to be reasonable and to appropriately reflect the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses the Company will incur in the future.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
For a full description of the Company’s related party transactions, refer to Note 14 of the Company’s financial statements as of and for the year ended December 31, 2022 included in this information statement.
The amounts of related party expenses allocated to the Company from Parent and its subsidiaries for the three-month periods ended March 31, 2023 and April 1, 2022, were as follows ($ in millions):

	Three-Month Period Ended
	March 31, 2023	April 1, 2022
Allocated Corporate Expenses	$13	$11
Directly related charges:
Insurance programs expenses	2	2
Medical insurance programs expenses	21	23
Deferred compensation program expenses	1	1
Total related-party expenses	$37	$37
Revenue and other transactions entered into in the ordinary course of business
Certain of the Company’s revenue arrangements relate to contracts entered into in the ordinary course of business with Parent and Parent affiliates. The amount of related party revenue for the three-month periods ended March 31, 2023 and April 1, 2022 was $7 million and $6 million, respectively.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
Report of Independent Registered Public Accounting Firm
To the Stockholder and the Board of Directors of Veralto Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Veralto Corporation (the Company) as of December 31, 2022 and the related note. In our opinion, the balance sheet and related note present fairly, in all material respects, the financial position of the Company at December 31, 2022, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s balance sheet based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet and note are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the balance sheet and related note, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures relating to the balance sheet. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet and related note. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the balance sheet and related note that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the balance sheet and related note and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2022.

Tysons, Virginia
March 31, 2023

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
VERALTO CORPORATION
BALANCE SHEET
(in whole dollars)

December 31, 2022
ASSETS
Cash	$—
Total assets	$—
LIABILITIES AND EQUITY
Total liabilities	$—
Equity:
Subscription receivable from Parent	(1)
Common stock—$0.01 par value, 100 shares authorized, issued and outstanding	1
Total equity	—
Total liabilities and equity	$—
See the accompanying Note to the Balance Sheet.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
VERALTO CORPORATION
NOTE TO THE BALANCE SHEET
NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION
On September 14, 2022, Danaher Corporation (“Danaher” or “Parent”) announced its intention to spin-off its Environmental & Applied Solutions segment (“EAS segment” or the “Company”) into a publicly traded company (the “Separation”). On October 26, 2022, Danaher caused Veralto Corporation, a Delaware corporation and a wholly-owned subsidiary of Danaher, to be formed in order to facilitate the separation of the EAS segment from Danaher and subscribed for 100 shares of common stock of Veralto. Veralto has engaged in no business operations to date and at December 31, 2022 Veralto had no assets or liabilities. Prior to the closing of the Separation, the EAS segment will be transferred to Veralto. The Separation will be in the form of a pro rata distribution of 80.1% of the outstanding shares of the Company’s common stock to the holders of Parent common stock. The distribution, together with certain related transactions, are expected to qualify as tax-free transactions to Danaher and its stockholders for U.S. Federal income tax purposes except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. The Separation is expected to be completed in the fourth quarter of 2023.
The accompanying balance sheet presents the historical financial position of Veralto in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
VERALTO CORPORATION
BALANCE SHEET
(in whole dollars)
(unaudited)

March 31, 2023
ASSETS
Cash	$—
Total assets	$—
LIABILITIES AND EQUITY
Total liabilities	$—
Equity:
Subscription receivable from Parent	(1)
Common stock—$0.01 par value, 100 shares authorized, issued and outstanding	1
Total equity	$—
Total liabilities and equity	$—
See the accompanying Note to the Balance Sheet.

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
VERALTO CORPORATION
NOTE TO THE BALANCE SHEET
NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION
On September 14, 2022, Danaher Corporation (“Danaher” or “Parent”) announced its intention to spin-off its Environmental & Applied Solutions segment (“EAS segment” or the “Company”) into a publicly traded company (the “Separation”). On October 26, 2022, Danaher caused Veralto Corporation, a Delaware corporation and a wholly-owned subsidiary of Danaher, to be formed in order to facilitate the separation of the EAS segment from Danaher and subscribed for 100 shares of common stock of Veralto. Veralto has engaged in no business operations to date and at March 31, 2023 Veralto had no assets or liabilities. Prior to the closing of the Separation, the EAS segment will be transferred to Veralto. The Separation will be in the form of a pro rata distribution of 80.1% of the outstanding shares of the Company’s common stock to the holders of Parent common stock. The distribution, together with certain related transactions, are expected to qualify as tax-free transactions to Danaher and its shareholders for U.S. Federal income tax purposes except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. The Separation is expected to be completed in the fourth quarter of 2023.
The accompanying balance sheet presents the historical financial position of Veralto in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
APPENDIX A
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Set forth below are reconciliations of Danaher’s non-GAAP financial measure to the comparable GAAP financial measure, based on Danaher’s actual 2022 performance.
RECONCILIATION OF 2022 ADJUSTED DILUTED EARNINGS PER SHARE (ADJUSTED EPS)

($ in millions, except per-share amounts)	Net Income	Diluted Net Earnings Per Share
2022 Net Income from Continuing Operations (for the Calculation of Diluted Net Earnings Per Common Share) or Diluted Net Earnings Per Common Share from Continuing Operations, as applicable (GAAP)	$7,123	$9.66
Amortization of acquisition-related intangible assets	1,484	1.99
Fair value net losses on investments	271	0.36
Separation costs	9	0.01
Impairments and other charges	52	0.07
Loss on partial settlement of a defined benefit plan	10	0.01
Tax effect of the above adjustments	(366)	(0.48)
Discrete tax adjustments	(504)	(0.68)
Impact of MCPS securities on an “as converted” basis	86	—
Rounding	—	0.01
2022 Adjusted Net Income or Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, as applicable (non-GAAP) (as disclosed in the Current Report on Form 8-K furnished by Danaher on January 24, 2023)	8,165	10.95
Acquisition-related gains and losses, including related after-tax operating profit and transaction costs	18	0.02
2022 Adjusted Net Income or Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, as applicable (as calculated in accordance with the Company Payout Percentage formula pursuant to Danaher’s 2022 executive cash incentive compensation program) (non-GAAP)	$8,183	$10.97
A-1

Confidential Treatment Requested by Veralto Corporation
Pursuant to 17 C.F.R. Section 200.83
RECONCILIATION OF 2022 ADJUSTED FREE CASH FLOW TO ADJUSTED NET INCOME RATIO (FREE CASH FLOW RATIO)

($ in millions)
Total cash provided by operating activities from continuing operations (GAAP)	$8,519
Total cash used in investing activities from continuing operations (GAAP)	$(2,234)
Total cash used in financing activities from continuing operations (GAAP)	$(2,570)

Total cash provided by operating activities from continuing operations (GAAP)	$8,519
Purchases of property, plant and equipment	(1,152)
Sales of property, plant and equipment	9
Cash flow impact of Adjustment Items	18
Adjusted Free Cash Flow (non-GAAP)	$7,394

Total cash provided by operating activities from continuing operations (GAAP)	$8,519
Net earnings from continuing operations (GAAP)	$7,209
Operating cash flow from continuing operations to net earnings from continuing operations conversion ratio	118.2%

Adjusted Free Cash Flow (non-GAAP)	$7,394
Adjusted Net Income (non-GAAP)	$8,183
Adjusted Free Cash Flow to Adjusted Net Income Ratio (non-GAAP)	90.4%
RECONCILIATION OF 2022 CORE REVENUE GROWTH

2022 vs. 2021
Total sales growth (GAAP)	7.0%
Less the impact of:
Acquisitions/divestitures	(1.5)%
Currency exchange rates	4.0%
Core revenue growth (non-GAAP)	9.5%
A-2